   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2003


                                                     REGISTRATION NO. 333-108026
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                              FRANKLIN BANK CORP.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               6036                              11-3626383
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             ---------------------
                        9800 RICHMOND AVENUE, SUITE 680
                              HOUSTON, TEXAS 77042
                                 (713) 339-8900
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                             ---------------------
                                 RUSSELL MCCANN
                            CHIEF FINANCIAL OFFICER
                              FRANKLIN BANK CORP.
                        9800 RICHMOND AVENUE, SUITE 680
                              HOUSTON, TEXAS 77042
                                 (713) 339-8900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

               CRAIG M. WASSERMAN, ESQ.                                HOWARD B. ADLER, ESQ.
            WACHTELL, LIPTON, ROSEN & KATZ                          GIBSON, DUNN & CRUTCHER LLP
                 51 WEST 52ND STREET                               1050 CONNECTICUT AVENUE, N.W.
                  NEW YORK, NY 10019                                   WASHINGTON, D.C. 20036
                    (212) 403-1000                                         (202) 955-8500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE



------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM        AMOUNT OF
                   TITLE OF EACH CLASS OF                         AGGREGATE           REGISTRATION
                SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)(2)        FEE(3)
------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share.....................     $128,512,500           $10,398
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------



(1) Includes shares which the underwriters have the option to purchase from the Registrant solely to cover over-allotments.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.



(3) $9,304 paid on August 15, 2003.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2003


PROSPECTUS

                                7,450,000 SHARES


                           (FRANKLIN BANK CORP. LOGO)

                                  COMMON STOCK
                             ---------------------

     This is an initial public offering of 7,450,000 shares of common stock of Franklin Bank Corp. Of the shares of common stock being sold 7,159,783 shares are being sold by us and 290,217 shares are being sold by the selling stockholders named in this prospectus. The selling stockholders' shares were purchased in November 2002 in an offering of our common stock that was exempt from the registration requirements of the Securities Act of 1933, as amended, and are being sold pursuant to a registration rights agreement between us and Friedman, Billings, Ramsey & Co., Inc.



     Prior to this offering, there has been no public market for our common stock. We currently estimate that the initial public offering price per share will be between $13.00 and $15.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the shares after the offering may be higher or lower than the initial public offering price. We have applied to have our common stock listed on the Nasdaq National Market under the symbol "FBTX."


     On August 12, 2003, we announced that we had entered into a merger agreement to acquire Jacksonville Bancorp, Inc. We expect to close this acquisition in late 2003 and to use a significant portion of the net proceeds from this offering for that purpose. See "Use of Proceeds" for more details.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

                             ---------------------

                                                              PER SHARE    TOTAL
                                                              ---------   --------
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to us............................   $          $
Proceeds to the selling stockholders........................   $          $


     We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 1,117,500 additional shares of our common stock from us at the initial public offering price within 30 days following the date of this prospectus to cover over-allotments, if any.

                             ---------------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OF A BANK OR SAVINGS ASSOCIATION AND THEY ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The underwriters expect that the shares of our common stock will be ready
for delivery to purchasers on or about           , 2003.

FRIEDMAN BILLINGS RAMSEY
                        RBC CAPITAL MARKETS
                                             SANDLER O'NEILL & PARTNERS, L.P.
                                                            STEPHENS INC.
                The date of this prospectus is           , 2003

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    9
Cautionary Note Regarding Forward-
  Looking Information.................   20
Use of Proceeds.......................   22
Dividend Policy.......................   22
Capitalization........................   23
Dilution..............................   24
The Merger............................   25
Unaudited Pro Forma Combined
  Consolidated Financial
  Information.........................   28
Selected Historical Financial Data....   37
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   42



                                        PAGE
                                        ----
Business..............................   79
Regulation and Supervision............   89
Management............................   99
Certain Relationships and Related
  Transactions........................  115
Principal and Selling Stockholders....  118
Description of Capital Stock..........  122
Shares Eligible for Future Sale.......  124
Underwriting..........................  127
Legal Matters.........................  129
Experts...............................  129
Where You Can Find More Information...  130
Index to Financial Statements.........  F-1


                             ---------------------

     You should rely only on the information contained in this prospectus. We, the selling stockholders and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We, the selling stockholders and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     As used in this prospectus, the terms "Franklin," "company," "we," "us" and "our" refer to Franklin Bank Corp. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to "Franklin Bank" or the "bank" in this prospectus, we are referring to Franklin Bank, S.S.B., a Texas state savings bank.

                               PROSPECTUS SUMMARY


     The following summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the following together with the more detailed information set out in this prospectus, including the "Risk Factors" section beginning on page 9 and our consolidated financial statements and the notes to these financial statements appearing elsewhere in this document.



     Unless otherwise stated, all information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase any of the 1,117,500 shares of our common stock subject to that option.


                                  THE COMPANY

GENERAL


     We are a Texas-based savings and loan holding company with approximately $1.5 billion in assets, $851.7 million in deposits and $103.0 million in stockholders' equity as of September 30, 2003. On August 12, 2003, we announced that we had entered into a merger agreement to acquire Jacksonville Bancorp, Inc., a Texas-based savings and loan holding company with approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity as of September 30, 2003. On November 13, 2003, we entered into a merger agreement with Lost Pines Bancshares, Inc., a Texas-based bank holding company with approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity as of September 30, 2003. Pro forma for the Jacksonville Bancorp and Lost Pines acquisitions, we would have had approximately $2.1 billion in assets and $1.3 billion in deposits as of September 30, 2003.



     Our wholly-owned subsidiary, Franklin Bank, S.S.B., is a Texas state savings bank. Through the bank, we originate single family residential mortgage loans, provide community banking products and services, originate residential construction loans and provide mortgage banker finance products and services. As of September 30, 2003, in addition to our corporate offices in Houston, Texas, where we provide many of our banking services, we had four full service banking branches in Texas, two regional residential construction lending offices in Florida and Arizona, 31 retail mortgage offices in 14 states throughout the United States, and a regional wholesale origination office in California. Pro forma for the Jacksonville Bancorp and Lost Pines acquisitions, we would have had 15 full service banking branches in Texas as of September 30, 2003. We intend to take advantage of growth opportunities for our four niche products while focusing on providing excellent customer service and maximizing profitability.


ACQUISITION OF JACKSONVILLE BANCORP


     Jacksonville Bancorp's wholly-owned subsidiary, Jacksonville Savings Bank, S.S.B., is a Texas state savings bank that operates nine banking branches in and around Tyler, Texas. As of September 30, 2003, Jacksonville Bancorp had approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity. Jacksonville Bank provides retail banking products, originates single-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, construction, land, business and consumer loans. We will pay a purchase price for the acquisition of approximately $72.5 million in cash. See "The Merger" for more detail about this transaction. We expect to complete the acquisition, which is subject to the vote of the Jacksonville Bancorp stockholders, scheduled for December 5, 2003, and other conditions set forth in the merger agreement, shortly after the completion of this offering, and to pay the full amount of the purchase price using proceeds from this offering.



     The Jacksonville Bancorp acquisition will provide us with a community-based banking presence in a growing region of the Texas market. In addition, Jacksonville Bancorp's products will complement our niche products by expanding our deposit market and providing us with a well-established mortgage origination group in an area of Texas we do not currently serve. We expect to be able to build upon the base that the Jacksonville Bancorp acquisition will provide us.


     As of the date of this prospectus, we have received approvals for the Jacksonville Bancorp acquisition from the Office of Thrift Supervision, or OTS, and the Federal Deposit Insurance Corporation, or FDIC, and have received notification from the Texas Savings and Loan Department, or TSLD, that they will authorize the acquisition upon receipt of Jacksonville Bancorp stockholder approval. No other regulatory approvals are required to consummate the acquisition. While we expect that the Jacksonville Bancorp stockholders will vote in favor of the acquisition, if they vote against it and the merger agreement is terminated, we will at such time evaluate possible alternative uses for the offering proceeds currently earmarked for the acquisition, as well as the advisability of reducing the size of the offering and the extent of such reduction. In that event, we also will assess the need to provide investors with additional or amended disclosure, including with respect to our growth and business strategy and our expected use of the proceeds from this offering.



ACQUISITION OF LOST PINES



     Lost Pine's wholly-owned subsidiary, Lost Pines National Bank, is a national bank chartered under the National Bank Act, that operates two banking branches outside of Austin, Texas. Lost Pines Bank provides retail banking products and originates commercial real estate and commercial loans. We will pay a purchase price for the acquisition of approximately $6.9 million in cash. As of September 30, 2003, Lost Pines had approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity. We expect to complete the acquisition, which is subject to regulatory approvals, the vote of Lost Pines stockholders and other conditions set for in the merger agreement, in early 2004. The Lost Pines acquisition will complement our existing branches and expand our presence in the outlying areas of the Austin, Texas market.


OUR EXPERIENCED MANAGEMENT

     Our Chairman and senior management team have extensive experience building high quality, profitable financial services franchises in our niche products. Our Chairman, Lewis S. Ranieri, and our President and Chief Executive Officer, Anthony J. Nocella, are the former Chairman and Vice Chairman/ Chief Financial Officer, respectively, of Bank United Corp., which successfully employed an asset strategy similar to ours. Additionally, most of our executive management, including the heads of three of our four main product lines, and most of our senior employees, worked together at Bank United Corp. Prior to its acquisition by Washington Mutual, Inc. in 2001, Bank United Corp. was the largest publicly traded depository institution based in Texas, with approximately $18 billion in total assets.

OUR STRATEGY

     Our principal growth and operating strategies are to:

      - increase the scope and profitability of our product lines by expanding our markets and utilizing the expertise of our key management;


      - expand our community banking business by acquiring small- to medium-sized financial institutions in growing Texas markets outside of metropolitan areas and by establishing new banking branches to complement our existing branch network; and


      - continue to build our franchise by providing superior service through qualified and relationship-oriented employees who are committed to the communities in which we offer our products.

ACQUISITIONS

     Since our formation in August 2001, we have announced or completed the following acquisitions:


                                                        TOTAL
   DATE     INSTITUTION ACQUIRED OR TO BE ACQUIRED  PURCHASE PRICE         ASSETS       BRANCHES
   ----     --------------------------------------  --------------         ------       --------
Pending      Lost Pines Bancshares, Inc.            $ 6.9 million(1)   $40.6 million       2
Pending      Jacksonville Bancorp, Inc.             $72.5 million(2)   $472.2 million      9
April 2003   Highland Lakes Bancshares Corporation  $18.0 million      $83.6 million       1
April 2002   Franklin Bank, S.S.B.                  $11.2 million      $62.3 million       2


---------------


(1) Estimated based on the total number of shares of common stock of Lost Pines outstanding on November 13, 2003, and consideration payable for each share of $46.00.



(2) Estimated based on the total number of shares of common stock and options of Jacksonville Bancorp outstanding on August 12, 2003, and consideration payable for each such share and option of $37.50.



     We continue to seek opportunities to expand our community banking business by acquiring small- to medium-sized financial institutions in growing Texas markets outside of metropolitan areas. We believe that acquisitions such as these complement our asset strategy and provide an excellent source of deposits, a key component of our growth.


OUR BUSINESS

     We provide services relating to the following four niche products:


      - MORTGAGE BANKING. We originate residential mortgage loans through two channels, retail and wholesale, and also acquire mortgage loans through our correspondents. As of September 30, 2003, we had 31 retail mortgage offices in 14 states throughout the United States, in markets where we believe there are growth opportunities in single family housing. In these retail mortgage offices, we compensate our mortgage office managers based upon the office's profitability, with most of the fixed expenses charged back to the individual office. We believe this structure provides us with significant flexibility in managing the cyclical nature of the mortgage business. Through these offices, as of September 30, 2003, we had originated $137.1 million in mortgage loans since January 1, 2003, including $82.0 million in the third quarter of 2003. We intend to continue to add additional retail mortgage offices that meet our growth and profitability criteria. As of September 30, 2003, we had originated $61.5 million in mortgage loans through our wholesale office in California and our corporate office in Houston, Texas, and had purchased $1.1 billion in single family loans through our correspondent relationships since January 1, 2003. During the nine months ended September 30, 2003, approximately 81% of our interest income came from mortgage banking activities, including approximately 74% from our portfolio loans and approximately 7% from our origination activities.



      - COMMUNITY BANKING. Our community banking strategy is to expand through strategic acquisitions and the establishment of new banking branches in growing Texas markets outside of principal metropolitan areas. By acquiring and establishing new branches, and providing superior service in these markets, we believe we will increase deposits, a key component for our overall growth. As of September 30, 2003, total deposits from our community banking products were $167.2 million, with interest expense related to these deposits representing approximately 13% of our total interest expense for the nine months ended September 30, 2003. Interest income on community banking products was approximately 5% of our total interest income for the same period. In April 2003, we acquired Highland Lakes Bancshares Corporation, located in Kingsland, Texas. At the time of our acquisition, Highland had one branch, approximately $83.6 million in assets and $72.9 million in deposits. Upon the completion of our pending acquisitions of Jacksonville Bancorp and Lost Pines, we will add 11 branches to our existing branch network and increase our deposits by approximately $435.1 million. We will continue to seek opportunities to acquire financial institutions that are consistent with our strategy of growing our community banking presence in our target markets.



      - RESIDENTIAL CONSTRUCTION LENDING. We operate our residential construction business out of our offices in Houston, Texas, Phoenix, Arizona and Orlando, Florida. We have assembled a team that worked together at Bank United Corp. with extensive experience in the residential construction business. We focus on making loans to medium sized builders who produce at least 50 single-family residential units per year. As of September 30, 2003, we had $189.0 million in residential construction loans committed, of which $103.9 million was outstanding. For the nine months ended September 30, 2003, we derived approximately 7% of our total interest income from residential construction lending products.



      - MORTGAGE BANKER FINANCE. We entered the mortgage banker finance business in July 2003. In this business, we provide warehouse lines of credit, cash management and other services to small-and medium-sized mortgage companies. In addition to providing interest income, we expect the mortgage banker finance business to give us an excellent source of deposits generated by our cash management products. We have assembled a team of experienced mortgage banker finance professionals to manage this business. We recently approved our first warehouse line, which we began funding in September 2003. As of September 30, 2003, we had $10.0 million in warehouse lines committed, of which $4.7 million was outstanding.


MARKET OPPORTUNITY

     We believe that there is an opportunity to build a significant franchise using our strategy because of the following:


      - ATTRACTIVE BANKING MARKET. We conduct our community banking business in Texas, which we believe is an attractive banking market. According to 2000 U.S. Census Bureau data, Texas is the second most populous state with approximately 20.9 million residents and, according to the Texas Comptroller, is expected to have 23.1 million residents by 2006. In addition, the Texas Department of Economic Development reports that Texas has led the nation in nonagricultural job creation over the last 13 years with a 36.1% increase, which is substantially above the national average of 20.1%.



      - BANKING INDUSTRY CONSOLIDATION. Many Texas-based financial institutions have been acquired by larger, out-of-state banking organizations. According to the FDIC, during the twelve-year period ended December 31, 2002, the number of depository institutions based in Texas declined by approximately 43.4%. We believe the result of the transition to large multi-branch banking has been the loss of local decision-making, lack of timely response to customer needs and unwillingness to provide personalized customer interaction. We believe this trend enables us to attract:


        - quality customers neglected by our competitors;

        - qualified personnel who are experienced with, and have a desire to sell, our niche products; and

        - attractive acquisition candidates that share our banking philosophy.

      - SIZE OF RESIDENTIAL MORTGAGE MARKET. The large size of the residential mortgage market provides substantial opportunities for smaller, niche lenders such as us. The Mortgage Bankers Association is forecasting that mortgage loan originations for 2003 will approximate $3.0 trillion. Of this amount, mortgage loans used to purchase a home are expected to exceed $1.0 trillion. Additionally, the U.S. Department of Commerce reported that August 2003 single-family housing starts were 1.48 million on an annual basis.

HISTORY

     In August 2001, our founders organized Franklin Bank Corp. as a new holding company for the purpose of acquiring all of the outstanding capital stock of Franklin Bank. We consummated that acquisition on April 9, 2002.


     At the time of the acquisition, Franklin Bank had approximately $62.3 million in assets, $58.5 million in deposits and $3.1 million in stockholders' equity, and operated two banking branches in Austin, Texas.



     In April 2003, we acquired Highland, located in Kingsland, Texas. At the time of the acquisition, Highland had approximately $83.6 million in assets and $72.9 million in deposits. The acquisition of Highland complemented our existing banking branches and expanded our presence in our target market.

                             ---------------------

     Our principal executive offices are located at 9800 Richmond Avenue, Suite 680, Houston, Texas 77042, and our telephone number is (713) 339-8900. Our website is www.bankfranklin.com. The information and content contained on our website are not part of this document.

                                  THE OFFERING


Common stock offered by
Franklin(1)....................    7,159,783 shares



Common stock offered by the
selling stockholders...........    290,217 shares



Common stock outstanding
immediately after this
offering(1)(2).................    17,880,385 shares



Use of proceeds................    We expect to use approximately $79.4 million
                                   of the net proceeds we will receive from this offering to pay the purchase price for our pending acquisitions of Jacksonville Bancorp and Lost Pines, and the balance for general corporate purposes. Our use of proceeds is more fully described under "Use of Proceeds."
                                   We will not receive any proceeds from the sale of shares by the selling stockholders.


Risk Factors...................    See "Risk Factors" and other information
                                   included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy................    We currently do not intend to pay any
                                   dividends on our common stock.

Nasdaq National Market
symbol.........................    We have applied for listing of our common
                                   stock on the Nasdaq National Market under the
                                   symbol "FBTX."
---------------


(1) Assumes that the underwriters will not exercise their over-allotment option. If the underwriters exercise this option in full, there will be 18,997,885 shares of common stock outstanding immediately after this offering. See "Underwriting."



(2) The number of shares of common stock outstanding immediately after this offering includes 97,282 shares of restricted stock, based on an assumed initial public offering price of $14.00 (the midpoint of the range set forth on the cover page of this prospectus), to be issued to some of our officers upon completion of this offering, as described under "Management," but does not include:


      - 775,000 shares of our common stock reserved for issuance under our 2002 Stock Option Plan and 1,000,000 shares of our common stock reserved for issuance under our 2004 Long-Term Incentive Plan. As of September 30, 2003, there were options outstanding to purchase a total of 534,205 shares of our common stock under our 2002 Stock Option Plan, with a weighted average exercise price of $10.90 per share. No awards have yet been granted under our 2004 Long-Term Incentive Plan. See "Management--Employee Benefit Plans;" and


      - 570,000 shares of our common stock issuable under an option we originally granted to Ranieri & Co., Inc., which will become exercisable in full upon completion of this offering. See "Certain Relationships and Related Transactions -- Ranieri & Co., Inc."

                       SUMMARY HISTORICAL FINANCIAL DATA


     You should read the summary historical financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The consolidated balance sheet information and statements of operations at and for the nine months ended September 30, 2003 and 2002 are derived from our unaudited financial statements, which are included elsewhere in this prospectus. The consolidated balance sheet information and statements of operations for the year ended December 31, 2002 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.



     Actual results for the nine months ended September 30, 2003 include activity for Highland since its acquisition by us on April 30, 2003. Pro forma results for the nine months ended September 30, 2003, include activity for Highland and Jacksonville Bancorp as if their acquisitions had occurred on January 1, 2003. See "Unaudited Pro Forma Combined Consolidated Financial Information." Actual results for the nine months ended September 30, 2002 and for the year ended December 31, 2002 include activity for Franklin Bank since its acquisition by us on April 10, 2002. Pro forma results for the nine months ended September 30, 2002 include activity of Franklin Bank as if our acquisition of the bank had occurred on January 1, 2002. Pro forma results for the year ended December 31, 2002 include activity for Franklin Bank, Highland and Jacksonville Bancorp as if their acquisitions had of occurred on January 1, 2002.



                                                                                             AT OR FOR THE YEAR ENDED
                                         AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30,           DECEMBER 31, 2002
                                     -----------------------------------------------------   -------------------------
                                        2003          2003          2002          2002
                                       ACTUAL       PRO FORMA      ACTUAL       PRO FORMA      ACTUAL       PRO FORMA
                                     -----------   -----------   -----------   -----------   -----------   -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income....................  $   26,302     $ 46,480      $  3,720       $ 4,517      $  6,446      $ 36,666
Interest expense...................     (13,637)     (21,909)       (1,988)       (2,297)       (3,553)      (16,521)
                                     ----------     --------      --------       -------      --------      --------
Net interest income................      12,665       24,571         1,732         2,220         2,893        20,145
Provision for loan losses..........        (876)      (1,524)          (31)         (776)         (152)       (1,631)
Non-interest income................       3,458        5,330           365           442           453         4,290
Non-interest expense...............      (9,874)     (17,215)       (2,298)       (3,419)       (4,198)      (15,117)
                                     ----------     --------      --------       -------      --------      --------
Income (loss) before taxes.........       5,373       11,162          (232)       (1,533)       (1,004)        7,687
Income tax (expense) benefit.......      (1,888)      (4,094)           79           519           278        (2,638)
                                     ----------     --------      --------       -------      --------      --------
Net income (loss)..................  $    3,485     $  7,068      $   (153)      $(1,014)     $   (726)     $  5,049
                                     ==========     ========      ========       =======      ========      ========
CONSOLIDATED BALANCE SHEET DATA
Total loans, net...................  $1,281,942                   $139,011                    $307,160
Total assets.......................   1,534,129                    225,192                     365,681
Total deposits.....................     851,661                    161,996                     182,334
Federal Home Loan Bank advances....     548,850                     31,800                      62,800
Junior subordinated notes..........      20,091                         --                      20,007
Total stockholders' equity.........     103,025                     23,389                      97,407
OTHER DATA(1):
Earnings per common share..........  $     0.33                   $  (0.10)                   $  (0.24)
Return on average assets...........        0.48%                     (0.19)%                     (0.46)%
Return on average common equity....        4.67%                     (1.30)%                     (3.32)%
Stockholders' equity to assets.....        6.72%                     10.39%                      26.64%
Book value per share...............  $     9.70                   $   9.94                    $   9.41
Tangible book value per share......  $     7.81                   $   6.18                    $   8.53
Net yield on interest-earning
  assets...........................        1.78%                      2.17%                       2.09%
Allowance for credit losses to
  non-performing loans.............      133.63%                    173.79%                      75.34%
Allowance for credit losses to
  total loans......................        0.21%                      0.78%                       0.37%

                                                                                             AT OR FOR THE YEAR ENDED
                                         AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30,           DECEMBER 31, 2002
                                     -----------------------------------------------------   -------------------------
                                        2003          2003          2002          2002
                                       ACTUAL       PRO FORMA      ACTUAL       PRO FORMA      ACTUAL       PRO FORMA
                                     -----------   -----------   -----------   -----------   -----------   -----------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net charge-offs to average loans...        0.03%                      0.17%                       0.19%
Non-performing assets to total
  loans and real estate owned......        0.20%                       .83%                       0.80%


---------------


(1) Ratio and yield information for the nine months ended September 30, 2003 are based on average daily balances. Ratio and yield information for the nine months ended September 30, 2002 and for the year ended December 31, 2002 are based on average monthly balances.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. We describe below the material risks and uncertainties that affect our business. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our financial condition, liquidity, and results of operations could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

RISKS ASSOCIATED WITH FRANKLIN

  WE MAY BE UNABLE TO SUCCESSFULLY CONTINUE TO IMPLEMENT OUR GROWTH BUSINESS STRATEGY, WHICH MAY NEGATIVELY AFFECT OUR FUTURE PROSPECTS AND FINANCIAL PERFORMANCE.

     Our strategic plan is directed toward enhancement of our return to our stockholders through a significant increase in our asset size, the development of new customer deposit accounts, the expansion of our niche loan products and expansion into growing markets outside metropolitan areas in Texas. This requires:

          - that we find attractive market opportunities so that we may profitably execute our strategic plan;

          - that we continue to profitably build our niche products to provide us with the revenue to support our expansion;


          - the use of a substantial amount of more rate sensitive "brokered" deposits to fund our asset growth. Brokered deposits are deposits that we obtain from or through a deposit broker. Such deposits constituted approximately 80% of our total deposits as of September 30, 2003;


          - that we identify, hire and retain the additional qualified employees, and maintain the information systems, necessary to manage our growth; and

          - continued compliance with regulatory requirements applicable to our business.

     Changes in the general and regional economic environment, such as an increase in mortgage rates or a decline in the housing market, may prevent us from originating or purchasing loans in volumes and on terms sufficient to support our strategic plan. Changes in general market conditions may adversely affect our ability to find the necessary funding to support our growth. In addition, we may be unable to find and retain additional staff necessary to support our anticipated growth in our business activities, and the information systems supplied by our vendors may be inadequate to support this growth. Finally, because we are a highly regulated institution, our growth strategy could raise regulatory concerns that could in turn prevent us from implementing all or part of our strategic plan.

     Any of these developments could have a material adverse effect on our financial condition, results of operations and cash flows.

  IF WE ARE UNABLE TO IDENTIFY AND ACQUIRE OTHER FINANCIAL INSTITUTIONS AND SUCCESSFULLY INTEGRATE OUR BUSINESS WITH THOSE OF THE COMPANIES THAT WE HAVE ACQUIRED OR ACQUIRE IN THE FUTURE, OUR BUSINESS AND EARNINGS MAY BE NEGATIVELY AFFECTED.


     We intend to grow by acquisitions, including but not limited to the acquisition of other financial institutions, branch offices and loan portfolios. Since our acquisition of the bank, we have considered and entered into discussions regarding potential acquisitions. On April 30, 2003, we completed the acquisition of Highland, located in Kingsland, Texas, on August 12, 2003, we announced that we had entered into a merger agreement to acquire Jacksonville Bancorp for approximately $72.5 million in cash, and on November 13, 2003, we entered into a merger agreement to acquire Lost Pines for approximately $6.9 million in cash. We intend to continue to consider other potential acquisition opportunities in the future. These potential future transactions may be effected quickly, may occur at any time and may be significant in size relative to our existing assets and operations. However, no assurance can be given that we will be able to successfully make such acquisitions on terms acceptable to us.

     The market for acquisition targets is highly competitive, which may adversely affect our ability to find acquisition candidates that fit our growth strategy. To the extent that we are unable to find suitable acquisition targets, an important component of our growth strategy may be lost. Acquisitions will be subject to regulatory approval, and we may be unable to obtain such approvals. In addition, some acquisitions will likely require us to consolidate data processing operations, combine employee benefit plans, create joint account and lending products and develop unified marketing plans, which could increase our operating costs significantly.

     Furthermore, our ability to grow through acquisitions will depend on our maintaining sufficient regulatory capital levels and on general economic conditions. We may also elect to finance future acquisitions with debt financings, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our stockholders. There can be no assurance that we will be able to arrange adequate financing for any acquisitions on acceptable terms.


     Our ability to successfully integrate the Jacksonville Bancorp and Lost Pines transactions, and our ability to successfully integrate future transactions, will depend primarily on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. We cannot assure you that we will be able to integrate our operations without encountering difficulties, such as the loss of key employees and customers, the imposition of regulatory restrictions, the disruption of our respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. The integration process also may require significant time and attention from our management that would otherwise be directed at developing our existing business. Estimated cost savings are projected to come from various areas that we identified through our due diligence and integration planning process. If we have difficulties with any of these integrations, we might not achieve the economic benefits we expect to result from these acquisitions and this would likely hurt our business and our earnings. In addition, we may experience greater than expected costs or difficulties relating to the integration of these banks, and may not realize expected cost savings from these acquisitions within the expected time frames.


 OUR PENDING ACQUISITION OF JACKSONVILLE BANCORP IS AN IMPORTANT PART OF OUR GROWTH STRATEGY. IF WE DO NOT COMPLETE THIS ACQUISITION, THAT COULD RESULT IN A SIGNIFICANT DELAY IN THE IMPLEMENTATION OF OUR STRATEGY AND COULD SIGNIFICANTLY SLOW OUR GROWTH.


     On August 12, 2003, we entered into a merger agreement for the acquisition of Jacksonville Bancorp. This transaction is more fully described under "The Merger." We expect that this acquisition will increase our assets by approximately $511.0 million and our deposits by approximately $398.8 million. The merger agreement is subject to a number of conditions, including the approval of the Jacksonville Bancorp stockholders and the completion of this offering. In addition, each of us and Jacksonville Bancorp has the right to terminate the merger agreement under limited circumstances. If we do not complete this acquisition, the implementation of our strategy could be substantially delayed and our growth could slow significantly. This, in turn, could have an adverse effect on the price of our common stock.


 WE HAVE A LIMITED OPERATING HISTORY, WHICH MAKES IT DIFFICULT TO PREDICT OUR FUTURE PROSPECTS AND FINANCIAL PERFORMANCE.

     We have only been operating as the holding company for the bank since April 10, 2002. Prior to being acquired by us, the bank operated as an independent state savings bank, and we have only recently integrated the bank's operations into our holding company structure. Due to this limited operating history, it may be difficult to evaluate our business prospects.

 WE RELY, IN PART, ON EXTERNAL FINANCING TO FUND OUR OPERATIONS AND THE UNAVAILABILITY OF SUCH FUNDS IN THE FUTURE COULD ADVERSELY AFFECT OUR GROWTH STRATEGY AND PROSPECTS.

     Our ability to implement our business strategy will depend on our ability to obtain funding for acquisitions, loan originations, working capital and other general corporate purposes.


     We do not anticipate that our retail and commercial deposits will be sufficient to meet our funding needs. We therefore rely on wholesale and brokered deposits, Federal Home Loan Bank advances and other wholesale funding sources to obtain the funds necessary to implement our growth strategy.


     To the extent we are not successful in obtaining such funding, we will be unable to implement our strategy as planned which could have a material adverse effect on our financial condition, results of operations and cash flows.

 OUR RELIANCE ON BROKERED DEPOSITS TO FUND OUR GROWTH MAY SUBSTANTIALLY INCREASE OUR FUNDING COSTS. IN ADDITION, REGULATORY CONSTRAINTS MAY LIMIT OUR ABILITY TO ACQUIRE THESE DEPOSITS.


     Brokered deposits, which are more sensitive to changes in interest rates than are retail deposits, constituted approximately 80% of our total deposits at September 30, 2003. Brokered deposits are priced based on the current general level of interest rates and, unlike retail deposits, do not take into account regional pricing. Our ability to continue to acquire brokered deposits is subject to our ability to price these deposits at competitive levels, which may substantially increase our funding costs. In addition, if our capital levels were to fall below "well capitalized" under the Prompt Corrective Action standards of the FDIC, our ability to accept, renew or roll over these deposits would be subject to our receiving a waiver from the FDIC. Furthermore, we would be limited on the rate that we could pay for these deposits to 75 basis points over the effective yield on deposits that we offer in our normal market area or the national rate for deposits of comparable maturity. Failure to receive a waiver from the FDIC would have a material adverse impact on our financial condition, results of operations and cash flows.


 OUR SMALL BUSINESS, COMMERCIAL REAL ESTATE AND CONSUMER LOAN PORTFOLIOS HAVE SIGNIFICANT GEOGRAPHIC CONCENTRATION AND AN ECONOMIC SLOWDOWN OR DEPRESSED REAL ESTATE MARKET IN OUR PRIMARY MARKETS COULD BE DETRIMENTAL TO OUR FINANCIAL CONDITION.


     A substantial portion of our small business, commercial real estate and consumer loans are to customers located in Travis and Llano Counties in Texas, and, upon completion of the Jacksonville Bancorp and Lost Pines acquisitions, in Bastrop, Cherokee, Gregg, Henderson, Panola and Smith Counties in Texas. Most of these loans are secured by real estate in these markets.


     A deterioration in economic conditions in these markets could have a material adverse effect on the quality of these portfolios and the demand for our products and services. In addition, during periods of economic recession, we may experience a decline in collateral values and an increase in delinquencies. Accordingly, the ultimate collectability of a substantial portion of our commercial loan portfolio is susceptible to economic changes in these markets. A significant downturn in the real estate market in these areas would be detrimental to our financial condition.

     In addition, if any of these developments were to result in losses that materially and adversely affected the bank's capital, we and the bank might be subject to regulatory restrictions on operations and growth and to a requirement to raise additional capital. See "Supervision and Regulation."

 OUR LOAN PORTFOLIO MAY BE SIGNIFICANTLY AFFECTED BY THE ECONOMY OF CALIFORNIA.


     As of September 30, 2003, approximately 34.3% of the principal amount of our loan portfolio was secured by residential properties located in California. Consequently, our financial condition, results of operations and cash flows are likely to be significantly affected by economic conditions in California, particularly those affecting the residential real estate markets. In addition, mortgaged properties in California may be particularly susceptible to certain types of uninsurable hazards, such as earthquakes, floods, mudslides or other natural disasters. An overall decline in the economy or the residential real estate market, or the occurrence of a natural disaster, in California could adversely affect the value of the mortgaged properties located there and increase the risk of delinquency, foreclosure, bankruptcy or loss on mortgage loans in our portfolio. These events could have a material adverse effect on our financial conditions, results of operations and cash flows.


  IF WE ARE UNABLE TO CONTINUE TO PURCHASE SINGLE FAMILY LOANS IN BULK FROM THE ENTITIES WITH WHICH WE CURRENTLY HAVE CORRESPONDENT RELATIONSHIPS, OR OTHER ENTITIES, OUR BUSINESS AND FINANCIAL RESULTS MAY SUFFER.



     Our single family mortgage loans grew by $857.3 million to $1.1 billion at September 30, 2003, from December 31, 2002. A significant portion of this growth is attributable to the purchase of $1.1 billion of single family mortgage loans primarily through correspondent relationships with Countrywide Home Loans Inc., Residential Funding Corp., and ABN AMRO, each of which accounted for more than 10% (with Countrywide accounting for approximately 48%) of total purchases during the nine months ended September 30, 2003. We do not have ongoing contractual relationships with any of these entities. If we are unable to continue to purchase single family loans in bulk from these or other entities our business and financial results may suffer.



 THE MAJORITY OF OUR SINGLE FAMILY LOAN PORTFOLIO CONSISTS OF NEWLY ORIGINATED LOANS WHICH MAY CAUSE OUR LOAN PORTFOLIO TO EXPERIENCE INCREASED LOSSES AS THE LOANS SEASON.



     Approximately 60% of our single family loan portfolio is comprised of single family mortgage loans that are less than a year old. Losses on single family mortgage loans generally occur after the loans are three years old. Therefore, we may experience a significant increase in losses on our single family mortgage loans as these loans age, and we may have to increase our allowance for credit losses accordingly. This may have a material adverse impact on our financial condition, results of operations and cash flows.


  WE ARE SUBJECT TO LOSSES RESULTING FROM FRAUDULENT AND NEGLIGENT ACTS ON THE PART OF LOAN APPLICANTS, MORTGAGE BROKERS, CORRESPONDENTS OR OTHER THIRD PARTIES.

     We rely heavily upon information supplied by third parties, including the information contained in loan applications, property appraisals, title information and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. Additionally, our mortgage banker finance niche poses a particular risk of losses due to fraudulently or improperly documented collateral. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than we had expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the loan applicant, the mortgage broker or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate and it is often difficult to recover any of the monetary losses we have suffered.

     Although we have controls and processes designed to help us identify misrepresented information in our loan origination operations, we cannot assure you that we have detected or will detect all misrepresented information in our loan originations operations.

  WE ARE SUBJECT TO LOSSES RESULTING FROM THE NATURE OF OUR MORTGAGE BANKER FINANCE BORROWERS.


     The small- and medium-sized mortgage companies to which we market our mortgage banker finance niche products generally tend to be more thinly capitalized than are other commercial borrowers, which increases the risk that these borrowers will become over-leveraged or experience cash flow difficulties. Therefore, our lending in this niche exposes us to an increased risk that our borrowers may experience financial difficulties and be unable to perform as required under their loans, which could have a material adverse effect on our financial condition, results of operations and cash flows. As of September 30, 2003, we had $10.0 million in warehouse lines committed, of which $4.7 million was outstanding. We expect that this product line will be one of our more significant products in the future.


 OUR BUSINESS IS SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE.


     The majority of our assets and liabilities are monetary in nature and subject us to significant risk from changes in interest rates. Like most financial institutions, changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Based on our one-year cumulative interest rate gap at September 30, 2003 of negative $110.6 million, an increase in the general level of interest rates may negatively affect our net yield on interest-earning assets since our interest-bearing liabilities reprice faster than our interest earning assets. In addition, due to the periodic caps which limit interest rate changes on our mortgage-backed securities and loans that pay interest at adjustable rates, an increase in rates greater than the periodic interest rate caps on these loans, usually 2% per year, may negatively affect our interest income earned on these assets. In view of the historically low rates of return on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, although we cannot predict the nature or magnitude of such changes or how such changes may affect our business.


     Additionally, an increase in interest rates may, among other things, reduce the demand for loans and our ability to originate loans. A decrease in the general level of interest rates may affect us through, among other things, increased prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the level of market interest rates affect our net yield on interest-earning assets, loan origination volume, loan and mortgage backed securities portfolios, and our overall results.

     Our profitability is dependent to a large extent on our net interest income. Net interest income is the difference between:

     - interest income on interest-earning assets, such as loans and investment securities; and

     - interest expense on interest-bearing liabilities, such as deposits.

     Fluctuations in interest rates are not predictable or controllable. Changes in interest rates can have differing effects on various aspects of our business, particularly on our net interest income and the cost of purchasing residential mortgage loans in the secondary market. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or changes in the relationships between different interest rate indices, can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce our net interest income.

     Additionally, in periods of rising interest rates mortgage loan originations typically decline, depending on the overall performance of the economy. To the extent that our mortgage originations decline, our income from mortgage originations may also decline.

 OUR MORTGAGE ORIGINATION ACTIVITIES ARE SUBJECT TO INTEREST RATE RISK THAT MAY NEGATIVELY AFFECT OUR EARNINGS.

     We originate single family mortgage loans to be sold into the secondary market. As part of this process we may commit to an interest rate to the borrower prior to selling the loan into the secondary market. In order to mitigate the risk that a rise in market interest rates will cause a decline in the value of the loan, we may enter into forward sale agreements at the time the loan's interest rate is set. We enter into these forward sales agreements based on the amount of the loans we have committed to make at a particular interest rate and the amount of these commitments we expect to fund. Because we use an estimate of the amount of loans that we expect to close, actual funding amounts may vary. We tend to close a higher percentage of loans with committed interest rates lower than the current market and lower percentages of loans that have a committed interest rate greater than the current market. These variances may have a negative effect on our earnings. In addition, because the forward sale agreements may be executed at different rates than the loan commitment, these agreements may not respond to changes in interest rates to the same degree as the mortgage loan. As of September 30, 2003, we had $29.0 million in mortgage loans with committed rates that had not closed and $12.9 million in forward sales agreements allocated to these commitments.


 WE FACE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS AND FINANCIAL SERVICE COMPANIES OFFERING SERVICES SIMILAR TO THOSE OFFERED BY US, WHICH COULD HURT OUR BUSINESS.

     The banking business is highly competitive, and our profitability will depend principally upon our ability to compete in the markets in which our banking operations are located. We compete with thrifts, commercial banks, credit unions, mortgage companies, specialty finance companies, brokerage firms, investment banks, insurance companies and other financial services companies which may offer more favorable financing than we offer. Most of these competitors are more established then we are and have greater financial and other resources. We can give you no assurance that we will be able to compete effectively as we seek to implement our growth strategy. See
"Business -- Competition."

     Federal statutes and rules governing federally chartered banks and thrifts allow those entities to engage in mortgage and other lending in multiple states on a substantially uniform basis and without the need to comply with state licensing and other laws affecting mortgage lenders, including so-called state "predatory lending" laws directed at certain residential mortgage loans that are defined as "high cost" and that have other features found objectionable in such state legislation. Accordingly, the bank, as a state chartered savings bank, may be subject to state legal requirements and legal risks under state laws to which federally chartered competitors are not subject and this disparity may have the effect of giving those entities legal and competitive advantages.

 WE ARE SUBJECT TO EXTENSIVE REGULATION AND SUPERVISION THAT COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

     Savings and loan holding companies and Texas state savings banks operate in a highly regulated environment and are subject to extensive supervision and examination by several state and federal agencies.


     We are subject to examination and supervision by the OTS, since we elected to be treated as a savings and loan holding company. It is possible that the OTS may adopt additional limitations on savings and loan holding companies, although the OTS has not proposed any specific limitations at this time.



     The bank, as a Texas state savings bank, is subject to regulation and supervision by the TSLD. The bank is also regulated by the FDIC, as administrator of the Bank Insurance Fund, or BIF, and with respect to capital distributions, by the OTS. These regulations are intended primarily for the protection of depositors and customers, rather than for the benefit of investors.


     We are subject to changes in federal and state laws, as well as changes in regulations and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect our business and operations. In particular, because we have a high-growth strategy, this regulatory environment could have a material adverse effect on our financial condition, results of operations and cash flows if any of these agencies determines that we must change our strategy or otherwise impose additional restrictions or requirements that limit our business flexibility. See "Regulation and Supervision."

 WE ARE DEPENDENT ON KEY INDIVIDUALS AND ON OUR CONTINUED ABILITY TO ATTRACT QUALIFIED AND EXPERIENCED PERSONNEL. THE LOSS OF ONE OR MORE OF THESE KEY INDIVIDUALS, OR OUR INABILITY TO CONTINUE TO ATTRACT SUCH PERSONNEL, COULD CURTAIL OUR GROWTH AND ADVERSELY AFFECT OUR PROSPECTS.

     We are dependent on certain members of our management, including Anthony J. Nocella, our President and Chief Executive Officer, Daniel E. Cooper, our Managing Director of Mortgage Banking, and Michael Davitt, our Managing Director of Commercial Lending. See "Management." The unexpected loss of any of these members of our management could have an adverse effect on us.

     Our success also depends on our continued ability to attract and retain experienced loan officers and support staff, as well as other management personnel. We currently do not have employment agreements or non-competition agreements with any of our existing loan officers and the loss of the services of several of such key personnel could adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel. Competition for loan officers is strong within the residential construction lending, mortgage banker finance and mortgage banking industries and we may not be successful in attracting or retaining the personnel we require.

 OUR ALLOWANCE FOR CREDIT LOSSES MAY BE INSUFFICIENT TO COVER ACTUAL LOSSES, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.


     Our allowance for credit losses was $2.6 million, or 0.21% of total loans and 133.6% of non-performing loans, as of September 30, 2003. Significant increases to the allowance for credit losses may be necessary if material adverse changes in general economic conditions occur and the performance of our loan portfolio deteriorates.


     In addition, if we had to foreclose on assets, additional adjustments may be necessary to ensure that the foreclosed assets are carried at the lower of cost or fair value, less estimated cost to dispose of the foreclosed assets. As a part of their examinations, the FDIC and TSLD periodically review the bank's estimated losses on loans and the carrying value of its assets. Increases in the provision for credit losses and other real estate owned could adversely affect our financial condition, results of operations and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Credit Quality."

 AN INTERRUPTION IN OR BREACH OF OUR INFORMATION SYSTEMS MAY RESULT IN LOST BUSINESS.

     We rely heavily on communications and information systems furnished by third party service providers to conduct our business. Any failure or interruption or breach in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. We cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could have a material adverse effect on our financial condition, results of operations and cash flows.

 WE RELY ON INFORMATION SYSTEM TECHNOLOGY FROM THIRD PARTY SERVICE PROVIDERS, AND WE MAY NOT BE ABLE TO OBTAIN SUBSTITUTE PROVIDERS ON TERMS THAT ARE AS FAVORABLE IF OUR RELATIONSHIPS WITH OUR EXISTING SERVICE PROVIDERS ARE INTERRUPTED.

     We rely on third party service providers for much of our information technology systems, including customer relationship management, general ledger, deposit, servicing and loan origination systems. If any of these third party service providers experience financial, operational or technological difficulties, or if there is any other disruption in our relationships with them, we may be required to locate alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

 WE ARE EXPOSED TO ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE.

     In the course of our business, we may foreclose on and take title to residential properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our financial condition, results of operations and cash flows could be materially and adversely affected.

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

  PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION.


     We expect the offering price for our common stock to be higher than the pro forma net tangible book value per share of our outstanding common stock immediately after the offering. At an assumed offering price per share of common stock of $14.00 (the midpoint of the range set forth on the cover page of this prospectus), purchasers of our common stock in the offering will experience immediate dilution in the net tangible book value of their shares of approximately $4.19 per share, or approximately 30.0% of the assumed offering price of $14.00 per share. Purchasers of our common stock in the offering will experience further dilution in the net tangible book value of their shares of approximately $2.65 per share, as a result of the payment of approximately $72.5 million in cash in connection with our pending acquisition of Jacksonville Bancorp. Investors may incur additional dilution upon the issuance of shares of our common stock under benefit, option and employment agreements to which we are a party. See "Dilution" for more information.



  CERTAIN MEMBERS OF OUR BOARD OF DIRECTORS AND MANAGEMENT TEAM BENEFICIALLY OWN A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK AND, IF ACTING TOGETHER, THEY MAY BE CAPABLE OF PREVENTING THE CONSUMMATION OF CORPORATE TRANSACTIONS THAT MAY BE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.



     After the offering, certain members of our board of directors and management team who are or were previously affiliated with Hyperion BK2 L.P., formerly our controlling stockholder, and Ranieri & Co., Inc., an entity controlled by our Chairman, will own in the aggregate approximately 13.8% of our outstanding common stock, or 12.9% assuming full exercise of the underwriters' over-allotment option (in each case, not including any shares that may be purchased by such persons in this offering). As a result, these persons, acting together, will have the ability to influence the composition of our board of directors, as well as the outcome of matters to be decided by a vote of stockholders. In addition, they may be able to delay or prevent a change in control of our company, even when a change in control may be in the best interests of our stockholders. See "Certain Relationships and Related Transactions" and "Principal and Selling Stockholders" for more information.


  FUTURE ISSUANCES OF SHARES OF OUR COMMON STOCK COULD HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE.


     Upon the closing of this offering, and giving effect to the award of 97,282 restricted shares of our common stock, based on an assumed initial offering price of $14.00 (the midpoint of the range set forth on the cover of this prospectus), to some of our officers upon completion of the offering, as described under "Management," there will be 17,880,385 shares of our common stock outstanding, assuming the underwriters' over-allotment option is not exercised. In addition:



     - 570,000 shares of our common stock are issuable under an option we originally granted to Ranieri & Co., Inc., which will become exercisable in full upon completion of this offering;


     - 775,000 shares of our common stock are reserved for future issuance to directors, officers, employees and consultants under our 2002 Stock Option Plan, of which, as of September 30, 2003, options to purchase 534,205 shares had been granted, which will become vested and exercisable in 2005 and 2006. (No additional shares will be available for grant under this plan after the completion of this offering.); and

     - 1,000,000 shares of our common stock are reserved under our 2004 Long-Term Incentive Plan for future issuance to our directors, officers, employees and consultants, in the form of stock options, restricted shares, performance shares or units and shares. No awards have yet been granted under this plan.

     All of the shares of our common stock to be sold in the offering by us and the selling stockholders will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, under a registration rights agreement we entered into in November 2002 in connection with an offering of 8,000,000 shares of our common stock exempt from the registration requirements of the Securities Act, we are obligated to file with the SEC, as soon as practicable but not later than 180 days after completion of this offering, a "shelf" registration statement that will cover the resale of up to 7,709,783 shares by stockholders who did not participate, or did not sell all of their shares, in this offering. See "Certain Relationships and Related Transactions -- Registration Rights Agreement." The registration rights agreement requires us to have the shelf registration statement declared effective within 80 days after its filing. Furthermore, in November of 2004, a significant number of these shares will become eligible for resale without restriction under the Securities Act, regardless of whether the shelf registration statement is then effective. The remaining shares of our outstanding common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, and otherwise generally, upon expiration of lockup agreements with the underwriters 45 to 180 days after the date of this prospectus.



     Shortly after the offering, we intend to file a registration statement on Form S-8 to register approximately 1.54 million shares of our common stock issuable under our stock plans. All of these shares will be freely tradable without restriction or further registration under the federal securities laws except to the extent purchased by one of our affiliates.


     Future sales of our common stock, or even the perception that such sales could occur, could adversely affect prevailing market prices for the shares of our common stock. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Our inability to issue equity securities may prevent us from raising additional capital, which we may need to fund our business or implement our strategy. See "Shares Eligible for Future Sale."


 BECAUSE WE ARE A NEW PUBLIC COMPANY, WE CANNOT BE SURE THAT A PUBLIC TRADING MARKET FOR OUR COMMON STOCK WILL DEVELOP OR BE MAINTAINED. IF A TRADING MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP OR IS NOT MAINTAINED, YOUR ABILITY TO SELL YOUR SHARES MAY BE SEVERELY CONSTRAINED AND THE PRICE AT WHICH YOU ARE ABLE TO SELL YOUR SHARES MAY BE SIGNIFICANTLY LESS THAN THE PUBLIC OFFERING PRICE.



     As a new public company, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. We have applied to list our common stock for quotation on the Nasdaq National Market under the symbol "FBTX." However, there can be no assurance that an established and liquid trading market for our common stock will develop or that it will continue if it does develop. The representative of the underwriters has advised us that it intends to make a market in our common stock and to assist us in obtaining at least two other market makers for our common stock as required by the Nasdaq National Market. However, neither the representative of the underwriters nor any other market maker is obligated to make a market in such shares, and any such market making may be discontinued at any time in the sole discretion of the party making such market. If a trading market for our common stock does not develop or is not maintained, your ability to sell your shares may be severely constrained and the price at which you are able to sell your shares may be significantly less than the public offering price.


 OUR STOCK PRICE MAY DECLINE AFTER THE OFFERING.

     The market price of our stock could be subject to significant fluctuations after this offering due to factors such as:

     - actual or anticipated fluctuations in our results of operations;

     - failure to be covered by securities analysts, or failure by us to meet securities analysts' expectations;

     - success of our operating strategies;

     - realization of any of the risks described in this section;

     - prevailing interest rates; or

     - decline in the stock price of companies that are our peers.


     Because we are a new public company, and, prior to the offering, there was no active trading market in our common stock, these fluctuations may be more significant for us than they would be for a company whose stock has been publicly traded over an extended period of time.


     In addition, over the last few years the stock market has experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. Accordingly, you may not be able to resell your shares at or above the initial public offering price.


 WE CURRENTLY DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK. IN ADDITION, OUR FUTURE ABILITY TO PAY DIVIDENDS IS SUBJECT TO RESTRICTIONS. AS A RESULT, CAPITAL APPRECIATION, IF ANY, OF OUR COMMON STOCK WILL BE YOUR SOLE SOURCE OF GAINS FOR THE FORESEEABLE FUTURE.


     We currently do not intend to pay any dividends on our common stock.

     In addition, since we are a holding company with no significant assets other than the bank, we depend upon dividends from the bank for all of our revenues. Accordingly, our ability to pay dividends depends upon our receipt of dividends or other capital distributions from the bank.

     Additionally, the company is restricted from paying any dividends on its common stock if an event of default has occurred on its junior subordinated notes.


     The bank's ability to pay dividends or make other capital distributions to us is subject to the regulatory authority of the TSLD, the OTS and the FDIC. Under Texas law, a Texas state savings bank is permitted to pay dividends out of current or retained income, although the TSLD reserves the right to restrict dividends for safety and soundness reasons. As of September 30, 2003, the bank could have paid approximately $4.4 million in dividends without the prior approval of the OTS.


     "Capital distributions" regulated by the OTS include:

     - distributions of cash or other property to owners made because of their ownership (but not including stock dividends);

     - payments by a savings association or savings bank holding company to repurchase or otherwise acquire its shares or debt instruments included in total capital;

     - direct or indirect payments of cash or property made in connection with a restructuring, including payments to stockholders of another entity in a cash merger; and

     - other distributions charged against capital accounts of an association if, as a result, the savings association would not be well-capitalized.

     The bank's ability to make capital distributions is subject to regulatory limitations. Generally, the bank may make a capital distribution without prior OTS review or approval in an amount equal to the bank's net income for the current calendar year to date, plus retained net income for the previous two years, provided that the bank does not become less than well-capitalized as a result of the distribution. The bank's ability to make such distributions depends on maintaining eligibility for "expedited status." The bank currently qualifies for expedited status, but there can be no assurance that it will maintain its current status.

     Additionally, although no prior OTS approval may be necessary, the bank is required to give the OTS 30 days' notice before making any capital distribution to us. The OTS may object to any capital distribution if it believes the distribution will be unsafe and unsound. Additional capital distributions above the limit for an expedited status institution are possible but require the prior approval of the OTS. An application to the FDIC is also necessary if any distribution would cause the bank to become less than adequately capitalized. Neither the OTS nor the FDIC is likely to approve any distribution that would cause the bank to fail to meet its capital requirements or to become under-capitalized on a pro forma basis after giving effect to the proposed distribution. The FDIC has back-up authority to take enforcement action if it believes that a capital distribution by the bank constitutes an unsafe or unsound action or practice, even if the OTS has approved the distribution. See "Regulation and Supervision."


  OUR CORPORATE ORGANIZATIONAL DOCUMENTS AND THE PROVISIONS OF DELAWARE LAW TO WHICH WE ARE SUBJECT MAY DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY THAT YOU MAY FAVOR.



     Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain provisions that either alone or in combination with the provisions of Delaware law described below, may have the effect of delaying or making more difficult our acquisition by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. See "Description of Capital Stock." These provisions include:


     - A board of directors classified into three classes of directors with each class having staggered, three-year terms. As a result of this provision, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors.

     - Our board's authority to issue shares of preferred stock without stockholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock. To the extent any such provisions are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change of control.

     - Our stockholders cannot act by written consent and must comply with the provisions of our Amended and Restated Bylaws requiring advance notification of stockholder nominations and proposals. These provisions could have the effect of delaying or impeding a proxy contest for control of our company.


     - Provisions of Delaware law, which we did not opt out of in our Amended and Restated Certificate of Incorporation, that restrict business combinations with "interested stockholders" and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.



     Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our stockholders receiving a premium over the then current market price of our common stock.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

     A number of the presentations and disclosures in this prospectus, including any statements preceded by, followed by or which include the words "may," "could," "should," "will," "would," "hope," "might," "believe," "expect," "anticipate," "estimate," "intend," "plan," "assume" or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include information concerning possible or assumed future results of operations, trends, financial results and business plans, including those relating to:

     - earnings growth;

     - revenue growth;

     - future acquisitions;

     - origination volume in our mortgage business;

     - non-interest income levels, including fees from product sales;

     - credit performance on loans made by us;

     - tangible capital generation;

     - margins on sales or securitizations of loans;

     - market share;

     - expense levels;


     - results from new business initiatives in our community banking business; and


     - other business operations and strategies.

     Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:


     - changes in accounting principles, policies, and guidelines;


     - adverse changes or conditions in capital or financial markets, which can adversely affect our ability to sell or securitize loan originations on a timely basis or at prices which are acceptable to us, as well as other aspects of our financial performance;

     - actions by rating agencies and the effects of these actions on our businesses, operations and funding requirements;

     - changes in any applicable law, rule, regulation or practice with respect to tax or legal issues, whether of general applicability or specific to us and our subsidiaries;

     - other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

     - the risk factors included in the "Risk Factors" section of this prospectus.

     In addition, we regularly explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

     If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements.

The forward-looking statements are made as of the date of this prospectus, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus are expressly qualified by these cautionary statements.

                                USE OF PROCEEDS


     This prospectus relates to shares of our common stock being offered by us and by the selling stockholders named in this prospectus. We will not receive any proceeds from the 290,217 shares sold in the offering by the selling stockholders. Based on an assumed public offering price per share of our common stock of $14.00 (the midpoint of the range set forth on the cover page of this prospectus), we estimate that our net proceeds from this offering will be approximately $92.2 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $1.0 million. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $106.8 million. We plan to use the net proceeds from this offering as follows:



     - approximately $72.5 million in connection with our pending acquisition of Jacksonville Bancorp;



     - approximately $6.9 million in connection with our pending acquisition of Lost Pines; and


     - the balance for general corporate purposes, including contributions to the capital of the bank and acquisitions of financial institutions, branch offices and loan portfolios we may affect in the future.


     We regularly explore opportunities for, and engage in discussions relating to, potential acquisitions of financial institutions and related businesses, and also regularly explore opportunities for acquisitions of assets and liabilities of financial institutions and other financial services providers. We currently do not have any agreement or definitive plans, other than with Jacksonville Bancorp and Lost Pines, relating to any such acquisition or for the use of any portion of the excess proceeds from this offering for those purposes.



     As of the date of this prospectus, we have received approvals for the Jacksonville Bancorp acquisition from the OTS and the FDIC, and have received notification from the TSLD that they will authorize the acquisition upon receipt of Jacksonville Bancorp stockholder approval. No other regulatory approvals are required to consummate the acquisition. We anticipate that the Jacksonville Bancorp stockholders will vote in favor of the acquisition, if they vote against it and the merger agreement is terminated, we will at such time evaluate possible alternative uses for the offering proceeds currently earmarked for the acquisition, as well as the advisability of reducing the size of the offering and the extent of such reduction. In that event, we also will assess the need to provide investors with additional or amended disclosure, including with respect to our growth and business strategy and our expected use of the proceeds from this offering.


                                DIVIDEND POLICY

     We currently do not expect to pay any cash dividends on our common stock, and intend to retain future earnings to finance our operations and growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, regulatory restrictions, contractual restrictions and other factors that our board of directors deems relevant.

                                 CAPITALIZATION


     The following table sets forth our consolidated capitalization as of September 30, 2003:


     - on an actual basis; and


     - on a pro forma basis, as adjusted to give effect to (1) the sale of 7,159,783 shares of our common stock in this offering, assuming no exercise of the underwriters' over-allotment option, at an assumed public offering price of $14.00 (the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriters' discount and the estimated offering expenses, and (2) the issuance of 97,282 shares of restricted stock, based on the assumed initial public offering price of $14.00, to some of our officers upon completion of the offering, as described under "Management."


     The capitalization information set forth below should be read in conjunction with our consolidated financial statements and the related notes, and our unaudited pro forma combined consolidated financial information and the related notes, included elsewhere in this prospectus.


                                                              AS OF SEPTEMBER 30, 2003
                                                            ----------------------------
                                                             ACTUAL    AS ADJUSTED(1)(2)
                                                            --------   -----------------
                                                               (DOLLARS IN THOUSANDS)
Junior subordinated notes.................................  $ 20,091       $ 20,091
Stockholders' equity
Common stock (par value $0.01 per share, 35,000,000 shares
  authorized; 10,623,320 shares issued and
  outstanding)(1).........................................       107            180
Additional paid-in capital................................   100,509        194,018
Retained earnings.........................................     2,705          1,505
Accumulated other comprehensive income
  Unrealized gains on securities available for sale, net
     of tax...............................................        23             23
  Cash flow hedges, net of tax............................      (319)          (319)
                                                            --------       --------
     Total stockholders' equity...........................   103,025        195,407
                                                            --------       --------
       Total capitalization...............................  $123,116       $215,498
                                                            ========       ========


---------------


(1) Shares issued and outstanding does not reflect 534,205 shares issuable, as of September 30, 2003, upon exercise of outstanding options granted under our stock plans and 570,000 shares issuable under an option we originally granted to Ranieri & Co., Inc. See "Management" and "Certain Relationships and Related Transactions -- Ranieri & Co., Inc."



(2) Includes proceeds from this offering, net of the underwriters' discount of $7.0 million and estimated offering expenses of $1.0 million. Also includes the issuance of 97,282 shares of restricted stock to some of our officers upon completion of the offering.

                                    DILUTION

     If you invest in our common stock, you will be diluted to the extent the initial public offering price per share of our common stock exceeds the net tangible book value per share of our common stock immediately after this offering.


     The net tangible book value of our common stock as of September 30, 2003 was approximately $83.0 million, or $7.81 per share of common stock. The net tangible book value per share represents the amount of our total tangible assets, less total liabilities, divided by 10,623,320 shares of our common stock outstanding as of that date.



     After giving effect to the issuance and sale of 7,159,783 shares of our common stock in this offering and our receipt of approximately $92.2 million in net proceeds from such sale, based on an assumed public offering price of $14.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and to the issuance of 97,282 shares of restricted stock to some of our officers upon completion of the offering, as described under "Management," and after deducting the underwriters' discount and the estimated expenses of the offering, our as adjusted net tangible book value per share as of September 30, 2003 would have been approximately $175.3 million, or $9.81 per share. This amount represents an immediate increase in net tangible book value of $2.00 to existing stockholders and an immediate dilution of $4.19 per share to purchasers of our common stock in this offering. Dilution is determined by subtracting the net tangible book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. The following table illustrates the per share dilution:



Offering price per share....................................           $14.00
  Net tangible book value per share as of September 30,
     2003...................................................  $ 7.81
  Increase in net tangible book value per share attributable
     to new investors.......................................    2.00
                                                              ------
  As adjusted net tangible book value per share after this
     offering...............................................             9.81
                                                                       ------
Dilution per share to new investors.........................           $ 4.19
                                                                       ======



     The following table summarizes as of September 30, 2003, on the as adjusted basis described above, the total number of shares of common stock purchased from us, the total consideration paid to us, before deducting underwriting discounts and commissions of $7.0 million and estimated offering expenses of approximately $1.0 million, and the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $14.00 per share.



                                    SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                  --------------------   ----------------------     PRICE
                                    NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                                  ----------   -------   ------------   -------   ---------
Existing stockholders...........  10,623,320    59.7%    $106,233,200    51.5%     $10.00
New investors...................   7,159,783    40.3      100,236,962    48.5       14.00
                                  ----------    ----     ------------    ----      ------
  Total.........................  17,783,103     100%     206,470,162     100%     $11.61
                                  ==========    ====     ============    ====      ======



     The above tables do not give effect to the payment of approximately $72.5 million in cash in connection with our pending acquisition of Jacksonville Bancorp, and assumes no exercise of any of our outstanding stock options:



     - New investors will experience further dilution in their net tangible book value of approximately $2.65 per share upon completion of the Jacksonville Bancorp acquisition. See "The Merger."



     - As of September 30, 2003, we had options outstanding to purchase a total of 534,205 shares of our common stock, with a weighted average exercise price of $10.90 per share. Also outstanding is an option we originally granted to Ranieri & Co., Inc. to purchase 570,000 shares of our common stock, at an exercise price of $10.00 per share, which will become exercisable in full upon completion of this offering. If any of these options are exercised, there will be further dilution to new investors. See "Management" and "Certain Relationships and Related Transactions -- Ranieri & Co., Inc."

                                   THE MERGER



     On August 12, 2003, we announced that we had entered into a definitive agreement to acquire Jacksonville Bancorp, Inc., a Texas-based savings and loan holding company with approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity as of September 30, 2003. Jacksonville Bancorp's wholly-owned subsidiary, Jacksonville Bank, S.S.B., is a Texas state savings bank that operates nine banking branches in and around Tyler, Texas. Jacksonville Bank provides retail banking products, originates single-family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, construction, land, business and consumer loans. The merger agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and you should read that agreement for a full description of the terms of the merger.



     Under the terms of the merger agreement, Jacksonville Bancorp stockholders will receive $37.50 in cash per share of Jacksonville Bancorp common stock, and all outstanding Jacksonville Bancorp stock options will be canceled in exchange for a payment equal to the difference between the per share option exercise price and $37.50. The total cash consideration to be paid to the Jacksonville Bancorp stockholders will be approximately $72.5 million on a fully diluted basis.


STRATEGIC RATIONALE


     The Jacksonville Bancorp acquisition is consistent with our strategy to pursue acquisitions in growing Texas markets outside of metropolitan areas. Jacksonville Bancorp follows an operating philosophy similar to ours of being a relationship driven community bank with a strong presence in a growing region of the Texas market. We believe that the acquisition will provide us with a solid base for continued growth in the region, including through additional acquisitions and the establishment of new banking branches. In addition, the Jacksonville Bancorp acquisition will substantially increase our retail deposit base and provide us with a stable funding source. This will help us continue to expand in our Texas geographic market.


     Jacksonville Bancorp's products complement our niche products, and the acquisition provides us with the potential to enhance revenues at the combined company by expanding the product offerings available to our respective customers. We do not anticipate that the acquisition will result in any substantial cost savings.


     Pro forma for the Jacksonville Bancorp acquisition, we would have had 13 full service retail branches in Texas with approximately $2.0 billion in assets and $1.3 billion in deposits as of September 30, 2003.



VALUATION



     The purchase price of $37.50 per share represents a 25.0% premium over the closing price of Jacksonville Bancorp on August 11, 2003, the day before the announcement of the merger. The purchase price represents 179% of Jacksonville Bancorp's fully diluted tangible book value at June 30, 2003 and 11.3 times fully diluted earnings per share for the trailing twelve month period ended June 30, 2003. Comparative valuation amounts on the day of announcement, based on all thrift acquisitions announced since January 1, 2000 with assets between $250 million and $750 million with consideration paid in cash and positive net income for the latest twelve months, are 152.8% premium to fully diluted tangible book value and 18.2 times fully diluted earnings per share for the trailing twelve months.



     We expect that the acquisition will close, shortly after this offering, in the second half of December 2003. Based on this expected closing date, we believe that the Jacksonville Bancorp acquisition will not have a significant impact on our 2003 earnings prior to merger related charges. We expect to incur approximately $1.5 million in merger related charges in our fourth quarter.


COMPLETION OF THE MERGER


     We cannot complete the transaction unless the OTS and the TSLD approve our acquisition of Jacksonville Bancorp, and the FDIC and the TSLD approve the merger of Jacksonville Bank and Franklin Bank. As of the date of this prospectus, we have received regulatory approval from the OTS and FDIC.

Also, we have received notification from the TSLD that they will authorize the acquisition upon receipt of Jacksonville Bancorp stockholder approval.


     In addition to the regulatory approvals, a number of other conditions must be satisfied or waived for us to complete the acquisition, including:

     - approval of the merger agreement and the plan of merger by the Jacksonville Bancorp stockholders and by our stockholders;

     - absence of any statute, rule, injunction or other order or decree of a court or agency of competent jurisdiction that prohibits, restricts or makes illegal completion of the acquisition;

     - receipt of any material consents from any non-governmental entities or persons;

     - the continuing accuracy of the parties' representations and warranties in the merger agreement; and

     - compliance by the parties with their obligations and covenants under the merger agreement.

     Our obligation to complete the acquisition is also subject to the satisfaction or waiver of the following conditions:

     - stockholders dissenting from the merger must not hold more than 12% of the outstanding Jacksonville Bancorp common stock;

     - completion of this offering; and


     - absence of any terms or conditions in connection with any required third-party approvals that would materially impair the value of Jacksonville Bancorp and Jacksonville Bank to us.


TERMINATION OF THE MERGER AGREEMENT

     We and Jacksonville Bancorp may mutually agree to terminate the merger agreement without completing the acquisition at any time. In addition, either of us can unilaterally terminate the merger agreement if:

     - the acquisition is not completed by June 30, 2004, unless the acquisition does not occur by that date due to the failure of the terminating party to perform its obligations under the merger agreement;

     - the Jacksonville Bancorp stockholders do not approve the merger at the Jacksonville Bancorp special stockholder meeting called to vote on the transaction (which we refer to in this section as the Jacksonville Bancorp special meeting) or our stockholders fail to approve the merger by written consent or otherwise, unless the failure of the condition is due to the failure of the terminating party to perform its obligations under the merger agreement;

     - the other party materially violates any of its representations, warranties or obligations under the merger agreement and the violation is not cured in a timely fashion;


     - any of the required regulatory approvals are withdrawn at the regulators' request or recommendation, unless a petition for rehearing or an amended application is filed within a specified time frame, and the time period for appeals and requests for reconsideration have expired; or


     - any governmental entity with jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the completion of the acquisition.

     We also have the right to terminate the merger agreement if:

     - the Jacksonville Bancorp board fails to recommend to the Jacksonville Bancorp stockholders that they approve the transaction, withdraws its recommendation or adversely modifies its recommendation;

     - Jacksonville Bancorp breaches its obligation under the merger agreement to call and hold the Jacksonville Bancorp special meeting;

     - the Jacksonville Bancorp board recommends the approval of a competing acquisition proposal for Jacksonville; or

     - our board determines that it would be inadvisable to proceed with this offering.

     Jacksonville Bancorp also has the right to terminate the merger agreement if:

     - our board fails to recommend to our stockholders that they approve the transaction, withdraws its recommendation or adversely modifies its recommendation;

     - we breach our obligation under the merger agreement to obtain the written consent or other approval of our stockholders for the transaction; or

     - prior to the Jacksonville Bancorp special meeting, the Jacksonville Bancorp board determines in good faith that it is required to terminate the merger agreement to comply with its fiduciary duties in order to enter into an agreement for a superior competing acquisition proposal, and Jacksonville Bancorp first gives us five business days advance notice and pays the termination fee described below.

     In the event that Jacksonville Bancorp terminates the agreement as a result of the termination rights described above, or if we terminate the merger agreement due to a change in the Jacksonville Bancorp board recommendation prior to the Jacksonville Bancorp special meeting, Jacksonville Bancorp will be required to pay us a termination fee of $3.35 million. Also, if either party terminates the merger agreement because the Jacksonville Bancorp stockholders vote against approval of the merger, or if we terminate the merger agreement as a result of a willful breach of the merger agreement by Jacksonville Bancorp, and, prior to that vote or termination, a third party has made a competing business combination proposal known to Jacksonville Bancorp, Jacksonville Bancorp must pay us a termination fee of $3.35 million if it completes or enters into an agreement providing for a third party business combination proposal within 12 months of termination.


     If we terminate the merger agreement based on our decision not to proceed with this offering, if the merger is not completed solely due to our failure to complete this offering prior to June 30, 2004, or if we fail to obtain stockholder approval for the acquisition, we must pay Jacksonville Bancorp a termination fee of $1.5 million and reimburse them for up to $350,000 in transaction expenses. We have received the required Franklin stockholders approval, and the Jacksonville Bancorp stockholders are scheduled to vote on the merger agreement on December 5, 2003.

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present financial data for us after giving effect to the completion of:

     - the acquisition of Franklin Bank, with respect to the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2002;


     - the acquisition of Highland, with respect to the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003;



     - the proposed acquisition of Jacksonville Bancorp; and


     - the proposed issuance of shares of our common stock in this offering.


     The pro forma financial information gives the effect of the acquisitions under the purchase accounting method in accordance with generally accepted accounting principles. The unaudited pro forma combined consolidated financial statements combine the historical consolidated financial statements (1) for us and Jacksonville Bancorp, giving effect to this acquisition as if it had been completed on September 30, 2003 with respect to the unaudited pro forma combined consolidated balance sheet, (2) for us, Franklin Bank, Highland and Jacksonville Bancorp with respect to the unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2002, and (3) for us, Highland and Jacksonville Bancorp with respect to the unaudited pro forma combined consolidated statement of operations for the nine months ended September 30, 2003.


     The information for the year ended December 31, 2002 is derived from:

     - the audited consolidated financial statements, including the related notes, of Franklin Bank for the 2002 period prior to our acquisition, which are included elsewhere in this prospectus;


     - the audited consolidated financial statements of Highland as of and for the year ended December 31, 2002, including the related notes, which are included elsewhere in this prospectus;



     - the audited consolidated financial statements of Jacksonville Bancorp as of and for the year ended September 30, 2003, including the related notes, which are included elsewhere in this prospectus;



     - the audited consolidated financial statements of Jacksonville Bancorp as of and for the year ended September 30, 2002, including the related notes, which are included elsewhere in this prospectus; and



     - our audited consolidated financial statements as of and for the year ended December 31, 2002, including the related notes, which are included elsewhere in this prospectus.



     The information as of and for the nine months ended September 30, 2003 is derived from:



     - the unaudited consolidated financial statements of Highland as of and for the four months ended April 30, 2003, which are included elsewhere in this prospectus;



     - the audited consolidated financial statements of Jacksonville Bancorp as of and for the year ended September 30, 2003, including the related notes, which are included elsewhere in this prospectus; and



     - our unaudited consolidated financial statements as of and for the nine months ended September 30, 2003, including the related notes, which are included elsewhere in this prospectus.



     We expect to incur reorganization and restructuring expenses as a result of acquiring Jacksonville Bancorp. The effect of these estimated expenses has been reflected in the unaudited pro forma combined consolidated balance sheet. We also anticipate that the acquisition will provide the combined company with future financial benefits, such as reduced operating expenses and opportunities to earn more revenue. However, we do not reflect these anticipated cost savings and benefits in the pro forma financial information. While the pro forma financial information is helpful in showing the financial characteristics of the combined companies, it is not intended to show how the combined companies would have actually performed had they been combined throughout the period, or how the combined companies would perform in the future. We have included in the pro forma financial statements all the adjustments, consisting of normal recurring adjustments necessary for a fair statement of results of the historical periods.

     Given the information regarding the proposed acquisition, the actual consolidated financial position and results of operations will differ, perhaps even significantly, from the pro forma amounts reflected below because, among other things:

     - assumptions used in preparing the pro forma financial information may be revised in the future due to changes in values of assets, including the finalization of the calculation of the core deposit intangible and changes in operating results between the dates of the unaudited pro forma financial information and the date on which the acquisition is completed; and

     - adjustments may need to be made to the unaudited historical financial information upon which such pro forma information was based.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2003



                                                     FRANKLIN    JACKSONVILLE                 ADDITIONAL    PRO FORMA
                                                    BANK CORP      BANCORP      ADJUSTMENTS   ADJUSTMENTS    COMBINED
                                                    ----------   ------------   -----------   -----------   ----------
                                                                              (IN THOUSANDS)
ASSETS
Cash and cash equivalents.........................  $   40,835     $ 18,998      $(72,500)(a)   $72,500(b)  $   59,833
Securities
  Held to maturity................................          --        2,515            --                        2,515
  Available for sale..............................      51,785       45,944            --                       97,729
Federal Home Loan Bank stock and other
  investments.....................................      28,750        3,254                                     32,004
Mortgage-backed securities
  Held to maturity................................          --        7,461                                      7,461
  Available for sale..............................      74,793       99,818                                    174,611
Loans.............................................   1,271,388      280,874                                  1,552,262
  Allowance for credit losses.....................      (2,637)      (1,294)        1,294(c)                    (2,637)
  Premiums, discounts and deferred fees...........      13,191         (443)        5,087(c)                    17,835
                                                    ----------     --------      --------       -------     ----------
Loans, net........................................   1,281,942      279,137         6,381            --      1,567,460
Goodwill..........................................      19,156        2,295        31,344(d)                    52,795
Other intangible assets, net......................         903        1,720         1,036(e)                     3,659
Premises and equipment, net.......................       3,950        5,617                                      9,567
Real estate owned.................................         648          218                                        866
Other assets......................................      31,367        5,255                                     36,622
                                                    ----------     --------      --------       -------     ----------
TOTAL ASSETS......................................  $1,534,129     $472,232      $(33,739)      $72,500     $2,045,122
                                                    ==========     ========      ========       =======     ==========


LIABILITIES
DEPOSITS
  Non-interest bearing............................  $   16,349     $ 25,358      $     --       $    --     $   41,707
  Interest-bearing................................     835,312      368,486         5,091(c)                 1,208,889
                                                    ----------     --------      --------       -------     ----------
  Total deposits..................................     851,661      393,844         5,091            --      1,250,596
Federal Home Loan Bank advances...................     548,850       31,108            --            --        579,958
Junior subordinated notes.........................      20,091           --            --            --         20,091
Other liabilities.................................      10,502        3,623         4,827(f)         --         18,952
                                                    ----------     --------      --------       -------     ----------
  Total liabilities...............................   1,431,104      428,575         9,918            --      1,869,597
STOCKHOLDERS' EQUITY
  Common stock....................................         107           28           (28)(g)        52(b)         159
  Paid-in capital.................................     100,509       23,942       (23,942)(g)    72,448        172,957
  Retained earnings...............................       2,705       37,057       (37,057)(g)                    2,705
  Less: Treasury stock............................                  (16,015)       16,015(g)                        --
    Shares acquired by ESOP.......................                     (840)          840(g)
  Accumulated other comprehensive income:
    - Unrealized gains on securities available for
      sale, net...................................          23         (515)          515(g)                        23
    - Cash flow hedges, net.......................        (319)                                                   (319)
                                                    ----------     --------      --------       -------     ----------
  Total stockholders' equity......................     103,025       43,657       (43,657)       72,500        175,525
                                                    ----------     --------      --------       -------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $1,534,129     $472,232      $(33,739)      $72,500     $2,045,122
                                                    ==========     ========      ========       =======     ==========

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003



                                                  FRANKLIN               JACKSONVILLE                 PRO FORMA
                                                 BANK CORP.   HIGHLAND     BANCORP      ADJUSTMENTS   COMBINED
                                                 ----------   --------   ------------   -----------   ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Cash equivalents and short-term investments....   $ 1,013      $ 216       $ 1,730         $           $ 2,959
Mortgage-backed securities.....................       913         --         2,545                       3,458
Loans..........................................    24,376        680        15,496          (489)(h)    40,063
                                                  -------      -----       -------         -----       -------
  TOTAL INTEREST INCOME........................    26,302        896        19,771          (489)       46,480
INTEREST EXPENSE
Deposits.......................................     7,920        498         7,598          (756)(h)    15,260
Federal Home Loan Bank advances................     4,581         --           932                       5,513
Reverse repurchase agreements..................        35                                                   35
Junior subordinated notes......................     1,101         --            --                       1,101
                                                  -------      -----       -------         -----       -------
  TOTAL INTEREST EXPENSE.......................    13,637        498         8,530          (756)       21,909
INTEREST MARGIN................................    12,665        398        11,241           267        24,571
Provision for credit losses....................       876        516           132                       1,524
                                                  -------      -----       -------         -----       -------
NET INTEREST MARGIN............................    11,789       (118)       11,109           267        23,047
NON-INTEREST INCOME
Loan fee income................................       191         20           313                         524
Deposit fees and charges.......................       127         45         1,098                       1,270
Gain (loss) on sale of securities..............       860         --            --                         860
Gain on sale of single family loans............     1,370         --            --                       1,370
Other..........................................       910        247           149                       1,306
                                                  -------      -----       -------         -----       -------
  TOTAL NON-INTEREST INCOME....................     3,458        312         1,560            --         5,330
NON-INTEREST EXPENSE
Salaries and benefits..........................     4,381        329         4,421                       9,131
Occupancy......................................     1,051         70           714                       1,835
Data processing................................       846         91           392                       1,329
Professional fees..............................     1,744        187           187                       2,118
Core deposit amortization......................      (174)        --           128           178(i)        132
Other..........................................     2,026        193           451                       2,670
                                                  -------      -----       -------         -----       -------
  TOTAL NON-INTEREST EXPENSE...................     9,874        870         6,293           178        17,215
  Income (loss) before taxes...................     5,373       (676)        6,376            89        11,162
Income tax expense.............................     1,888         14         2,161            31(j)      4,094
                                                  -------      -----       -------         -----       -------
NET INCOME (LOSS)..............................   $ 3,485      $(690)      $ 4,215         $  58       $ 7,068
                                                  =======      =====       =======         =====       =======
Earnings per share.............................   $  0.33                                              $  0.40
Book value per share...........................      9.70                                                 9.82

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                    FRANKLIN
                              FRANKLIN    FRANKLIN                 BANK CORP               JACKSONVILLE                 PRO FORMA
                              BANK CORP     BANK     ADJUSTMENTS   PRO FORMA    HIGHLAND     BANCORP      ADJUSTMENTS   COMBINED
                              ---------   --------   -----------   ----------   --------   ------------   -----------   ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Cash equivalents and
 short-term investments.....   $   427    $    39       $           $   466      $  800      $ 1,967        $            $ 3,233
Mortgage-backed
 securities.................       861         59                       920          --        4,421                       5,341
Loans.......................     5,158        699                     5,857       2,662       21,768         (2,195)(h)   28,092
                               -------    -------       -----       -------      ------      -------        -------      -------
 TOTAL INTEREST INCOME......     6,446        797          --         7,243       3,462       28,156         (2,195)      36,666
INTEREST EXPENSE
Deposits....................     2,820        309                     3,129       1,651       11,742         (2,331)(h)   14,191
Federal Home Bank Loan
 Advances...................       536                                  536          --        1,597                       2,133
Other borrowings............         4                                    4                                                    4
Junior subordinated notes...       193                                  193                                                  193
                               -------    -------       -----       -------      ------      -------        -------      -------
 TOTAL INTEREST EXPENSE.....     3,553        309          --         3,862       1,651       13,339         (2,331)      16,521
INTEREST MARGIN.............     2,893        488                     3,381       1,811       14,817            136       20,145
Provision for credit
 losses.....................       152        745                       897         625          109                       1,631
                               -------    -------       -----       -------      ------      -------        -------      -------
NET INTEREST MARGIN.........     2,741       (257)         --         2,484       1,186       14,708            136       18,514
NON-INTEREST INCOME
Loan fee income.............       125         48                       173         127        1,153                       1,453
Deposit fees and charges....        84         29                       113         147        1,299                       1,559
Gain (loss) on sale of
 securities.................       191                                  191          --           (8)                        183
Gain on sale of single
 family loans...............        --                                   --                                                   --
Other.......................        53                                   53         831          211                       1,095
                               -------    -------       -----       -------      ------      -------        -------      -------
 TOTAL NON-INTEREST
   INCOME...................       453         77          --           530       1,105        2,655             --        4,290
NON-INTEREST EXPENSE
Salaries and benefits.......     1,963        520                     2,483       1,257        4,621                       8,361
Occupancy...................       381        112                       493         217          850                       1,560
Data processing.............       326         61                       387         115          183                         685
Professional fees...........       648        338                       986         179          219                       1,384
Core deposit amortization...       263                                  263          --          344             (1)(i)      606
Other.......................       617         90                       707         188        1,626                       2,521
                               -------    -------       -----       -------      ------      -------        -------      -------
 TOTAL NON-INTEREST
   EXPENSE..................     4,198      1,121          --         5,319       1,956        7,843             (1)      15,117
                               -------    -------       -----       -------      ------      -------        -------      -------
 Income (loss) before
   taxes....................    (1,004)    (1,301)                   (2,305)        335        9,520            137        7,687
Income tax expense
 (benefit)..................      (278)      (440)                     (718)         75        3,233             48(j)     2,638
                               -------    -------       -----       -------      ------      -------        -------      -------
NET INCOME (LOSS)...........   $  (726)   $  (861)      $  --       $(1,587)     $  260      $ 6,287        $    89      $ 5,049
                               =======    =======       =====       =======      ======      =======        =======      =======
Earnings (loss) per share...   $ (0.24)                                                                                  $  0.28
Book value per share........      9.41                                                                                      9.50

    NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION OF FRANKLIN BANK, S.S.B.


     On April 9, 2002, we completed the acquisition of Franklin Bank and merged our wholly owned subsidiary, BK2 Bank S.S.B., into Franklin Bank, where Franklin Bank was the surviving entity. The Franklin Bank merger was accounted for using purchase accounting. Therefore, our historical results of operations for the nine months ended September 30, 2003 include the operations of Franklin Bank, and for the year ended December 31, 2002 include the operations of Franklin Bank subsequent to April 9, 2002. Our historical balance sheet at September 30, 2003 includes the impact of the Franklin Bank acquisition.


     The unaudited pro forma combined consolidated statement of operations for the year ended December 31, 2002 is presented as if the Franklin Bank acquisition occurred at the beginning of the year. The information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date.

     Certain historical information of Franklin Bank has been reclassified on a pro forma basis to conform to our classifications.

NOTE 2 -- BASIS OF PRESENTATION OF HIGHLAND LAKES BANCSHARES CORPORATION

     On April 30, 2003, we completed the acquisition of Highland.


     The Highland merger was accounted for using purchase accounting. Therefore, our historical results of operations for the nine months ended September 30, 2003 include the operations of Highland subsequent to April 30, 2003. Our historical balance sheet at September 30, 2003 includes the impact of the Highland acquisition.



     The unaudited pro forma combined consolidated statement of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are presented as if the Highland acquisition occurred as of January 1, 2002. The information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date.


     Certain historical information of Highland has been reclassified on a pro forma basis to conform to our classifications.

NOTE 3 -- BASIS OF PRESENTATION OF THE JACKSONVILLE BANCORP, INC. ACQUISITION


     On August 12, 2003, we announced that we had executed a definitive agreement to acquire all of the outstanding common stock of Jacksonville Bancorp. It is expected that the Jacksonville Bancorp acquisition will close in the fourth quarter of 2003. Therefore, our historical financial statements as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002 do not include the financial position and results of operations of Jacksonville Bancorp.



     The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2003 and for the year ended December 31, 2002 are presented as if the Jacksonville Bancorp acquisition occurred as of January 1, 2002. The unaudited pro forma consolidated balance sheet as of September 30, 2003 is presented as if the Jacksonville Bancorp acquisition occurred on that date. This information is not intended to reflect the actual results that would have been achieved had the Jacksonville Bancorp acquisition actually occurred on those dates.



     Jacksonville Bancorp's fiscal year ends on September 30th. In order to present the same comparable periods for the nine months ended September 30, 2003, we utilized Jacksonville Bancorp's results for the second, third and fourth quarters of their fiscal year ended September 30, 2003. For the pro forma year ended December 31, 2002, we utilized Jacksonville Bancorp's second, third and fourth quarter results for their fiscal year ended September 30, 2002 and the first quarter results for their fiscal year ended September 30, 2003.

     Certain historical data of Jacksonville Bancorp have been reclassified on a pro forma basis to conform to our classifications.

NOTE 4 -- JACKSONVILLE BANCORP PURCHASE PRICE

     Under the merger agreement, shareholders of Jacksonville Bancorp will receive $37.50 in cash for each share of common stock, and all outstanding Jacksonville Bancorp stock options will be cancelled in exchange for a payment equal to the difference between the per share option exercise price and $37.50.

     The total cash consideration to be paid to the Jacksonville Bancorp shareholders will be approximately $72.5 million on a fully diluted basis.

     The purchase price is to be financed with the proceeds from this offering.

NOTE 5 -- ALLOCATION OF JACKSONVILLE BANCORP PURCHASE PRICE

     The purchase price for the Jacksonville Bancorp acquisition has been allocated as follows.


                                                               PURCHASE PRICE
                                                               --------------
                                                               (IN THOUSANDS)
Cash and cash equivalents...................................     $  18,998
Securities..................................................        48,459
Federal Home Loan Bank stock and other investments..........         3,254
Mortgage-backed securities..................................       107,279
Loans, net..................................................       285,518
Premises and equipment......................................         5,617
Real estate owned...........................................           218
Other assets................................................         5,255
Goodwill....................................................        33,639
Core deposit intangible.....................................         2,084
Other intangibles...........................................           672
Deposits....................................................      (398,935)
Federal Home Loan Bank advance..............................       (31,108)
Other liabilities...........................................        (8,450)
                                                                 ---------
Total estimated purchase price..............................     $  72,500
                                                                 =========


     In allocating the purchase price, the following adjustments were made to Jacksonville Bancorp's historical amounts:


     - Loans were increased $6.4 million, representing the estimated market value adjustment and the reversal of the loan loss provision; and



     - Deposits were increased $5.1 million, representing the market value adjustment; and


     - Other liabilities were increased $4.8 million, representing the estimated merger costs.


     The purchase price adjustments are subject to further refinement, including the determination of a core deposit intangible and its life for amortization purposes. For pro forma presentation purposes only, we have included an estimated core deposit intangible calculated as 1.52% of transaction accounts. In accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 30, 2001; therefore, no goodwill amortization is presented in the pro forma financial statements. However, the core deposit intangible will be amortized over the estimated life of the deposit relationships acquired and recorded as a charge to operations.

NOTE 6 -- JACKSONVILLE BANCORP MERGER COSTS

     The table below reflects our current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $4.8 million ($3.5 million after tax, using a combined federal and state tax rate of 35.25%) expected to be incurred in connection with the Jacksonville Bancorp acquisition. The financial advisory fee is payable to Friedman, Billings, Ramsey & Co. upon the execution of the merger agreement and the closing of the acquisition. None of the merger costs are payable to related parties of ours. While a portion of these costs may be recognized over time, the current estimate of these costs has been recorded in the pro forma combined costs, primarily comprised of anticipated cash charges, and include the following (in thousands):

Employee costs (severance and retention costs)..............   $  508
Non-compete agreements relating to board of directors.......      579
Change of control payments relating to employment agreements
  with management...........................................    1,713
Conversion costs............................................      352
Other costs.................................................      749
                                                               ------
Deductible merger costs.....................................    3,901
Tax benefit.................................................    1,375
                                                               ------
Deductible merger costs, net of tax benefits................    2,526
Financial advisory and legal fees...........................      925
                                                               ------
Total merger costs, net of tax benefits.....................   $3,451
                                                               ======

     Our cost estimates are forward-looking. While the costs represent our current estimate of merger costs associated with the acquisition that we will incur, the actual level and timing of recognition of these costs will be based on the final integration after consummation of the Jacksonville Bancorp acquisition. You should be aware that the completion of this integration and other actions that may be taken in connection with the Jacksonville Bancorp acquisition will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions we used in determining the current estimate of these costs. For additional factors that may cause actual results to differ, see "Cautionary Note Regarding Forward-Looking Information."

NOTE 7 -- KEY TO PRO FORMA ADJUSTMENTS FOR JACKSONVILLE BANCORP ACQUISITION

     Summarized below are the pro forma adjustments necessary to reflect the acquisition of Jacksonville Bancorp based on the purchase method of accounting:

          (a) Use of cash for the purchase.


          (b) The issuance of 5,178,572 shares of our common stock in this offering, equal to the approximate purchase price of Jacksonville Bancorp of $72.5 million, based on an offering price of $14.00 per share, which is the midpoint of the range set forth on the cover of this prospectus.


          (c) Fair value mark-to-market on loans and deposits.


          (d) Goodwill resulting from the purchase method of accounting (in thousands). See Note 5.



              Write-off existing goodwill.........................   $(2,295)
              New goodwill........................................    33,639
                                                                     -------
                Adjustment........................................   $31,344
                                                                     =======

          (e) Core deposit intangible resulting from the valuation of identifiable intangibles, net of the write-off of existing core deposit intangible in the historical financial statements of Jacksonville Bancorp. This adjustment is comprised of the following:



Intangibles on Jacksonville Bancorp's balance sheet (in
  thousands):
     Core deposit intangibles...............................   $ 1,048
     Excess servicing.......................................       672
                                                               -------
     Total..................................................   $ 1,720
  Adjustments to intangibles
     Write-off existing core deposit intangibles............   $(1,048)
     New core deposit intangible............................     2,084
                                                               -------
       Total adjustment.....................................   $ 1,036
                                                               =======


          (f) Adjustment to liabilities for accrued merger costs. See note 6.

          (g) Elimination of Jacksonville Bancorp's common stock, retained earnings and unrealized gains on securities available for sale.

          (h) Amortization of the estimated fair market adjustments on the loan portfolio and certificates of deposits.

          (i) Amortization expense related to the estimated core deposit intangible. The core deposit intangible will be amortized over the estimated lives of the deposit accounts acquired.


          (j) Tax effect associated with the fair market value amortization and the amortization expense of the core deposit intangible, computed using a combined federal and state tax rate of 35.25%.

                       SELECTED HISTORICAL FINANCIAL DATA


     You should read the selected historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus. The consolidated statements of operations and balance sheet information at and for the nine months ended September 30, 2003 and 2002 are derived from our unaudited financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations and balance sheet information at or for the year ended December 31, 2002 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated statements of operations for the years ended December 31, 2001, 2000 and 1999 and balance sheet information at December 31, 2001 and 2000 are derived from the audited financial statements of Franklin Bank which are included elsewhere in this prospectus. The consolidated statement of operations information for the year ended December 31, 1998 and balance sheet information at December 31, 1999 and 1998 are derived from the audited financial statements of Franklin Bank, which are not included in this prospectus.



     Actual results for the nine months ended September 30, 2003 include activity for Highland beginning May 1, 2003. Pro forma results for the nine months ended September 30, 2003 include activity for Highland as if its acquisition occurred on January 1, 2003. Actual results for the nine months ended September 30, 2002 and for the year ended December 31, 2002 include activity for Franklin Bank since its acquisition by us on April 10, 2002. Pro forma results for the year ended December 31, 2002 include activity for Franklin and Highland as if their acquisitions had occurred on January 1, 2002. Pro forma results for the nine months ended September 30, 2002 include activity for Franklin Bank as if its acquisition had occurred on January 1, 2002.


     Actual results for the year ended December 31, 2001, 2000, 1999 and 1998 include activity for Franklin Bank only.


                                                            AT OR FOR THE NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                 -----------------------------------------------------
                                                           2003                        2002
                                                 -------------------------   -------------------------
                                                   ACTUAL       PRO FORMA      ACTUAL       PRO FORMA
                                                 -----------   -----------   -----------   -----------
                                                                (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income................................   $ 26,302      $ 27,198       $ 3,720       $ 4,517
Interest expense...............................    (13,637)      (14,135)       (1,988)       (2,297)
                                                  --------      --------       -------       -------
Net interest income............................     12,665        13,063         1,732         2,220
Provision for credit losses....................       (876)       (1,392)          (31)         (776)
Non-interest income............................      3,458         3,770           365           442
Non-interest expense...........................     (9,874)      (10,744)       (2,298)       (3,419)
                                                  --------      --------       -------       -------
Income (loss) before taxes.....................      5,373         4,697          (232)       (1,533)
Income tax (expense) benefit...................     (1,888)       (1,902)           79           519
                                                  --------      --------       -------       -------
Net income (loss)..............................   $  3,485      $  2,795       $  (153)      $(1,014)
                                                  ========      ========       =======       =======

                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                   2003            2002
                                                              --------------   -------------
                                                                  ACTUAL          ACTUAL
                                                              --------------   -------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
BALANCE SHEET
ASSETS
Cash and cash equivalents...................................   $    40,835      $   45,425
Available for sale securities...............................        51,785              --
Federal Home Loan Bank stock and other investments..........        28,750           1,615
Mortgage-backed securities..................................        74,793          23,878
Loans, net..................................................     1,281,942         139,011
Goodwill....................................................        19,156           7,432
Intangible assets, net......................................           903           1,415
Premises and equipment, net.................................         3,950             384
Real estate owned...........................................           648             538
Other assets................................................        31,367           5,494
                                                               -----------      ----------
  Total assets..............................................   $ 1,534,129      $  225,192
                                                               ===========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits....................................................   $   851,661      $  161,996
Federal Home Loan Bank advances.............................       548,850          31,800
Junior subordinated notes...................................        20,091              --
Other liabilities...........................................        10,502           8,007
                                                               -----------      ----------
  Total liabilities.........................................     1,431,104         201,803
Stockholders' equity........................................       103,025          23,389
                                                               -----------      ----------
  Total liabilities and stockholders' equity................   $ 1,534,129      $  225,192
                                                               ===========      ==========
SELECTED FINANCIAL RATIOS:
PERFORMANCE RATIOS (1):
Earnings per common share...................................   $      0.33      $    (0.10)
Weighted average number of shares...........................    10,505,628       1,507,171
Return on average assets....................................          0.48%          (0.19)%
Return on average common equity.............................          4.67           (1.30)
Book value per share........................................   $      9.70      $     9.94
Tangible book value per share...............................          7.81            6.18
Stockholders' equity to assets..............................          6.72%          10.39%
Net yield on interest-earning assets........................          1.78            2.17
Interest rate spread........................................          1.61            1.94
Efficiency ratio (2)........................................         65.83          111.78
Net operating expense ratio (3).............................          0.88            2.35
ASSET QUALITY RATIOS:
Allowance for credit losses to non-performing loans.........        133.63%         173.79%
Allowance for credit losses to total loans..................          0.21            0.78
Net charge-offs to average loans............................          0.03            0.17
Non-performing assets to total assets.......................          0.17            0.52
Non-performing assets to total loans and real estate
  owned.....................................................          0.20            0.83

                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                 2003          2002
                                                              -----------   -----------
                                                                ACTUAL        ACTUAL
                                                              -----------   -----------

CAPITAL RATIOS OF THE BANK:
Total capital ratio.........................................        13.16%       15.85%
Tier 1 capital ratio........................................        12.81        14.80
Tier 1 leverage ratio.......................................         7.86         7.14


                                                   FRANKLIN BANK CORP.                       FRANKLIN BANK, SSB(4)
                                         ----------------------------------------   ----------------------------------------
                                                                    AT OR FOR THE
                                              AT OR FOR THE          YEAR ENDED      AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                YEAR ENDED          DECEMBER 31,    ----------------------------------------
                                            DECEMBER 31, 2002           2001          2001       2000       1999     1998(5)
                                         ------------------------   -------------   --------   --------   --------   -------
                                           ACTUAL      PRO FORMA       ACTUAL        ACTUAL     ACTUAL     ACTUAL    ACTUAL
                                         ----------   -----------   -------------   --------   --------   --------   -------
                                                                           (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income........................  $    6,446     $10,705         $   1       $ 3,563    $ 3,399    $ 1,963    $  961
Interest expense.......................      (3,553)     (5,513)           (1)       (1,796)    (1,686)      (940)     (347)
                                         ----------     -------         -----       -------    -------    -------    ------
Net interest income....................       2,893       5,192            --         1,767      1,713      1,023       614
Provision for credit losses............        (152)     (1,522)           --          (167)      (132)       (15)     (204)
Non-interest income....................         453       1,635            --           280        153        141       837
Non-interest expense...................      (4,198)     (7,275)          (54)       (1,871)    (1,483)    (1,138)     (838)
                                         ----------     -------         -----       -------    -------    -------    ------
Income (loss) before taxes.............      (1,004)     (1,970)          (54)            9        251         11       409
Income tax (expense) benefit...........         278         643            --           (59)       (87)        (7)     (139)
                                         ----------     -------         -----       -------    -------    -------    ------
Net income (loss)......................  $     (726)    $(1,327)        $ (54)      $   (50)   $   164    $     4    $  270
                                         ==========     =======         =====       =======    =======    =======    ======

                                       FRANKLIN BANK CORP.           FRANKLIN BANK, SSB(4)
                                       -------------------   -------------------------------------
                                          DECEMBER 31,                   DECEMBER 31,
                                       -------------------   -------------------------------------
                                         2002       2001      2001      2000      1999     1998(5)
                                       ---------   -------   -------   -------   -------   -------
                                        ACTUAL     ACTUAL    ACTUAL    ACTUAL    ACTUAL    ACTUAL
                                       ---------   -------   -------   -------   -------   -------
                                                             (IN THOUSANDS)
BALANCE SHEET
ASSETS
Cash and cash equivalents............  $ 18,675     $ 84     $ 4,672   $ 5,554   $ 2,903   $ 4,543
Federal Home Loan Bank stock and
  other investments..................     3,163       --       5,241     6,673     9,537     1,076
Mortgage-backed securities...........    22,924       --       4,231     1,082     1,302     1,245
Loans, net...........................   307,160       --      34,516    28,602    14,095     9,331
Goodwill.............................     7,790       --          --        --        --        --
Intangible assets, net...............     1,316       --          --        --        --        --
Premises and equipment...............       464       --         274       303       409       235
Real estate owned....................       958       --          --        --        52        --
Other assets.........................     3,231      319         398       417       290       113
                                       --------     ----     -------   -------   -------   -------
     Total assets....................  $365,681     $403     $49,332   $42,631   $28,588   $16,543
                                       ========     ====     =======   =======   =======   =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.............................  $182,334     $ --     $44,743   $38,178   $23,673   $12,903
Federal Home Loan Bank advances......    62,800       --          --        --     2,000       500
Notes payable........................        --      250          --        --        --        --
Junior subordinated notes............    20,007       --          --        --        --        --
Other liabilities....................     3,133        7         620       499        80       224
                                       --------     ----     -------   -------   -------   -------
     Total liabilities...............   268,274      257      45,363    38,677    25,753    13,627
Stockholders' equity.................    97,407      146       3,969     3,954     2,835     2,916
                                       --------     ----     -------   -------   -------   -------
     Total liabilities and
       stockholders' equity..........  $365,681     $403     $49,332   $42,631   $28,588   $16,543
                                       ========     ====     =======   =======   =======   =======

                                    FRANKLIN BANK CORP.             FRANKLIN BANK, SSB(4)
                                  -----------------------   -------------------------------------
                                       DECEMBER 31,                     DECEMBER 31,
                                  -----------------------   -------------------------------------
                                    2002         2001        2001      2000      1999     1998(5)
                                  ---------   -----------   -------   -------   -------   -------
                                   ACTUAL     ACTUAL        ACTUAL    ACTUAL    ACTUAL    ACTUAL
                                  ---------   -----------   -------   -------   -------   -------
SELECTED FINANCIAL RATIOS:
PERFORMANCE RATIOS(1):
Earnings per common share.......  $   (0.24)                $ (0.57)  $  2.12   $  0.05   $  4.25
Weighted average number of
  shares........................  2,984,403                  87,949    77,393    71,185    63,647
Return on average assets........      (0.46)%                 (0.11)%    0.43%     0.02%     2.60%
Return on average common
  equity........................      (3.32)                  (1.24)     4.78      0.13     10.39
Stockholders' equity to
  assets........................      26.64%                   8.05%     9.27      9.92     17.63
Book value per share............  $    9.41                 $ 45.13   $ 44.96   $ 39.83   $ 40.96
Tangible book value per share...  $    8.53                 $ 45.13   $ 44.96   $ 39.83   $ 40.96
Net yield on interest-earning
  assets........................       1.98%                   3.90%     4.69%     3.22%     4.80%
Interest rate spread............       1.57                    3.65      4.39      2.80      3.46
Efficiency ratio(2).............     124.55                   91.40     79.45     97.80    125.21
Net operating expense
  ratio(3)......................       2.66                    3.98      3.90      4.78      8.06
ASSET QUALITY RATIOS:
Allowance for credit losses to
  non-performing loans..........      75.34%                  55.21%   209.82%   143.98%   124.97%
Allowance for credit losses to
  total loans...................       0.37                    1.28      1.09      1.41      2.20
Net charge-offs to average
  loans.........................       0.19                    0.12      0.08      0.18      0.86
Non-performing assets to total
  assets........................       0.68                    1.62      0.35      0.67      1.02
Non-performing assets to total
  loans and real estate owned...       0.80                    2.32      0.52      1.34      1.76
CAPITAL RATIOS OF THE BANK:
Total capital ratio.............      49.82%                  12.51%    20.20%    19.70%    28.90%
Tier 1 capital ratio............      49.17                   11.26     19.00     18.40     27.60
Tier 1 leverage ratio...........      24.19                    8.06      9.60     10.70     20.60

---------------


(1) Ratio, yield and rate information for the nine months ended September 30, 2003 and for the year ended December 31, 2001 are based on average daily average balances. Ratio, yield and rate information for the nine months ended September 30, 2002 and the years ended December 31, 2002, 2000, 1999 and 1998 are based on average monthly balances. Return on average common equity is based on average monthly balances for all periods presented.


(2) Efficiency ratio is non-interest expense (excluding acquisition related amortization) divided by net interest income plus non-interest income, excluding gains on securities.

(3) Net operating expense ratio is non-interest expense less non-interest income divided by average total assets.

(4) Certain items have been reclassified at or for the years ended December 31, 2001 and 2000 to conform to our current presentation.

(5) Franklin Bank was formed on February 27, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with our consolidated financial statements, and the notes to those financial statements, included elsewhere in this prospectus.

OVERVIEW


     We were formed in August 2001 and began our banking operations in April 2002 with our acquisition of Franklin Bank. Since April 2002, we have grown from $62.3 million in assets to $1.5 billion at September 30, 2003, expanded our community banking offices to four from two, established our corporate office that includes residential construction and mortgage banker finance lending groups, expanded our residential construction lending to Arizona and Florida, and initiated a mortgage banking business with 31 retail mortgage offices and a wholesale office.



     Our historical financial results reflect the development of our business. During 2002, we incurred the non-interest expense related to our expansion and the infrastructure cost necessary to support the expansion. At the end of 2002, we began to acquire and originate loans and other earning assets, which have increased our revenues to a level that offsets the expenses necessary to support our business that we incurred in our development stage. During the first nine months of 2003, we have begun to see the results from the execution of our business strategy as our asset and revenue growth have offset the ongoing cost of executing our business strategy. We have achieved improved levels of profitability as our businesses have begun to generate earning assets and revenues that exceed their ongoing operating expenses. We will continue to make additional investments in our business to expand the range of our product lines and services.


CRITICAL ACCOUNTING POLICIES

     Our significant accounting policies are described in the notes to our consolidated financial statements which are included elsewhere in this prospectus. Certain of these accounting policies, by their nature, involve a significant amount of subjective and complex judgment by our management. These policies relate to our allowance for credit losses, rate lock commitments and goodwill and other intangible assets. We believe that our estimates, judgments and assumptions are reasonable given the circumstances at the time of the estimate. However, actual results could differ significantly from these estimates and assumptions which could have a material impact on our financial condition and results of operations. Our critical accounting policies as described below.

  ALLOWANCE FOR CREDIT LOSSES

     We maintain our allowance for credit losses at the amount estimated by management to be sufficient to absorb probable losses based on available information. Our estimates of credit losses meet the criteria for accrual of loss contingencies in accordance with SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." When analyzing the appropriateness of the allowance for credit losses, we segment our loan portfolio into as many components as practical, each of which will normally have similar characteristics, such as risk classification, delinquency statistics, type of loan, industry, location of collateral property, loan-to-value ratios, or type of collateral. The process of evaluating the adequacy of the allowance for credit losses has two basic elements: first, the identification of problem loans based on current operating financial information and fair value of the underlying collateral property; and second, a methodology for estimating general loan loss reserves. For loans classified as "watch," "special mention," "substandard" or "doubtful," whether analyzed and provided for individually or as part of pools, we record all estimated credit losses at the time the loan is classified. For components of the loan portfolio that are not homogenous, such as construction and commercial loans, and are not classified, we establish the credit loss allowance based on a credit grade that is assigned to the loan at origination on a formula basis and provide for these over the first year of the loan. For homogenous loans, such as single-family mortgage and consumer loans, we utilize the frequency and severity of losses for the asset class and the delinquency status. When available information confirms specific loans, or portions of those loans, to be uncollectible, we charge off those amounts against the allowance for credit losses. Even after loans are charged off, we continue reasonable collection efforts until the potential for recovery is exhausted. See "-- Credit
Quality -- Allowance for Credit Losses."

  RATE LOCK COMMITMENTS

     In connection with our mortgage banking activities, we enter into interest rate lock commitments with loan applicants whereby the interest rate on the loan is guaranteed for a certain period of time while the application is in the approval process, which we refer to as the "locked pipeline." In accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," interest rate lock commitments are derivative financial instruments and changes in their fair value are required to be reported in current earnings. The fair value of interest rate lock commitments is determined as of the date the interest rate is locked and is based on the estimated fair value of the underlying mortgage loans, including the value of the servicing. Generally, we base the change in the value of the underlying mortgages on quoted market prices of publicly traded mortgage backed securities. Management estimates the amount of loans expected to close by applying a "fall-out" ratio for commitments that expire. This estimate is based on the historical data for loans with similar characteristics as well as current market conditions. We record changes in the fair value as gains or losses on sales of single family loans on the consolidated statements of operations.

  IMPAIRMENT OF GOODWILL


     Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The core deposit intangible is being amortized on an accelerated basis over the estimated lives of the underlying deposit relationships acquired. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment at least annually. Goodwill will be tested for impairment using quoted market and a discounted cash flow model to determine if the fair value of our assets, net of liabilities, exceeds the carrying amount. If the fair value of our net assets is determined to be less than the carrying amount, goodwill will be written down through a charge to operations.


SIGNIFICANT TRANSACTIONS


     On November 13, 2003, we entered into an agreement to acquire Lost Pines Bancshares, Inc., for approximately $6.9 million in cash. Lost Pines is a Texas-based bank holding company with approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity at September 30, 2003.



     On August 12, 2003, we announced that we had entered into an agreement to acquire Jacksonville Bancorp, Inc., for approximately $72.5 million in cash. Jacksonville Bancorp is a Texas-based savings and loan holding company with approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity at September 30, 2003. See "The Merger" for more information on this transaction.



     On April 30, 2003, we completed our acquisition of Highland. Total consideration for Highland was $18.0 million, including $15.0 million in cash, $2.7 million in shares of our common stock, valued at $10.00 per share, and $290,000 in direct acquisition costs. At the time of the acquisition, Highland's total assets were approximately $83.6 million and deposits were approximately $72.9 million. The acquisition of Highland complemented our existing banking branches and expanded our presence in our target Texas market.



     In November 2002, we issued 8,000,000 shares of our common stock at $10.00 per share in a private placement. Related issuance costs of $5.6 million are included as a reduction to paid-in capital on our consolidated statement of stockholders' equity at September 30, 2003. In connection with the private placement, 2,353,320 shares of our outstanding common stock were classified as Class B common stock and the remainder as Class A common stock. We used the net proceeds from the private placement for general corporate purposes. As a condition to the private placement, we agreed to file the registration statement of which this prospectus is part of by August 16, 2003 and to cause it to become effective by November 4, 2003. On November 4, 2003, our Class B common stock was converted into Class A common stock. See "Description of Capital Stock" for more details. We are subject to certain required payments for each day that the registration statement is not effective after November 4, 2003, as more fully described under "Certain Relationships and Related Transactions."



     Also in November 2002, we formed Franklin Bank Capital Trust I. The trust issued $20 million of variable rate trust preferred securities that currently pays 4.48% annually and resets quarterly to 3-month LIBOR plus 3.35%, and invested the proceeds in variable rate junior subordinated notes, or junior notes, issued by us. In addition, we invested $619,000 in variable rate common securities of the trust. We can redeem the junior notes at our option at par plus accrued and unpaid interest beginning in November 2007. The junior notes mature in November 2032.



     On April 9, 2002, we acquired Franklin Bank for total consideration of $11.2 million, including $1.4 million in cash, $8.9 million in shares of our common stock valued at $10.00 per share, and $905,000 in acquisition costs. Prior to our acquisition of the bank, we had assets of approximately $488,000. After the acquisition we had assets of approximately $62.8 million, deposits of $46.8 million and stockholders' equity of $14.3 million. This acquisition gave us the platform on which we have built our business.


RESULTS OF OPERATIONS


     The actual results from operations for the periods ended September 30, 2003 and December 31, 2002 and 2001 are our actual results for those periods, and include Highland beginning on May 1, 2003 and Franklin Bank beginning on April 10, 2002. Pro forma results for the period ended September 30, 2003 include activity for Highland as if its acquisition had occurred on January 1, 2003. Pro forma results for the period ended December 31, 2002 include activity for Highland and Franklin Bank as if their acquisitions occurred on January 1, 2002. Pro forma results for the period ended September 30, 2002 include activity for Franklin Bank as if its acquisition had occurred on January 1, 2002. The results of operations for the years ended December 31, 2001, 2000, 1999 and 1998 are the results of Franklin Bank prior to our acquisition. During these periods, the bank operated as a local community bank.


     The analyses of the results from operations are made on an actual to actual basis for (1) the comparison for Franklin Bank between the years ended December 31, 2001 and 2000 and (2) net interest income for all periods presented. We believe that a comparison of actual net interest margins provides the appropriate disclosure of the results of our business activities and strategies. This presentation enables the reader to compare the results realized by our strategies to those from the corresponding prior period. A comparison of pro forma results would compare the results of our strategy to a combination of the results of both ours and Franklin Bank's strategies, and thus would not provide an accurate reflection of the changes from period to period resulting from the execution of the strategy we employ.

     For non-interest income, provision for credit losses and non-interest expense, we compare:


     - the pro forma results for the period ended September 30, 2003 to the pro forma results for the period ended September 30, 2002; and


     - the pro forma results for the year ended December 31, 2002 to the actual results of Franklin Bank for the year ended December 31, 2001.

We believe that, by comparing these full year periods for the activities of Franklin Bank and us, this presentation provides the reader with an accurate comparison of our results of operations, since our operations began on April 10, 2002. Prior to April 10, 2002 we were a start up company created for the purpose of acquiring Franklin Bank.

  NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002



     Net income was $3.5 million for the nine months ended September 30, 2003, compared to a net loss of $153,000 for the nine months ended September 30, 2002, and net income was $2.8 million for the pro forma nine months ended September 30, 2003, compared to a net loss of $1.0 million for the pro forma nine months ended September 30, 2002.



                                         NINE MONTHS ENDED SEPTEMBER 30,
                                    ------------------------------------------
                                            2003                  2002           PRO FORMA
                                    --------------------   -------------------    INCREASE
                                     ACTUAL    PRO FORMA   ACTUAL    PRO FORMA   (DECREASE)
                                    --------   ---------   -------   ---------   ----------
                                                        (IN THOUSANDS)
Interest income...................  $ 26,302   $ 27,198    $ 3,720    $ 4,517     $ 22,681
Interest expense..................   (13,637)   (14,135)    (1,988)    (2,297)     (11,838)
Provision for credit losses.......      (876)    (1,392)       (31)      (776)        (616)
Non-interest income...............     3,458      3,770        365        442        3,328
Non-interest expense..............    (9,874)   (10,744)    (2,298)    (3,419)      (7,325)
Income tax (expense) benefit......    (1,888)    (1,902)        79        519       (2,421)
                                    --------   --------    -------    -------     --------
  Net income (loss)...............  $  3,485   $  2,795    $  (153)   $(1,014)    $  3,809
                                    ========   ========    =======    =======     ========



     Since our acquisition of the bank, we have focused on expanding the bank's business activities and increasing its overall profitability. The net loss reported for the nine months ended September 30, 2002 reflects the costs we incurred as we began to implement our business strategy.



     Net interest income. Net interest income is the amount of interest earned on our assets in excess of interest incurred on our liabilities. The net yield on interest-earning assets, or net yield, represents net interest income expressed as a percentage of our average interest-earning assets. The table below sets forth information regarding our average interest-earning assets and average interest-bearing liabilities and the related income and expense and weighted average yields. Average balances for the nine months ended September 30, 2003 are based on daily average balances, and for the nine months ended September 30, 2002 are based on average monthly balances.



                                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                           -------------------------------------------------------------
                                                       2003                            2002
                                                     (ACTUAL)                        (ACTUAL)
                                           -----------------------------   -----------------------------
                                                      INTEREST   AVERAGE              INTEREST   AVERAGE
                                           AVERAGE    INCOME/    YIELD/    AVERAGE    INCOME/    YIELD/
                                           BALANCE    EXPENSE     RATE     BALANCE    EXPENSE     RATE
                                           --------   --------   -------   --------   --------   -------
                                                              (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Short-term interest earning assets.....  $ 45,719   $   344      0.99%   $ 15,158    $  185      1.61%
  Trading assets.........................     6,109       109      2.38          --        --        --
  Available for sale securities..........    17,971       275      2.05          --        --        --
  Federal Home Loan Bank stock and other
     investments.........................    16,956       285      2.25       1,943        58      3.97
  Mortgage-backed securities.............    46,721       913      2.61      14,305       562      5.24
  Loans
     Single family.......................   737,495    21,330      3.86      53,401     1,892      4.72
     Residential construction............    46,501     1,678      4.83       5,416       243      6.00
     Commercial real estate..............    13,029       651      6.68       5,897       279      6.32
     Commercial business.................     9,252       422      6.10       5,707       255      5.97
     Consumer............................     4,924       295      8.00       3,928       246      8.39
                                           --------   -------    ------    --------    ------    ------
       Total loans.......................   811,201    24,376      4.01      74,349     2,915      5.23
                                           --------   -------    ------    --------    ------    ------
       Total interest-earning assets.....   944,677    26,302      3.71%    105,755     3,720      4.69%
Non-interest-earning assets..............    28,648                           5,066
                                           --------                        --------
       Total assets......................  $973,325                        $110,821
                                           ========                        ========

                                                      FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                           -------------------------------------------------------------
                                                       2003                            2002
                                                     (ACTUAL)                        (ACTUAL)
                                           -----------------------------   -----------------------------
                                                      INTEREST   AVERAGE              INTEREST   AVERAGE
                                           AVERAGE    INCOME/    YIELD/    AVERAGE    INCOME/    YIELD/
                                           BALANCE    EXPENSE     RATE     BALANCE    EXPENSE     RATE
                                           --------   --------   -------   --------   --------   -------
                                                              (DOLLARS IN THOUSANDS)
INTEREST-BEARING LIABILITIES
  Interest bearing deposits
       Checking accounts.................  $ 11,991   $    87      0.98%   $  3,603    $   36      1.33%
       Money market and savings
          accounts.......................    41,972       544      1.73       5,647       104      2.48
       Certificates of deposit...........    57,775     1,150      2.66      21,834       465      2.85
  Brokered and wholesale.................   388,381     6,139      2.11      49,221     1,104      3.00
     Non-interest bearing deposits.......    10,331        --        --       3,723        --        --
                                           --------   -------    ------    --------    ------    ------
       Total deposits....................   510,450     7,920      2.07      84,028     1,709      2.72
Federal Home Loan Bank advances..........   332,205     4,581      0.98      12,816       275      2.88
Reverse repurchase agreements............     4,059        35      1.73          --        --        --
Notes payable............................        --        --        --         109         4      4.75
Junior subordinated notes................    20,045     1,101      7.25          --        --        --
                                           --------   -------    ------    --------    ------    ------
       Total interest-bearing
          liabilities....................   866,759    13,637      2.10      96,953     1,988      2.75
Non-interest-bearing liabilities and
  stockholder's equity...................   106,566                          13,868
                                           --------   -------    ------    --------    ------    ------
       Total liabilities and
          stockholder's equity...........  $973,325                        $110,821
                                           ========                        ========
Net interest income/interest rate
  spread.................................             $12,665      1.61%               $1,732      1.94%
                                                      =======    ======                ======    ======
Net yield on interest-earning assets.....                          1.78%                           2.17%
                                                                 ======                          ======
Ratio of average interest-earning assets
  to average interest-bearing
  liabilities............................                        108.99%                         109.08%
                                                                 ======                          ======


     Interest income and interest expense are impacted both by changes in the volume of interest-earning assets and interest-bearing liabilities and by changes in yields and rates. The table below analyzes the impact of changes in volume (changes in average outstanding balances multiplied by the prior period's rate) and changes in rate (changes in rate multiplied by the prior period's average balance). Changes that are impacted by a combination of rate and volume are allocated proportionately to both changes in volume and changes in rate. For purposes of calculating the changes in our net interest income, non-performing assets are included in the appropriate balance and shown as a rate difference.


                                                          CHANGE    CHANGE
                                                          DUE TO    DUE TO     TOTAL
                                                           RATE     VOLUME    CHANGE
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
INTEREST INCOME
  Short-term interest earning assets....................  $  (132)  $   291   $   159
  Trading assets........................................       --       109       109
  Available for sale securities.........................       --       275       275
  Federal Home Loan Bank stock and other investments....      (51)      278       227
  Mortgage-backed securities............................     (553)      904       351
  Loans
     Single family......................................     (638)   20,076    19,438
     Residential construction...........................      (88)    1,523     1,435
     Commercial real estate.............................       17       355       372
     Commercial business................................        5       162       167
     Consumer...........................................      (18)       67        49
                                                          -------   -------   -------
       Total loans......................................     (722)   22,183    21,461
                                                          -------   -------   -------
Total interest income...................................   (1,458)   24,040    22,582
INTEREST EXPENSE
  Interest-bearing deposits
       Checking accounts................................      (17)       69        52
       Money market and savings accounts................      (61)      500       439
       Certificates of deposit..........................      (51)      737       686
  Brokered and wholesale................................     (630)    5,664     5,034
                                                          -------   -------   -------
       Total deposits...................................     (759)    6,970     6,211
Federal Home Loan Bank advances.........................     (203)    4,509     4,306
Reverse repurchase agreements...........................       --        35        35
Notes payable...........................................       --        (4)       (4)
Junior subordinated notes...............................       --     1,101     1,101
                                                          -------   -------   -------
Total interest expense..................................     (962)   12,611    11,649
                                                          -------   -------   -------
Net interest income.....................................  $  (496)  $11,429   $10,933
                                                          =======   =======   =======



     Net interest income increased $11.0 million to $12.7 million for the nine months ended September 30, 2003, from $1.7 million for the nine months ended September 30, 2002. This increase is due to a $838.9 million increase in average interest-earning assets, resulting primarily from purchases and originations of single family loans and an increase in residential construction loans. Purchases of single family loans totaled $1.3 billion since September 30, 2002 and are primarily made up of adjustable rate mortgages with an initial interest rate reset of three to five years and annual resets thereafter. We increased our single family loan portfolio in order to deploy our capital and to provide us with an earnings base to implement our business strategy. Additionally, during 2003 we opened two regional residential construction lending offices and expanded our Houston office. Through these offices we originated $136.5 million in new loans. The net yield declined 39 basis points to 1.78% for the nine months ended September 30, 2003, from 2.17% for the nine months ended September 30, 2002. This decline is due to the change in the mix of our assets caused by the purchase of lower yielding single family loans. The single family loans were purchased at a weighted average yield of 3.87%.

     The following table details our interest income and non-interest expense by product niche:


                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                       --------------------------------
                                                            2003              2002
                                                       ---------------   --------------
                                                       ACTUAL    RATIO   ACTUAL   RATIO
                                                       -------   -----   ------   -----
                                                            (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Mortgage banking products..........................  $21,330     81%   $1,892     51%
  Community banking products.........................    1,368      5       780     21
  Residential construction lending...................    1,678      7       243      6
  Other..............................................    1,926      7       805     22
                                                       -------    ---    ------    ---
       Total interest income.........................  $26,302    100%   $3,720    100%
                                                       =======    ===    ======    ===
NON-INTEREST EXPENSE
  Mortgage banking products..........................  $ 3,470     35%   $  195      8%
  Community banking products.........................    1,439     15       935     41
  Residential construction lending...................      603      6       115      5
  Other..............................................    4,362     44     1,053     46
                                                       -------    ---    ------    ---
       Total non-interest expense....................  $ 9,874    100%   $2,298    100%
                                                       =======    ===    ======    ===



     As of September 30, 2003, the mortgage banker finance product niche had limited activities and therefore is included in other under interest income and non-interest expense.



     Of our niche products, only the community banking niche products incur interest expense. Community banking accounted for $1.8 million, or 13%, of our total interest expense for the nine months ended September 30, 2003 and $605,000, or 30%, for the nine months ended September 30, 2002.


     Provision for credit losses. The provision for credit losses is the periodic cost of maintaining an adequate allowance to cover probable losses. The table below sets forth the activity in our allowance for credit losses.


                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                 ---------------------------------------
                                                        2003                 2002
                                                 ------------------   ------------------
                                                 ACTUAL   PRO FORMA   ACTUAL   PRO FORMA
                                                 ------   ---------   ------   ---------
                                                         (DOLLARS IN THOUSANDS)
Beginning balance..............................  $1,143    $1,518     $   --    $  442
Highland acquisition...........................     870                   --        --
Franklin Bank acquisition......................      --                1,189        --
Provisions for credit losses
  Single family................................   1,399     1,487         42        42
  Commercial...................................    (519)     (111)        (7)      738
  Consumer.....................................      (4)       16         (4)       (4)
Charge-offs
  Single family................................      --       (25)        --        --
  Commercial...................................    (216)     (216)      (133)     (133)
  Consumer.....................................     (39)      (41)        --        --

                                                     NINE MONTHS ENDED SEPTEMBER 30,
                                                 ---------------------------------------
                                                        2003                 2002
                                                 ------------------   ------------------
                                                 ACTUAL   PRO FORMA   ACTUAL   PRO FORMA
                                                 ------   ---------   ------   ---------
                                                         (DOLLARS IN THOUSANDS)
Recoveries
  Single family................................      --         5         --        --
  Commercial...................................       2         3          3         5
  Consumer.....................................       1         1          1         1
                                                 ------    ------     ------    ------
Ending balance.................................  $2,637    $2,637     $1,091    $1,091
                                                 ======    ======     ======    ======
Allowance for credit losses to non-performing
  loans........................................  133.63%   133.63%    173.79%   173.79%
Allowance for credit losses to total loans.....    0.21      0.21       0.78      0.78
Allowance for credit losses to average loans...    0.33      0.33       1.47      1.47
Net charge-offs to average loans...............    0.03      0.03       0.17      0.17



     The provision for credit losses increased $616,000 to $1.4 million for the pro forma nine months ended September 30, 2003, as compared to $776,000 for the pro forma nine months ended September 30, 2002. This increase is due to Highland increasing its credit loss provision in 2003 for expected losses on its construction and commercial loans.


     Non-interest income. The following table sets forth the composition of our non-interest income.


                                            NINE MONTHS ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                               2003                 2002          PRO FORMA
                                        ------------------   ------------------    INCREASE
                                        ACTUAL   PRO FORMA   ACTUAL   PRO FORMA   (DECREASE)
                                        ------   ---------   ------   ---------   ----------
                                                           (IN THOUSANDS)
Loan fee income.......................  $  191    $  211      $ 74      $122        $   89
Deposit fees and charges..............     127       172        56        85            87
Gains on sales of loans and
  securities..........................   2,230     2,230       188       188         2,042
Other.................................     910     1,157        47        47         1,110
                                        ------    ------      ----      ----        ------
                                        $3,458    $3,770      $365      $442        $3,328
                                        ======    ======      ====      ====        ======



     Non-interest income increased $3.4 million to $3.8 million for the pro forma nine months ended September 30, 2003, from $442,000 for the pro forma nine months ended September 30, 2002. This increase is due primarily to the expansion of our mortgage banking activities and the resulting gains on sales of loans, gains on securities and the acquisition of Highland.



     Deposit fees and charges, which are primarily comprised of fees and service charges on retail deposit accounts, increased $87,000 to $172,000 for the pro forma nine months ended September 30, 2003, as compared to $85,000 for the pro forma nine months ended September 30, 2002. This increase is related to overdraft fees, service charges on checking accounts and fees charged for other banking related services and is directly related to an increase in our customer base. Since our acquisition of Franklin Bank, we have expanded our deposit customer base, increasing the number of checking accounts from 665 at September 30, 2002 to 2,498 at September 30, 2003. This growth resulted from our acquisition of Highland in April 2003 and successful marketing efforts including competitive pricing, newspaper advertising, direct mail, and enhanced Internet capabilities. Additionally, we opened a new banking branch in the greater Austin area during March 2003.



     Gains on sales of single family loans and securities increased for the pro forma nine months ended September 30, 2003 due to an increase in mortgage banking activity during 2003. We originate loans through our retail mortgage offices, as described under "Business -- Business Activities -- Mortgage
Banking -- Retail Mortgage Origination," with the intention of selling the majority of loans originated, including the related servicing. During the current period we sold $103.8 million of single family loans, resulting in a gain of $1.4 million. Additionally, we had gains totaling $224,000 on interest rate lock commitments. At September 30, 2003, these commitments totaled $14.5 million excluding loans expected to be transferred to our portfolio and after considering the amount of the interest rate lock commitments expected to expire prior to closing the related mortgage loan. See "-- Critical Accounting Policies" above for more details. This gain was partially offset by a $196,000 loss on forward delivery contracts, totaling $12.9 million, entered into to hedge the interest rate lock commitments. There were no gains on sales of single family loans for the pro forma nine months ended September 30, 2002. The gain on securities for the pro forma nine months ended September 30, 2003 totaled $729,000, related to the sale of $35.2 million of mortgage-backed securities and $111,000 related to the sale of a U.S. Treasury security, compared to a gain of $188,000, related to the sale of $11.7 million of mortgage backed securities, in the pro forma prior year period.



     The increase in other non-interest income is due to mortgage banking activity and the acquisition of Highland. Under certain circumstances we will act as a mortgage broker to facilitate the origination of single family loans in the name of another financial institution for a fee. Brokered fees totaled $649,000 for the nine months ended September 30, 2003. The acquisition of Highland contributed $432,000 in other non-interest income for the pro forma nine months ended September 30, 2003, which is comprised of $192,000 of ancillary income on other customer services provided and $240,000 in income on owned rental properties and other sources.



     Non-interest expense. The following table details the components of our non-interest expense.



                                          NINE MONTHS ENDED SEPTEMBER 30,
                                      ---------------------------------------
                                             2003                 2002          PRO FORMA
                                      ------------------   ------------------    INCREASE
                                      ACTUAL   PRO FORMA   ACTUAL   PRO FORMA   (DECREASE)
                                      ------   ---------   ------   ---------   ----------
                                                         (IN THOUSANDS)
Salaries and benefits...............  $4,381    $ 4,709    $1,124    $1,644       $3,065
Professional fees...................   1,744      1,931       259       597        1,334
Occupancy...........................   1,051      1,122       278       390          732
Data processing.....................     846        937       163       224          713
Core deposit amortization...........    (174)      (174)      165       165         (339)
Other...............................   2,026      2,219       309       399        1,820
                                      ------    -------    ------    ------       ------
                                      $9,874    $10,744    $2,298    $3,419       $7,325
                                      ======    =======    ======    ======       ======



     Non-interest expense increased $7.3 million to $10.7 million for the pro forma nine months ended September 30, 2003, as compared to the pro forma nine months ended September 30, 2002. The increase in non-interest expense is due to costs incurred to expand our business operations as we implement our business strategy. See "Business -- Our Strategy."



     The increase in salaries and benefits is due to the hiring of our executive management, the hiring of additional staff in order to manage and support the expansion of our operations and the acquisition of Highland. The number of full time equivalent employees increased to 261 at September 30, 2003, up from 35 at September 30, 2002.



     Professional fees are primarily comprised of legal fees, directors' fees and expenses, fees incurred for our outside auditors, and fees paid for our outsourced mortgage banking activities, including appraisals, underwriting and post-closing services. Also included in professional fees are consulting fees paid to Ranieri & Co., Inc. In November 2002, we entered into a three-year consulting agreement with Ranieri & Co., as part of which we granted it options to purchase shares of our common stock and agreed to pay an annual fee for consulting activities, as described under "Certain Relationships and Related Transactions -- Ranieri & Co., Inc." The fair value of these options is recognized over the life of the consulting agreement pursuant to SFAS No. 123, "Accounting for Stock Based Compensation." Professional fees increased $1.3 million to $1.9 million for the pro forma nine months ended September 30, 2003, as compared to the pro forma nine months ended September 30, 2002. This increase includes $620,000 related to costs associated with the Ranieri & Co. consulting agreement. Additionally, legal fees increased $215,000 related to costs associated with our defense and settlement of a residential construction loan dispute and pre-foreclosure costs on another residential construction loan property. Costs incurred for outsourcing mortgage banking services increased due to an increase in mortgage banking activity. During the pro forma nine months ended September 30, 2002, Franklin Bank's directors' options were exercised immediately prior to our acquisition of Franklin Bank in a cashless exercise. Franklin Bank incurred $230,000 in additional director fees from this exercise.



     Occupancy expense increased $732,000 to $1.1 million for the pro forma nine months ended September 30, 2003, as compared to the pro forma nine months ended September 30, 2002. The increase represents costs associated with the expansion of our corporate office in Houston, Texas, the addition of a new banking branch in Austin, Texas, the initiation of our mortgage banking business with 31 offices, the addition of two residential construction lending offices in Arizona and Florida and the acquisition of Highland.



     Data processing expense increased $713,000 to $937,000 for the pro forma nine months ended September 30, 2003, as compared to the pro forma nine months ended September 30, 2002. This increase represents the increase in outsourced data processing services and depreciation on computer hardware and software incurred to support our expansion and growth.



     Amortization of intangibles was a reduction in expense of $174,000 for the pro forma nine months ended September 30, 2003, compared to an expense of $165,000 for the comparable 2002 period. During the first quarter of 2003, we finalized our core deposit intangible study related to our acquisition of Franklin Bank, which was based on the actual accounts acquired. The study valued the core deposit intangible at $204,000, as compared to the estimated valuation of $1.6 million at acquisition, which was based on the asset and liability tables for the first quarter of 2002 published by the OTS. As a result, $237,000 of amortization recorded during 2002 was reversed during 2003. Goodwill was adjusted for the difference between the estimated core deposit intangible and the amount that resulted from the core deposit intangible study. Additionally, amortization for the nine months ended September 30, 2003 includes $28,000 related to the Franklin Bank acquisition and $35,000 related to the acquisition of Highland. The core deposit intangible for Highland is $556,000.



     Other non-interest expense increased $1.8 million to $2.2 million for the pro forma nine months ended September 30, 2003, as compared to the pro forma nine months ended September 30, 2002. This increase represents costs incurred to support our growth and expansion, including higher franchise taxes, advertising, travel and office supply costs.


 YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

     We incurred a pro forma net loss of $1.3 million for the year ended December 31, 2002, compared to an actual net loss of $50,000 for the bank for the year ended December 31, 2001.

                                                 FRANKLIN BANK CORP.        FRANKLIN BANK, SSB
                                             ----------------------------   ------------------
                                               YEAR ENDED DECEMBER 31,
                                             ----------------------------       YEAR ENDED
                                                    2002            2001    DECEMBER 31, 2001    PRO FORMA
                                             -------------------   ------   ------------------    INCREASE
                                             ACTUAL    PRO FORMA   ACTUAL         ACTUAL         (DECREASE)
                                             -------   ---------   ------   ------------------   ----------
                                                                     (IN THOUSANDS)
Interest income............................  $ 6,446    $10,705     $  1         $ 3,563          $ 7,142
Interest expense...........................   (3,553)    (5,513)      (1)         (1,796)          (3,717)
Provision for credit losses................     (152)    (1,522)      --            (167)          (1,355)
Non-interest income........................      453      1,635       --             280            1,355
Non-interest expense.......................   (4,198)    (7,275)     (54)         (1,871)          (5,404)
Income tax (expense) benefit...............      278        643       --             (59)             702
                                             -------    -------     ----         -------          -------
Net income (loss)..........................  $  (726)   $(1,327)    $(54)        $   (50)         $(1,277)
                                             =======    =======     ====         =======          =======

     Net interest income. The table below sets forth information regarding our average interest-earning assets and average interest-bearing liabilities and the related income and expense and weighted average yields. For comparative purposes, the year ended December 31, 2001 is presented for the activity of Franklin Bank only. Prior to our acquisition of Franklin Bank, our operations were limited to start-up activities in preparation for acquiring the bank. Average balances for the year ended December 31, 2002 are calculated using average monthly balances, and for the year ended December 31, 2001 using average daily balances.

                                                   FRANKLIN BANK CORP.             FRANKLIN BANK, SSB
                                              -----------------------------   ----------------------------
                                                   FOR THE YEAR ENDED              FOR THE YEAR ENDED
                                                    DECEMBER 31, 2002              DECEMBER 31, 2001
                                              -----------------------------   ----------------------------
                                                         INTEREST   AVERAGE             INTEREST   AVERAGE
                                              AVERAGE    INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                                              BALANCE    EXPENSE     RATE     BALANCE   EXPENSE     RATE
                                              --------   --------   -------   -------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Short-term interest earning assets........  $ 24,499    $  356      1.46%   $ 4,859    $  195      4.01%
  Federal Home Loan Bank stock and other
     investments............................     1,949        71      3.59      3,641       203      5.59
  Mortgage-backed securities................    16,433       861      5.44      3,696       224      6.07
  Loans
     Single family..........................    80,346     3,668      4.56      3,772       452     11.98
     Residential construction...............     5,759       307      5.34     11,887     1,017      8.55
     Commercial real estate.................     7,137       458      6.42      6,364       514      8.08
     Commercial business....................     6,416       372      5.79      6,571       540      8.22
     Consumer...............................     4,291       353      8.25      4,526       418      9.24
                                              --------    ------    ------    -------    ------    ------
       Total loans..........................   103,949     5,158      4.96     33,120     2,941      8.88
                                              --------    ------    ------    -------    ------    ------
       Total interest-earning assets........   146,830     6,446      4.41%    45,316     3,563      7.86%
Non-interest-earning assets.................     7,480                          1,675
                                              --------    ------    ------    -------    ------    ------
       Total assets.........................  $154,310                        $46,991
                                              ========                        =======
INTEREST-BEARING LIABILITIES
  Interest bearing deposits
     Checking accounts......................  $  3,991    $   54      1.37%   $ 6,542    $  190      2.91%
     Money market and savings accounts......     7,516       181      2.41      3,777       115      3.04
     Certificates of deposit................    25,015       696      2.78     26,847     1,478      5.51
  Brokered and wholesale....................    63,170     1,889      2.99         --        --        --
  Non-interest bearing deposits.............     4,367        --        --      5,217        --        --
                                              --------    ------    ------    -------    ------    ------
       Total deposits.......................   104,059     2,820      2.71     42,383     1,783      4.21
Federal Home Loan Bank advances.............    18,658       536      2.89        307        13      4.27
Notes payable...............................        82         4      4.75         --        --        --
Junior subordinated note....................     2,631       193      7.34         --        --        --
                                              --------    ------    ------    -------    ------    ------
       Total interest-bearing liabilities...   125,430     3,553      2.84     42,690     1,796      4.21
Non-interest-bearing liabilities and
  stockholder's equity......................    28,880                          4,301
                                              --------    ------    ------    -------    ------    ------
       Total liabilities and stockholder's
          equity............................  $154,310                        $46,991
                                              ========                        =======
Net interest income/interest rate spread....              $2,893      1.57%              $1,767      3.65%
                                                          ======    ======               ======    ======
Net yield on interest-earning assets........                          1.98%                          3.90%
                                                                    ======                         ======
Ratio of average interest-earning assets to
  average interest-bearing liabilities......                        117.06%                        106.15%
                                                                    ======                         ======

     The following table analyzes the impact of changes in volume and rates on our net interest income for the year ended December 31, 2002, as compared to the corresponding 2001 period.


                                                            CHANGE    CHANGE
                                                            DUE TO    DUE TO   TOTAL
                                                             RATE     VOLUME   CHANGE
                                                            -------   ------   ------
                                                                 (IN THOUSANDS)
INTEREST INCOME
  Short-term interest earning assets......................  $  (192)  $  354   $  162
  Federal Home Loan Bank stock and other investments......      (58)     (74)    (132)
  Mortgage-backed securities..............................      (27)     663      636
  Loans
     Single family........................................     (448)   3,664    3,216
     Residential construction.............................     (299)    (411)    (710)
     Commercial real estate...............................     (114)      58      (56)
     Commercial business..................................     (156)     (12)    (168)
     Consumer.............................................      (43)     (22)     (65)
                                                            -------   ------   ------
       Total loans........................................   (1,060)   3,277    2,217
                                                            -------   ------   ------
Total interest income.....................................   (1,337)   4,220    2,883
                                                            -------   ------   ------
INTEREST EXPENSE
  Interest bearing deposits
       Checking accounts..................................      (78)     (58)    (136)
       Money market and savings accounts..................      (28)      94       66
       Certificates of deposit............................     (688)     (94)    (782)
     Brokered and wholesale...............................       --    1,889    1,889
                                                            -------   ------   ------
          Total deposits..................................     (794)   1,831    1,037
Federal Home Loan Bank advances...........................       (6)     529      523
Notes payable.............................................       --        4        4
Junior subordinated notes.................................       --      193      193
                                                            -------   ------   ------
Total interest expense....................................     (800)   2,557    1,757
                                                            -------   ------   ------
Net interest income.......................................  $  (537)  $1,663   $1,126
                                                            =======   ======   ======


     Net interest income increased $1.1 million to $2.9 million for the year ended December 31, 2002, from $1.8 million for the year ended December 31, 2001. This increase is due to a $101.5 million increase in average interest-earning assets, resulting primarily from purchases of single family loans. These purchases totaled $304.4 million since we acquired the bank in April 2002, and are primarily made up of adjustable rate mortgage loans with initial interest rate resets of three to five years and annual resets thereafter. The net yield declined 192 basis points to 1.98% for the year ended December 31, 2002, from 3.90% for the same period in 2001. This decline is due to the change in the mix of our assets caused by the purchase of lower yielding single family loans and a reduction in the residential construction loan portfolio. The single family loans were purchased at a weighted average yield of 4.47%.

     The following table details our interest income and non-interest expense by product niche:


                                                               YEAR ENDED DECEMBER 31,
                                                           -------------------------------
                                                                2002             2001
                                                           --------------   --------------
                                                           ACTUAL   RATIO   ACTUAL   RATIO
                                                           ------   -----   ------   -----
                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
  Mortgage banking products..............................  $3,668     57%   $  452     13%
  Community banking products.............................   1,183     18%    1,472     41%
  Residential construction lending.......................     307      5%    1,017     29%
  Other..................................................   1,288     20%      622     17%
                                                           ------    ---    ------    ---
          Total interest income..........................  $6,446    100%   $3,563    100%
                                                           ======    ===    ======    ===
NON-INTEREST EXPENSE(A)
  Mortgage banking products..............................  $  538     13%
  Community banking products.............................   1,068     25%
  Residential construction lending.......................     287      7%
  Other..................................................   2,305     55%
                                                           ------    ---
          Total non-interest expense.....................  $4,198    100%
                                                           ======    ===


     --------------------

     (A) Prior to our acquisition on April 9, 2002, Franklin Bank did not separate its non-interest expense by product niche.

     As of December 31, 2002, the mortgage banker finance product niche had not been implemented.


     Of our niche products, only the community banking niche incurs interest expense. Community banking accounted for $931,000, or 26%, of our total interest expense for the year ended December 31, 2002 and $1.8 million, or 99%, of the bank's total interest expense for the year ended December 31, 2001.

     Provision for credit losses. The table below sets forth the activity in our allowance for credit losses.

                                          FRANKLIN BANK CORP.
                                          --------------------
                                           FOR THE YEAR ENDED           FRANKLIN BANK, SSB
                                              DECEMBER 31,       ---------------------------------
                                          --------------------    FOR THE YEAR ENDED DECEMBER 31,
                                                  2002           ---------------------------------
                                          --------------------    2001     2000     1999     1998
                                          ACTUAL    PRO FORMA    ACTUAL   ACTUAL   ACTUAL   ACTUAL
                                          ------   -----------   ------   ------   ------   ------
                                                           (DOLLARS IN THOUSANDS)
Beginning balance.......................  $   --     $  442      $ 314    $  202   $  210   $   53
Highland acquisition....................      --        310         --        --       --       --
Franklin Bank acquisition...............   1,189         --         --        --       --       --
Provisions for credit losses
  Single family.........................      38         62         --        --       --       --
  Commercial............................      91      1,420        167        --       --       --
  Consumer..............................      23         40         --        --       --       --
  Other.................................      --         --         --       132       15      204
Charge-offs
  Single family.........................      --        (24)        --        --       --       --
  Commercial............................    (199)      (746)       (65)       --       --       --
  Consumer..............................      (3)       (20)        --        --       --       --
  Other.................................      --         --         --       (35)     (34)     (51)
Recoveries
  Single family.........................      --         --         --        --       --       --
  Commercial............................       3         21         21        --       --       --
  Consumer..............................       1         13          5        --       --       --
  Other.................................      --         --         --        15       11        4
                                          ------     ------      -----    ------   ------   ------
Ending balance..........................  $1,143     $1,518      $ 442    $  314   $  202   $  210
                                          ======     ======      =====    ======   ======   ======
Allowance for credit losses to
  non-performing loans..................   75.34%     66.64%     55.21%   209.82%  143.98%  124.97%
Allowance for credit losses to total
  loans.................................    0.37       0.46       1.28      1.09     1.41     2.20
Allowance for credit losses to average
  loans.................................    1.10       1.19       1.33      1.35     1.57     3.83
  Net charge-offs to average loans......    0.19       1.03       0.12      0.08     0.18     0.86

     The provision for credit losses increased $1.4 million to $1.5 million on a pro forma basis for the year ended December 31, 2002, compared to $167,000 for the year ended December 31, 2001. This increase is primarily due to the bank increasing its credit loss provision for residential construction and small business loans that became classified assets during the year.

     Non-interest income. The following table sets forth the composition of our non-interest income. During the period ended December 31, 2001, we did not have non-interest income.

                                         FRANKLIN BANK CORP.    FRANKLIN BANK, SSB
                                         --------------------   ------------------
                                              YEAR ENDED            YEAR ENDED       PRO FORMA
                                          DECEMBER 31, 2002     DECEMBER 31, 2001    TO ACTUAL
                                         --------------------   ------------------    INCREASE
                                         ACTUAL    PRO FORMA          ACTUAL         (DECREASE)
                                         -------   ----------   ------------------   ----------
                                                             (IN THOUSANDS)
Loan fee income........................   $125       $  300            $139            $  161
Deposit fees and charges...............     84          260             137               123
Gains on sales of loans and
  securities...........................    191          191              --               191
Other..................................     53          884               4               880
                                          ----       ------            ----            ------
Total non-interest income..............   $453       $1,635            $280            $1,355
                                          ====       ======            ====            ======

     Non-interest income increased $1.4 million to $1.6 million for the pro forma year ended December 31, 2002, from $280,000 for the year ended December 31, 2001. This increase is due to sales of mortgage-backed securities and the acquisition of Highland.

     Gains on sales of single family loans and mortgage backed securities were $191,000 for the pro forma year ended December 31, 2002. These gains included $187,000 related to the sale of $11.7 million of mortgage-backed securities. There were no gains on sales of single family loans and mortgage-backed securities during the year ended December 31, 2001.

     The acquisition of Highland contributed $832,000 in other non-interest income for the pro forma year ended December 31, 2002, which is comprised of $374,000 of ancillary income on other customer services provided and $458,000 in income earned on owned rental properties and other sources.

     Non-interest expense. The following table details the components of our non-interest expense.

                                                                      FRANKLIN BANK, SSB
                                        FRANKLIN BANK CORP.           ------------------
                                 ----------------------------------       YEAR ENDED
                                      YEAR ENDED DECEMBER 31,            DECEMBER 31,      PRO FORMA
                                 ----------------------------------   ------------------      TO
                                         2002              2001              2001          FRANKLIN
                                 --------------------   -----------   ------------------     BANK
                                 ACTUAL    PRO FORMA      ACTUAL            ACTUAL          ACTUAL
                                 ------   -----------   -----------   ------------------   ---------
                                                           (IN THOUSANDS)
Salaries and benefits..........  $1,963     $3,740          $--             $  849          $2,891
Professional fees..............     648      1,165            4                228             937
Occupancy......................     381        710           32                385             325
Data processing................     326        502            5                159             343
Core deposit amortization......     263        263           --                 --             263
Other..........................     617        895           13                250             645
                                 ------     ------          ---             ------          ------
Total non-interest expense.....  $4,198     $7,275          $54             $1,871          $5,404
                                 ======     ======          ===             ======          ======

     Non-interest expense increased $5.4 million to $7.3 million for the pro forma year ended December 31, 2002, from $1.9 million for the bank for the year ended December 31, 2001. The increase in non-interest expense is due to costs incurred to expand our business operations as we implement our business strategy.

     The increase in salaries and benefits is due to the hiring of our executive management, the hiring of additional staff in order to manage and support the expansion of our operations and the acquisition of Highland. The number of full time equivalent employees totaled 102 at December 31, 2002 on a pro forma basis, up from 18 at December 31, 2001.

     Professional fees increased $937,000 to $1.2 million for the pro forma year ended December 31, 2002, as compared to the bank for the year ended December 31, 2001. During the pro forma year ended December 31, 2002, Franklin Bank's directors' options were exercised immediately prior to our acquisition of the bank in a cashless exercise. Franklin Bank incurred $230,000 in additional director fees from this exercise. Additionally, expenses totaling $150,000 related to costs associated with the Ranieri & Co. consulting agreement are included in amounts for the pro forma year ended December 31, 2002. Costs incurred for outsourcing mortgage banking services are included in 2002 due to the start of our mortgage banking activities.

     Occupancy expense increased $325,000 for the pro forma year ended December 31, 2002, as compared to the year ended December 31, 2001 for the bank. The increase represents primarily costs associated with the expansion of our corporate office in Houston, Texas, and the acquisition of Highland.

     Data processing increased $343,000 to $502,000 for the pro forma year ended December 31, 2002, as compared to the year ended December 31, 2001 for the bank. This increase represents the incremental costs incurred for our outsourced data processing services, the establishment of our outsourced data center, and depreciation on computer hardware and software purchased to support our expansion and growth.

     Amortization of intangibles was $263,000 for the pro forma year ended December 31, 2002. This amortization relates to the estimated core deposit intangible resulting from the acquisition of the bank, of $1.6 million, which was based on the asset and liability table for the first quarter of 2002 as published by the OTS. The allocation of the purchase price at December 31, 2002 was preliminary and during the first quarter of 2003 we finalized our core deposit intangible study, which was based on the actual deposit accounts acquired. The study valued the core deposit intangible at $204,000, as compared to the estimated valuation of $1.6 million at acquisition. As a result, $237,000 of amortization recorded during 2002 was reversed during 2003. Goodwill was adjusted for the difference between the estimated core deposit intangible and the amount that resulted from the core deposit intangible study.

     Other non-interest expense increased $645,000 to $895,000 for the pro forma year ended December 31, 2002, as compared to the year ended December 31, 2001 for the bank. This increase represents costs incurred to support our growth and expansion, including higher franchise taxes, advertising, travel and office supply costs.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

     Information for the years ended December 31, 2001 and December 31, 2000 sets forth activity for Franklin Bank prior to our acquisition. During this period the bank conducted its business as a local community bank.

     The bank had a net loss of $50,000 for the year ended December 31, 2001 compared to net income of $164,000 for the year ended December 31, 2000.

                                                         FRANKLIN BANK, SSB
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                         -------------------    INCREASE
                                                           2001       2000     (DECREASE)
                                                         --------   --------   ----------
                                                                  (IN THOUSANDS)
Interest income........................................  $ 3,563    $ 3,399      $ 164
Interest expense.......................................   (1,796)    (1,686)      (110)
Provision for credit losses............................     (167)      (132)       (35)
Non-interest income....................................      280        153        127
Non-interest expense...................................   (1,871)    (1,483)      (388)
Income tax (expense) benefit...........................      (59)       (87)        28
                                                         -------    -------      -----
Net income (loss)......................................  $   (50)   $   164      $(214)
                                                         =======    =======      =====

     The decline in the bank's earnings is due to an increase in non-interest expenses, partially offset by an increase in non-interest income.

     Net interest income. The table below sets forth information regarding the bank's average interest-earning assets and average interest-bearing liabilities and the related income and expense and weighted average yields.

                                                      FRANKLIN BANK, SSB
                                  -----------------------------------------------------------
                                       FOR THE YEAR ENDED             FOR THE YEAR ENDED
                                       DECEMBER 31, 2001              DECEMBER 31, 2000
                                  ----------------------------   ----------------------------
                                            INTEREST   AVERAGE             INTEREST   AVERAGE
                                  AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                                  BALANCE   EXPENSE     RATE     BALANCE   EXPENSE     RATE
                                  -------   --------   -------   -------   --------   -------
                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS
  Short-term interest-earning
     assets.....................  $ 4,859    $  195      4.01%   $ 2,424    $  133      5.49%
  Federal Home Loan Bank stock
     and other investments......    3,641       203      5.59      9,026       582      6.45
  Mortgage-backed securities....    3,696       224      6.07      1,138        76      6.65
  Loans
     Single family..............    3,772       452     11.98      4,173       548     13.14
     Residential construction...   11,887     1,017      8.55      8,721     1,097     12.58
     Commercial real estate.....    6,364       514      8.08      2,747       199      7.22
     Commercial business........    6,571       540      8.22      4,330       432      9.97
     Consumer...................    4,526       418      9.24      3,888       332      8.54
                                  -------    ------    ------    -------    ------    ------
       Total loans..............   33,120     2,941      8.88     23,859     2,608     10.93
                                  -------    ------    ------    -------    ------    ------
       Total interest-earning
          assets................   45,316     3,563      7.86     36,447     3,399      9.32
Non-interest-earning assets.....    1,675                          1,592
                                  -------    ------    ------    -------    ------    ------
       Total assets.............  $46,991                        $38,039
                                  =======                        =======
INTEREST-BEARING LIABILITIES
  Interest bearing deposits
     Checking accounts..........  $ 6,542    $  190      2.91%   $ 5,952    $  252      4.24%
     Money market and savings
       accounts.................    3,777       115      3.04      2,867       115      4.01
     Certificates of deposit....   26,847     1,478      5.51     18,204     1,067      5.86
  Non-interest bearing
     deposits...................    5,217        --        --      3,345        --        --
                                  -------    ------    ------    -------    ------    ------
       Total deposits...........   42,383     1,783      4.21     30,368     1,434      4.72
Federal Home Loan Bank
  advances......................      307        13      4.27      3,842       252      6.55
                                  -------    ------    ------    -------    ------    ------
       Total interest-bearing
          liabilities...........   42,690     1,796      4.21     34,210     1,686      4.93
Non-interest-bearing liabilities
  and stockholder's equity......    4,301                          3,829
                                  -------    ------    ------    -------    ------    ------
       Total liabilities and
          stockholder's
          equity................  $46,991                        $38,039
                                  =======                        =======
Net interest income/interest
  rate spread...................             $1,767      3.65%              $1,713      4.39%
                                             ======    ======               ======    ======
Net yield on interest-earning
  assets........................                         3.90%                          4.69%
                                                       ======                         ======
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities...................                       106.15%                        106.54%
                                                       ======                         ======

     The following table analyzes the impact of changes in volume and rates on the bank's net interest income for the year ended December 31, 2001, as compared to 2000.


                                                              CHANGE   CHANGE
                                                              DUE TO   DUE TO   TOTAL
                                                               RATE    VOLUME   CHANGE
                                                              ------   ------   ------
                                                                   (IN THOUSANDS)
INTEREST INCOME
  Short-term interest earning assets........................  $ (44)   $ 105    $  61
  Federal Home Loan Bank stock and other investments........    (70)    (309)    (379)
  Mortgage-backed securities................................     (7)     156      149
  Loans
     Single family..........................................    (46)     (50)     (96)
     Residential construction...............................   (411)     331      (80)
     Commercial real estate.................................     26      290      316
     Commercial business....................................    (86)     194      108
     Consumer...............................................     29       57       86
                                                              -----    -----    -----
       Total loans..........................................   (488)     822      334
                                                              -----    -----    -----
Total interest income.......................................   (609)     774      165
                                                              -----    -----    -----
INTEREST EXPENSE
  Interest bearing deposits
     Checking accounts......................................    (85)      23      (62)
     Money market and savings accounts......................    (32)      32       --
     Certificates of deposit................................    (68)     479      411
                                                              -----    -----    -----
     Total deposits.........................................   (185)     534      349
Federal Home Loan Bank advances.............................    (65)    (173)    (238)
                                                              -----    -----    -----
Total interest expense......................................   (250)     361      111
                                                              -----    -----    -----
Net interest income.........................................  $(359)   $ 413    $  54
                                                              =====    =====    =====


     The increase in net interest income is due to a $8.9 million increase in average interest-earning assets, primarily in the loan portfolio, partially offset by a 79 basis point decrease in the net yield.

     The following table details the bank's interest income by product niche:


                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                   2001             2000
                                                              --------------   --------------
                                                              ACTUAL   RATIO   ACTUAL   RATIO
                                                              ------   -----   ------   -----
                                                                  (DOLLARS IN THOUSANDS)
INTEREST INCOME
Mortgage banking products...................................  $  452     13%   $  548     16%
Community banking products..................................   1,472     41%      963     28%
Residential construction lending............................   1,017     29%    1,097     32%
Other.......................................................     622     17%      791     24%
                                                              ------    ---    ------    ---
  Total interest income.....................................  $3,563    100%   $3,399    100%
                                                              ======    ===    ======    ===


     Non-interest expense is not included in the table above as Franklin Bank did not separate its non-interest expense by product niche for the years ended December 31, 2001 and 2000.


     Community banking accounted for $1.8 million, or 99%, and $1.4 million, or 85%, respectively, of total interest expense for the years ended December 31, 2001 and 2000.

     Non-interest income. The following table sets forth the composition of the bank's non-interest income for the years ended December 31, 2001 and 2000.

                                                        FRANKLIN BANK, SSB
                                                        -------------------
                                                            YEAR ENDED
                                                           DECEMBER 31,
                                                        -------------------      INCREASE
                                                         2001         2000      (DECREASE)
                                                        ------       ------     ----------
                                                          (IN THOUSANDS)
Loan fee income.......................................   $139         $ 55         $ 84
Deposit fees and charges..............................    137           95           42
Gains on sales of loans and securities................     --           --           --
Other.................................................      4            3            1
                                                         ----         ----         ----
Total non-interest income.............................   $280         $153         $127
                                                         ====         ====         ====

     Non-interest income increased $127,000 to $280,000 for the year ended December 31, 2001 as compared to the prior year. This increase is due to higher loan fee income and an increase in deposit fees and charges.

     Non-interest expense. The following table details the bank's non-interest expense for the years ended December 31, 2001 and 2000.

                                                         FRANKLIN BANK, SSB
                                                         ------------------
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                         ------------------     INCREASE
                                                          2001       2000      (DECREASE)
                                                         -------    -------    ----------
                                                                  (IN THOUSANDS)
Salaries and benefits..................................  $  849     $  658        $191
Professional fees......................................     228         68         160
Occupancy..............................................     385        348          37
Data processing........................................     159        162          (3)
Other..................................................     250        247           3
                                                         ------     ------        ----
Total non-interest expense.............................  $1,871     $1,483        $388
                                                         ======     ======        ====

     Non-interest expense increased $388,000 to $1.9 million for the year ended December 31, 2001 as compared to the prior year. This increase includes a $191,000 increase in salaries and benefits and a $160,000 increase in professional fees.

FINANCIAL CONDITION

 GENERAL


     Total assets increased $1.2 billion to $1.5 billion at September 30, 2003, from $365.7 million at December 31, 2002. The increase in assets was attributable to the purchase of $1.1 billion of single family loans, the origination of residential construction loans of $136.5 million, and the acquisition of Highland, which added approximately $83.6 million in assets.


     At December 31, 2002, our assets were $365.7 million, compared to $49.3 million at December 31, 2001 and $62.3 million at April 9, 2002, the date of our acquisition of Franklin Bank. The increase is due to the purchase of $304.4 million in single family loans.

     At December 31, 2001, total assets for Franklin Bank were $49.3 million, compared to $42.6 million for the year ended December 31, 2000. The increase is primarily due to an increase in the loan portfolio.

 INVESTMENT PORTFOLIO

     Our objective in the management of our investment portfolio is to maintain a portfolio that provides for liquidity needs, provides a profitable interest rate spread over liabilities with similar maturities, includes assets that can be pledged as collateral for borrowings, meets regulatory requirements and enhances the utilization of our capital.

     Our investment portfolio primarily consists of mortgage-backed securities, stock of the Federal Home Loan Bank, or FHLB, and short-term liquid assets. The mutual fund investment is an open-end mutual fund that is primarily comprised of adjustable rate mortgage-backed securities issued by government sponsored enterprises or that are rated in the highest category by Moody's Investor Services or Standard & Poor's. There are no constraints on the withdrawal of funds from this investment. Our investment portfolio contains no investments in any one issuer in excess of 10% of our total equity, except for FHLB stock, which is a required investment, and a mutual fund investment, in which we look at the underlying investments in the fund. Exempt from this calculation are U.S. Treasury and U.S. government agencies securities.

     The following tables set forth the composition and fair value of our investment portfolio as of the dates indicated. At these dates, there were no securities held-to-maturity.


                                                                   SEPTEMBER 30, 2003
                                                     ----------------------------------------------
                                                     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                       COST        GAINS        LOSSES      VALUE
                                                     ---------   ----------   ----------   --------
                                                                     (IN THOUSANDS)
Available-for-sale securities
Mortgage-backed securities:
  Agency fixed rate................................  $    601       $ 15        $  --      $    616
  Agency adjustable rate...........................    73,847        485         (155)       74,177
                                                     --------       ----        -----      --------
  Total mortgage-backed securities.................    74,448        500         (155)       74,793
                                                     --------       ----        -----      --------
Federal Home Loan Bank stock.......................    28,315         --           --        28,315
Mutual fund investment.............................    51,295         --         (309)       50,986
U.S. Treasury securities...........................       799         --           --           799
Other equity securities............................       437          1           (3)          435
                                                     --------       ----        -----      --------
  Total Federal Home Loan Bank stock and other
     investments...................................    80,846          1         (312)       80,535
                                                     --------       ----        -----      --------
Total investment portfolio.........................  $155,294       $501        $(467)     $155,328
                                                     ========       ====        =====      ========

                                                                    DECEMBER 31, 2002
                                                      ---------------------------------------------
                                                      AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                        COST        GAINS        LOSSES      VALUE
                                                      ---------   ----------   ----------   -------
                                                                     (IN THOUSANDS)
Available-for-sale securities
Mortgage-backed securities:
  Agency fixed rate.................................   $11,119       $493         $(1)      $11,611
  Agency adjustable rate............................    11,158        155          --        11,313
                                                       -------       ----         ---       -------
  Total mortgage-backed securities..................    22,277        648          (1)       22,924
                                                       -------       ----         ---       -------
Federal Home Loan Bank stock........................     3,152         --          --         3,152
Other equity securities.............................        11         --          --            11
                                                       -------       ----         ---       -------
  Total Federal Home Loan Bank stock and other
     investments....................................     3,163         --          --         3,163
                                                       -------       ----         ---       -------
Total investment portfolio..........................   $25,440       $648         $(1)      $26,087
                                                       =======       ====         ===       =======

                                                                    FRANKLIN BANK, SSB
                                                       --------------------------------------------
                                                                    DECEMBER 31, 2001
                                                       --------------------------------------------
                                                       AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                         COST        GAINS        LOSSES     VALUE
                                                       ---------   ----------   ----------   ------
                                                                      (IN THOUSANDS)
Available-for-sale securities
Mortgage-backed securities:
  Agency fixed rate..................................   $   --        $--         $  --      $   --
  Agency adjustable rate.............................    4,159         73            --       4,232
                                                        ------        ---         -----      ------
  Total mortgage-backed securities...................    4,159         73            --       4,232
                                                        ------        ---         -----      ------
Federal Home Loan Bank stock.........................      205         --            --         205
Other equity securities..............................    5,035         --            --       5,035
                                                        ------        ---         -----      ------
  Total Federal Home Loan Bank stock and other
     investments.....................................    5,240         --            --       5,240
                                                        ------        ---         -----      ------
Total investment portfolio...........................   $9,399        $73         $  --      $9,472
                                                        ======        ===         =====      ======

                                                                    FRANKLIN BANK, SSB
                                                       --------------------------------------------
                                                                    DECEMBER 31, 2000
                                                       --------------------------------------------
                                                       AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                         COST        GAINS        LOSSES     VALUE
                                                       ---------   ----------   ----------   ------
                                                                      (IN THOUSANDS)
Available-for-sale securities
Mortgage-backed securities:
  Agency fixed rate..................................   $1,092       $  --         $(10)     $1,082
  Agency adjustable rate.............................       --          --           --          --
                                                        ------       -----         ----      ------
  Total mortgage-backed securities...................    1,092          --          (10)      1,082
                                                        ------       -----         ----      ------
U.S. government agencies fixed rate..................    6,524          --          (16)      6,508
Federal Home Loan Bank stock.........................      155          --           --         155
Other equity securities..............................       11          --           --          11
                                                        ------       -----         ----      ------
  Total Federal Home Loan Bank stock and other
     investments.....................................      166                                  166
                                                        ------       -----         ----      ------
Total investment portfolio...........................   $7,782       $  --         $(26)     $7,756
                                                        ======       =====         ====      ======

     At September 30, 2003, our total investment portfolio was $155.3 million, compared to $26.1 million at December 31, 2002. The $129.2 million portfolio increase during the nine months ended September 30, 2003 is due to purchases of mortgage-backed securities totaling $104.2 million, our purchase of Highland, which had $40.0 million in short-term investments that matured following the acquisition, the proceeds of which were reinvested in mutual funds, and the increase in our FHLB stock. Sales of mortgage-backed securities were $35.2 million during the nine months ended September 30, 2003.


     At December 31, 2002, our total investment portfolio was $26.1 million, compared to $9.5 million at December 2001. The increase during 2002 is due to purchases of $34.1 million of mortgage-backed securities offset by sales of $11.7 million of those securities.

     At December 31, 2001, Franklin Bank's investment portfolio was $9.5 million, compared to $7.8 million at December 31, 2000. The increase is due to a $3.2 million increase in mortgage-backed securities and an increase of $5.0 million in Federal Agricultural Mortgage Corporation equity securities, offset by the maturity of $6.5 million of U.S. government agency securities.

     The following table presents a summary of yields and maturities or repricing for our available-for-sale investment portfolio:


                                       SEPTEMBER 30, 2003                  DECEMBER 31, 2002
                                ---------------------------------   --------------------------------
                                       AVAILABLE-FOR-SALE                  AVAILABLE-FOR-SALE
                                ---------------------------------   --------------------------------
                                                       PERIOD-END                         PERIOD-END
                                                        WEIGHTED                           WEIGHTED
                                AMORTIZED     FAIR      AVERAGE     AMORTIZED    FAIR      AVERAGE
                                  COST       VALUE       RATES        COST       VALUE      RATES
                                ---------   --------   ----------   ---------   -------   ----------
                                                       (DOLLARS IN THOUSANDS)
Due in one year or less.......  $ 37,975    $ 37,977      2.05%      $    --    $    --        --
Due in one to five years......    36,713      37,041      3.12        11,332     11,471      4.50%
Due in five to ten years......        78          81      4.54           125        129      4.93
Due after ten years...........       481         493      3.69        10,820     11,324      6.09
                                --------    --------      ----       -------    -------      ----
                                  75,247      75,592      2.59%       22,277     22,924      5.28%
                                                          ====                               ====
Federal Home Loan Bank stock
  and other securities........    80,047      79,736                   3,163      3,163
                                --------    --------                 -------    -------
Total.........................  $155,294    $155,328                 $25,440    $26,087
                                ========    ========                 =======    =======

LOAN PORTFOLIO


     Our loan portfolio, excluding allowance for credit losses, premiums, deferred fees and costs, totaled $1.3 billion at September 30, 2003, and was comprised of $1.1 billion of single family mortgage loans, of which $73.9 million was held for sale, $4.7 million of mortgage banker finance loans, $103.9 million of residential construction loans, $24.7 million of commercial real estate, commercial loans and multi-family loans and $3.9 million of consumer loans. This compares to a total loan portfolio of $306.0 million at December 31, 2002, that was comprised of $276.9 million of single family mortgage loans, of which $757,000 was held for sale, $5.8 million of residential construction loans, $19.1 million of commercial real estate, commercial loans, and multi-family loans and $4.2 million of consumer loans.


                                   FRANKLIN BANK CORP.                       FRANKLIN BANK, SSB
                        -----------------------------------------   -------------------------------------
                           SEPTEMBER 30,          DECEMBER 31,        DECEMBER 31,        DECEMBER 31,
                                2003                  2002                2001                2000
                        --------------------   ------------------   -----------------   -----------------
                          AMOUNT     PERCENT    AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                        ----------   -------   --------   -------   -------   -------   -------   -------
                                                     (DOLLARS IN THOUSANDS)
Held to maturity:
Single family
  mortgages...........  $1,060,288    88.54%   $276,170    90.47%   $ 2,548     7.29%   $ 3,916    13.54%
Mortgage banker
  finance.............  $    4,715     0.39          --       --         --       --         --       --
Residential
  construction........     103,915     8.68       5,789     1.90     10,619    30.38     11,572    40.02
  Commercial real
    estate............       9,864     0.82       7,935     2.60      7,876    22.53      2,816     9.74
  Real estate(2)......          --       --          --       --         --       --         --       --
  Commercial
    business..........       9,235     0.77       7,985     2.62      7,442    21.29      6,071    21.00
  Multi-family........       5,568     0.46       3,179     1.04        518     1.48        493     1.70
  Consumer............       3,896     0.34       4,193     1.37      5,955    17.03      4,048    14.00
                        ----------   ------    --------   ------    -------   ------    -------   ------
    Sub-total.........   1,197,481   100.00%    305,251   100.00%    34,958   100.00%    28,916   100.00%
  Allowance for credit
    losses............      (2,637)              (1,143)               (442)               (314)
  Deferred loan
    costs/fees........      12,597                2,296                  --                  --
                        ----------             --------             -------             -------
    Total loans held
      to maturity.....   1,207,441              306,404              34,516              28,602
                        ----------             --------             -------             -------
Held for sale:
  Single family
    mortgages.........      73,907                  757
                        ----------             --------
  Deferred loan
    fees..............         594                   (1)
                        ----------             --------
    Total loans held
      for sale........      74,501                  756
                        ----------             --------
    Total loans.......  $1,281,942             $307,160             $34,516             $28,602
                        ==========             ========             =======             =======

                                 FRANKLIN BANK, SSB
                        ------------------------------------
                          DECEMBER 31,        DECEMBER 31,
                             1999(1)            1998(1)
                        -----------------   ----------------
                        AMOUNT    PERCENT   AMOUNT   PERCENT
                        -------   -------   ------   -------
                               (DOLLARS IN THOUSANDS)
Held to maturity:
Single family
  mortgages...........  $    --       --%   $  --        --%
Mortgage banker
  finance.............       --       --       --        --
Residential
  construction........       --       --       --        --
  Commercial real
    estate............       --       --       --        --
  Real estate(2)......   11,087    77.54    7,614     79.76
  Commercial
    business..........    2,465    17.24    1,397     14.63
  Multi-family........       --       --       --        --
  Consumer............      746     5.22      535      5.61
                        -------   ------    ------   ------
    Sub-total.........   14,298   100.00%   9,546    100.00%
  Allowance for credit
    losses............     (202)             (210)
  Deferred loan
    costs/fees........       (1)               (4)
                        -------             ------
    Total loans held
      to maturity.....   14,095             9,332
                        -------             ------
Held for sale:
  Single family
    mortgages.........
  Deferred loan
    fees..............
    Total loans held
      for sale........
    Total loans.......  $14,095             $9,332
                        =======             ======


---------------

(1) Detail for real estate loans not available to conform to current presentation.

(2) Primarily includes single-family, residential construction, commercial real estate, multi-family and residential lot loans.


     Single family mortgage loans grew by $857.3 million to $1.1 billion at September 30, 2003, from December 31, 2002. This growth is attributable to the purchase of $1.1 billion, and the origination of $198.6 million, of single family mortgage loans. These single family loan purchases were primarily through correspondent relationships with Countrywide Home Loans Inc., which accounted for 48% of total purchases during the nine months ended September 30, 2003, Residential Funding Corp. and ABN AMRO, each of which accounted for more than 10% of total purchases. We are not contractually obligated to purchase loans from any of these entities on an ongoing basis. The loan packages we purchase are underwritten in accordance with the bank's underwriting criteria outlined in "Business -- Underwriting and Risk Management." All of our purchases during the nine months ended September 30, 2003 were

"A" quality packages as defined by our underwriting policies. Single family mortgage loan originations for the nine months ended September 30, 2003 came primarily from our 31 retail mortgage offices. See "Business -- Business Activities Mortgage Banking -- Retail Mortgage Origination." During the nine months ended September 30, 2003, we also sold into the secondary market $103.8 million of single family mortgage loans. Principal repayments were $333.9 million for the nine months ended September 30, 2003. Lower market interest rates stimulated refinance activity resulting in an increase in principal prepayments.



     Residential construction loans increased by $98.1 million to $103.9 million at September 30, 2003, from $5.8 million at December 31, 2002. The increase is from the expansion of our construction lending business into Florida and Arizona combined with our strategy to have medium-size builders as our customers.



     Commercial real estate, commercial loans and multi-family loans increased by $5.6 million to $24.7 million at September 30, 2003, from December 31, 2002. This increase is due to originations for the portfolio of $987,000 and $10.0 million that was acquired in connection with our acquisition of Highland, offset by principal repayments of $5.7 million.



     Consumer loans decreased $297,000 for the nine months ended September 30, 2003, primarily as a result of principal repayments.



     The following tables show the geographic distribution of our loan portfolio at September 30, 2003 and December 31, 2002:



                                                                 SEPTEMBER 30, 2003
                                                              -------------------------
                                                                                  % OF
STATE                                                         PRINCIPAL AMOUNT   TOTAL
-----                                                         ----------------   ------
                                                               (IN THOUSANDS)
California..................................................     $  435,526       34.26%
Texas.......................................................        125,668        9.88
Arizona.....................................................         81,489        6.41
Illinois....................................................         80,186        6.31
Colorado....................................................         68,722        5.41
Florida.....................................................         46,507        3.66
Georgia.....................................................         36,760        2.89
Michigan....................................................         36,708        2.89
Washington..................................................         35,462        2.79
Maine.......................................................         33,888        2.67
Virginia....................................................         31,690        2.49
North Carolina..............................................         30,298        2.38
Maryland....................................................         20,264        1.59
Connecticut.................................................         19,149        1.51
New Jersey..................................................         18,538        1.46
New York....................................................         18,201        1.43
Ohio........................................................         16,983        1.34
Nevada......................................................         15,820        1.24
Minnesota...................................................         15,513        1.22
Other(1)....................................................        104,016        8.17
                                                                 ----------      ------
                                                                 $1,271,388      100.00%
                                                                 ==========      ======

                                                                  DECEMBER 31, 2002
                                                              -------------------------
                                                                                  % OF
STATE                                                         PRINCIPAL AMOUNT   TOTAL
-----                                                         ----------------   ------
                                                               (IN THOUSANDS)
California..................................................      $ 94,257        30.80%
Texas.......................................................        45,361        14.82
Illinois....................................................        29,240         9.56
Colorado....................................................        24,172         7.90
Michigan....................................................        13,422         4.39
Arizona.....................................................        11,194         3.66
Virginia....................................................         9,598         3.14
Maine.......................................................         8,395         2.74
Maryland....................................................         7,855         2.57
Florida.....................................................         6,600         2.16
Georgia.....................................................         6,008         1.96
Montana.....................................................         5,383         1.76
Ohio........................................................         5,128         1.68
Washington..................................................         5,063         1.65
Oregon......................................................         3,891         1.27
South Carolina..............................................         3,218         1.05
Connecticut.................................................         3,049         1.00
Other(1)....................................................        24,174         7.89
                                                                  --------       ------
                                                                  $306,008       100.00%
                                                                  ========       ======

---------------


(1) Includes states for which aggregate loans were less than 1% of total loans at September 30, 2003 and December 31, 2002.



     We maintain a geographic limitation policy that limits the amount of assets that can be in any one state to 25% of total assets, except for California, which is limited to 35% of total assets, and Texas, which is unlimited. This policy is designed to limit the exposure that we have to any one region. Additionally, because the majority of our loan portfolio is in single family mortgages that we have purchased, and 22% of the total of all single family mortgages originated are from California, our exposure is higher in California than other states. We expect that single family loans from California will continue to be a significant percentage of our loan portfolio.


     At December 31, 2002, our loan portfolio, excluding allowance for credit losses, premiums, deferred fees and costs totaled $306.0 million, and was comprised of $276.9 million of single family mortgage loans (of which $757,000 was held for sale), $5.8 million of residential construction loans, $19.1 million of commercial real estate, commercial loans and multi-family loans, and $4.2 million of consumer loans. This compares to a loan portfolio of $35.0 million at December 31, 2001, that was comprised of $2.5 million of single family mortgages, $10.6 million in residential construction loans, $15.9 million of commercial real estate, commercial loans and multi-family loans and $6.0 million in consumer loans.

     Single family mortgage loans grew by $274.4 million to $276.9 million at December 31, 2002, from $2.5 million at December 31, 2001. This growth is attributable to purchases of $304.4 million of such loans. These single family loan purchases were primarily through correspondent relationships with Countrywide Home Loans Inc., Residential Funding Corp., and Wachovia Bank, N.A., each of which accounted for more than 10% of total purchases for the year ended December 31, 2002. These "A" quality loan packages are underwritten in accordance with the bank's underwriting criteria outlined in "Business -- Underwriting and Risk Management." All of our purchases during 2002 were "A" quality packages as defined by our underwriting policies. In November 2002, we raised $94.0 million in capital from private placements of our common stock and an offering of trust preferred securities, providing us with the funds and capital for these purchases.

     Residential construction loans decreased by $4.8 million to $5.8 million at December 31, 2002, from $10.6 million at December 31, 2001. This decrease was due to principal repayments on the individual construction loans.

     At December 31, 2001, the bank's loan portfolio, excluding allowance for credit losses, premiums, deferred fees and costs totaled $35.0 million, and was comprised of $2.5 million of single family mortgages, $10.6 million in residential construction loans, $15.9 million of commercial real estate, commercial loans and multi-family loans, and $6.0 million in consumer loans. This compares to a loan portfolio of $28.9 million at December 31, 2000, that was comprised of $3.9 million of single family mortgages, $11.6 million in residential construction loans, $9.4 million of commercial real estate, commercial loans and multi-family loans, and $4.0 million in consumer loans. The increase in loans from December 31, 2000 is due to the origination of commercial real estate loans during the year ended December 31, 2001.


     The following tables present the maturity or repricing characteristics of our loan portfolio at September 30, 2003 and December 31, 2002.



                                                         SEPTEMBER 30, 2003
                                           -----------------------------------------------
                                            WITHIN      ONE TO       AFTER
                                           ONE YEAR   FIVE YEARS   FIVE YEARS     TOTAL
                                           --------   ----------   ----------   ----------
                                                           (IN THOUSANDS)
Loans at fixed rates.....................  $  4,952    $  9,621     $48,258     $   62,831
Loans at variable rates..................   388,606     819,951          --      1,208,557
                                           --------    --------     -------     ----------
                                           $393,558    $829,572     $48,258     $1,271,388
                                           ========    ========     =======     ==========


                                                            DECEMBER 31, 2002
                                              ---------------------------------------------
                                               WITHIN      ONE TO       AFTER
                                              ONE YEAR   FIVE YEARS   FIVE YEARS    TOTAL
                                              --------   ----------   ----------   --------
                                                             (IN THOUSANDS)
Loans at fixed rates........................  $ 1,018     $  7,665      $7,747     $ 16,430
Loans at variable rates.....................   59,940      229,638          --      289,578
                                              -------     --------      ------     --------
                                              $60,958     $237,303      $7,747     $306,008
                                              =======     ========      ======     ========

  DEPOSITS AND BORROWINGS


     DEPOSITS. The market for deposits is competitive. We offer a line of traditional deposit products that currently includes non-interest-bearing checking, interest-bearing checking, money market checking, commercial checking, money market accounts and certificates of deposit. We compete for deposits through our banking branches with competitive pricing, advertising, direct mail, telemarketing and online banking.



     We also utilize wholesale and brokered deposits and will continue to utilize these sources for deposits when they can be cost-effective. At September 30, 2003, wholesale and brokered deposits constituted approximately 80.4% of our total deposits.

     The following table shows the distribution of and certain other information relating to our deposits at the end of each period indicated.


                                          FRANKLIN BANK CORP.                                  FRANKLIN BANK, SSB
                           --------------------------------------------------   -------------------------------------------------
                           SEPTEMBER 30,    PERIOD    DECEMBER 31,    PERIOD    DECEMBER 31,    PERIOD    DECEMBER 31,    PERIOD
                               2003        END RATE       2002       END RATE       2001       END RATE       2000       END RATE
                           -------------   --------   ------------   --------   ------------   --------   ------------   --------
                                                                   (DOLLARS IN THOUSANDS)
Non-interest bearing.....    $ 14,813          --%      $  6,549         --%      $ 6,185          --%      $ 4,276          --%
Custodial accounts.......       1,536          --             76         --            --          --            25          --
Interest bearing deposits
  Transaction accounts...      12,798        0.93          4,786       1.50         6,570        1.64         4,027        4.22
  Money market accounts..      30,828        1.56         13,252       2.21         4,461        1.72         2,724        4.33
                             --------        ----       --------       ----       -------        ----       -------        ----
    Sub-total............      43,626        1.38         18,038       2.02        11,031        1.67         6,751        4.26
Savings accounts.........      33,595        1.94            568       1.00           536        1.00           336        3.00
Certificates of deposit
  Consumer & commercial..      73,665        3.27         33,052       3.19        26,991        4.21        26,790        6.61
  Wholesale & brokered...     684,426        1.59        124,051       2.76            --          --            --          --
                             --------        ----       --------       ----       -------        ----       -------        ----
    Sub-total............     758,091        1.75        157,103       2.85        26,991        4.21        26,790        6.61
    Total interest
      bearing deposits...     835,312        1.74        175,709       2.76        38,558        3.44        33,877        6.11
                             --------        ----       --------       ----       -------        ----       -------        ----
Total deposits...........    $851,661        1.71%      $182,334       2.66%      $44,743        2.96%      $38,178        5.42%
                             ========        ====       ========       ====       =======        ====       =======        ====


     The following table presents a summary of our average deposits and average rates paid as of the dates indicated:


                                               FRANKLIN BANK CORP.                      FRANKLIN BANK, SSB
                                     ---------------------------------------   -------------------------------------
                                     NINE MONTHS ENDED        YEAR ENDED          YEAR ENDED          YEAR ENDED
                                     SEPTEMBER 30, 2003   DECEMBER 31, 2002    DECEMBER 31, 2001   DECEMBER 31, 2000
                                     ------------------   ------------------   -----------------   -----------------
                                     AVERAGE    AVERAGE   AVERAGE    AVERAGE   AVERAGE   AVERAGE   AVERAGE   AVERAGE
                                     BALANCE     RATE     BALANCE     RATE     BALANCE    RATE     BALANCE    RATE
                                     --------   -------   --------   -------   -------   -------   -------   -------
                                                                 (DOLLARS IN THOUSANDS)
Interest-bearing deposits
  Transaction accounts.............  $ 11,991    0.98%    $  3,991    1.37%    $ 6,542    2.91%    $ 5,952    4.24%
  Money market and savings.........    41,972    1.73        7,516    2.41       3,777    3.04       2,867    4.01
  Certificates of deposit..........    57,775    2.66       25,015    2.78      26,847    5.51      18,204    5.86
  Brokered and wholesale...........   388,381    2.11       63,170    2.99          --      --          --      --
Non-interest bearing deposits......    10,331      --        4,367      --       5,217      --       3,345      --
                                     --------    ----     --------    ----     -------    ----     -------    ----
Total deposits.....................  $510,450    2.07%    $104,059    2.71%    $42,383    4.21%    $30,368    4.72%
                                     ========    ====     ========    ====     =======    ====     =======    ====



     The following table presents as of September 30, 2003, certificates of deposit in amounts of $100,000 or more by their maturity:



                                  4 MONTHS   7 MONTHS
                       3 MONTHS   THROUGH     THROUGH      OVER
                       OR LESS    6 MONTHS   12 MONTHS   12 MONTHS    TOTAL
                       --------   --------   ---------   ---------   -------
                                          (IN THOUSANDS)
                        $2,777     $2,759     $8,014      $12,516    $26,066



     Deposits for the nine months ended September 30, 2003 increased $669.4 million to $851.7 million, compared to $182.3 million at December 31, 2002. The increase is comprised of two main factors: the acquisition of Highland, which increased deposits by approximately $72.9 million; and the increase in brokered and wholesale deposits by $560.4 million.



     We expect that brokered and wholesale deposits will remain a significant source of our deposit funding. Excluding the effects of the acquisition of Highland, our retail and commercial deposits increased by $36.1 million during the nine months ended September 30, 2003. This increase can be attributed to our competitive pricing and marketing strategies.

     Deposits at December 31, 2002 increased $137.6 million to $182.3 million, compared to $44.7 million at December 31, 2001. This increase is due to an increase of $124.1 million in wholesale and brokered deposits and an increase of $8.8 million in money market accounts.

     Deposits at December 31, 2001 increased $6.5 million to $44.7 million, compared to $38.2 million at December 31, 2000. This increase is due to a $2.5 million increase in transaction accounts and a $1.7 million increase in money market accounts.

     BORROWINGS. The following table shows certain information regarding our borrowings:


                                                  FRANKLIN BANK CORP.                        FRANKLIN BANK, SSB
                              ------------------------------------------------------------   -------------------
                                               AT OR FOR THE PERIOD ENDED                       AT OR FOR THE
                              ------------------------------------------------------------      PERIOD ENDED
                              SEPTEMBER 30, 2003    DECEMBER 31, 2002    DECEMBER 31, 2001    DECEMBER 31, 2001
                              -------------------   ------------------   -----------------   -------------------
                                         WEIGHTED             WEIGHTED            WEIGHTED             WEIGHTED
                                         AVERAGE              AVERAGE             AVERAGE               AVERAGE
                               AMOUNT      RATE     AMOUNT      RATE     AMOUNT     RATE     AMOUNT      RATE
                              --------   --------   -------   --------   ------   --------   -------   ---------
                                                            (DOLLARS IN THOUSANDS)
Federal Home Loan Bank
  Advances
  Variable rate.............  $ 99,300     1.19%    $ 2,300     1.30%    $  --               $   --
  Fixed rate................   449,550     2.07      60,500     2.75
                              --------     ----     -------     ----     -----    -------    ------     -------
                               548,850     1.91%     62,800     2.70%       --                   --
Maximum outstanding at any
  month-end.................   563,850               62,800                 --                4,000
Average daily balance.......   332,205               25,537                 --                  307
Average interest rate.......      1.83%                2.89%                                   4.27%



     At September 30, 2003, our borrowings were $548.9 million, compared to $62.8 million at December 31, 2002. These increases in borrowings were utilized to fund part of our asset growth during this period. At September 30, 2003, borrowings were 38.6% of our funding liabilities. These borrowings are collateralized by our single family mortgage portfolio and are expected to continue to be a significant part of our funding in the future.



     The bank had no borrowings at December 31, 2001 or December 31, 2000. The following table shows the maturity or repricing of our borrowings at September 30, 2003:



                                     4 MONTHS
                       3 MONTHS OR    THROUGH    7 MONTHS THROUGH   1 YEAR THROUGH    GREATER THAN
                          LESS       6 MONTHS       12 MONTHS          3 YEARS          3 YEARS        TOTAL
                       -----------   ---------   ----------------   --------------   --------------   --------
                                                           (IN THOUSANDS)
Variable Rate........   $ 99,300      $    --        $    --           $     --         $    --       $ 99,300
Fixed Rate...........     36,825       41,825         17,500            323,400          30,000        449,550
                        --------      -------        -------           --------         -------       --------
  Total..............   $136,125      $41,825        $17,500           $323,400         $30,000       $548,850
                        ========      =======        =======           ========         =======       ========


  JUNIOR SUBORDINATED NOTES


     In November 2002, the company formed Franklin Bank Capital Trust I. The trust issued $20 million of variable rate trust preferred securities and invested the proceeds in variable rate junior subordinated notes issued by us. The rate on the junior notes resets quarterly, at a base rate of 3-month LIBOR plus 3.35%. We can redeem the junior notes at our option at par plus accrued unpaid interest beginning in November 2007. The junior notes mature in November 2032. The interest rate at September 30, 2003 was 4.48%.


     The variable rate junior notes expose us to changes in interest rates. In an effort to reduce the impact of interest rate changes on future income, we have entered into an interest rate swap agreement for a notional amount of $20 million, which has been designated as a cash flow hedge to effectively convert the junior notes to a fixed rate basis. Under this agreement, we receive the 3-month LIBOR rate, reset quarterly, in exchange for fixed rate interest payments at an interest rate of 3.425% over the life of the agreement without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and is recognized as an adjustment to interest expense related to the junior notes. The reclassification of amounts associated with the interest rate swap into the statement of operations is anticipated to occur through the maturity date of the interest rate swap agreement, which expires on November 15, 2007. The rate on the junior notes, after taking into account the interest rate swap, was 6.78% at September 30, 2003.


CREDIT QUALITY

  NON-PERFORMING ASSETS


     Non-performing assets are comprised of non-performing loans and real estate owned. At September 30, 2003, we had $2.6 million in non-performing assets. This is comprised of $2.0 million in loans that were 90 days or more delinquent in nonaccrual status, and $648,000 of real estate owned. This compares to $2.5 million in non-performing assets at December 31, 2002, comprised of $1.5 million in loans that were in nonaccrual status, and $958,000 of real estate owned.


     Loans are generally placed on nonaccrual status upon becoming 90 days past due as to interest or principal. Single family loans are placed in nonaccrual status after becoming three payments past due as to interest or principal. Generally, consumer loans that are not secured by real estate are placed in nonaccrual status when deemed uncollectible. Such loans are charged off when they reach 120 days past due.

     At the time a loan is placed in nonaccrual, the accrued but uncollected interest receivable is reversed and accounted for on a cash or recovery method thereafter, until qualifying for return to accrual status. Management's classification of a loan as nonaccrual does not necessarily indicate that the principal of the loan is uncollectible in whole or in part.


     Additional interest income of $42,000, $127,000 and $38,000 would have been recorded for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively, had the loans been accruing according to their original terms. Interest income of $4,000, $47,000, and $1,000 was recorded on loans subsequently transferred to nonaccrual status for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, respectively. On September 30, 2003 we had $2.0 million of loans on nonaccrual status, compared to $1.5 million and $800,000 on December 31, 2002 and 2001. There were no troubled debt restructurings or impaired loans, as defined by SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings", at September 30, 2003 and December 31, 2002. At December 31, 2001 impaired loans totaled $208,000.

     Non-performing loans and real estate owned consisted of the following:


                                    FRANKLIN BANK CORP                           FRANKLIN BANK, SSB
                               ----------------------------   ---------------------------------------------------------
                               SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   2003            2002           2001           2000           1999           1998
                               -------------   ------------   ------------   ------------   ------------   ------------
                                  AMOUNT          AMOUNT         AMOUNT         AMOUNT         AMOUNT         AMOUNT
                               -------------   ------------   ------------   ------------   ------------   ------------
                                                                    (IN THOUSANDS)
Non-performing loans
  Single family mortgages....     $1,188          $   --          $ --           $ --           $ --           $ --
  Commercial.................        752           1,518           800            149            140            168
  Consumer...................         33              --            --             --             --             --
                                  ------          ------          ----           ----           ----           ----
     Total nonperforming
       loans.................      1,973           1,518           800            149            140            168
                                  ------          ------          ----           ----           ----           ----
Real estate owned
  Single family mortgages....         --              --            --             --             --             --
  Commercial.................        648             958            --             --             --             --
  Other......................         --              --            --             --             52             --
                                  ------          ------          ----           ----           ----           ----
     Total real estate
       owned.................        648             958            --             --             52             --
                                  ------          ------          ----           ----           ----           ----
     Total nonperforming
       assets................     $2,621          $2,476          $800           $149           $192           $168
                                  ======          ======          ====           ====           ====           ====



     At September 30, 2003, we had $2.2 million in loans that were classified as potential problem loans that are not included in non-performing assets. These are loans that management believes may in the future become non-performing loans.


 ALLOWANCE FOR CREDIT LOSSES


     We establish an allowance for credit losses based on management's periodic evaluation of the loan portfolio and consider such factors as historical loss experience, delinquency status, identification of adverse situations that may affect the ability of obligors to repay, known and inherent risks in the portfolio, assessment of economic conditions, regulatory policies and the estimated value of the underlying collateral, if any. Single family mortgages and consumer loans are evaluated as a group. Residential construction, commercial real estate, commercial business, mortgage banker finance and multi-family loans are evaluated individually. The allowance for credit losses is based principally on the frequency and severity of losses for an asset class, the historical loss experience for the type of loan and the delinquency status.


     Our process for evaluating the adequacy of the allowance for credit losses has two basic elements: first, the identification of problem loans based on current operating information and fair value of the underlying collateral property; and second, a methodology for estimating general credit loss reserves. For loans classified as "watch," "special mention," "substandard" or "doubtful," whether analyzed and provided for individually or as part of pools, all estimated credit losses are recorded at the time the loan is classified.

     In order to facilitate the establishment of our general allowance for credit losses, we have established a risk grade classification system. This system grades loans based on credit and collateral support for each loan. The grades range from one, which represents the least possible risk to us, to eight, for doubtful loans. Each credit grade has a general minimum credit allowance factor established for each type of loan. In determining our credit allowance factors we utilized various studies, including the OTS historical charge-off percentages and the National Association of Home Builders study of construction lending charge-offs from 1990 to 2002. We use this general credit allowance factor in establishing our allowance for credit losses.

     For components of our loan portfolio that do not have homogenous terms, such as construction and commercial loans, we establish the credit loss allowance through a systematic methodology whereby each loan is assigned a credit grade at origination. We establish the allowance for credit losses by using the credit allowance factor for the individual loan, based on the risk classification, and providing as the allowance for credit loss the product of the loan balance times the credit allowance factor over the initial twelve months of the loan's term. For homogenous loans, such as single family mortgages and consumer loans, we utilize the frequency and severity of losses for the asset class in determining the credit allowance factor. The allowance for credit losses is determined by multiplying the portfolio balance by the credit allowance factor for the portfolio and providing the resulting amount ratably over twelve months.

     When a borrower's ability to repay a loan under the original terms is uncertain, our risk management committee or loan officer may downgrade the loan to a "classified" status. When a loan is classified, the credit allowance expected to be required on the loan that is in excess of the general allowance, is immediately charged to operations. When available information confirms specific loans, or portions of those loans, to be uncollectible, such amounts are charged off against the allowance for credit losses.

     Our risk management committee reviews on a quarterly basis the adequacy of the allowance for credit losses and reports its findings to the board of directors at its next scheduled meeting. The risk management committee is also responsible for approving upgrades to a loan's grade.


     The allowance for credit losses at September 30, 2003 was $2.6 million, or 0.21% of total loans outstanding, an increase of $1.5 million from December 31, 2002. The allowance for credit losses at September 30, 2003 was 80% of the fully reserved preceding quarter's principal loan balance. The increase in the allowance for credit losses is primarily due to the acquisition of Highland. Management believes that the allowance for credit losses is adequate to cover known and inherent risks in the loan portfolio.


     The following table allocates the allowance for credit losses based on management's judgment of potential losses in the respective areas based on our systematic method. While management has allocated the allowance to various portfolios, the allowance for credit losses is general and is available for the portfolio in its entirety.


                                                                  SEPTEMBER 30, 2003
                                                              ---------------------------
                                                                               % TO TOTAL
                                                                                LOANS BY
                                                                  AMOUNT        CATEGORY
                                                              --------------   ----------
                                                              (IN THOUSANDS)
Single family mortgages.....................................      $1,772          88.93%
Residential construction....................................         311           8.68
Commercial real estate......................................         193           0.82
Commercial business.........................................         246           0.77
Multi-family................................................          58           0.46
Consumer....................................................          57           0.34
                                                                  ------         ------
  Total.....................................................      $2,637         100.00%
                                                                  ======         ======

CONTRACTUAL OBLIGATIONS


     The following table sets forth our significant contractual obligations as of September 30, 2003:



                                                            PAYMENTS DUE BY PERIOD
                                                -----------------------------------------------
                                                LESS THAN                                AFTER
CONTRACTUAL OBLIGATIONS               TOTAL      1 YEAR     1 - 3 YEARS   3 - 5 YEARS   5 YEARS
-----------------------              --------   ---------   -----------   -----------   -------
                                                           (IN THOUSANDS)
Long-term debt(1)..................  $568,850   $195,450     $323,400       $50,000       $--
Building purchase..................     2,000      2,000           --            --        --
Operating leases...................     1,521        701          723            97        --
                                     --------   --------     --------       -------       ---
  Total contractual cash
     obligations...................  $572,371   $198,151     $324,123       $50,097       $--
                                     ========   ========     ========       =======       ===


---------------

(1) Included in long-term debt are $20.0 million junior subordinated notes. We can redeem the notes at our option at par plus accrued unpaid interest beginning in November 2007. The notes mature in November 2032.


     The following table sets forth our other significant commitments as of September 30, 2003:



                                                  AMOUNT OF COMMITMENT EXPIRATION PER PERIOD
                                      TOTAL     -----------------------------------------------
                                     AMOUNTS    LESS THAN                                AFTER
OTHER COMMITMENTS                   COMMITTED    1 YEAR     1 - 3 YEARS   3 - 5 YEARS   5 YEARS
-----------------                   ---------   ---------   -----------   -----------   -------
                                                          (IN THOUSANDS)
Residential construction,
  mortgage-banker finance,
  commercial and consumer lines of
  credit..........................  $ 90,833     $75,144      $15,637        $ 52         $--
Interest rate lock
  commitments(1)..................    16,265      16,265           --          --          --
Letters of credit.................     3,009       3,009           --          --          --
                                    --------     -------      -------        ----         ---
     Total other commitments......  $110,107     $94,418      $15,637        $ 52         $--
                                    ========     =======      =======        ====         ===


---------------

(1) Adjusted for estimated commitments expected to expire prior to the closing of the mortgage loan.

     We are a party to an interest rate swap agreement whereby we receive a floating rate of interest in exchange for fixed interest rate payments, without an exchange of the underlying principal amounts. The net amount of cash owed or received depends on changes in market interest rates. The interest rate swaps mature in November 2007.


     We had no obligations to purchase loans or mortgage-backed securities at September 30, 2003.


CAPITAL RESOURCES

     Federally insured, state-chartered banks are required to maintain minimum levels of regulatory capital. These standards generally are as stringent as the comparable capital requirements imposed on national banks. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis. For an insured institution to be considered "well capitalized," it must maintain a minimum leverage ratio of 5% and a minimum risk-based capital ratio of 10%, of which at least 6% must be Tier 1 capital.


     The following table presents the bank's regulatory capital and the regulatory capital requirements at September 30, 2003:



                                                              WELL CAPITALIZED   ACTUAL
                                                              ----------------   ------
Tier 1 leverage capital ratio...............................        5.00%         7.86%
Tier 1 risk-based capital ratio.............................        6.00%        12.81%
Total risk-based capital....................................       10.00%        13.16%

     The bank's regulatory capital at September 30, 2003 was in excess of the "well capitalized" levels. See "Regulation and Supervision" for a discussion of the regulatory capital requirements for federally insured, state-chartered banks.


LIQUIDITY


     Liquidity is the measurement of our ability to meet our cash needs. Our objective in managing our liquidity is to maintain the ability to meet loan commitments, purchase investments, meet deposit withdrawals and pay other liabilities in accordance with their terms, without an adverse impact on our current or future earnings. Our liquidity management is guided by policies developed and monitored by the bank's asset/liability committee, which is comprised of members of our senior management. These policies take into account the marketability of assets, the sources and stability of funding and the amount of loan commitments. For the nine months ended September 30, 2003 and the year ended December 31, 2002, a significant source of funding has been from our deposits, both retail and brokered.



     Additionally, we have borrowing sources available to supplement deposits. These borrowing sources include the FHLB of Dallas and securities sold under repurchase agreements. Credit availability at the FHLB is based on our financial condition, asset size and the amount of collateral we hold at the FHLB. At September 30, 2003, our borrowings from the FHLB were $548.9 million and our additional borrowing capacity was approximately $217.6 million. At September 30, 2003, we had no securities sold under agreement to repurchase.



     We are a holding company without any significant assets other than our equity interest in the bank. Our ability to pay dividends on our common stock or to meet our other cash obligations, including the servicing of our junior subordinated debt, is subject to the amount of liquid assets that we maintain on a separate basis from the bank and the receipt of dividends from the bank. At September 30, 2003, we had approximately $3.9 million in available cash and the bank had the ability to pay approximately $4.4 million in dividends to us without prior regulatory approval.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is defined as the sensitivity of income, fair market values and capital to changes in interest rates, foreign currency exchange rates, commodity prices and other relevant market prices and rates. The primary market risk that we are exposed to is interest rate risk inherent in our lending, deposit taking and borrowing activities. Substantially all of our interest rate risk arises from these activities entered into for purposes other than trading.

     The principal objective of our asset/liability management is to manage the sensitivity of net income to changing interest rates. Asset/liability management is governed by a policy approved annually by our board of directors. Our board of directors has delegated the oversight of the administration to the bank's asset/liability committee. The overall interest rate risk position and strategies are reviewed by executive management and the bank's board of directors on an ongoing basis.

  INTEREST RATE RISK MANAGEMENT

     The asset/liability committee manages our interest rate risk through structuring the balance sheet to seek to maximize net interest income while maintaining an acceptable level of risk to changes in market interest rates. The achievement of this goal requires a balance between profitability, liquidity and interest rate risk.

     The asset/liability committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of risk within the guidelines approved by the board of directors, the asset/liability committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. The asset/liability committee meets regularly to review the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and the maturities of investments and borrowings. Additionally, the asset/liability committee reviews liquidity, cash flow flexibility, maturities of deposits, consumer and commercial deposit activity, current market conditions, and interest rates both on a local and national level.


     We use various asset/liability strategies to manage the interest rate sensitivity of our assets and liabilities to ensure that our exposure to interest rate fluctuations is limited within our guidelines of acceptable levels of risk-taking. These strategies include adjusting the terms and pricing of our loans, deposits and borrowings and managing the deployments of our securities and short term assets to reduce or increase the mismatches in interest rate re-pricing. When appropriate, our management may utilize instruments such as interest rate swaps, floors and caps to hedge our interest rate position. As of September 30, 2003, we had entered into an interest swap to adjust the re-pricing characteristics of our junior notes from a floating rate to a fixed rate.


     We also manage the risks associated with our mortgage warehouse and pipeline. Our mortgage warehouse consists of fixed-rate single family mortgage loans that are to be sold in the secondary market. Our pipeline consists of commitments to originate single family mortgage loans, both fixed and adjustable rate. The fixed rate loans in the pipeline will be sold in the secondary market. The risk associated with the pipeline is the potential for changes in interest rates on these types of loans from the time the customer locks in the rate on the loan and the time we sell the loan in the secondary market. To manage this risk, we enter into forward sales agreements to protect us from rising interest rates. On a forward sales agreement the sales price and delivery date are established at the time the agreement is entered into. In determining the amount of forward commitments to enter into, we consider the amount of loans with interest rate locks, the level of current market rates for similar products and the amount of commitments that are not expected to close before the expiration of the rate lock.


     One way to measure the impact that future changes in interest rates will have is through an interest rate sensitivity gap measure. The "interest rate sensitivity gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or re-pricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to affect net interest income adversely, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market rates or conditions, thus changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category. Our one year cumulative interest rate gap position at September 30, 2003 was a negative gap of $110.6 million, or 7.21%, of total assets. This is a one-day position which is continually changing and is not necessarily indicative of our position at any other time. Additionally, the gap analysis does not consider the many factors accompanying interest rate moves. While the interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on that measure, without accounting for alterations in the maturity or re-pricing characteristics of the balance sheet that occur during changes in market interest rates. During periods of rising interest rates, our assets tend to have prepayments that are slower than those in an interest rate sensitivity gap and would increase our negative gap position. Conversely, during a period of falling interest rates, our assets would tend to prepay faster than expected thus decreasing the negative gap.

  INTEREST RATE SENSITIVITY

     We use interest management contracts as tools to manage our interest rate risk. The following table summarizes the key contractual terms associated with these contracts:


                                                                SEPTEMBER 30, 2003
                               -------------------------------------------------------------------------------------
                                                                  MATURITY RANGE
                               -------------------------------------------------------------------------------------
                               FAIR    NOTIONAL                                                               AFTER
                               VALUE    AMOUNT     2003      2004      2005      2006      2007     2008      2008
                               -----   --------   -------   -------   -------   -------   ------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
INTEREST RATE RISK MANAGEMENT
  CONTRACTS:
  ASSET/LIABILITY MANAGEMENT
  Pay-fixed swaps:...........  $(483)
    Contractual maturity.....           20,000         --        --        --        --   20,000        --        --
    Pay rate.................            3.425%                                            3.425%
    Receive rate.............            1.130
  Forward sales
    commitments:.............  $(196)
    Contractual maturity.....           12,854     12,854        --        --        --       --        --        --
    Weighted average price...          101.153    101.153


                                                                 DECEMBER 31, 2002
                               -------------------------------------------------------------------------------------
                                                                  MATURITY RANGE
                               -------------------------------------------------------------------------------------
                               FAIR    NOTIONAL                                                               AFTER
                               VALUE    AMOUNT     2003      2004      2005      2006      2007     2008      2008
                               -----   --------   -------   -------   -------   -------   ------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
INTEREST RATE RISK MANAGEMENT
  CONTRACTS:
  ASSET/LIABILITY MANAGEMENT
  Pay-fixed swaps:...........  $(314)
    Contractual maturity.....           20,000         --        --        --        --   20,000        --        --
    Pay rate.................            3.425%                                            3.425%
    Receive rate.............            1.110%
  Forward sales
    commitments:.............     --
    Contractual maturity.....               --
    Weighted average price...

     The following table represents the expected repricing characteristics of our assets and liabilities at September 30, 2003, utilizing the assumptions noted below:



                                               AMOUNTS MATURING OR REPRICING IN
                           ------------------------------------------------------------------------
                           LESS THAN      ONE YEAR
                             THREE     (BUT MORE THAN    1 TO 5    OVER 5    NON-RATE
                            MONTHS     THREE MONTHS)     YEARS      YEARS    SENSITIVE     TOTAL
                           ---------   --------------   --------   -------   ---------   ----------
                                                    (DOLLARS IN THOUSANDS)
ASSETS
Residential construction,
  consumer and commercial
  loans(1)...............  $202,235      $     862      $  7,934   $   561   $   (932)   $  210,660
Adjustable-rate mortgage
  loans And mortgage-
  backed
  securities(1)(2).......   104,279        328,517       652,012       100     13,753     1,098,661
Fixed-rate mortgage loans
  and mortgage-backed
  securities(1)..........     1,624          4,595        21,688    21,593         --        49,500
Cash and investment
  securities.............   121,244             --            --        --        436       121,680
Other assets.............    22,214             --            --        --     31,414        53,628
                           --------      ---------      --------   -------   --------    ----------
  Total assets...........  $451,596      $ 333,974      $681,634   $22,254   $ 44,671    $1,534,129
                           ========      =========      ========   =======   ========    ==========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Certificate of
  deposits...............  $151,295      $ 478,923      $124,202   $ 3,662   $     10    $  758,092
Money Market and
  savings(3).............    21,570         33,653        13,500                             68,723
Checking(3)..............     1,461          4,383        18,973                             24,817
                           --------      ---------      --------   -------   --------    ----------
  Total deposits.........   174,326        516,959       156,675     3,662         10       851,632
Federal Home Loan Bank
  advances...............    86,125        109,325       353,400                            548,850
Junior subordinated
  notes..................                                 20,091                             20,091
Other liabilities........     9,482                                             1,049        10,531
Stockholders' equity.....                                                     103,025       103,025
                           --------      ---------      --------   -------   --------    ----------
  Total liabilities and
     stockholders'
     equity..............  $269,933      $ 626,284      $530,166   $ 3,662   $104,084    $1,534,129
                           ========      =========      ========   =======   ========    ==========
Period gap...............  $181,663      $(292,310)     $151,468   $18,592   $(59,413)   $       --
                           ========      =========      ========   =======   ========    ==========
Cumulative gap...........  $181,663      $(110,647)     $ 40,821   $59,413   $     --
                           ========      =========      ========   =======   ========
Cumulative gap as a
  percentage of total
  assets.................    11.84%          (7.21)%        2.66%     3.87%


---------------

(1) Based on scheduled maturity or scheduled repricing and estimated prepayments of principal.

(2) Includes mortgage warehouse loans held for sale

(3) Based on projected decay rates and/or repricing.


     To effectively measure and manage interest rate risk, we use simulation analysis to determine the impact on net interest income under various interest rate scenarios, balance sheet trends and strategies. Based on these simulations, we quantify interest rate risk and develop and implement strategies we consider to be appropriate. At September 30, 2003, we used a simulation model to analyze net interest income sensitivity to an immediate parallel and sustained shift in interest rates derived from the current treasury and LIBOR yield curves. For rising rate scenarios, the base market interest rate forecast was increased by 100 and 200 basis points. For the falling interest rate scenario, base market rates were only decreased 100 basis points, due to the current interest rate environment. At September 30, 2003, our net interest income exposure was within the guidelines established by our board of directors.


     The following table indicates the sensitivity of net interest income to the interest rate movements described above:


                                                          ADJUSTED NET     PERCENTAGE CHANGE
INTEREST RATE SCENARIO                                   INTEREST INCOME       FROM BASE
----------------------                                   ---------------   -----------------
                                                         (IN THOUSANDS)
Up 200 basis points....................................      $28,986              2.78%
Up 100 basis points....................................       28,725              1.85%
Base...................................................       28,202                --
Down 100 basis points..................................      $27,924             (0.99)%



     We also measure the impact of market interest rate changes on the net present value of our assets and liabilities and off-balance sheet items, defined as market value of equity, using a simulation model. At September 30, 2003, we used a simulation model to analyze the market value of equity sensitivity to an immediate parallel and sustained shift in interest rates derived from the current treasury and LIBOR yield curves. For rising rate scenarios, the base market interest rate forecast was increased by 100 and 200 basis points. For the falling interest rate scenario, base market rates were only decreased 100 basis points, due to the current interest rate environment. At September 30, 2003, our net interest income exposure was within the guidelines established by our board of directors.


     The following table indicates changes to the market value of our equity as a result of the interest rate movements described above:


                                                                          PERCENTAGE CHANGE
INTEREST RATE SCENARIO                                    MARKET VALUE        FROM BASE
----------------------                                   --------------   -----------------
                                                         (IN THOUSANDS)
Up 200 basis points....................................     $ 91,473           (19.23)%
Up 100 basis points....................................      101,335           (10.52)%
Base...................................................      113,246               --
Down 100 basis points..................................     $127,204            12.33%


     The computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of interest rate, asset prepayments, deposit decay and changes in re-pricing levels of deposits to general market rates, and should not be relied upon as indicative of actual results. Further, the computations do not take into account any actions that we may undertake in response to changes in interest rates.

                                    BUSINESS


     We are a Texas-based savings and loan holding company with approximately $1.5 billion in assets, $851.7 million in deposits and $103.0 million in stockholders' equity as of September 30, 2003. On August 12, 2003, we announced that we had entered into a merger agreement to acquire Jacksonville Bancorp., Inc., a Texas-based savings and loan holding company with approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity as of September 30, 2003. On November 13, 2003, we entered into a merger agreement with Lost Pines Bancshares, Inc., a Texas-based bank holding company with approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity as of September 30, 2003. Pro forma for the Jacksonville Bancorp and Lost Pines acquisitions, we would have had approximately $2.1 billion in assets and $1.3 billion in deposits as of September 30, 2003.



     Our wholly-owned subsidiary, Franklin Bank, S.S.B., is a Texas state savings bank. Through the bank, we originate single family residential mortgage loans, provide community banking products and services, originate residential construction loans and provide mortgage banker finance products and services. As of September 30, 2003, in addition to our corporate offices in Houston, Texas, where we provide many of our banking services, we had four full service banking branches in Texas, two regional residential construction lending offices in Florida and Arizona, 31 retail mortgage offices in 14 states throughout the United States, and a regional wholesale origination office in California. Pro forma for the Jacksonville Bancorp and Lost Pines acquisitions, we would have had 15 full service banking branches in Texas as of September 30, 2003. We intend to take advantage of growth opportunities for our four niche products while focusing on providing excellent customer service and maximizing profitability.


OUR EXPERIENCED MANAGEMENT

     Our Chairman and senior management team have extensive experience building high quality, profitable financial services franchises in our niche products. Our Chairman, Lewis S. Ranieri, and our President and Chief Executive Officer, Anthony J. Nocella, are the former Chairman and Vice Chairman/ Chief Financial Officer, respectively, of Bank United Corp., which successfully employed an asset strategy similar to ours. Additionally, most of our executive management, including the heads of three of our four main product lines, and most of our senior employees, worked together at Bank United Corp. Prior to its acquisition by Washington Mutual, Inc. in 2001, Bank United Corp. was the largest publicly traded depository institution based in Texas, with approximately $18 billion in total assets.

OUR STRATEGY

     Our principal growth and operating strategies are to:

     - increase the scope and profitability of our product lines by expanding our markets and utilizing the expertise of our key management;


     - expand our community banking business by acquiring small- to medium-sized financial institutions in growing Texas markets outside of metropolitan areas and by establishing new banking branches to complement our existing banking branch network; and


     - continue to build our franchise by providing superior service through qualified and relationship-oriented employees who are committed to the communities in which we offer our products.

ACQUISITIONS

     Since our formation in August 2001, we have announced or completed the following acquisitions:


                                                        TOTAL
   DATE     INSTITUTION ACQUIRED OR TO BE ACQUIRED  PURCHASE PRICE         ASSETS       BRANCHES
   ----     --------------------------------------  --------------         ------       --------
Pending      Lost Pines Bancshares, Inc.            $ 6.9 million(1)   $40.6 million       2
Pending      Jacksonville Bancorp, Inc.             $72.5 million(2)   $472.2 million      9
April 2003   Highland Lakes Bancshares
             Corporation                            $18.0 million      $83.6 million       1
April 2002   Franklin Bank, S.S.B.                  $11.2 million      $62.3 million       2


---------------


(1) Estimated based on the total number of shares of common stock of Lost Pines outstanding on November 13, 2003, and consideration payable for each share of $46.00.



(2) Estimated based on total number of shares of common stock and options of Jacksonville Bancorp outstanding on August 12, 2003, and consideration payable for each such share and option of $37.50.



     We continue to seek opportunities to expand our community banking business by acquiring small- to medium-sized financial institutions in growing Texas markets outside of metropolitan areas. We believe that acquisitions such as these complement our asset strategy and provide an excellent source of deposits, a key component of our growth. When we acquire a financial institution we integrate its lending and deposit platforms with ours as soon as practical. We operate the acquired entity either as a new geographic division or as a branch within one of our existing geographic divisions. In addition, we attempt to maintain key managers for continuity with the customers.


MARKET OPPORTUNITY

     We believe that there is an opportunity to build a significant franchise using our strategy because of the following:


     - ATTRACTIVE BANKING MARKET. We conduct our community banking business in Texas, which we believe is an attractive banking market. According to 2000 U.S. Census Bureau data, Texas is the second most populous state with approximately 20.9 million residents and, according to the Texas Comptroller, is expected to have 23.1 million residents by 2006. From 1990 to 2000, Texas' population grew 22.8%, ranking the state third among the top 10 most populous states in terms of population growth. In addition, the Texas Department of Economic Development reports that Texas has led the nation in nonagricultural job creation over the last 13 years with a 36.1% increase, which is substantially above the national average of 20.1%.



     - BANKING INDUSTRY CONSOLIDATION. Many Texas-based financial institutions have been acquired by larger, out-of-state banking organizations. According to the FDIC, during the twelve-year period ended December 31, 2002, the number of depository institutions based in Texas declined by approximately 43.4%. We believe the result of the transition to large multi-branch banking has been the loss of local decision-making, lack of timely response to customer needs and unwillingness to provide personalized customer interaction. We believe this trend enables us to attract:


       - QUALITY CUSTOMERS. We believe that larger competitors tend to focus on mass-market products and services concentrated in large urban areas where effective marketing requires significant expenditures. We intend to attract quality customers outside these areas by providing personalized banking services and positioning ourselves as a relationship-based provider of our niche products.

       - QUALIFIED PERSONNEL. We believe we have the opportunity to hire qualified and relationship-oriented employees in local markets in Texas who wish to work for a community-oriented institution and are experienced with, and have a desire to sell, our niche products.

       - ATTRACTIVE ACQUISITION CANDIDATES. We believe that our larger competitors focus on the major metropolitan areas when looking for acquisition candidates. This provides us with the opportunity to seek out those independent banks in the outlying areas that wish to continue to focus on customer interaction, combined with the financial resources of a larger organization.

     - SIZE OF RESIDENTIAL MORTGAGE MARKET. The residential mortgage market is the largest consumer finance market in the United States, but is highly fragmented. We believe this environment provides substantial opportunities for smaller, niche lenders such as us. The Mortgage Bankers Association is forecasting that mortgage loan originations for 2003 will approximate $3.0 trillion. Of this amount, mortgage loans used to purchase a home are expected to exceed $1.0 trillion. Additionally, the U.S. Department of Commerce reported that August 2003 single-family housing starts were 1.48 million on an annual basis.

HISTORY

     In August 2001, our founders organized Franklin Bank Corp. as a new Delaware holding company, formerly known as BK2 Inc., for the purpose of acquiring all of the outstanding capital stock of Franklin Bank, which was then engaged in traditional community banking activities in the greater Austin, Texas market. We completed this acquisition on April 9, 2002.


     At the time of the acquisition, Franklin Bank had approximately $62.3 million in assets, $58.5 million in deposits and $3.1 million in stockholders' equity, and operated two banking branches in Austin, Texas, with a community banking focus. We acquired the bank with the intent of implementing a business strategy to expand the bank's branches, grow and diversify its lending activities and increase its overall profitability.



     In April 2003, we acquired Highland, located in Kingsland, Texas. At the time of the acquisition, Highland had approximately $83.6 million in assets and $72.9 million in deposits. The acquisition of Highland complemented our existing banking branches and expanded our presence in our target market.



BUSINESS ACTIVITIES



     Our banking services are concentrated in mortgage banking, community banking, residential construction lending and mortgage banker finance product lines. We believe that focusing our business on niche product lines, where our management has extensive experience and established relationships, will allow us to successfully implement our strategy.


  MORTGAGE BANKING


     We originate, acquire and sell residential mortgage loans. We focus on originating single family mortgages, for sale into the secondary market, that conform in credit characteristics to secondary marketing standards and criteria set by government sponsored enterprises, and on acquiring loans for our portfolio, targeting high quality borrowers with high credit ratings. We believe that mortgage loans to high quality borrowers with high credit ratings can provide us with better returns on a portfolio basis than loans in the "conforming" mortgage loan market because of our comprehensive credit evaluation and risk-based pricing. Our product types include FHA/VA insured mortgages, "alternate A" or expanded criteria mortgages, FNMA/FHLMC conventional mortgages and jumbo mortgage loans to high credit quality borrowers. We currently originate mortgage loans through two channels, retail and wholesale, and acquire mortgage loans through our correspondents. The earnings that we derive from our origination channels are based on the interest spread on our mortgage loans held for sale and the gain from the subsequent sale of these loans into the secondary market. We intend to expand our mortgage banking business by increasing the loans originated through our retail and wholesale channels through the addition of loan officers and locations. During the nine months ended September 30, 2003, approximately 81% of our interest income came from mortgage banking activities, including approximately 74% from our portfolio loans and approximately 7% from our origination activities.

     Retail Mortgage Origination. We currently originate mortgage loans directly to borrowers through our branch banking locations and through our retail mortgage offices located in 14 states throughout the United States. Since the inception of this product niche, in January 2003, we have expanded the number of our offices from three to 31 at the end of September 2003. Through these offices, as of September 30, 2003, we had originated $137.1 million in mortgage loans since January 1, 2003, $82.0 million of which was in the third quarter of 2003.


     We believe that our retail mortgage office structure provides us with a low fixed cost method of originating mortgage loans. This structure is set up so that each mortgage loan manager is compensated based solely on the mortgage office's profitability. For each loan originated, the mortgage office receives a credit, which is similar to a fee paid to a mortgage loan broker, and is charged an administration fee to cover our processing costs for that loan. All direct expenses of the mortgage office are charged to that office and the mortgage office manager's compensation is the net income generated by that mortgage office. This allows us to compete at the point of sale to the consumer while minimizing the fixed costs found in a traditional retail mortgage origination network. We monitor the profitability of each mortgage office and expect to minimize our exposure by closing those mortgage offices that do not meet their profitability goals. Most of our retail mortgage office leases are short term, and we utilize third party providers for our closing and post closing functions, which gives us the flexibility to scale our mortgage origination business to the volumes that we are originating at any given time.

     Through these offices, we interact with our borrowers with the assistance of loan officers, who facilitate the efficient processing and closing of the loans. In addition, we intend to reach new and existing retail loan customers through direct-to-the-customer tools, such as the Internet, direct mail and advertising in selected print media. Furthermore, our mortgage loan officers obtain business by developing and nurturing a referral network of realtors, real estate attorneys, builders and accountants.


     Wholesale Mortgage Origination. Wholesale mortgage origination refers to the origination of mortgage loans with the assistance of mortgage companies or mortgage brokers. The loans are originated and closed in either our name or, under certain circumstances, the assisting entity's name with immediate assignment to us. We currently originate wholesale residential mortgage loans in Texas and California, and may expand on a nationwide basis. We believe the wholesale origination of loans represents an efficient way for us to originate loans. During the nine months ended September 30, 2003, we originated $61.5 million in mortgage loans through our wholesale office in California and our corporate office in Houston, Texas.


     In the wholesale origination process, the mortgage company or mortgage broker identifies applicants, gathers required information and documents, and acts as our liaison with the borrower during the lending process. We provide updated pricing for our mortgage loan products to these entities on a daily basis. Once a completed mortgage application is presented to us, our staff underwrites it according to our standard credit criteria.

     Prior to starting a relationship with a wholesale originator, we conduct due diligence on the entity. Our due diligence includes reviewing their financial condition, running credit and fraud checks on their principals, checking business references and verifying with the applicable regulators that a broker is in good standing. Once approved, we require that the entity sign an agreement that governs the mechanics of doing business with us and that sets forth the representations and warranties the broker makes regarding each loan submitted to us.


     Correspondent Acquisitions. We acquire mortgage loans through correspondent relationships we have with financial institutions, mortgage companies and mortgage brokers. These entities originate, fund and bundle mortgages with the intent to sell them to us. When acquiring loans on a correspondent basis, we commit to purchase the loan prior to the closing of the mortgage based upon predetermined and agreed upon criteria. As of September 30, 2003, we had purchased approximately $1.1 billion of single family mortgage loans since January 1, 2003, and intend in the future to continue to purchase recently originated loans from larger financial institutions, mortgage companies and investment banks on an opportunistic basis. These purchases allow us to obtain residential mortgage loans for our portfolio without the cost of originating them ourselves.


     Loan Disposition. We currently sell a majority of the mortgage loans we originate into the secondary market under normal customary terms, and may in the future sell some loans through securitizations. We typically sell fixed-rate loans into the secondary market, but may also from time to time sell adjustable-rate loans. The majority of our sales are made under mandatory delivery agreements with major financial institutions, including the Federal National Mortgage Association, or FNMA, for whom we are an approved seller/servicer, the Federal Home Loan Mortgage Corporation, or FHLMC, and Countrywide Home Loans Inc. We generally sell the servicing rights to our loans when we sell the loans, except where there are cross-selling opportunities to retail customers. Through September 2003, we have sold into the secondary market $103.8 million in single family mortgage loans.



  COMMUNITY BANKING



     Our community banking operations offer a wide variety of small business and consumer banking products, including consumer checking, money market accounts, certificates of deposit, auto loans, home improvement loans, small business loans, small commercial real estate loans and mortgage loans. Currently, our branch network consists of four branches, three located in Austin, Texas and one in Kingsland, Texas. All of our branch locations are full service branches and offer a full range of deposits and loans.



     We intend to aggressively grow our community banking activities through the establishment of new banking branches, acquisitions, direct mail and online banking. Our community banking strategy is focused on expanding our presence by acquiring and establishing new banking branches in growing Texas markets outside the state's principal metropolitan areas. A key part of our strategy is to hire experienced local bankers in those markets with extensive ties in the community. We employ competitive pricing policies, advertising and customer service to attract and retain deposits and to provide superior service in the markets we serve. In this regard, we attempt to price our deposits at competitive rates. As a result, we have experienced a steady growth in deposits. As of September 30, 2003, total deposits from our community banking products were $167.2 million, with interest expense relating to those deposits representing approximately 13% of our total interest expense for the nine months ended September 30, 2003. Interest income on our community banking products was approximately 5% of our total interest income for the same period.


     Our integrated platform allows us to cross-sell our deposit products and services to our lending customers and our lending products and services to our deposit customers.


     In April 2003, we closed our second acquisition, Highland, located in Kingsland, Texas. At the time of the acquisition, Highland had approximately $83.6 million in assets and $72.9 million in deposits. This acquisition complemented our existing banking branches and expanded our presence in our target market.



     On August 12, 2003 we announced that we had entered into a merger agreement to acquire Jacksonville Bancorp., Inc., a Texas-based savings and loan holding company with approximately $472.2 million in assets, $393.8 million in deposits and $43.7 million in stockholders' equity as of September 30, 2003. Jacksonville Bancorp's wholly-owned subsidiary, Jacksonville Savings Bank, S.S.B., is a Texas state savings bank that operates nine banking branches in and around Tyler, Texas. Jacksonville Bank provides retail banking products, originates single family residential mortgage loans and, to a lesser extent, multi-family and commercial real estate, construction, land, business and consumer loans. Completion of the transaction, subject to stockholder approvals and other conditions set forth in the merger agreement, is expected to occur in late 2003. Upon completion of this acquisition, we will add nine branches to our existing branch network and increase our deposits by approximately $398.8 million.



     The Jacksonville Bancorp acquisition provides us with a community-based banking presence in a growing region of the Texas market. In addition, Jacksonville Bancorp's products complement our niche products. We expect to be able to build upon the base that Jacksonville Bancorp will provide us.

     On November 13, 2003, we entered into a merger agreement to acquire Lost Pines Bancshares, Inc., a Texas-based bank holding company with approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity as of September 30, 2003. Lost Pine's wholly-owned subsidiary, Lost Pines National Bank, is a national bank that operates two banking branches outside of Austin, Texas. Lost Pines Bank provides retail banking products and originates commercial real estate and commercial loans. Completion of the transaction, subject to regulatory and Lost Pine stockholder approval and other conditions set forth in the merger agreement, is expected to occur in early 2004.



     The Lost Pines acquisition complements our existing branches and expands our presence in the outlying areas of the Austin, Texas market. We will continue to seek opportunities to acquire financial institutions that are consistent with our strategy of growing our community banking.


  RESIDENTIAL CONSTRUCTION LENDING

     We have assembled a team that worked together at Bank United Corp. with extensive experience in the residential construction business. The focus of our residential construction lending business is financing the construction of multiple single-family detached dwellings in established subdivisions. We have expanded our geographical scope from Texas to include Arizona, Florida, Georgia, Nevada and Washington, and currently provide residential construction loans from our corporate offices in Houston, Texas, and our regional offices in Phoenix, Arizona and Orlando, Florida. We intend to extend our single-family construction operations in other desirable markets in order to further diversify our portfolio geographically.


     The builders we target for financing are medium size builders that construct at least 50 homes each year. In order to be approved for a construction loan, we require that builders meet or exceed specific qualification requirements, including reputation in the community, speculative inventory levels, geographic area concentration and other factors. We currently limit builder lines of credit to $15.0 million to each customer and utilize outsourced appraisers and inspectors to control construction draws. As of September 30, 2003, we had $189.0 million in residential construction loans committed, of which $103.9 million was outstanding. For the nine months ended September 30, 2003, we derived approximately 7% of our total interest income from residential construction lending products.


     Residential construction lending generally entails a higher degree of risk than traditional mortgage lending, including the risk of a general downturn in the builder's local economy, interest rate increases and misrepresentation by the builders of the completion status of the home against which loan funds have been drawn.

     We utilize certain lending practices to reduce these risks including pricing all residential construction loans based on a risk adjusted return on capital and underwriting them based on debt/net worth, cash flow coverage, loan to value and loan to cost ratios, interest reserve coverage, experience of management, inventory turnover by subdivision and guarantees. We monitor the ongoing financial condition of the builder and the status of construction by regular review of periodic builder reports and financials and site inspection of the actual construction. We approve draws only after third party on-site inspections and review of subdivision performance and borrowers' inventory. We believe these requirements significantly reduce the potential for misdirected advances to other areas of the builder's business.

 MORTGAGE BANKER FINANCE

     Mortgage banker finance is a new product that we began to offer in July 2003. We provide small- and medium-sized mortgage companies with credit facilities, including secured warehouse lines of credit, repurchase agreements, and working capital credit lines. We also offer these companies a complete line of fee-based cash management products tailored to their business, including balance reporting, online banking, cash management and custody services. In addition to providing interest income, we expect the mortgage banker finance business to give us an excellent source of deposits generated by our cash management products.

     These loans are subject to the risk that the collateral may be fraudulently or improperly documented. Additionally, mortgage banking companies are generally more thinly capitalized than other commercial borrowers.



     To reduce these risks we have assembled a team of experienced mortgage banker finance professionals to manage this business. To date, we have established the necessary procedures, controls, and systems to operate this business, including taking control of the mortgage collateral and employing field auditors to examine our mortgage banking clients. We recently approved our first warehouse line, which we began funding in September 2003. As of September 30, 2003, we had $10.0 million in warehouse lines committed of which $4.7 million was outstanding. We plan to limit our exposure by initially limiting our warehouse lines to $15.0 million per customer.


     Our target customers are existing mortgage banking companies that have an excellent track record in the mortgage business. We approve potential mortgage banker finance customers and determine advance rates for loans based on a number of factors, including credit performance, experience, perceived interest rate risk, liquidity risk, and risks associated with the particular mortgage loans originated by the mortgage banking firm.

 MULTI-FAMILY LENDING

     In the past we have engaged to a limited extent in multi-family lending. Currently, we believe that, due to the affordability of single family homes, multi-family lending does not meet our risk profile and we do not intend to pursue opportunities in this product line. However, we may in the future make multi-family loans, including small multi-family mortgages and small multi-family housing construction loans if the market for these types of loans improves.

     If we begin to offer this product again, we intend to originate multi-family loans primarily to fund existing projects and new construction, and would expect to offer long-term financing for established, operating multi-family properties and short-term financing for construction, acquisition, and rehabilitation.

UNDERWRITING AND RISK MANAGEMENT

     We originate and purchase loans in accordance with the underwriting criteria described below. Generally, our underwriting guidelines are designed to help us evaluate a borrower's credit history and capacity to repay the loan, the value of the property, if any, that will secure the loan, and the adequacy of such property as collateral for the loan.

     Currently, we underwrite every loan we originate or purchase, other than certain purchased single family loans that contain homogeneous characteristics. This means we thoroughly review the borrower's credit history, financial documents, and appraisal for accuracy and completeness. Our underwriting standards are applied in accordance with applicable federal and state laws and regulations.

     For originated residential mortgage loans, we use standardized secondary market underwriting and credit criteria in order to ensure the quality of the asset. In addition, we review credit scores derived from the application of one or more nationally recognized credit scoring models. We also require a qualified appraisal of the mortgaged property, conforming to Fannie Mae and Freddie Mac standards. Each appraisal includes a market data analysis based on recent sales of comparable homes in the area and a replacement cost analysis based on the current cost of building a similar home. The appraisal may not be more than 180 days old on the day the loan is originated.


     For purchased single family residential mortgage loan packages, we classify the loan package into "A" quality and "Alt-A" quality. As of September 30, 2003, all of our purchased loan packages were "A" quality. For the loan package to be classified as "A" it must meet the following criteria: owner occupied loans, first mortgage loans, one or two unit dwellings, no loans that exceed an 80% loan-to-value ratio; loans greater than $650,000 must have a 65% loan-to-value ratio or less; and cash out refinance loans cannot exceed a 75% loan-to-value ratio. In addition, no more that 10% of the loan package may have the following characteristics on a combined basis: a loan-to-value ratio greater than 90%, negative

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amortization, be a condominium, be located in a depressed residential market or be from the same zip code.

     We underwrite loan packages that meet the "A" criteria using stratified statistical sampling. Loans that fall into the "Alt-A" classification must be underwritten using the standards for "A" loans or reviewed for mitigating factors from data supplied and warranted by the seller. Our management credit committee is presented with and approves the level of underwriting on each loan package.

     For residential construction, commercial real estate loans and commercial loans, we focus on a borrower's ability to make principal and interest payments and the value of the collateral securing the underlying loans. We use debt/net worth, cash flow coverage, experience of management and guarantees. Independent appraisers generally perform on-site inspections and valuations of the collateral for commercial real estate loans.

     We underwrite our consumer loans for vehicles and other consumer durables using credit scoring, collateral value and relationships. We utilize the same underwriting standards for home improvement and lot loans as we do for our residential mortgages.

     A management credit committee appointed by the bank's board of directors sets our underwriting guidelines and credit policies. The bank's management credit committee consists of the bank's Chief Executive Officer, the Chief Financial Officer, the Managing Director -- Mortgage Banking, the Managing Director -- Commercial Lending, the Managing Director -- Credit and Administration, the Managing Director -- Austin Banking and one rotating loan officer. The committee approves or ratifies all loans except for single family originated loans, approves all other loan funding or loan packages exceeding certain dollar amounts and reports to the board of directors at regularly scheduled meetings.

     All loans, except for single family loans and consumer loans, must be recommended by the loan officer and the relevant managing director and be approved by the management credit committee. The chief credit officer or any two members of the management credit committee may nevertheless disapprove a loan that satisfied the underwriting standards.

     Residential construction, commercial real estate and mortgage banker finance loans less than $500,000 and business loans less than $250,000 can be approved by the individual loan officer, the product managing director plus either the bank's Chief Executive Officer or the Chief Executive Officer's designee. All loans that are approved outside of the management credit committee must be ratified at the next regularly scheduled meeting. Loans greater than $5 million, except for residential construction loans and consumer loans where the limit is $7.5 million and $500,000, respectively, must be approved by the bank's board of directors' credit committee.

     The bank's board credit committee is comprised of Lewis S. Ranieri, Alan E. Master, John B. Selman, William B. Rhodes, Anthony J. Nocella and Robert E. Rhoades.

     In addition to applying standard criteria and a centralized approval process to ensure loans are thoroughly underwritten, we also tie our loan production managers' compensation to profitability by compensating them for overall profitability and not just the volume of the loans they originate. We hold back a portion of their compensation until the end of the year, netting the payout to the performance of their profit center. We believe this will result in our originated loans being of a higher quality than if the managers' compensation were tied solely to loan volume.

     Finally, in order to monitor our overall credit exposure, we have established a bank risk management committee that is appointed by the bank's board of directors to provide an oversight function for the credit review and risk management process. The bank's risk management committee is comprised of the bank's Chief Executive Officer, the Chief Financial Officer, the Managing Director -- Mortgage Banking, the Managing Director -- Credit and Administration, the Managing Director -- Commercial Lending, the Managing Director -- Austin Banking and a Senior Vice President -- Finance. This committee is charged with the review of asset classifications, review of individual portfolio risks (including loan type concentrations, loan size, geographic concentrations, and demographic and economic conditions), approval

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of changes to our credit policies and approval of the methodology and level of the allowance for loan losses. This committee monitors delinquencies, specific loan performance and negative or adverse economic trends. The committee also monitors our geographic limitation policy that limits the amount of assets that can be in any one state to 25% of total assets, except for California, which is limited to 35%, and Texas, which is unlimited. This policy is designed to limit the exposure that we have to any one region.

TECHNOLOGY

     Our technology strategy is to partner with third-party service providers to utilize integrated technology that provides us with an efficient, low fixed cost and highly scalable platform. By outsourcing our software and hardware infrastructure we expect our technology expenditures to be less than if we managed and maintained our own systems. Currently, we utilize the following software components licensed from FiServ, Inc.: mortgage lending; customer relationship management; general ledger; deposit system; commercial/consumer lending; mortgage servicing; and loan origination system. The advantage of FiServ's software is that all of their components are integrated, which allows us to have seamless financial reports, readily available customer information and enables data-mining that provides opportunities for cross-selling. Our hardware is managed and maintained by CyrusOne Networks, LLC, which operates an outsourced data center. Through this design, we believe we will be able to support the planned expansion of our asset businesses efficiently.

     To oversee our technology investment, we have established a technology advisory committee that is appointed by the board of directors. The committee is responsible for monitoring the bank's technology projects, monitoring technology expenditures, reviewing performance against agreed upon standards and ranking technology projects.

PROPERTIES


     We sub-lease our principal executive offices located at 9800 Richmond Avenue, Houston, Texas. We also lease our branch offices located at 3720 Jefferson Street, 3401 Northland Drive, 3103 Bee Caves Road and the bank's home office in Austin, Texas, at 3724 Jefferson Street. We also own a shopping center in Kingsland, Texas that has approximately 72,000 square feet of which the bank occupies approximately 16,000 square feet. We believe that suitable alternative or additional space will be available in the future on commercially reasonable terms as needed.


COMPETITION

     We face substantial competition for loans and deposits as well as other sources of funding in our markets. We compete in all of our lending lines of business with thrifts, commercial banks, credit unions, mortgage companies and specialty finance companies, many of which operate nationwide lending networks. In each case we must compete on the basis of service quality, product offerings and rates.


     We also compete for funding. We compete at our four banking branch locations for deposits from local customers. We also must compete nationwide for deposits to fund our lending activities. We compete for deposits with thrifts, commercial banks and credit unions and our deposit products must compete with the investment products offered by a broad variety of financial institutions including thrifts, commercial banks, credit unions, brokerage firms, investment banks, insurance companies and other financial services companies, many of which are substantially larger and have more resources than us.


     Economic factors, along with legislative and technological changes, will have an ongoing impact on the competitive environment within the financial services industry. As an active participant in the financial markets, we strive to anticipate and adapt to dynamic and competitive conditions, but there can be no assurances as to their impact on our future business. In order to compete with other competitors in our markets, we attempt to use to the fullest extent possible the flexibility which our independent status permits, including an emphasis on personalized service, local promotional activity and community involvement.

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EMPLOYEES


     As of September 30, 2003, all of our 261 employees were employed by the bank. Of these employees, 180 are employed in our mortgage banking business, 32 in our community banking business, 14 in our commercial lending business and 35 are management and support staff. In our effort to keep fixed costs at a minimum level we have entered into an arrangement with Administaff Companies II, L.P., to provide personnel management services to us. This service is provided through a co-employment relationship between us and Administaff, under which all of our employees are employed by both us and Administaff, and we have outsourced the entirety of our human resources function to Administaff.


LEGAL PROCEEDINGS

     The nature of our business causes us to be involved in routine legal proceedings from time to time. We do not believe that any pending or threatened legal proceedings will have a material adverse effect on our business, financial condition, results of operations or cash flows.

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                           REGULATION AND SUPERVISION

     The company and BK2 Holdings, Inc., its intermediate subsidiary, are registered savings and loan holding companies and are subject to Office of Thrift Supervision, or OTS, and the Texas Savings and Loan Department, or TSLD, regulation, examination, supervision and reporting requirements.

     The bank is a Texas-chartered, federally-insured state savings bank and is subject to the regulation, examination and reporting requirements of the TSLD. The Federal Deposit Insurance Corporation, or FDIC, also has regulatory and examination authority respecting the bank. The bank's deposits are insured by the FDIC through the Bank Insurance Fund, or BIF. As a subsidiary of a savings and loan holding company, the bank is also subject to certain federal and state restrictions in its dealings with the company and affiliates thereof.


     The bank is a member of the Federal Home Loan Bank, or FHLB, of Dallas, which is one of 12 regional FHLBs that administer programs in support of the home financing credit function of savings institutions and commercial banks. Each FHLB serves as a source of liquidity for its members within its assigned region. It makes loans (i.e., advances) to members in accordance with policies and procedures established by its Board of Directors. The bank, as a member of the FHLB of Dallas, is required to purchase and maintain stock in the FHLB of Dallas in an amount equal to the greater of 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 5% of its advances from the FHLB. On September 2, 2003, the FHLB of Dallas implemented its new capital stock structure. Under this structure, the bank will be required to maintain 0.20% of its assets at each December 31 in FHLB of Dallas capital stock, which is a member's minimum required investment, plus 4.25% of its advances outstanding. At May 30, 2003, the date of the conversion requirement, the bank would have been required to hold $18.0 million in FHLB of Dallas capital stock, compared to its actual holdings of $21.8 million.


     The supervision and regulation of savings and loan holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the shareholders or creditors of savings and loan holding companies. The banking agencies have broad enforcement power over savings and loan holding companies and banks, including the power to restrict operations and impose substantial fines and other penalties for violations of laws and regulations.

     Below is a brief description of certain laws and regulations which relate to the regulation of the company and the bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

THE COMPANY

     OVERVIEW. The company has elected to treat the bank as a "savings association" for purposes of Section 10 of the Home Owners' Loan Act, or HOLA. As a result, the company is a registered savings and loan holding company and subject to the regulation, examination, supervision and reporting requirements of the OTS and TSLD. The company must file a quarterly report with the OTS that describes its financial condition.

     For the company to continue to be regulated as a savings and loan holding company, the bank must continue to be a "qualified thrift lender." Otherwise, the company could be required to register as a bank holding company and become subject to regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended. Regulation as a bank holding company could be adverse to the company's business plans and impose additional and possibly more burdensome regulatory requirements on the company. See "-- The Bank -- Qualified Thrift Lender Test."

     SCOPE OF PERMISSIBLE ACTIVITIES. As a savings and loan holding company, the company is permitted to engage in activities considered to be "financial in nature," incidental to such financial activity or complementary to a financial activity. Activities that are considered to be financial in nature include lending activities, insurance underwriting, insurance agency activity, investment advisory services, securities
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underwriting, merchant banking activities and activities authorized by the Board of Governors of the Federal Reserve System as permissible for bank holding companies under the Bank Holding Company Act (subject, in the case of bank holding company activities, to OTS approval). The company is also permitted to engage in additional activities listed in HOLA or OTS regulations, the most significant of which relate to real estate ownership, development and management activities.

     If the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings institution (i.e., a savings association or savings bank), the OTS may impose such restrictions as it deems necessary to address such risk, including limiting:

     - payment of dividends by the savings institution;

     - transactions between the savings institution and its affiliates; and

     - any activities of the savings institution that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings institution.

     RESTRICTIONS ON ACQUISITIONS. Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the OTS:

     - control of any other savings institution or savings and loan holding company or all or substantially all the assets thereof; or

     - more than 5% of the voting shares of a savings institution or holding company of a savings institution which is not a subsidiary.

     In evaluating an application by a holding company to acquire a saving association, the OTS must consider the financial and managerial resources and future prospects of the holding company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors. Acquisitions which result in a savings and loan holding company controlling savings associations in more than one state are generally prohibited, except in supervisory transactions involving failing savings associations or based on specific state authorization of such acquisitions. Except with the prior approval of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's voting stock, may acquire control of any savings institution, other than a subsidiary savings institution, or of any other savings and loan holding company.

     CHANGE OF CONTROL. Federal law requires, with few exceptions, OTS approval (or, in some cases, notice and effective clearance) prior to any acquisition of control of the company. Among other criteria, under OTS regulations, "control" is conclusively presumed to exist if a person or company acquires, directly or indirectly, more than 25% of any class of voting stock of the savings association or holding company. Control is also presumed to exist, subject to rebuttal, if an acquiror acquires more than 10% of any class of voting stock (or more than 25% of any class of stock) and is subject to any of several "control factors," including, among other matters, the relative ownership position of a person, the existence of control agreements and board composition.

     CHANGE IN MANAGEMENT. If a savings and loan holding company is in a "troubled condition," as defined in the OTS regulations, it is required to give 30 days' prior written notice to the OTS before adding or replacing a director, employing any person as a senior executive officer or changing the responsibility of any senior executive officer so that such person would assume a different senior executive position. The OTS then has the opportunity to disapprove any such appointment.

     LIMITATIONS ON DIVIDENDS. The company is a legal entity separate and distinct from the bank. The company's principal source of revenue consists of dividends from the bank. The payment of dividends by the bank is subject to various regulatory requirements, including a minimum of 30 days' advance notice to the OTS of any proposed dividend to the company.

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     Other limitations may apply depending on the size of the proposed dividend and the condition of the bank. See "-- The Bank -- Restrictions on Capital Distributions."

     TEXAS REGULATIONS. Under the Texas Savings Bank Act, or TSBA, each registered holding company, such as the company, is required to file reports with the TSLD as required by the Texas Savings and Loan Commissioner, or the Commissioner, and is subject to such examination as the Commissioner may prescribe.

THE BANK

     The bank is required to file reports with the TSLD and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions, such as any merger or acquisition with another institution. The regulatory system to which the bank is subject is intended primarily for the protection of the deposit insurance fund and depositors, not stockholders. The regulatory structure also provides the TSLD and the FDIC with substantial discretion in connection with their supervisory and enforcement functions. The TSLD and the FDIC conduct periodic examinations of the bank in order to assess its compliance with federal and state regulatory requirements. As a result of such examinations, the TSLD and the FDIC may require various corrective actions.

     Virtually every aspect of the bank's business is subject to numerous federal and/or state regulatory requirements and restrictions with respect to such matters as the nature and amounts of loans and investments that may be made, the issuance of securities, the amount of cash reserves that must be established against deposits, the establishment of branches, mergers, non-banking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

     REGULATORY CAPITAL REQUIREMENTS. Federally insured, state-chartered banks are required to maintain minimum levels of regulatory capital. These standards generally are as stringent as the comparable capital requirements imposed on national banks. The FDIC also is authorized to impose capital requirements in excess of these standards on individual banks on a case-by-case basis.

     Under current FDIC regulations, the bank is required to comply with three separate minimum capital adequacy requirements: a "Tier 1 capital ratio" and two "risk-based" capital requirements. "Tier 1 capital" generally includes common stockholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts of fully consolidated subsidiaries, minus intangible assets, other than properly valued mortgage servicing assets, nonmortgage servicing assets and purchased credit card relationships up to certain specified limits and minus net deferred tax assets in excess of certain specified limits.


     LEVERAGE CAPITAL RATIO. FDIC regulations establish a minimum 3.0% ratio of Tier 1 capital to total assets, as defined, for the most highly-rated, state-chartered, FDIC-supervised banks and a minimum 4.0% ratio of Tier 1 capital to total assets, as defined, for all other state-chartered, FDIC-supervised banks. Under FDIC regulations, highly-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. As of September 30, 2003, the minimum leverage capital ratio for capital adequacy purposes for the bank was 4.0% and its actual leverage capital ratio was 7.86%.


     RISK-BASED CAPITAL REQUIREMENTS. The risk-based capital requirements contained in FDIC regulations generally require the bank to maintain a minimum ratio of Tier 1 capital to risk-weighted assets of at least 4.0% and a ratio of total capital to risk-weighted assets of at least 8.0%.

     For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary (or Tier 2) capital, so long as the amount of supplementary (or Tier 2) capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. Supplementary (or Tier 2) capital includes, among other things, cumulative perpetual preferred stock, non-cumulative perpetual preferred
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stock where the dividend is reset periodically, long-term preferred stock
(original maturity of at least 20 years), mandatory convertible subordinated debt, perpetual subordinated debt and mandatory redeemable preferred stock. Intermediate-term preferred stock and other subordinated debt is includable in Tier 2 capital up to 50% of Tier 1 capital. The allowance for loan and lease losses up to a maximum of 1.25% of risk-weighted assets is included in Tier 2 capital, as are certain unrealized gains in equity securities and unrealized gains or losses in other assets. To determine the amount of capital required, assets and certain off-balance sheet items are assigned to various categories, with each category having a different "risk weighting." As of September 30, 2003, the bank's Tier 1 capital to risk-weighted assets ratio was 12.81% and its total risk-based capital to risk weighted assets ratio was 13.16%.


     CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES. The Prompt Corrective Action regulations, which were promulgated to implement certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, also effectively impose capital requirements on state-chartered banks, by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the Prompt Corrective Action regulations, a bank is "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 4%, or a leverage capital ratio of less than 4% (or less than 3% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is "adequately capitalized" if it has a total risk-based capital ratio of 8% or higher, a Tier 1 risk-based capital ratio of 4% or higher, a leverage ratio of 4% or higher (3% or higher if the bank received a composite rating of 1 in its most recent examination report and is not experiencing significant growth), and does not meet the definition of a "well capitalized" bank. A bank is "well capitalized" if it has a total risk-based capital ratio of 10% or higher, a Tier 1 risk-based capital ratio of 6% or higher, a leverage capital ratio of 5% or higher, and is not subject to any written requirement to meet and maintain any higher capital level(s).

     Under the regulation, "well capitalized" institutions are subjected to no brokered deposit limitations, while "adequately capitalized" institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC, and (ii) subject to the limitation that they do not pay an effective yield on any such deposit which exceeds by more that 75 basis points (a) the effective yield paid on deposits accepted in its normal market area, or (b) the national rate paid on deposits of comparable maturity for deposits accepted outside the institution's normal market area. "Undercapitalized" institutions will not be permitted to accept brokered deposits and are subject to certain limitations on interest rates that may be paid in connection with any deposit solicitation.

     Under the provisions of FDICIA and the Prompt Corrective Action regulations, an "undercapitalized" bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to the FDIC for approval, restrict total asset growth and obtain regulatory approval prior to making any acquisition, opening any new branch office or engaging in any new line of business. An undercapitalized bank may also be subject to other, discretionary, regulatory actions. Additional mandatory and discretionary regulatory actions apply to "significantly undercapitalized" and "critically undercapitalized" banks. Failure of a bank to maintain the required capital could result in such bank being transferred to new owners in a supervisory transaction or being declared insolvent and closed.

     FDIC INSURANCE PREMIUMS. The deposits of the bank are insured to the maximum extent permitted by the BIF. As the insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings institutions.

     The FDIC has implemented a risk-based assessment system under which FDIC-insured depository institutions pay annual premiums at rates based on their risk classification. A bank's risk classification is based on its capital levels and the level of supervisory concern the bank poses to the regulators. Institutions

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assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments at higher rates than institutions that pose a lower risk. A decrease in the bank's capital ratios or the occurrence of events that have an adverse effect on the bank's asset quality, management, earnings or liquidity could result in a substantial increase in deposit insurance premiums paid by the bank, which would adversely affect the bank's earnings. In addition, the FDIC can impose special assessments in certain instances. The range of assessments in the risk-based system is a function of the reserve ratio in the BIF. The current range of BIF assessments is between 0% and 0.27% of deposits because the BIF reserve ratio was greater than 1.25% when the ratios were set. In 2002, the BIF reserve ratio fell below 1.25%, creating the possibility that the FDIC would raise assessment rates, but in 2003 the ratio has been slightly above 1.25%. If the ratio were to fall below that level again, the FDIC would consider whether to levy higher assessments. Congress has also recently considered proposals that would increase assessments on certain types of rapidly growing institutions.

     Federal law aimed at recapitalizing the Savings Association Insurance Fund requires, among other things, that banks insured under the BIF pay a portion of the interest due on bonds that were issued to replace funds paid out for the failure of insured thrifts by the Federal Savings and Loan Insurance Corporation in 1987. With respect to the assessment of the bond obligations, the BIF rate was 0.0160% of deposits for the third quarter of 2003 and is adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report submissions.

     SAFETY AND SOUNDNESS STANDARDS. The FDIC and the other federal bank regulatory agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate federal regulators. The FDIC and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. The bank believes that it is in compliance with these guidelines and standards.

     ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS. The activities and equity investments of FDIC-insured, state-chartered banks are presumptively limited by federal law to those that are permissible for national banks. An insured state bank generally may not acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. The FDIC has authority, however, to allow a state-chartered non-member bank to engage in activities or make investments not permissible for national banks. An insured state bank is permitted to, among other things:

     - acquire or retain a majority interest in a subsidiary;

     - invest as a limited partner in a partnership, the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's assets;

     - acquire up to 10% of the voting stock of a company that solely provides or reinsures directors' and officers' liability insurance; and

     - acquire or retain the voting shares of a depository institution if certain requirements are met.


     QUALIFIED THRIFT LENDER TEST. The bank is required to meet a qualified thrift lender test under both federal and state law. This test requires a savings bank to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings bank may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code of 1986, as amended. Under either test, such assets primarily consist of residential housing related loans and investments. As of September 30, 2003, the bank met the test.


     Under federal law, any savings association (including a state savings bank that is treated as a savings association under Section 10 of HOLA) that fails to meet the qualified thrift lender test must convert to a bank charter, other than a savings bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. However, any savings bank which the OTS has deemed to be a

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

savings association upon application by such bank, such as the bank, is precluded from requalifying for five years. Because of the five-year ban on requalification, a state savings bank that fails the OTS test must divest all investments and cease all activities not permissible for a national bank within three years. Within one year after the failure, the holding company of a state savings bank must register with the Federal Reserve Board as a bank holding company and become subject to all restrictions on bank holding companies administered by the Federal Reserve Board. New investments and activities are immediately limited to those permissible for both a savings association and a national bank. The savings bank is also limited to national bank branching rights in its home state. In addition, the savings bank is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits on payment of dividends.

     RESTRICTIONS ON ACQUISITIONS. There are restrictions under federal and Texas law regarding the acquisition of control of the bank. Federal and Texas laws generally provide that no company, directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions, may acquire control of a savings bank at any time without prior approval of the appropriate regulatory agencies. The concept of acting in concert is very broad under these laws. In addition, federal and state laws require that, prior to obtaining control of a savings bank, a person, other than a company, must give prior notice and have received no objection to such acquisition of control and/or make an application to the appropriate regulatory agencies and receive approval to effect the acquisition.

     POTENTIAL ENFORCEMENT ACTIONS. Insured depository institutions and their institution-affiliated parties may be subject to potential enforcement actions by the FDIC and the TSLD for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. The OTS may also bring enforcement actions based on its supervision of the company as a savings and loan holding company or on its regulation of capital distributions by the bank. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of the bank), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the imposition of restrictions and sanctions under the prompt corrective action provisions of the FDICIA. Management of the bank knows of no pending or threatened enforcement actions against the bank.


     LIQUIDITY. The bank is required to maintain a balance of "liquid assets" (cash, balances in a Federal Reserve Bank, and other readily marketable investments, including unencumbered federal government sponsored enterprises) equal to 10% of average daily deposits for the most recently completed calendar quarter. As of September 30, 2003, the bank was in compliance with this requirement.


     RESTRICTIONS ON CAPITAL DISTRIBUTIONS. The bank is required to provide to the OTS not less than 30 days' advance notice of the proposed declaration by its board of directors of any dividend on its capital stock. The OTS may object to the payment of the dividend on safety and soundness grounds. In addition, the bank would be subject to a more stringent OTS review if a proposed distribution would cause the bank to become under-capitalized or would exceed current net income plus retained net income for the previous two years or if the OTS did not regard the bank as well capitalized or well managed. The bank is currently not subject to this more stringent review.

     Texas law permits the bank to pay dividends out of current or retained income in cash or additional stock so long as the savings bank meets its capital requirements.

     The FDIC prohibits an insured depository institution from paying dividends on its capital stock or interest on its capital notes or debentures (if such interest is required to be paid only out of net profits) or distributing any of its capital assets while it remains in default in the payment of any assessment due the FDIC. The bank is currently not in default in any assessment payment to the FDIC.

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


     FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. As of September 30, 2003, the bank was in compliance with such requirements.


     The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce a bank's earning assets. The amount of funds necessary to satisfy this requirement has not had a material effect on the bank's operations.

     RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS. Transactions between the bank and its nonbanking affiliates, including the company, are subject to Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by any securities or obligations or the securities or obligations of any of the company's nonbanking subsidiaries.

     Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the bank and its affiliates be on terms substantially the same, or at least as favorable to the bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

     The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Federal Reserve Regulation O apply to all insured institutions and their subsidiaries and holding companies. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

     THE USA PATRIOT ACT OF 2001. The USA PATRIOT Act requires financial institutions to prohibit correspondent accounts with foreign shell banks, establish an anti-money laundering program that includes employee training and an independent audit, follow minimum standards for identifying customers and maintaining records of the identification information and make regular comparisons of customers against agency lists of suspected terrorists, their organizations and money launderers.

     PRIVACY REGULATION. The company and its subsidiaries are subject to numerous privacy-related laws and their implementing regulations, including but not limited to Title V of the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Electronic Fund Transfer Act, the Right to Financial Privacy Act, the Children's Online Privacy Protection Act, and other federal and state privacy and consumer protection laws. Those laws and the regulations promulgated under their authority can limit, under certain circumstances, the extent to which financial institutions may disclose nonpublic personal information that is specific to a particular individual to affiliated companies and nonaffiliated third parties. Moreover, the bank is required to establish and maintain a comprehensive Information Security Program in accordance with the Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The program must be designed to:

     - insure the security and confidentiality of customer information;

     - protect against any anticipated threats or hazards to the security or integrity of such information; and

     - protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

     In addition, the Federal Trade Commission has recently implemented a nationwide "do not call" registry that allows consumers to prevent unsolicited telemarketing calls. Millions of households already have placed their telephone numbers on this registry.

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

     TEXAS SAVINGS BANK LAW. As a Texas-chartered savings bank, the bank is subject to regulation and supervision by the TSLD under the TSBA. The TSBA contains provisions governing the incorporation and organization, location of offices, rights and responsibilities of directors and officers as well as the corporate powers, savings, lending, capital and investment requirements and other aspects of the bank and its affairs. In addition, the TSLD is given extensive rulemaking power and administrative discretion under the TSBA, including authority to enact and enforce rules and regulations.

     The bank is required under the TSBA to comply with certain capital requirements established by the TSLD. The TSBA also restricts the amount the bank can lend to one borrower to that permitted to national banks, which is generally not more than 15% of the bank's unimpaired capital and unimpaired surplus and, if such loans are fully secured by readily marketable collateral, an additional 10% of unimpaired capital and unimpaired surplus. The TSLD generally examines the bank once every year and the current practice is for the TSLD to conduct a joint examination with the FDIC. The TSLD monitors the extraordinary activities of the bank by requiring that the bank seek the TSLD's approval for certain transactions such as the establishment of additional offices, a reorganization, merger or purchase and assumption transaction, changes of control, or the issuance of capital obligations. The TSLD may intervene in the affairs of a savings bank if the savings bank, or its director, officer or agent has engaged in an unsafe and unsound practice, violated the savings bank's articles of incorporation, violated a statute or regulation, filed materially false or misleading information, committed a criminal act or a breach of fiduciary duty, or if the savings bank is, or is in imminent danger of becoming, insolvent.

CONSUMER PROTECTION REGULATIONS

     The bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the following:

     THE TRUTH-IN-LENDING ACT. The Truth-in-Lending Act, or TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a way that permits consumers to compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments, and the payment schedule.

     THE FAIR HOUSING ACT. The Fair Housing Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status.

     Enacted in 1970, the Fair Credit Report Act, or FCRA, includes extensive rules governing credit reporting agencies and entities that collect information from consumers in connection with extensions of credit. The FCRA was amended in 1996 to include provisions that preempt specified types of state laws affecting consumer information collected by lenders. To the extent not otherwise preempted by a federal law, states are free to enact consumer protection and privacy provisions that may increase our costs, increase our regulatory compliance burdens, risks and potential liabilities, affect how we do our business, and adversely affect our competitive position. As amended, the FCRA has provided a uniform legal framework for all lenders with respect to specified uses and reporting of consumer information collected in connection with extensions of credit. Those 1996 provisions expire on January 1, 2004, unless Congress enacts new legislation to provide for their extension either as originally enacted or as amended. Although proposals extending these FCRA provisions are pending, there is no guarantee that any will be extended unchanged, or extended at all, and we cannot predict what other provisions, favorable or adverse to us, may be included in any legislation that may be finally enacted, or whether any legislation will be enacted prior to the 2004 sunset date in present law.

     THE EQUAL CREDIT OPPORTUNITY ACT. The Equal Credit Opportunity Act, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.
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

     THE REAL ESTATE SETTLEMENT PROCEDURES ACT. The Real Estate Settlement Procedures Act, or RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. The RESPA is applicable to all federally related mortgage loans. A "federally related mortgage loan" includes any loan secured by a first or subordinate lien on residential real property designed for occupancy by one-to-four families, including a refinancing of an existing loan secured by the same property, if:

     - the loan is made by any lender, the deposits of which are federally insured, or any lender that is regulated by a federal agency;

     - the loan is insured, guaranteed or supplemented by a federal agency;

     - the loan is intended to be sold to the FNMA, the GNMA, or the FHLMC; or

     - the loan is made by any creditor who makes or invests in residential real estate loans aggregating more than $1 million per year.

     In 2002, the Department of Housing and Urban Development, or HUD, undertook to substantially revise the rules implementing the RESPA, which specifies disclosures and procedures for mortgage lenders to provide their customers. The HUD proposal would modify the disclosures provided to mortgage customers. In response to criticism of the HUD's initial proposals, the agency in 2003 determined not to adopt final rules and now is reconsidering them. It is uncertain whether new rules will be proposed and whether any revised RESPA rules adopted will be favorable or adverse to us.

     THE HOME MORTGAGE DISCLOSURE ACT. The Home Mortgage Disclosure Act, enacted into law in 1975, is intended to provide public information that can be used to help determine whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located and to assist in identifying possible discriminatory lending patterns.

     THE COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act, or CRA, enacted into law in 1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess the institution's record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. To evaluate large retail institutions, the agencies apply three tests -- the lending, investment, and service tests -- to determine an overall CRA rating for the financial institution. We expect that the bank will be considered a large institution for CRA rating purposes by the end of 2004. The ratings range from a high of "outstanding" to a low of "substantial noncompliance." A bank receiving a "satisfactory" or better rating is deemed in compliance with the CRA.

     The bank's last public evaluation dated January 7, 2002, issued by its primary federal regulator, the FDIC, rated the bank "satisfactory."

     THE BANK SECRECY ACT AND MONEY LAUNDERING LAWS. The Bank Secrecy Act, or BSA, enacted into law in 1970, requires every financial institution within the United States to file a Currency Transaction Report with the Internal Revenue Service, or IRS, for each transaction in currency of more than $10,000 not exempted by the Treasury Department.

     The Money Laundering Prosecution Improvements Act requires financial institutions, typically banks, to verify and record the identity of the purchaser upon the issuance or sale of bank checks or drafts, cashier's checks, traveler's checks, or money orders involving $3,000 or more in cash. Institutions must also verify and record the identity of the originator and beneficiary of certain funds transfers.

     ELECTRONIC FUND TRANSFER ACT. The Electronic Fund Transfer Act, or EFTA, enacted into law in 1978, provides a basic framework establishing the rights, liabilities, and responsibilities of participants in

"electronic fund transfer systems," defined to include automated teller machine transfers, telephone bill-payment services, point-of-sale terminal transfers, and preauthorized transfers from or to a consumer's account (for example, direct deposit of social security payments). Its primary objective is to protect the rights of individuals using these systems. The EFTA limits a consumer's liability for certain unauthorized electronic fund transfers and requires certain error resolution procedures.

     THE EXPEDITED FUNDS AVAILABILITY ACT. The Expedited Funds Availability Act enacted into law in 1987, seeks to insure prompt availability of funds deposited into a customer's account and to expedite the return of checks.

     THE TRUTH-IN-SAVINGS ACT. The Truth-in-Savings Act, or TISA, enacted into law in 1991, is principally a disclosure law, the purpose of which is to encourage comparative shopping for deposit products. The common denominator used by the TISA to facilitate comparison shopping of interest payable on deposit accounts is the annual percentage yield.

     The bank attempts in good faith to assure compliance with the requirements of the consumer protection statutes to which it is subject, as well as the regulations that implement the statutory provisions. The requirements are complex, however, and even inadvertent non-compliance could result in civil and, in some cases, criminal liability.

     LEGISLATIVE AND REGULATORY PROPOSALS. In addition to those discussed above, proposals to change the laws and regulations governing the operations and taxation of, and federal insurance premiums paid by, savings banks and other financial institutions and companies that control such institutions are frequently raised in Congress, state legislatures and before the FDIC and other bank regulatory authorities. The likelihood of any major changes in the future and the impact such changes might have on us or the bank are impossible to determine. Similarly, proposals to change the accounting treatment applicable to savings banks and other depository institutions are frequently raised by the SEC, the FDIC, the IRS and other appropriate authorities, including, among others, proposals relating to fair market value accounting for certain classes of assets and liabilities. The likelihood and impact of any additional future accounting rule changes and the impact such changes might have on us or the bank are impossible to determine at this time.

     In this regard, the federal government is reconsidering provisions that are important parts of the legal framework applicable to us as mortgage lenders. First, FCRA provisions enacted in 1996 preempt specified types of state laws and have provided an important and relatively uniform legal framework for all lenders with respect to specified uses and reporting of consumer information collected in connection with extensions of credit. Those provisions expire on January 1, 2004, unless Congress enacts new legislation to provide for their extension, either as originally enacted or as amended. Although proposals to extend these FCRA provisions are pending, there is no guarantee that any will be extended unchanged, or extended at all, and we cannot predict what other provisions, favorable or adverse to us, may be included in any legislation that may be finally enacted, or whether any legislation will be enacted prior to the 2004 sunset date in present law. To the extent not otherwise preempted by FCRA, states will be free beginning in 2004 to enact consumer protection and privacy provisions on matters currently subject to FCRA preemption that may increase our costs, increase our regulatory compliance burdens, risks and potential liabilities, affect how we do our business, and adversely affect our competitive position.

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

                                   MANAGEMENT


     Our board of directors currently consists of nine members, and we have seven executive officers who are not directors. Each of our directors is also a director of the bank. The table set forth below, and the discussion following, contains certain information regarding our directors and executive officers.



NAME                                        AGE                    POSITION
----                                        ---                    --------
Lewis S. Ranieri..........................  56    Chairman of the Board of Directors of the
                                                  company
F. William Bonito.........................  58    Director
Lawrence Chimerine, Ph.D..................  63    Director
David M. Golush...........................  59    Director
Alan E. Master............................  63    Director
Anthony J. Nocella........................  62    Director, President and Chief Executive
                                                  Officer of the company, and Chairman, Chief
                                                  Executive Officer and President of the bank
Robert A. Perro...........................  51    Director
William B. Rhodes.........................  64    Director
John B. Selman............................  72    Director
Daniel E. Cooper..........................  46    Managing Director - Lending and Mortgage
                                                  Banking of the bank
Michael Davitt............................  54    Managing Director - Commercial Lending of
                                                  the bank
Glenn Mealey..............................  41    Managing Director - Credit and
                                                  Administration of the bank
Russell McCann............................  47    Chief Financial Officer and Treasurer of
                                                  the company and Chief Financial Officer of
                                                  the bank
Robert E. Rhoades.........................  65    Managing Director - Austin Banking of the
                                                  bank; Director of the bank
Jan Scofield..............................  48    Managing Director - Technology of the bank



OUR DIRECTORS


     LEWIS S. RANIERI. Mr. Ranieri is our Chairman and has been a director since we were founded in 2001. He is the prime originator and a founder of the private investment limited partnerships of Hyperion Partners L.P. and Hyperion Partners II L.P ("Hyperion") and chairman and/or director of various other entities owned directly and indirectly by Hyperion. He is also Chairman and Director of Hyperion Capital Management, Inc., a registered investment advisor. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation, as well as Chairman of Five Mile Capital Partners LLC, a sponsor and manager of private investment funds. He previously served as Chairman and Director of Bank United Corp., a publicly-held savings and loan holding company headquartered in Houston, Texas, from its inception in 1988 until its merger with Washington Mutual, Inc. in February 2001.

     Prior to forming Hyperion Partners L.P., Mr. Ranieri was Vice Chairman of Salomon Brothers, Inc. and is generally considered by many to be the "father" of the securitized mortgage market. Mr. Ranieri helped develop the capital markets as a source of funds for housing and commercial real estate, established Salomon Brothers' leadership position in the mortgage-backed securities area, and also led the effort to obtain federal legislation to support and build the market. At Salomon Brothers, Mr. Ranieri had responsibility for the firm's activities in the mortgage, real estate and government-guaranteed areas.

     Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1986. In recognition of his dedication and lifelong achievements in the housing industry, Mr. Ranieri was inducted into the National Housing Hall of Fame. He is also a recent recipient of the lifetime achievement award given by the Fixed Income Analysts Society, Inc., and was subsequently inducted into their Hall of Fame for outstanding practitioners in the advancement of the analysis of fixed income securities and portfolios.

     Mr. Ranieri also serves on the boards of directors of each of Computer Associates International, Inc., Delphi Financial Group, Inc., and Reckson Associates Realty Corp., all publicly-traded corporations, and is Chairman of American Financial Realty Trust, a publicly-traded REIT. He is also Chairman of the following registered investment funds: Hyperion 2005 Investment Grade Opportunity Term Trust, Inc.; The Hyperion Total Return Fund, Inc.; and The Hyperion Strategic Mortgage Income Fund, Inc. He also acts as a trustee or director of the Environmental Defense Fund and The Metropolitan Opera Association, and is Chairman of the Board of the American Ballet Theatre.


     F. WILLIAM BONITO. Mr. Bonito, a director of Franklin since October 2003, has over 25 years of experience in banking and bank accounting. He was Senior Vice President and Corporate Controller of Bank United from December 1991 to November 2001. His prior experience includes 13 years with Mellon Bank where he held the positions of Senior Vice President and Controller and Senior Vice President of Corporate Financial Planning, and six years with PricewaterhouseCoopers where he was Manager of Tax Services. He also served as Chief Financial Officer of two other financial institutions. Mr. Bonito is a Certified Public Accountant, holds an MBA from Rutgers University and completed the Advanced Management Program at Carnegie Mellon University. He also holds Series 7 and Series 66 securities licenses. He is a past member of the Accounting Committee of the American Community Bankers Association and Financial Executives International. He is currently a member of the Budget and Finance Committee of the American Federation of the Blind.


     LAWRENCE CHIMERINE, PH.D. Dr. Chimerine, a director of Franklin since April 2002, has served as President of his own economic consulting firm, Radnor International Consulting, Inc., since 1990. From 1993 to 2000, he was also the Managing Director and Chief Economist of the Economic Strategy Institute in Washington, D.C. From 1979 to 1987, Dr. Chimerine served as Chairman and CEO of Chase Econometrics and from 1987 to 1990 served as Chairman and CEO of the WEFA Group, both of which provide economic consulting services. He was the Manager of Economic Research for the IBM Corporation from 1965 to 1979, as well as the Senior Economic Advisor at Data Resources, a subsidiary of McGraw - Hill, Inc. from 1991 to 1994. He has served, and is currently serving, as a director of Sanchez Computer Associates, Inc. and on the boards or advisory boards of several private corporations. Dr. Chimerine has served on several governmental advisory committees and has testified before major U.S. Congressional Committees. He has made numerous economic presentations to businesses and organizations throughout the United States and internationally and has made several guest appearances on various financial and business news telecasts. Dr. Chimerine received a B.S. in Mathematics from Brooklyn College and a Ph.D. in Economics from Brown University.

     DAVID M. GOLUSH. Mr. Golush, a director of Franklin since April 2002, has been a private investor for more than three years. He was formerly associated with Ranieri & Co. from 1987 through 2000. He is a limited partner in the general partner of Hyperion Partners and Hyperion Partners II. Mr. Golush was a director of Bank United Corp. from its formation in 1988 until its merger with Washington Mutual, Inc. in February 2001. Prior to joining Ranieri & Co., Mr. Golush was employed by Salomon Brothers from 1972 to 1987 and was Vice President from 1975. From 1984 to 1987, he was Chief Administrative Officer of Salomon Brothers' Mortgage and Real Estate Department. Prior to joining Salomon Brothers he held various positions in public accounting and private industry. Mr. Golush has been licensed as a certified public accountant in the State of New York since 1972. Mr. Golush received a B.B.A. from the University of Cincinnati. He is Treasurer of the New York Police & Fire Widows' and Children's Benefit Fund, Inc., a member of the boards of the Jewish Federation of Central New Jersey, the New Jersey Common Cause, the Center for Civic Responsibility and Security Guaranty Holdings, Inc.

     ALAN E. MASTER. Mr. Master, a director of Franklin since April 2002, has been a financial consultant, corporate director and a private investor for more than five years. He began his career with Chemical Bank

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

in 1961 as a commercial lending officer, became a regional Office Head and later served as President or senior executive in banks in Miami, Florida. In 1973, he joined Barnett Banks of Florida, Inc. as President and CEO of a major subsidiary and subsequently led the merger of five subsidiaries of Barnett. Other career positions have included President, CEO, Vice Chairman and Chief Financial Officer of United Americas Bank of New York, 1977 to 1979; Executive Vice President and Director of The Merchants Bank of New York, 1979 to 1983; President and CEO, Ensign Bank FSB, New York City, 1983 to 1990; director of Bank United Corp., Houston, Texas, 1995 to 2001; President and CEO, The Master Group, specializing in financial services consulting, 1991 to present. Assignments from 1996 to 2001 included Director of Private Banking -- USA, Bank Hapoalim, New York City and the Private Clients Group of UBS Paine Webber, Inc., New York City. Mr. Master is a former director of Beyond Guide, Inc., was a member of the Board of Trustees of the Hyperion Government Mortgage Trust II and is a former member of the Advisory Boards of Hyperion Partners, Hyperion Partners II and the Johnson Graduate School of Management, Cornell University. Mr. Master received a B.A. from Cornell University and completed all course work in finance and accounting in the M.B.A. program at the New York University Graduate School of Business Administration.

     ANTHONY J. NOCELLA. Mr. Nocella, a director of Franklin since April 2002, is our President and Chief Executive Officer, and is the Chairman, Chief Executive Officer and President of the bank. Mr. Nocella was co-founder, Vice Chairman, Director of Bank United Corp. and was Chief Financial Officer of Bank United Corp. from its inception in 1988 until its merger with Washington Mutual in February 2001. He founded and managed commercial banking, financial markets (mortgage banking and capital markets) and was Chairman of the brokerage division of that bank. Mr. Nocella directed the issuance of the first commercial mortgage-backed bonds (REMIC), and the first single-family residential REMIC issued by Salomon Brothers and FNMA, and brought three companies public, Bank United Corp. (1996), PSFS (1983) and Humana, Inc., formerly American Medicorp, Inc. (1970). From 1988 to 1990, Mr. Nocella provided consulting services to Bank United Corp., as well as other financial institutions as President of Nocella Management Company, a firm that specialized in asset and liability management consulting for financial institutions. From 1981 to 1987, Mr. Nocella served as Executive Vice President and Chief Financial Officer of Meritor Financial Group, as well as President and founder of its commercial banking/financial markets arm, Meritor Financial Markets. During his 13 years at Meritor (1974 to 1987), he also served as President of PSFS Management Company, the holding company of The Philadelphia Saving Fund Society, the nation's largest savings institution at the time. Mr. Nocella's other positions have included Controller and Director of Financial Services for American Medicorp, Inc., Senior Managing Auditor and Consultant for KPMG Peat Marwick and adjunct professor of finance at St. Joseph's University and Drexel University. Mr. Nocella, a Certified Public Accountant, received an undergraduate degree in accounting from LaSalle University and an M.B.A. in computer science and finance from Temple University. He also completed the Graduate Bank Financial Management Program of the Wharton School at the University of Pennsylvania. Mr. Nocella is a delegate and member of the Basel II Committee of the America's Community Bankers, Past Chairman and a director of the Texas Savings and Community Bankers Association, and delegate and Past President and Key Member of the Financial Executives Institute. Mr. Nocella also serves on the National Association of Home Builders Mortgage Roundtable.


     ROBERT A. PERRO. Mr. Perro, a Certified Public Accountant, has been a director of Franklin since April 2002. He is a Managing Director, Vice President and Chief Financial Officer at Ranieri & Co., Inc. He is also a Vice President of the controlling entity for Hyperion. In addition, he is a director of Merrick Bank Corporation and an officer and/or director of various holding companies owned by Hyperion. Merrick Bank is a Utah Industrial Loan Corporation specializing in the issuance of credit cards to the non-prime and unbanked sector. He is also an officer of Five Mile Capital Partners LLC, a sponsor and manager of private investment funds. Prior to joining Ranieri & Co., Mr. Perro was a partner in a public accounting firm and then head of his own accounting firm. Mr. Perro holds a B.B.A. from Bernard Baruch College of the City University of New York and an M.S. in Taxation from C.W. Post College of Long Island University.

     WILLIAM B. RHODES. Mr. Rhodes has served as a director of Franklin since April 2002. For more than the past five years, Mr. Rhodes has been the President and owner of Preferred Stampings of Texas Inc., a company located in Round Rock, Texas, engaged in the business of manufacturing components for the hi-tech industry. Mr. Rhodes has been a board member of the bank since 1998 and prior to joining the board of the bank was a director of Horizon Bancorp., Inc., in Austin, Texas. The agreement pursuant to which we acquired the bank requires, for a three-year period after the closing of the acquisition, that we include in our recommended slate of nominees for election to our board of directors two persons who were serving as directors of the bank at the time the acquisition was completed. Mr. Rhodes was elected and serves on the board of directors pursuant to that requirement. In addition, in connection with our acquisition of the bank, Mr. Rhodes entered into a noncompetition agreement with Franklin and Franklin Bank pursuant to which Mr. Rhodes agreed not to compete with the bank or its affiliates or successors for a period of 18 months following the closing of the acquisition.

     JOHN B. SELMAN. Mr. Selman, a director of Franklin since April 2002, is an attorney with over 30 years of experience in banking. He was the Chairman of the bank prior to our acquisition of it and has previously served as Chairman of the Board of Highland Lakes Bank and Lost Pines National Bank. Mr. Selman has also been a director of several other central Texas financial institutions. Mr. Selman is presently of counsel to Selman, Munson & Lerner P.C., a law firm in Austin, Texas, which concentrates in business transactions and regulatory bank law, and was formerly of counsel to Silver, Freedman & Taff, L.L.P., a Washington, D.C., law firm which specializes in representing financial institutions. Mr. Selman is a graduate of the University of Texas at Austin with a business and law degree. He is a director of the Midwest Savings Conference and President of the Church Food Pantry in Austin. An active Catholic Layman, Mr. Selman has been honored by the Catholic Church as a Knight of the Holy Sepulcher. The agreement pursuant to which we acquired the bank requires, for a three-year period after the closing of the acquisition, that we include in our recommended slate of nominees for election to our board of directors two persons who were serving as directors of the bank at the time the acquisition was completed. Mr. Selman was elected and serves on the board of directors pursuant to that requirement. In addition, in connection with our acquisition of the bank, Mr. Selman entered into a noncompetition agreement with Franklin and Franklin Bank pursuant to which Mr. Selman agreed not to compete with the bank or its affiliates or successors for a period of 18 months following the closing of the acquisition.

EXECUTIVE OFFICERS WHO ARE NOT MEMBERS OF OUR BOARD

     The following sets forth information concerning our executive officers and executive officers of the bank who do not serve on our board of directors. All of our executive officers and those of the bank are appointed by our board of directors and the board of directors of the bank, respectively, and serve until their successors are elected and qualified.

     DANIEL E. COOPER is the Managing Director - Lending and Mortgage Banking of the bank. He is responsible for mortgage origination, secondary marketing, mortgage loan acquisitions and loan servicing. Prior to joining the bank, he was Managing Director and Senior Vice President of Secondary Marketing and Portfolio Management for Bank United Corp. from 1991 to 2001. While at Bank United, he was responsible for the acquisition and sale of mortgage loan servicing rights, buying and selling mortgage loans in the secondary market, and hedging the interest rate risk associated with its mortgage banking operation and servicing portfolio. In addition, Mr. Cooper handled secondary marketing operations, product development, was a member of Bank United's Asset & Liability Committee and handled the pricing for the mortgage banking operation. Mr. Cooper is also experienced in compliance, quality control, underwriting and systems development. With 20 years of experience in the mortgage banking and banking industries, Mr. Cooper has directly handled over $70 billion in mortgage servicing rights acquisitions and sales and has sold and acquired over $75 billion in mortgage loans. Prior to joining Bank United in 1991, Mr. Cooper was Executive Vice President at Centrust Mortgage Corp. Mr. Cooper received a B.S.B.A. degree in Finance from the University of Florida and a M.B.A. Degree in Finance and Accounting from Florida Atlantic University.

     MICHAEL DAVITT is the Managing Director - Commercial Lending of the bank, responsible for the Commercial Lending Group, which includes residential construction, multi-family and commercial real estate lending. He is involved in our management team serving on our Credit, Community Reinvestment Act and Risk Management committees. Prior to joining the bank, Mr. Davitt was Managing Director of Commercial Lending at Bank United from 1990 to 2001, where he was responsible for the commercial lending group. Prior to Bank United, he was Executive Vice President Commercial Lending at Commonwealth Federal Savings. Mr. Davitt has over 33 years of experience in commercial lending. He received the National Housing Award in 1993 from the National Home Builders Association. Mr. Davitt participated as part of a U.S. delegation to Mexico to create a secondary mortgage market in Mexico. He serves on the Board of directors of the Texas Housing Finance Corporation and Royal Oaks Country Club, and is a past board member of Dallas Affordable Housing Corp. and Greater Houston Builders Association. He was Chairman of the 1999 Special Olympics Torch Run. Additionally, he has been a speaker at the national CREF conference of the Mortgage Bankers Association, Western Mortgage CREF conference and the National Home Builders annual convention. Mr. Davitt received a B.S. in Business from The Citadel.

     GLENN MEALEY is the Managing Director - Credit and Administration of the bank. Mr. Mealey is the chief credit officer of the bank. He is responsible for the administrative functions of the bank, including human resources, internal audit, compliance and legal. He will also be responsible for the bank's acquisitions. Prior to joining the bank, Mr. Mealey was the Senior Vice President and Managing Director of Investment Banking at Bank United Securities and Bank United. Mr. Mealey has spent over 15 years in banking and investment banking and is experienced in the areas of private and public debt and equity offerings, as well as merger and acquisition transactions. Prior to joining Bank United in 2000, he was Managing Director of Healthcare at Paribas, a large international financial institution, where he was responsible for managing a group whose focus was to originate capital for and structure a variety of sophisticated leveraged acquisition transactions. Prior to joining Paribas in 1994, he was Joint Manager of Structured Finance at Fuji Bank Ltd. While at Fuji Bank, he was responsible for creating and developing a structured finance group primarily focused on healthcare, municipalities, higher education, aircraft and equipment leasing, real estate and structured finance. He has arranged over $2.0 billion in financing transactions. Mr. Mealey received a B.B.A. Degree in Management from Texas A&M University.

     RUSSELL MCCANN is our Chief Financial Officer and Treasurer, and is the Chief Financial Officer of the bank. He is responsible for asset and liability management, financial and managerial accounting, treasury, funding and capital management. Prior to joining the bank, he was Senior Vice President and Treasurer of Bank United Corp., where he was responsible for funding, risk management, capital markets and asset and liability management. He was also a member of the Asset and Liability Committee and Deposit Pricing Committee of Bank United. Prior to joining Bank United in 1989, Mr. McCann was Vice President and Treasury Controller for United Savings. Prior to joining United Savings in 1986, Mr. McCann held various financial positions in investment banking firms. Mr. McCann received his B.B.A. in Accounting from Stephen F. Austin State University. He is a Certified Public Accountant.

     ROBERT E. RHOADES is the Managing Director - Austin Banking of the bank and a member of the bank's board of directors. He is responsible for the bank's Austin operations, including lending, branch administration and administration. Mr. Rhoades previously served as the President and Chief Executive Officer of the bank prior to its acquisition by us. As President and Chief Executive Officer, he was responsible for the establishment of the bank's lending programs, the development of its retail banking program and the day-to-day operations of the bank. Prior to joining the bank in 1997, he was President and Chief Executive Officer of Life Savings Bank, an Austin area bank, where he was responsible for the overall operation of the bank and its mortgage banking subsidiary. Prior to joining Life Savings Bank in 1995, he was President and Chief Executive Officer of FirstBanc Savings. Mr. Rhoades has also held various positions in several banking firms and has over 39 years of banking experience. Mr. Rhoades received his B.S. in Agricultural Economics from Texas A&M University.

     JAN SCOFIELD is the Managing Director - Technology of the bank. She is responsible for the bank's technology development, including systems development, Internet development and the management of the bank's outsourced technology providers. Prior to joining the bank, she was Vice President in eCommerce and Alternative Delivery Systems with Bank United Corp. Ms. Scofield has 20 years of experience in technology and 15 years in IT management. While at Bank United, she was responsible for the creation and management of its Internet systems. Prior to joining Bank United in 1999, she was the IT Manager for the Electronic Commerce Resource Center, or ECRC, a government organization servicing a five-state area. While at ECRC, she managed all aspects of technology for the company, whose focus was to build and support eCommerce systems for the Department of Defense, its suppliers, and the internal technology infrastructure necessary to support the business. She was awarded the Air Combat Command Achievement Award for creating and implementing an Internet system that decreased procurement cycle-time. Prior to joining the ECRC in 1997, she successfully owned and operated a company that specialized in consulting, designing and implementing technology systems and infrastructures for a diversified list of clients and industries. She has served as a member of the board of directors, and executive committees for several non-profit organizations. She received a B.A. in Management Information Systems from Lamar University.

BOARD STRUCTURE AND COMPENSATION

  COMPOSITION OF OUR BOARD OF DIRECTORS


     Our amended and restated articles of incorporation and bylaws provide that our board of directors be divided into three classes, each serving for a staggered three-year term. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2004 for the Class I directors, consisting of Dr. Chimerine and Messrs. Bonito and Nocella, 2005 for the Class II directors, consisting of Messrs. Golush, Master and Rhodes, and 2006 for the Class III directors, consisting of Messrs. Perro, Ranieri and Selman.



     Our amended and restated certificate of incorporation and bylaws provide that the total number of directors on our board will be fixed from time to time exclusively by resolution of the majority of our board (without giving effect to any vacancies). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. For more information regarding the provisions of our amended and restated certificate of incorporation and bylaws that relate to the board of directors, see "Description of Capital Stock."



     The number of directors on our board may be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our board, without giving effect to any vacancies. Any vacancies and new directorships on the board may be filled exclusively by the affirmative vote of a majority of the remaining directors then in office. Any director may be removed from office only for cause and only by the affirmative vote of holders of record of outstanding shares representing at least two thirds of our voting power.


  COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following is a brief description of the committees.

     AUDIT COMMITTEE. Our audit committee is appointed by our board of directors to assist the board in monitoring the integrity of our financial statements, our independent auditor's qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

     Pursuant to the charter of the audit committee, the audit committee consists of at least three directors who meet the independence and experience requirements of the Nasdaq National Market and the federal securities laws. In October 2003, we appointed F. William Bonito as an additional independent director who qualifies as an audit committee financial expert under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.


     COMPENSATION COMMITTEE. Our compensation committee is appointed to review and recommend policy relating to compensation and benefits of our directors and employees, and to be responsible for determining the compensation of our Chief Executive Officer and other executive officers. The compensation committee also administers the issuance of stock options and other awards under our stock plans. The compensation committee reviews and evaluates, at least annually, its performance and that of its members, including compliance of the compensation committee with its charter. The compensation committee is also responsible for reviewing and recommending to the board of directors all persons to be elected as executive officers of the company and for producing the annual report on executive compensation required to be included in our annual proxy materials under the federal securities laws.

     Pursuant to the charter of the compensation committee, the compensation committee consists of at least three directors who meet the independence requirements of the Nasdaq National Market and applicable standards of independence prescribed for purposes of any federal securities, tax and other laws relating to the committee's duties and responsibilities, including Section 162(m) of the Internal Revenue Code.

     NOMINATING AND CORPORATE GOVERNANCE COMMITTEE. Our nominating and corporate governance committee is appointed to assist our board of directors in promoting the best interests of the company and our stockholders through the implementation of sound corporate governance principles and practices. The committee seeks to accomplish this goal by, among other things, assisting our board of directors in identifying individuals qualified to become board members, and recommending to our board of directors the director nominees for the next annual meeting of stockholders, reviewing the qualifications and independence of the members of our board of directors and its various committees on a regular basis, recommending to our board of directors corporate governance guidelines and reviewing such guidelines on a regular basis to confirm that the guidelines and the committee's charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq National Market requirements, as well as leading our board of directors in its annual review of board performance.

     Pursuant to the charter of the nominating and corporate governance committee, the committee must consist of at least three directors who meet the Nasdaq National Market independence requirements and any standards of independence as may be prescribed under the federal securities laws relating to the committee's duties and responsibilities.

     Our board of directors may from time to time establish other committees.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board or compensation committee.

  COMPENSATION OF DIRECTORS


     Currently, each bank director who is not an employee of the bank receives an annual retainer of $12,000 for service on the bank's board of directors and a fee of $500 for each board meeting of the bank that he attends. If a meeting of our board of directors is held on a day on which no meeting of the bank's board of directors occurs, each director who is not an employee of the bank receives a fee of $500 for attending such meeting. The chair of the bank's audit committee receives an additional annual retainer of $10,000, and each member of the bank's audit committee receives a fee of $350 for each meeting of the audit committee that he attends. If a meeting of our audit committee is held on a day on which no meeting of the bank's audit committee occurs, each audit committee member who is not an employee of the bank receives a fee of $350 for attending such meeting. In addition, each member of the bank's board credit committee who is not an employees of the bank receives a fee of $350 for each board credit committee that he attends.


     We have established a long-term incentive plan in which non-employee directors of the company and the bank are eligible to participate. We may in the future grant equity-based compensation to the non-employee directors of the company and the bank. See "-- Employee Benefit Plans."

EXECUTIVE COMPENSATION

     The following table sets forth information concerning total compensation received for services rendered to us since our inception, which occurred in August 2001, by our Chief Executive Officer and our five other most highly compensated executive officers.

                                                               SUMMARY COMPENSATION TABLE
                           --------------------------------------------------------------------------------------------------
                                       ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                           --------------------------------------------   ------------------------------------
                                                                          RESTRICTED    SECURITIES
                                   SALARY/                 OTHER ANNUAL     STOCK       UNDERLYING      LTIP      ALL OTHER
NAME AND                          CONSULTING               COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS    COMPENSATION
PRINCIPAL POSITION         YEAR     FEE($)     BONUS($)       (4)($)         ($)           (#)          ($)         (5)($)
------------------         ----   ----------   ---------   ------------   ----------   ------------   --------   ------------
Anthony J. Nocella(1)....  2002    $145,000       $--          $--           $--         110,000      $     --      $6,000
  President & Chief
  Executive Officer
Daniel E. Cooper(2)......  2002     106,900        --           --            --          35,483            --       1,750
  Executive Vice
    President              2001      22,000        --           --            --              --                        --
  & Managing Director -
  Mortgage Lending
Glenn Mealey(2)..........  2002     106,900        --           --            --          35,483            --       3,000
  Executive Vice
    President              2001      22,000        --           --            --              --                        --
  & Managing Director -
  Credit and
    Administration
Russell McCann(2)........  2002     106,900        --           --            --          35,483            --          --
  Executive Vice
    President              2001      22,000        --           --                            --            --          --
  & Chief Financial
    Officer
Robert E. Rhoades(3).....  2002     100,000        --           --            --           7,402       151,105       3,000
  Executive Vice
    President              2001      95,000        --           --            --                            --       2,850
  & Managing Director -    2000      86,075        --           --            --                            --         846
  Austin Banking
Jan Scofield(2)..........  2002     106,900        --           --            --          10,000            --          --
  Executive Vice
    President              2001      14,000        --           --            --              --            --          --
  & Managing Director -
  Technology

---------------

(1) Annual Compensation represents the salary paid to Mr. Nocella from his hire date on April 10, 2002.

(2) Annual Compensation for 2002 represents the salary paid to Messrs. Cooper, Mealey, McCann and to Ms. Scofield from their hire date on April 10, 2002, plus consulting fees we paid to them from January 1, 2002 through April 9, 2002. Annual Compensation for 2001 for these same executives represents consulting fees we paid to them from our inception in August 2001.

(3) Annual Compensation represents the salary paid to Mr. Rhoades for 2002 and includes amounts paid prior to our acquisition of the bank. LTIP Payouts represents the amount earned by Mr. Rhoades on the exercise of his Franklin Bank options at the time we acquired the bank. For 2001 and 2002, Annual Compensation is the salary paid to Mr. Rhoades by the bank.

(4) Messrs. Nocella, Cooper, Mealey, McCann and Ms. Scofield are each given an auto allowance and country club and/or dining club dues, which may not exceed in the aggregate the lesser of $50,000 or 10% of the officer's annual cash compensation.

(5) All Other Compensation represents contributions we made to each executive's account in our Simple IRA Plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning individual grants of stock options made during the last completed fiscal year to the executive officers named under "Executive Compensation."

                                                                               POTENTIAL REALIZABLE
                                        PERCENT                               VALUE AT ASSUMED ANNUAL
                        NUMBER OF       OF TOTAL                               RATES OF STOCK PRICE
                        SECURITIES    OPTIONS/SARS                               APPRECIATION FOR
                        UNDERLYING     GRANTED TO    PER SHARE                      OPTION TERM
                       OPTIONS/SARS    EMPLOYEES     EXERCISE    EXPIRATION   -----------------------
NAME                     GRANTED        IN 2002        PRICE        DATE         5%           10%
----                   ------------   ------------   ---------   ----------   ---------   -----------
Anthony J. Nocella...    110,000          37%         $10.00      4/9/2012    $691,784    $1,753,117
Daniel E. Cooper.....     35,483          12%         $10.00      4/9/2012    $223,151    $  565,508
Glenn Mealey.........     35,483          12%         $10.00      4/9/2012    $223,151    $  565,508
Russell McCann.......     35,483          12%         $10.00      4/9/2012    $223,151    $  565,508
Robert E. Rhoades....      7,402           2%         $10.00      4/9/2012    $ 46,551    $  117,969
Jan Scofield.........     10,000           3%         $10.00      4/9/2012    $ 62,889    $  159,374

       AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the executive officers named under "Executive Compensation," as well as information concerning the number and value of unexercised options. The value of unexercised options as of December 31, 2002 was calculated based on the offering price of our private placement of common stock in November 2002.

                                                    NO. OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                          NO. OF                         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                          SHARES                        AT DECEMBER 31, 2002           AT DECEMBER 31, 2002
                         ACQUIRED        VALUE      -----------------------------   ---------------------------
NAME                    ON EXERCISE   REALIZED($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------   ------------   --------------   -----------   -------------
Anthony J. Nocella....      --            --             --           110,000           --             --
Daniel E. Cooper......      --            --             --            35,483           --             --
Glenn Mealey..........      --            --             --            35,483           --             --
Russell McCann........      --            --             --            35,483           --             --
Robert E. Rhoades.....      --            --             --             7,402           --             --
Jan Scofield..........      --            --             --            10,000           --             --

EMPLOYMENT AGREEMENTS

     In connection with our acquisition of the bank, we entered into letter agreements regarding the employment of some executive officers of the bank. These agreements provide for severance payments upon termination without "cause" or in the event of a "change of control" of the bank. "Change of control" is defined in the letter agreements to include the completion of this offering.

     Under the letter agreements, if Mr. Nocella's employment is terminated without cause, he will receive a severance of six months' pay. Upon a change of control, Mr. Nocella will receive twenty-four months' pay (based on his then current annual salary, including the highest bonus received in the previous three years) in restricted stock as (1) severance pay if he is terminated without cause as a result of the change of control, or (2) an incentive to stay with the bank if a change of control were to occur. If any of Messrs. McCann, Mealey, Cooper, Davitt, or Ms. Scofield's employment is terminated without cause, he or she will receive a severance of six months' pay. Upon a change of control, each will receive eighteen months' pay (based on their then current annual salary including the highest bonus received in the previous three years) in restricted stock as (1) severance pay if they are terminated without cause as a result of the change of control, or (2) an incentive to stay with the bank if a change of control were to occur.


     In connection with this offering, we will grant each of these officers and two additional officers an aggregate of 97,282 shares of restricted stock (based on an assumed initial public offering price of $14.00, representing the midpoint of the range set forth on the cover page of this prospectus) in satisfaction of our obligations under the letter agreements, at which time the letter agreements will terminate.



     At the time we grant the restricted stock, we plan to enter into new letter agreements with each of the executive officers listed under "-- Executive Compensation," except for Mr. Rhoades, and with three other officers with substantially similar terms to the old letter agreements, except that the new letter agreements will not provide for any change of control benefits. Change of control benefits for transactions subsequent to this offering will instead be provided under the change of control employment agreements described below.


CHANGE OF CONTROL AGREEMENTS


     We plan to enter into change of control employment agreements with Messrs. Cooper, Davitt, Mealey, McCann and Nocella. We expect the change of control employment agreements to have three-year terms, which will extend for one year upon each anniversary unless we give notice not to extend. If a "change of control" occurs during the term of an agreement, then the agreements will become operative for a fixed three-year period and supersede any non-change of control employment agreements that the executive officers may enter into.


     The agreements provide generally that the executive officers' terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control. If we terminate the executive officers' employment (other than for cause, death or disability), if the executive officer resigns for "good reason" during such three-year period or if the executive officer resigns for any reason during the 30-day period commencing on the first anniversary of the change of control (or upon certain terminations in connection with or in anticipation of a change of control), the executive officer will be generally entitled to receive in a lump sum within 30 days of the date of termination:

     - the executive officer's base salary through the date of termination and any bonuses that have been determined, but not paid,

     - any reimbursable business expenses that have not been reimbursed,

     - a pro rata bonus through the date of termination based on the higher of
       (1) the executive officers' most recent annual bonus or (2) the highest bonus paid to the executive officer during the three years prior to the change of control,

     - an amount equal to the "multiple" (as described below) times the executive officer's annual base salary and the higher of (1) the executive officer's most recent annual bonus or (2) the highest bonus paid to the executive officer during the three years prior to the change of control, and

     - a lump-sum payment equal to the benefits that would have accrued to the executive officer under our qualified and non-qualified defined benefit pension plans if the executive officer had remained our employee for a number of years equal to the "multiple."

     In addition, the executive officer will be entitled to continued welfare benefits and perquisites for a number of years equal to the "multiple," and outplacement services. For purposes of the agreements, the "multiple" is three, in the case of Mr. Nocella, and two, in the case of each of the other named executive officers.

     Under the terms of the change of control employment agreements, we are responsible for paying all legal fees and expenses reasonably incurred by an executive officer in any dispute concerning the interpretation or enforcement of the agreement plus interest.

     In addition, in the event that any of the executive officers become subject to an excise tax under Section 4999 of the Internal Revenue Code, the agreements generally provide for an additional payment to the executive officer so that the executive officer will be placed in the same after-tax position as if no such excise tax had been imposed.

EMPLOYEE BENEFIT PLANS

  FRANKLIN BANK CORP. 2002 STOCK OPTION PLAN

     BACKGROUND. Our board of directors has established the 2002 Stock Option Plan, which has been approved by our stockholders, under which options to purchase an aggregate of 775,000 shares of our common stock can be granted. A stock option grants the holder the right to purchase common stock in the future at a price fixed at the time the option is granted. The options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. Eligible participants include our employees and directors and those of our subsidiaries. As of September 30, 2003, we had granted to our officers options to purchase an aggregate 534,205 shares of our common stock under this plan. We do not intend to grant any additional options under this plan, and all granting authority under the 2002 plan will terminate, upon completion of this offering.

     ADMINISTRATION. The plan is administered by the compensation committee of our board of directors. The committee will designate eligible participants to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the plan. Incentive stock options, however, may only be granted to our employees or those of our subsidiaries. The term of any option granted under the plan will be determined by the committee, but cannot exceed ten years from the date of the grant; in addition, any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our common stock or of a subsidiary of ours, within the meaning of Section 422(b)(6) of the Internal Revenue Code, must not be exercisable after the expiration of five years from the date of grant. No incentive stock option may be granted which has an exercise price of less than the fair market value of our common stock on the date of the grant, and nonqualified stock options will have an exercise price as determined by the committee. The exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of our common stock or common stock of our subsidiaries within the meaning of Section 422(b)(6) of the Internal Revenue Code must be at least 110% of the fair market value of a share of our common stock at the time the option is granted. The exercise price of options granted under the plan will be paid in full by cash, check, money order, wire transfer, or, at the committee's discretion, by shares of our common stock already owned by the optionee or by withholding shares of our common stock to be issued that have a fair market value equal to the aggregate exercise price of the option. In addition, when an option is exercised the committee may, at its discretion, cash out all or a portion of the shares to be issued by paying the optionee, in cash or stock, the excess of the fair market value of the common stock over the option price times the number of shares for which the option is being exercised.

     The committee is authorized to interpret the plan and the agreements executed pursuant to the plan, to prescribe such rules and regulations relating to the plan as it may consider advisable, and to determine the terms, restrictions and provisions of each option grant, including provisions for the vesting of options. The committee may accelerate the vesting of an option for any reason at its discretion.

     The committee may include in any option such terms, restrictions and provisions as are requisite in the judgment of the committee to cause designated options to qualify as incentive stock options, and to make all other determinations necessary or advisable for administering the plan. The committee may correct any defect, supply any omission or reconcile any inconsistency in any agreement relating to any grant. The decisions of the committee relating to the plan will be conclusive.

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     TAX TREATMENT OF OPTIONS.  The plan provides for the granting of incentive stock options or nonqualified stock options. Options of one type may be made separately or in conjunction with options of another type. The following discussion is intended only as a brief summary of the federal income tax rules that are generally relevant to stock options. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

     Under the Internal Revenue Code, a participant does not realize taxable income upon the grant of a non-qualified stock option. A participant does, however, realize ordinary income upon the exercise of a nonqualified stock option to the extent that the fair market value of the common stock on the date of exercise exceeds the option price. We are generally entitled to a federal income tax deduction for compensation in an amount equal to the ordinary income so realized by the participant, provided that we properly report the amount of such compensation for federal tax purposes. Upon the subsequent sale of the shares acquired pursuant to a nonqualified option, any gain or loss will be capital gain or loss, assuming the shares represent a capital asset in the hands of the participant, although there will be no tax consequences for us.

     A participant does not realize taxable income upon the grant of an incentive stock option. The exercise of an incentive stock option also does not result in taxable income, provided that the holding period requirements specified in the Internal Revenue Code are satisfied, although such exercise may give rise to alternative minimum tax liability for the participant. In addition, if the participant does not dispose of the common stock acquired upon exercise of an incentive stock option during the statutory holding period, which is two years from the date of grant and one year from the date of exercise of the incentive stock option, then any gain or loss upon subsequent sale of the common stock will be a long-term capital gain or loss, assuming the shares represent a capital asset in the participant's hands. Different rules apply if the participant disposes of the shares of stock acquired pursuant to the exercise of an incentive stock option before the expiration of the applicable holding period.

     AMENDMENT; TERMINATION. Our board of directors may terminate or amend the plan at any time, but no such termination or amendment may impair the rights of a holder of a grant under the plan without the consent of the holder. Without stockholder approval, however, the board of directors: may not, except as provided in the plan (1) amend the plan to increase the maximum number of shares which may be issued under the plan, (2) change the class of persons eligible to participate in the plan, (3) extend the applicable maximum option period for exercise or surrender of an option grant, or (4) decrease to any extent the option price of an option granted under the plan; and may not withdraw the administration of the plan from the committee.


     MISCELLANEOUS. The plan does not permit a holder of an option grant to assign or hypothecate his or her interest in the plan except by an optionee's will or the law of descent and distribution and, in the case of a non-qualified option, pursuant to a qualified domestic relations order or in a director indirect transfer to the optionee's children or family members, unless otherwise determined by the compensation committee. No person, whether under the plan or pursuant to any contract in connection with the plan, may create a lien on any funds, securities, or other property held under the plan. Nothing contained in the plan confers on any employee any right with respect to continuation of employment or service with us or any of our affiliates or restricts in any way our right or that of any of our affiliates to terminate his or her employment or service at any time.


     Upon a "change in control," as defined in the plan, all outstanding options under the plan will, in the committee's discretion:

     - terminate after a specified period of time for exercise;

     - be cancelled in exchange for an amount of cash per share equal to the excess, if any, of the fair market value of the shares subject to the option over the exercise price of the option; or

     - be substituted by the surviving entity.

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     No option grants may be granted under the plan after the expiration of ten years from the date of its adoption by our board of directors. The plan remains in effect as to option grants made prior to the expiration of ten years until such grants have been satisfied or have expired.

  FRANKLIN BANK CORP. 2004 LONG TERM INCENTIVE PLAN

     PURPOSE. The purpose of this plan is to give us a competitive advantage in attracting, retaining and motivating our officers, employees, directors and/or consultants and to provide us and our subsidiaries and affiliates with a stock plan providing incentives directly linked to the profitability of our businesses and increases in our stockholder value.


     ELIGIBLE INDIVIDUALS. Directors, officers, employees and consultants of, and prospective employees and consultants of, us and our subsidiaries and affiliates are eligible to participate in the plan. As of September 30, 2003, there were approximately 54 persons eligible to participate in the plan.


     ADMINISTRATION. The plan is administered by the Compensation Committee of our board of directors. This committee will be referred to in this description as the "committee." The committee is authorized to delegate certain administrative responsibilities to individuals selected by it in its discretion. The committee will determine the eligible individuals to whom and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the duration of any award cycle, and any other terms and conditions of the grant, in addition to those contained in the plan. Each grant under the plan will be confirmed by and subject to the terms of an award agreement.

     AUTHORIZED SHARES. The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the plan is 1,000,000. No participant may be granted awards covering in excess of 50,000 shares of common stock in any calendar year. Shares subject to an award under the plan may be authorized and unissued shares or may be treasury shares. No more than 500,000 shares of restricted stock may be issued during the term of the plan.

     If any award is forfeited, or if any option (or SAR, if any) terminates, expires or lapses without being exercised, or if any stock appreciation right is exercised for cash, shares of common stock subject to such awards will again be available for distribution in connection with awards under the plan. If the option price of any option or the strike price of any freestanding stock appreciation right is satisfied by delivering shares of our common stock (by either actual delivery or by attestation), only the number of shares of common stock delivered to the participant net of the shares of common stock delivered to us or attested to will be deemed delivered for purposes of determining the maximum numbers of shares of common stock available for delivery under the plan. To the extent any shares of common stock subject to an award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the plan. The maximum number of shares of common stock that may be issued pursuant to options intended to be incentive stock options is 1,000,000 shares.

     In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, reorganizations, liquidations, reorganizations, or other distributions of our stock or property (including an extraordinary stock or cash dividend), the committee or the board may make adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and option price or strike price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the plan, and any other equitable substitutions or adjustments that the committee or the board determine to be appropriate in their sole discretion.

     STOCK OPTIONS. Stock options may be granted alone or in addition to other awards. Stock options may be "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the committee and specified in the option agreement setting

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forth the terms and provisions of the options. The term of each stock option will be fixed by the committee, but no incentive stock option may be exercised more than 10 years after the date it is granted. The exercise price per share of common stock purchasable under a stock option will be determined by the committee but, except in the case of stock options granted in lieu of foregone compensation, may not be less than the fair market value of the common stock on the date of grant. Options granted under the plan cannot be repriced without stockholder approval. Except as otherwise provided in the plan, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the committee, and the committee may at any time accelerate the exercisability of a stock option. The plan contains provisions, which apply unless otherwise determined by the committee, regarding the vesting and post-termination exercisability of options held by optionees whose employment with us terminates by reason of death, disability, retirement, or otherwise. The plan provides that the committee may establish procedures permitting an optionee to elect to defer to a later time the receipt of shares issuable upon the exercise of a stock option and/or to receive cash at such later time in lieu of the deferred shares.

     STOCK APPRECIATION RIGHTS. Stock appreciation rights, or SARs, may be granted separately or in tandem with all or part of any stock option granted under the plan. A stock appreciation right granted separately from any stock option under the plan is called a freestanding SAR. A stock appreciation right granted in tandem with a stock option under the plan is called a tandem SAR. A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related stock option. A tandem SAR may be exercised by an optionee, at the time or times and to the extent the related stock option is exercisable, by surrendering the applicable portion of the related stock option in accordance with procedures established by the committee. Upon exercise, a tandem SAR permits the optionee to receive cash, shares of common stock, or a combination of cash or stock, as determined by the committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the per share exercise price of the related stock option, multiplied by the number of shares with respect to which the tandem SAR is exercised. A freestanding SAR will have the term determined by the committee at the time of grant, which may be up to ten years. Except in the case of freestanding SARs granted in lieu of compensation, the strike price cannot be lower than the fair market value of the stock on the grant date. The strike price cannot be repriced without stockholder approval. The committee can determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares of common stock, or a combination of cash or stock, as determined by the committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the strike price, multiplied by the number of shares with respect to which the freestanding SAR is exercised. The plan contains provisions, which apply unless otherwise determined by the committee, regarding the vesting and post-termination exercisability of freestanding SARs held by an individual whose employment with us terminates by reason of death, disability, retirement or otherwise.

     RESTRICTED STOCK. The plan authorizes the committee to grant restricted stock to individuals with such restriction periods as the committee may designate. The committee may also provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied. If the grant is intended to be a "qualified performance based award," these goals must be based on the attainment of specified levels of one or more of the following and other measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after- tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. These goals may be established on a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries and can be on an absolute or relative basis. A "qualified performance-based award" is a grant of restricted stock or performance units designated as such by the committee at the time of grant based upon a determination that (1) the recipient is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which we would expect to be able to claim a tax deduction with respect to such performance unit awards, and (2) the committee wishes such grant to qualify for the $1 million exemption from the limitation on
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deductibility of compensation with respect to any covered employee imposed by
Section 162(m) of the Internal Revenue Code. The committee will specify the performance goals to which any "qualified performance-based award" will be subject. No more than 50,000 shares of common stock may be subject to "qualified performance-based awards" granted to any participant in any fiscal year.

     The provisions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the committee may require that the stock certificates evidencing restricted shares be held by us. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Restricted stock is forfeited upon termination of employment, unless otherwise provided by the committee. Other than these restrictions on transfer and any other restrictions the committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

     PERFORMANCE UNITS. Performance units may be granted either alone or in addition to other awards granted under the plan. Performance units may be performance-based stock awards or performance-based cash awards. Performance units may be granted subject to the attainment of performance goals and/or the continued service of the participant. As noted above, performance units can be "qualified performance-based awards." At the conclusion of the award cycle, the committee will evaluate the degree to which any applicable performance goals have been achieved and the performance amounts earned, and will cause to be delivered the amount earned in either cash or shares, at the election of the committee. Except to the extent otherwise provided in the applicable performance unit agreement or the plan, all rights to receive cash or stock in settlement of performance units will be forfeited upon a participant's termination of employment for any reason during the award cycle or before any applicable performance goals are satisfied, unless the committee, in its discretion, waives any or all remaining payment limitations with respect to such participant's performance units. However, the committee may not waive the satisfaction of the applicable performance goals in the case of performance units that are "qualified performance-based awards" unless the participant's employment is terminated by reason of death or disability or is terminated by us without cause or by the participant for good reason.

     OTHER STOCK-BASED AWARDS. Other awards of common stock and other awards that are valued by reference to, or otherwise based upon, common stock, including (without limitation) dividend equivalents and convertible debentures, may also be granted under the plan, either alone or in conjunction with other awards.

     TRANSFERABILITY OF AWARDS. Awards are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the committee, nonqualified stock options and stock appreciation rights may be transferred as expressly permitted by the committee, including pursuant to a transfer to members of the holder's immediate family. The transfer may be made directly or indirectly or by means of a trust or partnership or otherwise. Stock options and stock appreciation rights may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

     CHANGE IN CONTROL. Unless provided otherwise by the committee at the time of grant, in the event of a change in control (as defined in the plan), any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, any restrictions on shares of restricted stock will lapse, and performance units will be deemed earned and payable in full in cash. In addition, unless otherwise provided by the committee at the time of grant, if a stock option or stock appreciation right holder's employment is terminated by us other than for cause, death or disability or if such holder voluntarily resigns for good reason during the twenty-four month period following a change in control, such holder may exercise the option or stock appreciation right until at least the first anniversary of such termination or the end of such other period determined by the committee, unless the term of the option expires first. If the committee so provides, in the event of a change in control, a holder of a nonqualified stock option or a freestanding stock appreciation right may have the right, for 60 days after the change in control, to surrender all or part of the stock option or stock appreciation right and receive cash for the excess of (A) the greater of (i) the highest price paid per share if the change in control is a tender offer or an exchange offer or (ii) the highest trading price of a share of common stock during the 60-day period

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

preceding the change in control (or, under some circumstances, the value of the consideration for each share of common stock paid in the change of control, if higher) over (B) the exercise price of the stock option or strike price of the stock appreciation right, whichever is applicable.

     EFFECTIVENESS, AMENDMENTS AND TERMINATION. The plan will become effective upon completion of this offering. The board may at any time amend, alter, or discontinue the plan but may not impair the rights of a holder of outstanding awards without the holder's consent, except for an amendment made to comply with applicable law, stock exchange rules or accounting rules. No amendment may be made without the approval of our stockholders to the extent such approval is required by applicable law or stock exchange rules. The committee may amend the terms of any outstanding stock option or other award, but no such amendment may cause a "qualified performance-based award" to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder's consent, except an amendment made to cause the plan or award to comply with applicable law, stock exchange rules or accounting rules. The committee's authority to amend any award is subject to the condition that the committee may not cause any such award to cease to qualify as a "qualified performance-based award."

     In the event an award is granted to an individual who is employed outside the United States and who is not compensated from a payroll maintained in the United States, the committee may, in its sole discretion, modify the provisions of the grant as they pertain to such individual to achieve the purposes of the plan.


     The plan has been approved by our stockholders.


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                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     HYPERION BK2 L.P. Currently, approximately 13.7% of our common stock voting power is controlled by Hyperion BK2 L.P., or Hyperion BK2, our former controlling stockholder. Hyperion BK2 is controlled by our Chairman, Lewis S. Ranieri. Mr. Ranieri serves as the sole member of Hyperion BK2 LLC, which is the general partner of Hyperion BK2 Ventures L.P., or Hyperion Ventures, which in turn, is the general partner of Hyperion BK2. Currently Mr. Ranieri owns, when combined with other directors and members of our management, a 51.2% limited partnership interest in Hyperion BK2 Ventures L.P. Hyperion BK2 and Hyperion Ventures have informed us that, as soon as practicable, they intend to dissolve and distribute to Hyperion Venture's limited partners all shares of our common stock Hyperion BK2 holds.



     RANIERI & CO., INC. We are a party to a three-year, nonexclusive consulting agreement with Ranieri & Co., Inc., or Ranieri & Co., an affiliate of Hyperion BK2 and Mr. Ranieri, dated November 4, 2002, pursuant to which Ranieri & Co. provides, among other services, strategic planning advice and guidance, asset and liability management advice, and other strategic advice. In exchange for such services, Ranieri & Co. receives a fee of $500,000 per year, payable ratably on a monthly basis. Ranieri & Co. also was originally granted a ten-year option to purchase an aggregate of 570,000 shares of our common stock exercisable at $10.00 per share, which vests and becomes exercisable in one-third increments on each anniversary date of the consulting agreement. The vesting of this option will accelerate upon completion of this offering. Effective June 10, 2003, Ranieri & Co. transferred 552,900 options under this agreement to certain members of Ranieri & Co. and Hyperion Ventures, and certain members of our management, at a price of $1.52 per option share. See "Principal and Selling Stockholders." Mr. Ranieri has the right to purchase from these transferees at the same price up to two-thirds of the total options transferred by Ranieri & Co., if exercised on or prior to April 10, 2004, and thereafter up to one-third of the total options transferred. This repurchase right expires on April 10, 2005.


     The consulting agreement requires that Ranieri & Co. perform its services in conformity with the highest business, trade and professional standards and utilizing the degree of skill, care and supervision necessary to ensure that services are performed in a timely fashion and in accordance with the professional standards customary in the industry. We may terminate the agreement at any time if we determine that the services provided by Ranieri & Co. do not satisfy the performance standards contained in the agreement. Upon termination by us, Ranieri & Co. will forfeit its right to all fees and to the entire option, except to the extent the fees have been previously paid (or accrued and not paid) and the option has been previously exercised. If a change of control occurs, as defined in the agreement, including a result of the completion of this offering, the option will fully vest, the consulting agreement will be cancelled and we will be obligated to pay to Ranieri & Co. all cash fees and expenses due through the date of the change of control.


     On or before the completion of the offering, the consulting agreement will be amended so that the offering will not cause the termination of the agreement, which will therefore continue on substantially identical terms, except that the amended agreement will not provide for the granting to Ranieri & Co. of any additional options to purchase our common stock or any of our securities or for the possibility of forfeiting the option.


     AGREEMENT AND PLAN OF REORGANIZATION. We acquired the bank on April 9, 2002 pursuant to the terms of the Agreement and Plan of Reorganization, dated as of October 3, 2001, as amended, by and among Franklin Bank Corp. (formerly BK2 Inc.), BK2 Bank, S.S.B., and Franklin Bank, S.S.B. In this reorganization agreement we have agreed for a limited period of time to certain restrictions on our activities, which are discussed below.

     The reorganization agreement requires, for a three-year period after the closing of the acquisition, that we include in our recommended slate of nominees for election to our board of directors two persons who were serving as directors of the bank at the time the acquisition was completed. Messrs. Rhodes and Selman were elected and serve on our board of directors pursuant to that requirement.

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     REGISTRATION RIGHTS AGREEMENT.  In connection with the offering of
8,000,000 shares of our common stock in November 2002 in a transaction exempt from the registration requirements of the Securities Act, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. for the benefit of Friedman Billings Ramsey and the purchasers of those shares and their transferees. In the registration rights agreement, we agreed to file with the SEC by August 16, 2003 the registration statement of which this prospectus is a part, and to cause that registration statement to become effective by November 4, 2003. We also agreed that we would include in this offering any shares that a holder entitled to the benefits of the registration rights agreement elected to so include (subject only to any limitations that may be imposed by the underwriters), and that we would pay registration expenses, except for the underwriters' discount and any taxes that may be payable, relating to the sale of those shares in the offering. Stockholders holding in the aggregate 290,217 shares of our common stock have notified us in accordance with the terms of the registration rights agreement that they intend to have those shares included in this offering. See "Principal and Selling Stockholders."



     Under the registration rights agreement, we have agreed to file a registration statement to register the resale from time to time of shares covered by that agreement that are not sold in this offering and that cannot be sold without any restrictions under Rule 144 of the SEC, and to cause that "shelf" registration statement to remain effective until the first to occur of the sale of all shares under the shelf registration statement and the date that is one year after the effective date of the shelf registration statement, subject to extension in certain limited cases. As a result of this provision, as soon as practicable but not later than 180 days after the completion of this offering, we will file with the SEC a shelf registration statement relating to the resale from time to time of up to 7,709,783 shares of common stock held by our stockholders.



     We will pay liquidated damages to the holders of any shares that are eligible to be registered under the registration rights agreement, unless waived by such holders, if:



     - by November 4, 2003, the SEC has not declared effective the registration statement of which this prospectus is a part (we have asked the selling stockholders to waive these liquidated damages until December 31, 2003);


     - we withdraw or abandon this offering and do not file a shelf registration statement with the SEC within 30 days of the earlier of such withdrawal or abandonment;

     - after completing this offering, we are still obligated to file, but do not file, a shelf registration statement within the following 180 days, or that shelf registration statement is not declared effective by the SEC within 80 days of its filing; or

     - after the effectiveness of the registration statement of which this prospectus is a part or any shelf registration statement we may be required to file, that registration statement ceases to be effective or usable in connection with resales of any holder's shares, during a period in which it is required to be effective, without being immediately succeeded by an additional registration statement or a post-effective amendment to that registration statement.

     If any of these "registration defaults" occurs, we will pay liquidated damages on those shares that we have failed to register under the registration rights agreement, as follows:

     - during the first 90 days immediately following a registration default, at a rate of $0.025 per share per year; and

     - if the default continues for more than 90 days, at a rate of $0.050 per share per year for any additional days until the registration default is cured.


     The holders of shares of our common stock issued in our November 2002 offering (except the shares sold by the selling stockholders) are restricted pursuant to the registration rights agreement from selling or otherwise transferring or disposing of any of such shares or any securities convertible into or exchangeable or exercisable for shares of our common stock owned by such holders during the 30 days preceding, and the 45 days following, the date of effectiveness of the registration statement of which this prospectus is a part.


     In the registration rights agreement, we have agreed to indemnify the selling stockholders and their respective affiliates against specified liabilities, including certain liabilities under the Securities Act.


     STOCKHOLDERS AGREEMENT. We are parties with the holders of our common stock that was formerly classified as Class B common stock, to a stockholders agreement that restricts the transfer of their shares. The stockholders agreement, which was entered into when we acquired the bank, requires that, at any time we are engaged in an underwritten public offering of our securities, each stockholder must refrain from making any disposition of common stock on a securities exchange, in an interdealer quotation system or in the over-the-counter or any other public trading market for up to 90 days from the effective date of the registration statement of which this prospectus is a part. This provision will remain in effect after the termination of the stockholders agreement until that lock-up period has expired. The stockholders agreement will terminate automatically upon completion of this offering.


     DIRECTORS AND OFFICERS. Mr. Perro is the Chief Financial Officer and a Managing Director and Vice President of Ranieri & Co., and a Vice President of Hyperion. Until September 15, 2003, Mr. Golush was an officer of Hyperion II LLC, the sole general partner of Hyperion Ventures. Ms. Kristina Dillon, our Vice President -- Administration, is the daughter of Mr. Nocella. In addition, Mr. Jack Selman, the son of John B. Selman, acted as counsel to Highland at the time we acquired that bank.


     FRIEDMAN, BILLINGS, RAMSEY & CO., INC. Friedman, Billings, Ramsey & Co., Inc., the lead managing underwriter of this offering, acted as initial purchaser and private placement agent in connection with our 2002 private placement of common stock, and Friedman, Billings, Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., is the beneficial owner of 600,000 shares of our common stock. Friedman, Billings, Ramsey & Co., Inc. is also acting as our financial advisor in connection with our pending acquisition of Jacksonville Bancorp. In addition, we have engaged Friedman, Billings, Ramsey & Co., Inc. to act as our financial advisor in connection with certain potential acquisitions, as more fully described under "Underwriting."

                       PRINCIPAL AND SELLING STOCKHOLDERS


     Based solely upon information furnished to us, the following table sets forth certain information about the beneficial ownership of our common stock, including the percentage of total voting power, at October 31, 2003, by:


     - each person who is known by us to beneficially own more than five percent of our common stock;

     - each of our directors;


     - each of our chief executive officer, our chief financial officer and our other executive officers;



     - all executive officers and directors as a group; and



     - each selling stockholder selling shares of our common stock in this offering.


     Except as otherwise indicated in the footnotes below, each beneficial owner has the sole power to vote and to dispose of all shares held by that holder. You should keep the following points in mind as you read the information in the table.

     - The amounts and percentage of our common stock beneficially owned by a holder are reported on the basis of the regulations of the SEC that govern the determination of beneficial ownership of securities. Under these regulations, a person or group of persons is deemed to be a "beneficial owner" of a security if that person or group has or shares "voting power," which includes the power to vote or to direct the voting of the security, or "investment power," which includes the power to dispose of or to direct the disposition of the security. A person or group of persons is also deemed to be a beneficial owner of any securities with respect to which that person or group has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same security and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.


     - The percentage of our common stock outstanding is based on 10,623,320 shares of our common stock outstanding as of October 31, 2003, and 17,880,385 shares of our common stock outstanding after the offering (without giving effect to the exercise by the underwriters of the option to purchase a maximum of 1,117,500 additional shares to cover over-allotments), including shares of common stock deemed outstanding pursuant to the definition of beneficial ownership in the preceding paragraph. These shares are deemed to be outstanding when computing the percentage of ownership of each person or group of persons named above, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.


                                        BENEFICIAL OWNERSHIP OF                 BENEFICIAL OWNERSHIP OF
                                          COMMON STOCK BEFORE                     COMMON STOCK AFTER
                                               OFFERING                                OFFERING
                                       -------------------------               -------------------------
                                          SHARES                                  SHARES
NAME AND ADDRESS OF                    BENEFICIALLY   PERCENT OF   SHARES TO   BENEFICIALLY   PERCENT OF
BENEFICIAL OWNER(1)                       OWNED         SHARES      BE SOLD       OWNED         SHARES
-------------------                    ------------   ----------   ---------   ------------   ----------
5% STOCKHOLDERS
Hyperion BK2 L.P. ...................   1,459,500        13.7%
Franklin Mutual Advisers, LLC(2).....   1,024,979         9.6
Banc Fund(3).........................     600,000         5.6
Friedman, Billings, Ramsey Group
  Inc.(4)............................     600,000         5.6
Pennant Capital Management LLC(5)....     548,000         5.2
DIRECTORS AND OFFICERS
Lewis S. Ranieri(6)..................   1,841,900        15.6
William B. Rhodes(7).................     622,040         4.0
John B. Selman.......................      60,000           *
F. William Bonito....................          --           *
Lawrence Chimerine(8)................       9,898           *
Daniel E. Cooper(9)..................       9,865           *
Michael Davitt(10)...................      19,798           *
David M. Golush(9)...................     138,989           *
Alan E. Master(11)...................       9,898           *
Russell McCann(9)....................      14,798           *
Glenn E. Mealey(9)...................       7,398           *
Anthony J. Nocella(9)................     155,648           *
Robert A. Perro(9)...................     132,963           *
Robert E. Rhoades(12)................      14,865           *
All executive officers and directors
  as a group (13 persons)............   2,356,540        22.2%
SELLING STOCKHOLDERS
AIM Advisors, Inc.(13)...............     135,000         1.3%      135,000          --            --
FAME Associates(14)..................      27,500           *        27,500          --            --
Jeffrey Schnipper(15)................      12,500           *        12,500          --            --
Jeffrey Curtis(16)...................      10,000           *         5,000       5,000             *
Eagle Global(17).....................       5,000           *         2,500       2,000             *
Manny Farahani(18)...................       4,717           *         4,717          --            --
FBE Management, Inc. Retirement
  Trust(19)..........................       3,000           *         3,000          --            --
FinancialTrust Company, Inc.(20).....     100,000           *       100,000          --            --
All selling stockholders as a
  group(21)..........................     297,717         2.8%      290,217       7,500             *


---------------

  *  Less than 1%.

 (1) The address for Hyperion BK2 L.P. and each director or officer of Franklin is c/o Franklin Bank Corp., 9800 Richmond Avenue, Suite 680, Houston, Texas 77042.

 (2) The information concerning Franklin Mutual Advisers, LLC is based solely on information provided by it. The address of Franklin Mutual Advisers is 51 John F. Kennedy Parkway, Short Hills, NJ

     07078. Franklin Mutual Advisers is an investment adviser registered under the Investment Advisers Act of 1940. Franklin Mutual Advisers is the investment adviser to investment companies or other managed accounts which are the beneficial owners of 1,027,979 shares of our common stock. Pursuant to investment advisory agreements between Franklin Mutual Advisers and its advisory clients, Franklin Mutual Advisers is vested with all investment and voting power with respect to these shares. Franklin Mutual Advisers is a wholly-owned subsidiary of Franklin Resources, Inc., a diversified financial services organization. Neither Franklin Resources nor Franklin Mutual Advisers has any interest in dividends or proceeds from the sale of our common stock beneficially owned by Franklin Mutual Adviser's advisory clients, and each of Franklin Resources and Franklin Mutual Advisers disclaims beneficial ownership of these shares.


 (3) The address of Banc Fund is 208 South LaSalle Street, Suite 1680, Chicago, IL 60604.



 (4) Friedman, Billings, Ramsey Group, Inc. purchased these shares in November 2002 in an offering of 8,000,000 shares of our common stock that was exempt from the registration requirements of the Securities Act, in connection with which Friedman, Billings, Ramsey & Co., Inc., an affiliate of Friedman, Billings, Ramsey Group, Inc. and the lead managing underwriter in this offering, acted as initial purchaser and placement agent. The address of Friedman, Billings, Ramsey Group, Inc. is 1001 19th Street North, Arlington, VA 22209.


 (5) The address of Pennant Capital Management LLC is 40 Main Street, Suite 201, Chatham, NJ 07928.


 (6) Includes 200,000 shares beneficially owned by Mr. Ranieri, 1,459,500 shares owned beneficially by Hyperion BK2 L.P., or Hyperion, 165,300 shares issuable upon exercise of options transferred to Mr. Ranieri by Ranieri & Co., Inc., an affiliate of Mr. Ranieri, and 17,100 shares issuable upon exercise of options held by Ranieri & Co., Inc. See "Certain Relationships and Related Transactions -- Ranieri & Co., Inc." Mr. Ranieri controls Hyperion and shares with Hyperion voting and investment power with respect to the 1,459,500 shares of our common stock owned beneficially by Hyperion, of which 493,241 represent Mr. Ranieri's indirect interest in shares of our common stock held by Hyperion.



 (7) Includes 200,000 shares beneficially owned by Mr. Rhodes and 33,600 shares held by The T&T Master Limited Partnership, of which a company controlled by Mr. Rhodes is the general partner. Also includes 77,472 shares held by each of the Tesha Ella Insko Trust and the Megan E. Insko Trust, which are trusts established for the benefit of Mr. Rhodes' daughter Tesha Ella Insko and granddaughter Megan E. Insko. Also includes 77,472 shares held by each of the Tina G. Ehrlich Trust, the William G. Bolling Trust and the Ashley
     N. Bolling Trust. Ms. Ehrlich is the daughter of Mr. Rhodes, and is co-trustee of the William G. Bolling Trust and the Ashley N. Bolling Trust. Mr. Rhodes is not the trustee of any of these trusts, but holds a proxy to vote such shares pursuant to loans to these trusts.



 (8) Includes 2,500 shares beneficially owned by Dr. Chimerine and 7,398 shares representing Dr. Chimerine's indirect interest in shares of our common stock held by Hyperion through his ownership in Hyperion BK2 Ventures L.P., or Hyperion Ventures, all of which shares are beneficially owned by Hyperion. See Note 2 above. Dr. Chimerine has no right to vote or dispose of shares beneficially owned by Hyperion.



 (9) Represents the holder's indirect interest (or, in the case of Mr. Nocella, indirect beneficial interest) in shares of our common stock held by Hyperion through his ownership in Hyperion Ventures, all of which shares are beneficially owned by Hyperion. See note 2 above. The holder has no right to vote or dispose of these shares. Also includes 108,300 shares, 79,800 shares and 57,000 shares issuable upon exercise of options transferred by Ranieri & Co., Inc. to Mr. Perro, JRDJ Associates, LLP, a trust controlled by Mr. Golush and the Anthony & Ruth Nocella Family Partnership, respectively. See "Certain Relationships and related Transactions -- Ranieri & Co., Inc."



(10) Includes 5,000 shares beneficially owned by Mr. Davitt and 14,798 shares representing Mr. Davitt's indirect interest in shares of our common stock held by Hyperion through his ownership in Hyperion

     Ventures, all of which shares are beneficially owned by Hyperion. See note 2 above. Mr. Davitt has no right to vote or dispose of the shares beneficially owned by Hyperion.


(11) Includes 2,500 shares beneficially owned by Mr. Master and 7,398 shares representing Mr. Master's indirect interest in shares of our common stock held by Hyperion through his ownership in Hyperion BK2 Ventures. See note 2 above. Mr. Master has no right to vote or dispose of the shares beneficially owned by Hyperion.



(12) Includes 5,000 shares beneficially owned by Mr. Rhoades and 9,865 shares representing Mr. Rhoades's indirect interest in shares of our common stock held by Hyperion through his ownership in Hyperion Ventures. See note 2 above. Mr. Rhoades has no right to vote or dispose of the shares beneficially owned by Hyperion.



(13) AIM Advisors, Inc. is the advisor of AIM Small Cap Equity Fund which beneficially owns the 135,000 shares of our common stock. AIM Advisors, Inc. disclaims beneficial ownership of any of those shares. The address of AIM Advisors is 11 Greenway Plaza, Houston, TX 77046.



(14) The address of FAME Associates is 111 Broadway, 20th Floor, New York, NY 10006.



(15) The address of Mr. Schnipper is c/o Turnberry, 900 Third Avenue, New York, NY 10022.



(16) The address of Mr. Curtis is 647 Hedwig Road, Houston, TX 77024.



(17) The address of Eagle Global is 5847 San Felipe #930, Houston, TX 77057.



(18) The address of Mr. Farahani is 3724 Jefferson #306, Austin, TX 78731.



(19) The address of FBE Management, Inc. Retirement Trust is 111 Broadway, 20th Floor, New York, NY 10006.



(20) The address for Financial Trust Company, Inc. is 6100 Red Hook Quarter, Suite B-3, St. Thomas, USVI 00802.



(21) In November 2002, we sold 8,000,000 shares of our common stock in an offering that was exempt from the registration requirements of the Securities Act, and entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc., the initial purchaser and placement agent for those shares, for the benefit of Friedman, Billings, Ramsey & Co. Inc. and the purchasers of the shares in the private placement and their transferees, relating to the registration of those shares with the SEC on or before August 16, 2003. Pursuant to the registration rights agreement, the selling stockholders listed in the table above have elected to have their shares included in the registration statement of which this prospectus is a part. The remaining 7,709,783 shares covered by the registration rights agreement will be eligible for resale pursuant to the shelf registration statement that we will file after the offering, as described under "Certain Relationships and Related
     Transactions -- Registration Rights Agreement."

                            DESCRIPTION OF CAPITAL STOCK

     The following summary description of provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, copies of which we have filed as exhibits to the registration statement of which this prospectus is a part. The Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws will become effective upon completion of this offering.

COMMON STOCK


     Under our Amended and Restated Certificate of Incorporation, our authorized capital stock consists of 35,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Prior to this offering, our common stock was divided into two classes of common stock:
30,000,000 authorized shares of Class A Common Stock, par value $0.01 per share, of which 8,270,000 were issued and outstanding; and 5,000,000 authorized shares of Class B Common Stock, par value $0.01 per share, of which 2,353,320 were issued and outstanding. The two classes of common stock had identical rights, privileges and preferences, except that the Class A Common Stock entitled the holder to one vote per share, while the Class B Common Stock entitled the holder to 15 votes per share. On November 4, 2003, all issued and outstanding shares of Class B Common Stock were converted into a like number of shares of Class A Common Stock. Our Amended and Restated Certificate of Incorporation renames our Class A Common Stock as "common stock."


     Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters on which they are entitled or permitted to vote. The common stock has no preemptive or conversion rights and is not subject to redemption. Holders of the common stock are not entitled to cumulative voting in the election of directors.

     Holders of our common stock are entitled to receive dividends ratably out of funds legally available for payment of dividends, when and if declared from time to time by our board of directors. In the event of our liquidation, dissolution or winding-up, our stockholders will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of holders of any then outstanding preferred stock. Under the Delaware General Corporation Law, or DGCL, dividends may not be paid if, after the payment, our total assets are less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     Our board of directors may issue preferred stock in different series and fix the number of shares, dividend rate, liquidation prices, rights and terms of redemption, conversion rights, voting rights, and other rights and preferences of preferred stock not in conflict with our certificate of incorporation or Delaware law. There currently are no shares of preferred stock outstanding, and our board of directors has no present plans to issue any shares of preferred stock. Our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights that could adversely affect the voting power of our holders of common stock. The issuance of shares of preferred stock might have the effect of delaying, deferring or preventing a change of control of us.

INDEMNIFICATION AND INSURANCE; LIMITATION ON LIABILITY


     Section 145 of the DGCL permits a corporation to indemnify certain of its officers, directors, employees and agents. Our Amended and Restated Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.


     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.


     Our Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent permitted by law. The DGCL currently prohibits the elimination of personal liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under
Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.


ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS


     Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain several provisions that are intended to encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions, either alone or in combination with the provisions of Delaware law described below under "-- Effects of Delaware Anti-Takeover Statute" may have the effect of delaying or making more difficult the acquisition of our company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. In addition, these provisions generally may not be amended, altered or repealed without the affirmative vote of outstanding shares representing at least 80% of our voting power. Please also see "Risk Factors -- Risks Associated with an Investment in Our Common Stock."


 CLASSIFIED BOARD


     Our Amended and Restated Certificate of Incorporation provides that our board of directors be divided into three classes, with the directors serving three-year staggered terms. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. Under Delaware law and the provisions of our Amended and Restates Certificate of Incorporation, our directors may be removed only for cause and only by the affirmative vote of holders of record of outstanding shares representing at least two-thirds of our voting power. The classification of directors and the inability of stockholders to remove directors without cause and without at least a two-thirds stockholders vote make it more difficult to change the composition of our board of directors.


 BLANK CHECK PREFERRED STOCK

     Pursuant to Section 161 of the DGCL, our board of directors may, without stockholder approval, issue shares of capital stock that have been authorized by our Amended and Restated Certificate of Incorporation. To the extent provisions such as extraordinary voting, dividend, redemption or conversion rights are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change of control. We have no plan or arrangement for the issuance of any shares of capital stock other than as described in this prospectus or in the ordinary course of business under our stock plans.

 INABILITY OF STOCKHOLDERS TO CALL SPECIAL MEETINGS OR ACT BY WRITTEN CONSENT

     Subject to the rights of holders of preferred stock, special meetings of stockholders may be called only by the Chairman of our board of directors, our President and a majority of the total number of directors which we would have if there were no vacancies. In addition, our Amended and Restated Certificate of Incorporation requires that all stockholder actions be approved by vote at a duly called and held annual or special meeting, and prohibits stockholder action by written consent.

 REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATION AND PROPOSALS


     Our Amended and Restated Bylaws generally require stockholders to deliver to Franklin, not less than 90 days nor more than 180 days prior to the anniversary of the prior year's annual stockholder meeting, notice of (and specified information with respect to) nominations of candidates for election as directors and other business to be brought before a meeting by a stockholder.


EFFECTS OF DELAWARE ANTI-TAKEOVER STATUTE

     We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents certain Delaware corporations, including those with securities listed on the New York Stock Exchange, from engaging, under certain circumstances, in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving the company and the interested stockholder and a sale of more than 10% of our assets. In general, the anti-takeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person. A Delaware corporation may "opt out" of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of a corporation's outstanding voting shares. We have not "opted out" of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is The Bank of New York.

NASDAQ NATIONAL MARKET LISTING

     We have applied to have our common stock listed on the Nasdaq National Market under the symbol "FBTX."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.


     After this offering, and giving effect to the award of 97,282 restricted shares of our common stock, based on an assumed initial offering price of $14.00 (the midpoint of the range set forth on the cover of this prospectus), to some of our officers upon completion of the offering, as described under "Management," there will be 17,880,385 shares of our common stock outstanding, if the underwriters' over-allotment option is not exercised, and 18,997,885 shares if that option is exercised in full. In addition:



     - 570,000 shares of our common stock are issuable under an option we originally granted to Ranieri & Co., Inc., which will become exercisable in full upon completion of this offering (see "Certain Relationships and Related Transactions -- Ranieri & Co., Inc.");


     - 775,000 shares of our common stock are reserved for future issuance to directors, officers, employees and consultants under our 2002 Stock Option Plan, of which, as of September 30, 2003, options to purchase 534,205 shares had been granted, which will become vested and exercisable in 2005 and 2006. (No additional shares will be available for grant under this plan after the completion of this offering.); and

     - 1,000,000 shares of our common stock are reserved under our 2004 Long-Term Incentive Plan for future issuance to our directors, officers, employees and consultants, in the form of stock options, restricted shares, performance shares or units and shares. No awards have yet been granted under this plan.


     All of the shares of our common stock to be sold by us and the selling stockholders in the offering will be freely tradable without restriction or further registration under the Securities Act. In addition, under the registration rights agreement described in "Certain Relationships and Related Transactions -- Registration Rights Agreement" we entered into in November 2002 in connection with a private placement of 8,000,000 shares of our common stock, we are obligated to file with the SEC, as soon as practicable but not later than 180 days after completion of this offering, a "shelf" registration statement that will cover the resale of up to 7,709,783 shares by stockholders who did not participate, or did not sell all of their shares, in this offering. The registration rights agreement requires us to have the shelf registration statement declared effective within 80 days after its filing. Furthermore, in November of 2004, a significant number of these shares will become eligible for resale without restriction pursuant to Rule 144(k) under the Securities Act, regardless of whether the shelf registration statement is then effective. The remaining shares of our outstanding common stock will be available for future sale subject to restrictions on the timing, manner and volume of sales imposed by the Securities Act, including Rule 144 under that Act, or otherwise generally, upon expiration of the lockup agreements with the underwriters described below.


     In general, under Rule 144, as currently in effect, any person (or persons whose shares are required to be aggregated), including an "affiliate" of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

     - 1% of the then outstanding shares of our common stock, or

     - the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the SEC.

     Sales under Rule 144 are also subject to provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale. In addition, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Under Rule 144, "affiliates" generally include individuals or entities that control, are controlled by, or are under common control with, the company and may include directors or officers of the company as well as significant stockholders of the company.


     In connection with the offering, we and our executive officers and directors, and selected stockholders, will agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock, for a period of 180 days from the effective date of this prospectus, subject to limited exceptions. In addition, the holders of shares of our common stock issued in our November 2002 offering (except the shares sold by the selling stockholders) are restricted pursuant to the registration rights agreement from selling or otherwise transferring or disposing of any of such shares or any securities convertible into or exchangeable or exercisable for shares of our common stock owned by such holders during the 30 days preceding, and the 45 days following, the date of effectiveness of the registration statement of which this prospectus is a part. Friedman, Billings, Ramsey & Co., Inc., may at any time and without notice release all or any portion of the common stock subject to these lock-up agreements, although it has no present intention of doing so. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sale meets the conditions and restrictions of Rule 144 as described above.



     Shortly after the offering, we intend to file with the SEC a registration statement on Form S-8 to register approximately 1.54 million shares of our common stock that are issuable under our stock plans, as described under "Management." Following such registration, all shares of common stock issuable upon exercise of options or other awards granted under our stock plans will be freely tradable without restrictions under the Securities Act, except to the extent held by one of our affiliates (in which case they will be subject to the limitations of Rule 144 described above).

                                  UNDERWRITING

     The underwriters named below are acting through their representative, Friedman, Billing, Ramsey & Co., Inc. Subject to the terms and conditions set forth in the underwriting agreement among us, the selling stockholders and Friedman, Billings, Ramsey & Co., Inc., we and the selling stockholders have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the number of shares of our common stock set forth opposite their names below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to certain conditions.


UNDERWRITER                                                    NUMBER OF SHARES
-----------                                                    ----------------
Friedman, Billings, Ramsey & Co., Inc. .....................
RBC Dain Rauscher Inc. .....................................
Sandler O'Neill & Partners, L.P. ...........................
Stephens Inc. ..............................................
                                                                  ---------
  Total.....................................................      7,450,000
                                                                  =========



     We have granted the underwriters an option exercisable during the 30-day period after the date of this prospectus to purchase from us, at the initial offering price less underwriting discounts and commissions, up to an additional 1,117,500 shares of our common stock for the sole purpose of covering over-allotments, if any. To the extent that the underwriters exercise the option, each underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of common stock that is proportionate to such underwriter's initial commitment.


     Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all the common stock offered by this prospectus, other than the shares subject to the over-allotment option, if any is purchased. We and the selling stockholders have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

     The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such offering price less a concession not
to exceed $     per share. The underwriters may allow, and such dealers may
reallow, a concession not to exceed $     per share to certain other dealers.
After our common stock is released for sale to the public, the underwriters may change the offering price and other selling terms.

     The underwriters have reserved for sale, at the public offering price, up to 2% of the shares of our common stock offered hereby for our directors, officers, employees and certain other persons associated with us who have expressed an interest in purchasing our common stock in the offering. The number of shares of our common stock available to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


     The following table provides information regarding the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,117,500 shares to cover over-allotments.


                                                    NO EXERCISE OF         FULL EXERCISE OF
                                                 OVER-ALLOTMENT OPTION   OVER-ALLOTMENT OPTION
                                                 ---------------------   ---------------------
Per share......................................           $                       $
  Total........................................           $                       $


     We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1.0 million.

     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions from syndicate members if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Stabilizing transactions consist of various bids for or purchase of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

     Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected on The Nasdaq National Market or in the over-the-counter market or otherwise. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     The underwriters have informed us that they do not intend to confirm sales of the common stock offered by this prospectus to any accounts over which they exercise discretionary authority.


     We and our executive officers and directors and selected stockholders will agree not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for any shares of our common stock or any right to acquire shares of our common stock, for a period of 180 days from the effective date of this prospectus, subject to certain exceptions. In addition, the holders of shares of our common stock issued in our November 2002 offering (except the shares sold by the selling stockholders) are restricted pursuant to the registration rights agreement from selling or otherwise transferring or disposing of any of such shares or any securities convertible into or exchangeable or exercisable for shares of our common stock owned by such holders during the 30 days preceding, and the 45 days following, the date of effectiveness of the registration statement of which this prospectus is a part. Friedman, Billings, Ramsey & Co., Inc., may at any time and without notice release all or any portion of the common stock subject to the foregoing lock-up agreements, although it has no present intention of doing so.


     There is no established public trading market for the shares of our common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors that will be considered in determining the initial public offering price will be:

     - prevailing market and general economic conditions;

     - the market capitalizations, trading histories and stages of development of other traded companies that the underwriters believe to be comparable to us;

     - our results of operations in recent periods;

     - our current financial position;

     - estimates of our business potential and prospects;

     - an assessment of our management;

     - the present state of our development; and

     - the availability for sale in the market of a significant number of shares of common stock.


     We cannot assure you that an active trading market will develop for the common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price. We have applied to have our shares of common stock approved for listing on the Nasdaq National Market under the symbol "FBTX." We cannot assure you, however, that we will be able to maintain the inclusion of our common stock in the Nasdaq National Market or that an active trading market will develop.



     We have also engaged Friedman, Billings, Ramsey & Co., Inc. to act as our financial advisor in connection with certain potential acquisitions, on reasonable and customary terms and conditions, including the payment of a retainer fee of $25,000 and payment upon the completion of an acquisition of advisory fees equal to the greater of (i) $250,000 or (ii) the sum of 3.5% of the aggregate transaction consideration up to and including $4 million plus one percent of aggregate transaction consideration in excess of $4 million. The engagement provides for a different advisory fee formulation in the event that we acquire either of two previously-identified potential targets, one of which has been acquired by another financial institution and the other of which we currently do not anticipate acquiring. Under the engagement letter, Friedman, Billings, Ramsey & Co., Inc. will be entitled to an advisory fee of approximately $824,600 upon the consummation of our acquisition of Jacksonville Bancorp, against which the $25,000 retainer fee will be credited. The engagement also provides that if, during the twelve-month period following termination of the engagement, we acquire either of the previously-identified potential targets, or any other target that is the subject of a separate written agreement between us and Friedman, Billings, Ramsey & Co., Inc., we will pay Friedman, Billings, Ramsey & Co., Inc. the advisory fee to which it would otherwise have been entitled, provided that we will not be obligated to make such payment if we have terminated our engagement of Friedman, Billings, Ramsey & Co., Inc. for cause.


     From time to time some of the underwriters have provided, and may continue to provide, other investment banking services to us in the ordinary course of their respective businesses. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and private placement agent in connection with our 2002 private placement of common stock, and Friedman Billings Ramsey Group, Inc., an affiliate of Friedman, Billings, Ramsey & Co., Inc., is the beneficial owner of 600,000 shares of our common stock. Friedman, Billings, Ramsey & Co., Inc. is also acting as our financial advisor in connection with our pending acquisition of Jacksonville Bancorp.

                                 LEGAL MATTERS


     The validity of the shares of common stock offered for sale in this offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the selling stockholders by Alston & Bird LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Washington, D.C.


                                    EXPERTS

     The consolidated financial statements of Franklin Bank Corp. as of December 31, 2002 and for the year then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Franklin Bank, S.S.B. as of December 31, 2001 and 2000, for the years ended December 31, 2001, 2000, 1999 and as of April 9, 2002 and for the period from January 1, 2002 through April 9, 2002, included in this prospectus, have been audited by Lockart, Atchley & Associates, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Highland Lakes Bancshare Corporation as of December 31, 2002, and for the year then ended included in this prospectus, have been audited by Lockart, Atchley & Associates, LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The consolidated financial statements of Jacksonville Bancorp, Inc. as of September 30, 2003 and 2002, and for the years ended September 30, 2003, 2002, and 2001 included in this prospectus have been audited by Henry & Peters, P.C., independent auditors, as stated in their report appearing herein, and included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by that reference. You may read and copy the registration statement, including exhibits to the registration statement, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

     Upon completion of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance with those requirements, will file reports, proxy and information statements with the SEC. You will be able to inspect and copy these reports, proxy and information statements and other information at the addresses set forth above.

     We intend to furnish to our stockholders our annual reports containing consolidated financial statements audited by our independent auditors and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


FRANKLIN BANK CORP.
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of September 30, 2003
  (unaudited) and December 31, 2002 ........................    F-3
Consolidated Statements of Operations for the nine months
  ended September 30, 2003 and 2002 (unaudited) and the year
  ended December 31, 2002...................................    F-4
Consolidated Statements of Stockholders' Equity for the nine months ended September 30, 2003 (unaudited) and the year
  ended December 31, 2002...................................    F-5
Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2003 and 2002 (unaudited) and the year
  ended December 31, 2002...................................    F-6
Notes to Consolidated Financial Statements..................    F-7
FRANKLIN BANK, S.S.B.
Independent Auditors' Report................................   F-34
Balance Sheet as of April 9, 2002...........................   F-35
Statement of Operations for the period beginning January 1,
  2002 through April 9, 2002................................   F-36
Statement of Changes in Stockholders' Equity for the period
  beginning January 1, 2002 through April 9, 2002...........   F-37
Statement of Cash Flows for the period beginning January 1,
  2002 through April 9, 2002................................   F-38
Notes to Financial Statements...............................   F-39
Independent Auditors' Report................................   F-48
Statements of Financial Condition as of December 31, 2001
  and 2000..................................................   F-49
Statements of Income for the years ended December 31, 2001,
  2000 and 1999.............................................   F-50
Statements of Changes in Shareholders' Equity for the years
  ended December 31, 2001, 2000 and 1999....................   F-51
Statements of Cash Flows for the years ended December 31,
  2001, 2000 and 1999.......................................   F-52
Notes to Financial Statements...............................   F-53
HIGHLAND LAKES BANCSHARES CORPORATION
Independent Auditors' Report................................   F-63
Consolidated Balance Sheets as of April 30, 2003 (unaudited)
  and December 31, 2002.....................................   F-64
Consolidated Statements of Income for the four months ended
  April 30, 2003 (unaudited) and for the year ended December
  31, 2002..................................................   F-65
Consolidated Statements of Stockholders' Equity for the four months ended April 30, 2003 (unaudited) and the year ended
  December 31, 2002.........................................   F-66
Consolidated Statements of Cash Flows for the four months
  ended April 30, 2003 (unaudited) and the year ended
  December 31, 2002.........................................   F-67
Notes to the Consolidated Statements........................   F-68
JACKSONVILLE BANCORP, INC.
Independent Auditors' Report................................   F-76
Consolidated Statements of Financial Condition as of
  September 30, 2003 and 2002...............................   F-77
Consolidated Statements of Earnings for the years ended
  September 30, 2003, 2002 and 2001.........................   F-78
Consolidated Statements of Stockholders' Equity for the
  years ended September 30, 2003, 2002 and 2001.............   F-79
Consolidated Statements of Cash Flows for the years ended
  September 30, 2003, 2002 and 2001.........................   F-80
Notes to Consolidated Financial Statements..................   F-81

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Franklin Bank Corp.
Houston, Texas

     We have audited the accompanying consolidated balance sheet of Franklin Bank Corp. and subsidiary (the "company") at December 31, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Franklin Bank Corp. and subsidiary at December 31, 2002, and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

March 21, 2003
Houston, Texas

                              FRANKLIN BANK CORP.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                               (UNAUDITED)
ASSETS
Cash and cash equivalents...................................   $   40,835       $ 18,675
Securities available for sale (note 3)......................       51,785             --
Federal Home Loan Bank stock and other investments, at cost
  (note 3)..................................................       28,750          3,163
Mortgage-backed securities available for sale, at fair value
  (amortized cost of $74.4 million at September 30, 2003 and
  $22.3 million at December 31, 2002) (note 3)..............       74,793         22,924
Loans held for sale (note 4)................................       74,501            756
Loans held for investment (net of allowance for credit
  losses of $2.6 million at September 30, 2003 and $1.1
  million at December 31, 2002) (notes 4, 8)................    1,207,441        306,404
Goodwill (notes 2, 5).......................................       19,156          7,790
Other intangible assets, net of amortization (notes 2, 5)...          903          1,316
Premises and equipment, net (note 6)........................        3,950            464
Real estate owned...........................................          648            958
Other assets................................................       31,367          3,231
                                                               ----------       --------
TOTAL ASSETS................................................   $1,534,129       $365,681
                                                               ==========       ========
LIABILITIES
Deposits (note 7)...........................................   $  851,661       $182,334
Federal Home Loan Bank advances (note 8)....................      548,850         62,800
Junior subordinated notes (note 9)..........................       20,091         20,007
Other liabilities...........................................       10,502          3,133
                                                               ----------       --------
     Total liabilities......................................    1,431,104        268,274
COMMITMENTS AND CONTINGENCIES (note 10)

STOCKHOLDERS' EQUITY (notes 16, 17)
Common stock
  Class A, $0.01 par value, 30,000,000 shares authorized;
     8,270,000 shares issued and outstanding at September
     30, 2003 and 8,000,000 issued and outstanding at
     December 31, 2002......................................           83             80
  Class B, $0.01 par value, 5,000,000 shares authorized;
     2,353,320 shares issued and outstanding at September
     30, 2003 and December 31, 2002.........................           24             24
Additional paid-in capital..................................      100,509         97,863
Retained earnings (deficit).................................        2,705           (780)
Accumulated other comprehensive income (loss)
  Unrealized gains on securities available for sale, net....           23            427
  Cash flow hedges, net.....................................         (319)          (207)
                                                               ----------       --------
     Total stockholders' equity.............................      103,025         97,407
                                                               ----------       --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................   $1,534,129       $365,681
                                                               ==========       ========


               See notes to the consolidated financial statements

                              FRANKLIN BANK CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,          YEAR ENDED
                                                              ------------------------   DECEMBER 31,
                                                                 2003          2002          2002
                                                              -----------   ----------   ------------
                                                                    (UNAUDITED)
INTEREST INCOME
Cash equivalents and short-term investments.................  $     1,013   $      243    $      427
Mortgage-backed securities..................................          913          562           861
Loans.......................................................       24,376        2,915         5,158
                                                              -----------   ----------    ----------
    Total interest income...................................       26,302        3,720         6,446
                                                              -----------   ----------    ----------
INTEREST EXPENSE
Deposits....................................................        7,920        1,709         2,820
Federal Home Loan Bank advances.............................        4,581          275           536
Junior subordinated notes...................................        1,101           --           193
Other.......................................................           35            4             4
                                                              -----------   ----------    ----------
    Total interest expense..................................       13,637        1,988         3,553
                                                              -----------   ----------    ----------
    Net interest income.....................................       12,665        1,732         2,893
PROVISION FOR CREDIT LOSSES (note 4)........................          876           31           152
                                                              -----------   ----------    ----------
Net interest income after provision for credit losses.......       11,789        1,701         2,741
                                                              -----------   ----------    ----------
NON-INTEREST INCOME
Loan fee income.............................................          191           74           125
Deposit fees and charges....................................          127           56            84
Gain on sale of securities..................................          860          188           191
Gain on sale of single family loans.........................        1,370           --            --
Other.......................................................          910           47            53
                                                              -----------   ----------    ----------
    Total non-interest income...............................        3,458          365           453
                                                              -----------   ----------    ----------
NON-INTEREST EXPENSE
Salaries and benefits (note 13).............................        4,381        1,124         1,963
Occupancy...................................................        1,051          278           381
Data processing.............................................          846          163           326
Professional fees...........................................        1,124          259           498
Professional fees -- related parties (note 14)..............          620           --           150
Core deposit amortization (note 5)..........................         (174)         165           263
Other.......................................................        2,026          309           617
                                                              -----------   ----------    ----------
    Total non-interest expense..............................        9,874        2,298         4,198
                                                              -----------   ----------    ----------
    Income (loss) before taxes..............................        5,373         (232)       (1,004)
INCOME TAX EXPENSE (BENEFIT) (note 15)......................        1,888          (79)         (278)
                                                              -----------   ----------    ----------
NET INCOME (LOSS)...........................................  $     3,485   $     (153)   $     (726)
                                                              ===========   ==========    ==========
COMMON SHARE DATA:
  Basic and diluted earnings per share......................  $      0.33   $    (0.10)   $    (0.24)
                                                              ===========   ==========    ==========
  Basic and diluted -- weighted average shares..............   10,505,628    1,507,171     2,984,403


               See notes to the consolidated financial statements

                              FRANKLIN BANK CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)


                                                 COMMON STOCK
                                   ----------------------------------------
                                         CLASS A              CLASS B         ADDITIONAL   RETAINED    UNREALIZED       TOTAL
                                   -------------------   ------------------    PAID-IN     EARNINGS      GAINS      STOCKHOLDERS'
                                     SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     (DEFICIT)    (LOSSES)       EQUITY
                                   ----------   ------   ---------   ------   ----------   ---------   ----------   -------------
BALANCE AT JANUARY 1, 2002.......      20,000    $  1           --    $--      $    200     $  (54)      $  --        $    147
Issuance of common stock.........  10,333,320     103           --     --       103,230         --          --         103,333
Issuance costs...................          --      --           --     --        (5,567)        --          --          (5,567)
Conversion of shares.............  (2,353,320)    (24)   2,353,320     24            --         --          --              --
Comprehensive income (loss)
  Net loss.......................          --      --           --     --            --       (726)         --            (726)
  Change in unrealized gains on
    securities available-
    for-sale, net of tax of
    $284.........................          --      --           --     --            --         --         551             551
  Reclassification adjustment,
    net of tax of $(64)..........          --      --           --     --            --         --        (124)           (124)
  Change in cash flow hedges, net
    of tax of $(107).............          --      --           --     --            --         --        (207)           (207)
                                   ----------    ----    ---------    ---      --------     ------       -----        --------
         Total comprehensive
           income (loss).........          --      --           --     --            --       (726)        220            (506)
                                   ----------    ----    ---------    ---      --------     ------       -----        --------
BALANCE AT DECEMBER 31, 2002.....   8,000,000      80    2,353,320     24        97,863       (780)        220          97,407
                                   ----------    ----    ---------    ---      --------     ------       -----        --------
(UNAUDITED)
Issuance of common stock.........     270,000       3           --     --         2,697         --          --           2,700
Issuance Costs...................          --      --           --     --           (51)        --          --             (51)
Comprehensive income (loss)
  Net income.....................          --      --           --     --            --      3,485          --           3,485
  Change in unrealized gains on
    securities
    available-for-sale, net of
    tax of $41...................          --      --           --     --            --         --          77              77
  Reclassification adjustment,
    net of tax of $(248).........          --      --           --     --            --         --        (481)           (481)
  Change in cash flow hedges, net
    of tax of $(57)..............          --      --           --     --            --         --        (112)           (112)
                                   ----------    ----    ---------    ---      --------     ------       -----        --------
         Total comprehensive
           income (loss).........          --      --           --     --            --      3,485        (516)          2,969
                                   ----------    ----    ---------    ---      --------     ------       -----        --------
BALANCE AT SEPTEMBER 30, 2003
  (unaudited)....................   8,270,000    $ 83    2,353,320    $24      $100,509     $2,705       $(296)       $103,025
                                   ==========    ====    =========    ===      ========     ======       =====        ========


               See notes to the consolidated financial statements

                              FRANKLIN BANK CORP.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,         YEAR ENDED
                                                             -----------------------   DECEMBER 31,
                                                                2003         2002          2002
                                                             -----------   ---------   ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)..........................................  $     3,485   $    (153)   $    (726)
Adjustments to reconcile net income (loss) to net cash
  flows provided (used) by operating activities:
  Provision for credit losses..............................          876          31          152
  Net gain on sale of mortgage-backed securities and
     loans.................................................       (2,307)       (188)        (191)
  Depreciation and amortization............................          737         615          794
  Federal Home Loan Bank stock dividends...................         (285)        (15)         (27)
  Fundings of loans held for sale..........................     (200,127)       (290)      (1,195)
  Proceeds from sale of loans held for sale................      104,421          --          433
  Change in interest receivable............................       (4,298)       (601)      (1,244)
  Change in other assets...................................       (2,895)       (845)      (1,722)
  Change in other liabilities..............................        4,845       1,466        2,326
                                                             -----------   ---------    ---------
     Net cash provided (used) by operating activities......      (95,548)         20       (1,400)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Franklin Bank, S.S.B.........................           --      (1,351)      (1,351)
  Purchase of Highland Lakes Bank..........................      (15,290)         --           --
  Cash and cash equivalents acquired from Franklin Bank,
     S.S.B.................................................           --       7,124        7,124
  Cash and cash equivalents acquired from Highland.........       14,105          --           --
  Fundings of loans held for investment....................     (145,841)    (11,177)     (16,282)
  Proceeds from principal repayments of loans held for
     investment............................................      385,800      31,398       54,454
  Proceeds from principal repayments of mortgage-backed
     securities............................................       16,527       2,799        3,858
  Proceeds from sales and maturities of securities.........       70,379       7,612       11,849
  Proceeds from sale of real estate owned..................        1,070          --           61
  Purchases of loans held for investment...................   (1,103,295)   (121,821)    (308,681)
  Change in loans held for investment......................        3,907          33          244
  Purchases of securities..................................     (114,230)    (28,216)     (34,072)
  Purchases of Federal Home Loan Bank stock and other
     securities............................................      (76,803)     (1,383)      (2,919)
  Purchases of premises and equipment......................         (630)       (177)        (299)
                                                             -----------   ---------    ---------
     Net cash used by investing activities.................     (964,301)   (115,159)    (286,014)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposits...................................      596,029     114,702      135,108
  Proceeds from Federal Home Loan Bank advances............      486,050      31,800       62,800
  Proceeds from issuance of notes payable..................           --         130          130
  Repayment of notes payable...............................          (19)       (380)        (380)
  Proceeds from issuance of junior subordinated notes......           --          --       19,374
  Payment of common stock issuance costs...................          (51)     14,228       88,973
                                                             -----------   ---------    ---------
     Net cash provided by financing activities.............    1,082,009     160,480      306,005
                                                             -----------   ---------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................       22,160      45,341       18,591
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........       18,675          84           84
                                                             -----------   ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.................  $    40,835   $  45,425    $  18,675
                                                             ===========   =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for interest...................................  $    10,515   $     319    $   1,840
NONCASH INVESTING ACTIVITIES
  Real estate owned acquired through foreclosure...........  $       648   $      --    $     958
NONCASH FINANCING ACTIVITIES
  Issuance of common stock for Highland acquisition........        2,700          --           --



                 See notes to consolidated financial statements

                              FRANKLIN BANK CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002 (UNAUDITED)


                      AND THE YEAR ENDED DECEMBER 31, 2002


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND PRINCIPLES OF CONSOLIDATION


     Franklin Bank Corp., formerly BK2 Inc. (the "parent company"), is a Texas-based savings and loan holding company that offers mortgage banking, commercial banking and community banking products through its subsidiary, Franklin Bank (the "bank"). As of September 30, 2003, in addition to our corporate office in Houston, Texas, where we provide many of our banking services, we had four full service banking branches in Texas, two regional construction lending offices in Florida and Arizona, 31 retail mortgage offices in 14 states throughout the United States, and a regional wholesale mortgage origination office.


     Franklin Bank Corp. was formed in August, 2001 for the purpose of acquiring all of the outstanding capital stock of the bank. The parent company was funded by the sale of $200,000 of common stock and the issuance of $250,000 of notes payable. Through December 31, 2001, there were no operations other than start up activities. At December 31, 2001, the company had assets of $403,000, which was primarily comprised of cash and capitalized costs directly associated with the acquisition. The acquisition of the bank was completed on April 9, 2002, and the notes payable were paid in full. On April 30, 2003, the company closed its second acquisition, Highland Lakes Bancshares Corporation ("Highland"), located in Kingsland, Texas. Both of these acquisitions were accounted for as purchases in accordance with SFAS No. 141 "Business Combinations."


     The accompanying consolidated financial statements include the accounts of the parent company, a subsidiary of the parent company and the bank (collectively known as the "company"). The consolidated financial statements as of and for the nine months ended September 30, 2003 and 2002 and the related notes are unaudited. The consolidated statements of operations and cash flows for the nine months ended September 30, 2003 include activity for Highlands beginning May 1, 2003. The consolidated statements of operations and cash flows for the nine months ended September 30, 2002, and the year ended December 31, 2002, include activity for the bank, beginning April 10, 2002. All significant intercompany accounts have been eliminated in consolidation. The majority of the company's assets and operations are derived from the bank.


     The unaudited consolidated financial statements include all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods.


     Certain reclassifications have been made to the December 31, 2002 financial statements to conform to the September 30, 2003 presentation.


  USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates and assumptions.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of amounts due from depository institutions and interest-bearing deposits in other banks.

                              FRANKLIN BANK CORP.

  FEDERAL HOME LOAN BANK STOCK AND OTHER INVESTMENTS

     Federal Home Loan Bank stock is carried at cost and can only be sold back to the Federal Home Loan Bank at par value or to other member banks. Dividends are included in interest income on the consolidated statement of operations. Other investments are comprised of equity investments in other institutions, which include Texas Independent Bank, that can only be sold to back to Texas Independent Bank on a formula basis and is carried at cost and Federal Agriculture Mortgage Corporation, whose book value approximates market.

  SECURITIES

     Debt, equity and mutual fund securities, including mortgage-backed securities, are classified into one of three categories: held to maturity, available for sale or trading.


     Trading account assets are carried at fair value, with any realized or unrealized gains or losses recognized in current operations. Trading account assets are those that are actively and frequently bought and sold with the objective of generating income on short-term changes in price.


     Securities that the company would have the positive intent and ability to hold to maturity are classified as held to maturity and carried at cost. Under certain circumstances (including the deterioration of the issuer's creditworthiness or a change in the tax law or statutory or regulatory requirements), securities may be sold or transferred to another portfolio.

     Declines in fair value of individual held-to-maturity securities below their amortized cost that would be other than temporary may result in write-downs of the individual securities to their fair values and would be included in the statement of operations as realized losses.

     Securities not classified as held-to-maturity or trading are classified as available-for-sale. Securities available-for-sale are carried at fair value with any unrealized gains or losses reported net of tax as other comprehensive income in stockholders' equity until realized. The specific identification method of accounting is used to calculate gains or losses on the sales of these assets.

     Premiums and discounts are recognized to income using the level yield method, adjusted for prepayments as necessary.

  LOANS HELD FOR SALE

     Loans held for sale include originated and purchased single-family mortgage loans intended for sale in the secondary market. The company enters into forward sales agreements to manage the risk of changing interest rates on loans held for sale. Loans held for sale that are not effectively hedged with forward sales agreements are carried at the lower of cost or market value. Market value is determined based on quoted market prices. Premiums, discounts and loan fees (net of certain direct loan origination costs) on loans held for sale are deferred until the related loans are sold or repaid. Gains and losses on loan sales are recognized at the time of sale and are determined using the specific identification method.

  LOANS HELD FOR INVESTMENT

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances adjusted for premiums, discounts, charge-offs, the allowance for credit losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the level yield method.

                              FRANKLIN BANK CORP.

  NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

     Loans are normally placed on nonaccrual status by management when the payment of interest or principal on a loan is delinquent 90 days or more, or earlier in some cases when the collection of interest or principal is doubtful.

     When a loan is placed on nonaccrual status, interest accrued and uncollected is reversed by a charge to current operations. Generally, any payments received on nonaccrual loans are applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as a recovery of loan interest. Nonaccrual loans are returned to accrual status when the loan becomes current and the borrower demonstrates the ability to repay the loan.

     Restructured loans are those loans for which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms.

  IMPAIRED LOANS

     Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," states that a loan is considered "impaired" when it is probable that the creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Smaller balance homogeneous loans, including single-family residential and consumer loans, are excluded from the scope of SFAS No. 114. These loans, however, are considered when determining the adequacy of the allowance for credit losses.

     Impaired loans are identified and measured in conjunction with management's review of nonperforming loans, classified assets and the allowance for credit losses. Impairment of large non-homogeneous loans is measured one of three ways: discounting estimated future cash flows, the loan's market price or the fair value of the collateral, if the loan is collateral-dependent. If the measurement of the loan is less than the book value of the loan, excluding any allowance for credit losses and including accrued interest, then the impairment is recognized by a charge to operations or an allocation of the allowance for credit losses.

  ALLOWANCE FOR CREDIT LOSSES

     We maintain our allowance for credit losses at the amount estimated by management to be sufficient to absorb probable losses based on available information. Our estimates of credit losses meet the criteria for accrual of loss contingencies in accordance with SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." When analyzing the appropriateness of the allowance for credit losses we segment the loan portfolio into as many components as practical, each of which will normally have similar characteristics, such as risk classification, delinquency statistics, type of loan, industry, location of collateral property, loan-to-value ratios or type of collateral. The process of evaluating the adequacy of the allowance for credit losses has two basic elements: first, the identification of problem loans based on current operating financial information and fair value of the underlying collateral property and second, a methodology for estimating general loan loss reserves. For loans classified as "watch," "special mention," "substandard" or "doubtful," whether analyzed and provided for individually or as part of pools, we record all estimated credit losses at the time the loan is classified. For components of the loan portfolio that are not homogenous, such as construction and commercial loans, and are not classified, we establish the credit loss allowance based on a credit grade that is assigned to the loan at origination on a formula basis and provide for these over the first year of the loan. For homogenous loans, such as single-family mortgage and consumer loans, we utilize the frequency and severity of losses for the asset class and the delinquency status. When available information confirms

                              FRANKLIN BANK CORP.

specific loans, or portions of those loans, to be uncollectible, we charge off those amounts against the allowance for credit losses. Even after loans are charged-off, we continue reasonable collection efforts until the potential for recovery is exhausted.

     Estimates of credit losses involve an exercise of judgment. While it is possible that in the near term the bank may sustain losses which are substantial relative to the allowance for credit losses, it is the judgment of management that the allowance for credit losses is adequate to absorb losses which may exist in the current loan portfolio.

  SALES OF SINGLE FAMILY LOANS

     Gains and losses on loan sales are recognized at the time of sale and are determined using the specific identification method. At the time of sale, control over the assets are transferred to the purchaser and all rights and beneficial interests in the transferred assets are relinquished by the bank and its creditors to the purchaser. The bank is not entitled or obligated to repurchase or redeem sold loans prior to their maturity except under general representations and warranties included in the sales agreement, whereby the bank may be required to repurchase certain loans if they do not meet certain conditions specified in the sales agreement. Typically, when loans are sold, the associated servicing rights are released with the principal of the loan and any other retainable interests. Servicing rights that are retained are included in other intangible assets on the balance sheet.


     The company did not sell any loans to related or affiliated parties during the nine months ended September 30, 2003 or the year ended December 31, 2002.


  GOODWILL


     Goodwill represents the excess of the purchase price over the fair value of net assets acquired, adjusted for core deposit premiums, which are included in intangible assets. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized but will be evaluated for impairment at least annually. Goodwill will be tested for impairment using quoted market and a discounted cash flow model to determine if the fair value of our assets, net of liabilities, exceeds the carrying amount. If the fair value of our net assets is determined to be less than the carrying amount, goodwill will be written down through a charge to operations.


  OTHER INTANGIBLE ASSETS

     Other intangible assets are made up of core deposit premiums paid and mortgage servicing rights. The core deposit premiums are amortized on an accelerated basis over the estimated lives of the deposit relationships acquired.

     Mortgage servicing rights are created when the company sells loans and retains the right to service the loans. When servicing assets are retained in connection with the sale of loans they are allocated at their previous carrying amount based on relative fair values at the date of sale. Servicing rights are amortized in proportion to, and over the period of, the estimated net servicing revenue of the underlying mortgages, which are secured by single family properties, and is included in loan fee income on the consolidated statements of operations. The amortization of servicing rights is periodically evaluated and adjusted, if necessary, to reflect changes in prepayment rates or other related factors.

     Servicing assets are periodically evaluated for impairment based on their fair value. The fair value of servicing assets is determined by discounting the estimated future cash flows using a discount rate commensurate with the risks involved. This method of valuation incorporates assumptions that market participants would use in estimating future servicing income and expense, including assumptions about prepayment, default and interest rates. For purposes of measuring impairment, the loans underlying the

                              FRANKLIN BANK CORP.

servicing assets are stratified by type (conventional fixed rate, conventional adjustable rate, and government), interest rate, date of origination and term. Impairment is measured by the amount the book value of the servicing rights exceeds their fair value. Impairment, if any, is recognized through a valuation allowance and a charge to current operations.

  PREMISES AND EQUIPMENT

     Land is carried at cost. Buildings, furniture, fixtures and equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the remaining life of the original lease term or remaining lease renewal period.

  REAL ESTATE OWNED ("REO")

     At the time of foreclosure, REO is recorded at fair value less estimated costs to sell. Declines in a property's fair value subsequent to foreclosure would be charged to current operations. Revenues, expenses, gains or losses on sales, and increases or decreases in the allowance for REO losses are included in current operations in non-interest expense in the consolidated statement of operations.

  FEDERAL INCOME TAXES

     The parent company and its subsidiaries file a consolidated tax return. Each entity within the consolidated group computes its tax on a separate-company basis, and the results are combined for purposes of preparing the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated tax consequences due to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

  STOCK-BASED COMPENSATION

     The company measures its employee stock-based compensation using the intrinsic value based method of accounting under the provisions of AICPA Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for the company's stock options. Pro-forma information regarding net income is required under SFAS No. 123, "Accounting for Stock-Based Compensation" and has been determined as if the company accounted for its employee stock-option plans under the fair value method of SFAS No. 123. The fair value of options at the date of grant was estimated using a Black-Scholes option-pricing model, which requires use of highly subjective assumptions. Also, employee stock options have characteristics that are significantly different from those of traded options, including vesting provisions and trading limitations that impact their liquidity. Because employee stock options have differing characteristics, and changes in the subjective input assumptions can materially affect the fair-value estimate, the Black-Scholes valuation model does not necessarily provide a reliable measure of the fair value of the employee stock options. The following table shows the pro forma

                              FRANKLIN BANK CORP.

amounts attributable to stock-based employee compensation cost for the periods presented (dollars in thousands except per share data):


                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,
                                              ------------------------      YEAR ENDED
                                                 2003          2002      DECEMBER 31, 2002
                                              -----------   ----------   -----------------
                                                    (UNAUDITED)
Net income (loss) as reported...............  $     3,485   $     (153)     $     (726)
Total stock-based employee compensation
  expense determined under the fair value
  method for all awards granted, net of
  tax.......................................         (287)        (136)           (201)
                                              -----------   ----------      ----------
Pro forma net income (loss).................  $     3,198   $     (289)     $     (927)
                                              ===========   ==========      ==========
Common share data:
  Basic and diluted earnings (loss) per
     share
     As reported............................  $      0.33   $    (0.10)     $    (0.24)
     Pro forma..............................  $      0.30   $    (0.19)     $    (0.31)
Basic and diluted weighted average number of
  shares....................................   10,505,628    1,507,171       2,984,403


  DERIVATIVES AND HEDGING ACTIVITIES

     The company enters into derivative contracts in order to hedge the risk of market interest rate changes on certain assets and liabilities and other firm commitments. On the date a derivative contract is entered into, it is designated as either a fair-value hedge or a cash-flow hedge in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." A fair value hedge hedges exposure to changes in the fair value of an asset, liability or firm commitment due to their fixed rate terms. Changes in the fair value of the hedging instrument are included in current operations and are offset by changes in the fair value of the hedged item. The net effect resulting from the ineffective portion of a hedging instrument is reflected in earnings. A cash flow hedge hedges exposure to the variability in cash flows associated with an existing recognized asset or liability or a forecasted transaction due to their variable terms. The effective portion of changes in the fair value of the hedging instrument is included in accumulated other comprehensive income and is subsequently reclassified into earnings as the hedged item impacts earnings. Any ineffective portion is recognized in current operations.

     In connection with our mortgage banking activities, we enter into interest rate lock commitments with loan applicants, whereby the interest rate on the loan is guaranteed for a certain period of time while the application is in the approval process. In accordance with SFAS No. 133, interest-rate lock commitments are derivative financial instruments, and changes in their fair value are required to be reported in current earnings. The fair value of interest rate lock commitments is determined as of the date the interest rate is locked and is based on the estimated fair value of the underlying mortgage loans, including the value of the servicing. Generally, the change in the value of the underlying mortgages is based on quoted market prices of publicly traded MBS. Management estimates the amount of loans expected to close by applying a fall-out ratio for commitments that are expected to expire. This estimate is based on the historical data for loans with similar characteristics as well as current market conditions. We record changes in the fair value as gains on sales of single family loans in the consolidated statement of operations.

     In order to manage the risk that changes in interest rates would decrease the value of interest rate lock commitments and loans included in the held for sale portfolio, the company enters into forward sales

                              FRANKLIN BANK CORP.

agreements. Forward sales agreements are considered fair value hedges and any changes in fair value are included in gains on sales of single family loans in the consolidated statement of operations.

     The company entered into an interest rate swap agreement in order to hedge the variable rate junior subordinated notes. These swaps qualify as cash flow hedges in accordance with SFAS No. 133. Hence, the swaps are included in the balance sheet at market value and changes in market value are included, net of tax, as a component of "other comprehensive income" in the statement of stockholders' equity.

  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     The company has entered into certain off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when funded.

  RECENT ACCOUNTING STANDARDS

     In May 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" as of April 2002. This statement rescinds SFAS No. 4 and 64, "Reporting Gains and Losses from Extinguishment of Debt" and "Extinguishment of Debt Made to Satisfy Sinking-Fund Retirements", respectively, and restricts the classification of early extinguishment of debt as an extraordinary item to the provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement also amends SFAS No. 13, "Accounting for Leases", to eliminate the inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Finally, this Statement makes various technical corrections to existing pronouncements that are not considered substantive. The company has adopted the provisions of this statement for the year ended December 31, 2003 and does not expect the adoption to have a material impact on the company's financial position, results of operations or cash flows.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". SFAS No. 146 provides guidance on the recognition and measurement of liabilities for cost associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The company has adopted the provisions of this statement for the year ended December 31, 2003 and does not expect the adoption to have a material impact on the company's financial position, results of operations or cash flows.

     In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 provides guidance on the accounting for the acquisition of a financial institution, except transactions between two or more mutual enterprises. The implementation of this standard did not have a material impact on the company's financial position, results of operations or cash flows.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure". This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require the inclusion in the financial statements and the method of accounting for stock-based employee compensation and the effect of the method on reported results. This statement is effective for fiscal years ending after December 15, 2002. The implementation of this statement did not have a material impact on the company's financial position, results of operations or cash flows.

                              FRANKLIN BANK CORP.

     In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of Statement 133, clarifies when a derivative contains a financing component, and amends the definition of an underlying investment to conform it to language used in FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". This statement is effective for contracts entered into or modified after June 30, 2003. The provisions of this statement should be applied prospectively. Management believes the implementation of this statement will not have a material impact on the company's financial position, results of operations or cash flows.


     In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 (SFAS 150), "Accounting for Certain Financial Instruments with the Characteristics of both Liabilities and Equity." SFAS 150 establishes standards for classifying and measuring certain financial instruments as liabilities that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 must be applied to instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first fiscal period after June 15, 2003. In October 2003, the FASB deferred the provisions of FAS 150 that relate to mandatorily redeemable non-controlling interests. These provisions may be considered in a future FASB pronouncement. The adoption of SFAS 150 did not have a material impact on the company's consolidated financial condition, results of operations or cash flows.


     In November 2002, the FASB issued Financial Accounting Standards Board Interpretation ("FIN") No. 45, "Guarantor's Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN 45"). FIN 45 elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002, and were implemented in the company's financial statements for the year ended December 31, 2002. Implementation of FIN 45 did not have a material impact on the company's financial position, results of operations or cash flows.

2.  ACQUISITIONS

     On April 9, 2002, the parent company acquired Franklin Bank, a Texas state savings bank located in Austin, Texas, which engaged in traditional community banking activities. On April 30, 2003, the company merged with Highland located in Kingsland, Texas. The acquisitions of Franklin Bank and Highland were accounted for as purchases in accordance with SFAS No. 141, "Business Combinations." Pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will be tested at least annually for impairment. The core deposit intangibles are being amortized on an accelerated basis over the estimated lives of the underlying deposit relationships acquired. The goodwill related to the bank's acquisition is not deductible for tax purposes. The goodwill related to the Highland acquisition is deductible for tax purposes. The consolidated financial statements include the operating results for Highland beginning May 1, 2003.

                              FRANKLIN BANK CORP.

     The estimated fair value of tangible assets acquired and liabilities assumed related to the Highland and the Franklin acquisitions were as follows (in thousands):

                                                              HIGHLAND   FRANKLIN
                                                              --------   --------
Cash and cash equivalents(A)................................  $14,105    $ 7,124
MBS, securities and other investments.......................   41,424      4,065
Loans.......................................................   19,553     37,736
Other assets................................................    8,528        685
                                                              -------    -------
  Total assets acquired.....................................   83,610     49,610
                                                              -------    -------
Deposits(A), (B)............................................   72,881     47,252
Other liabilities...........................................    2,721        390
                                                              -------    -------
  Total liabilities assumed.................................   75,602     47,642
                                                              -------    -------
Net tangible assets acquired................................  $ 8,008    $ 1,968
                                                              =======    =======

---------------

(A) Excludes $11.7 million capital infusion made to Franklin by the parent company on April 10, 2002 that was on deposit at the bank on April 9, 2002.

(B) Includes purchase adjustments on certificates of deposits totaling $1.4 million and $142,000 for Highland and Franklin, respectively. The certificates of deposit acquired were marked to market value at the acquisition date for certificates of deposit with similar remaining maturities.

     The purchase price for Highland and Franklin were allocated as follows (in thousands):


                                                  HIGHLAND                 FRANKLIN
                                           ----------------------   ----------------------
                                           AMORTIZATION             AMORTIZATION
                                              PERIOD      AMOUNT       PERIOD      AMOUNT
                                           ------------   -------   ------------   -------
Net tangible assets......................          N/A    $ 8,008          N/A     $ 1,968
Core deposit premium.....................   120 months        556    84 months         204
Goodwill.................................          N/A     10,134          N/A       9,022
                                                          -------                  -------
                                                          $18,698                  $11,194
                                                          =======                  =======



     Included in the purchase price allocations are direct acquisition costs totaling $290,000 for Highland and $905,000 for Franklin.



     The allocation of the purchase price of Highland at September 30, 2003 is preliminary. This amount will be finalized as certain valuations and information are available in order to make a definitive allocation.

                              FRANKLIN BANK CORP.

3.  SECURITIES

     The amortized cost and estimated fair value of securities are as follows (in thousands):


                                                           SEPTEMBER 30, 2003
                                             ----------------------------------------------
                                             AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                               COST        GAINS        LOSSES      VALUE
                                             ---------   ----------   ----------   --------
AVAILABLE-FOR-SALE SECURITIES
Mortgage-backed securities:
  Agency fixed rate........................  $    601       $ 15        $  --      $    616
  Agency adjustable rate...................    73,847        485         (155)       74,177
                                             --------       ----        -----      --------
          Total mortgage-backed
            securities.....................    74,448        500         (155)       74,793
                                             --------       ----        -----      --------
Federal Home Loan Bank stock...............    28,315         --           --        28,315
Mutual fund investment.....................    51,295         --         (309)       50,986
                                             --------                              --------
U.S. Treasury securities...................       799         --           --           799
Other equity securities....................       437          1           (3)          435
                                             --------       ----        -----      --------
          Total Federal Home Loan Bank
            stock and other investments....    80,846          1         (312)       80,535
                                             --------       ----        -----      --------
                                             $155,294       $501        $(467)     $155,328
                                             ========       ====        =====      ========


                                                            DECEMBER 31, 2002
                                              ---------------------------------------------
                                              AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                COST        GAINS        LOSSES      VALUE
                                              ---------   ----------   ----------   -------
AVAILABLE-FOR-SALE SECURITIES
Mortgage-backed securities:
  Agency fixed rate.........................   $11,119       $493         $(1)      $11,611
  Agency adjustable rate....................    11,158        155          --        11,313
                                               -------       ----         ---       -------
          Total mortgage-backed
            securities......................    22,277        648          (1)       22,924
                                               -------       ----         ---       -------
Federal Home Loan Bank stock................     3,152         --          --         3,152
Other equity securities.....................        11         --          --            11
                                               -------       ----         ---       -------
          Total Federal Home Loan Bank stock
            and other investments...........     3,163         --          --         3,163
                                               -------       ----         ---       -------
                                               $25,440       $648         $(1)      $26,087
                                               =======       ====         ===       =======


     There were no securities held-to-maturity at September 30, 2003 or December 31, 2002.



     During the nine months ended September 30, 2003 the company had gains of $729,000 on sales of mortgage-backed securities totaling $35.2 million, which includes $16.5 million sold on a trade date basis in September that settled in October and an $111,000 gain on the sale of a $10.0 million U.S. Treasury security. During the year ended December 31, 2002, the company sold mortgage-backed securities totaling $11.7 million for a gain of $187,000. Purchases of mortgage-backed securities totaled $104.2 million and $34.1 million during the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively.



     The company does not own any securities of any one issuer (other than the U.S. government and its agencies) of which the aggregate adjusted cost exceeds 10% of consolidated stockholders' equity at September 30, 2003 or December 31, 2002, except for FHLB stock, which is a required investment, and

                              FRANKLIN BANK CORP.

the mutual fund security investment, in which we look at the underlying investments in the fund which is primarily comprised of adjustable-rate mortgage-backed securities issued by a U.S. Government agency or are rated in the highest category by Moody's Investor Service or Standard & Poor's.



     Securities outstanding at September 30, 2003 are scheduled to mature as follows (dollars in thousands):



                                                               SEPTEMBER 30, 2003
                                                       -----------------------------------
                                                               AVAILABLE-FOR-SALE
                                                       -----------------------------------
                                                                                PERIOD-END
                                                                                 WEIGHTED
                                                       AMORTIZED                 AVERAGE
                                                         COST      FAIR VALUE     RATES
                                                       ---------   ----------   ----------
Due in one year or less..............................  $ 37,975     $ 37,977       2.05%
Due in one to five years.............................    36,713       37,041       3.12
Due in five to ten years.............................        78           81       4.54
Due after ten years..................................       481          493       3.69
                                                       --------     --------       ----
                                                         75,247       75,592       2.59%
                                                                                   ====
Federal Home Loan Bank stock and other securities....    80,047       79,736
                                                       --------     --------
Total................................................  $155,294     $155,328
                                                       ========     ========


4.  LOANS

     The loan portfolio by major type is as follows (dollars in thousands):


                                                SEPTEMBER 30, 2003    DECEMBER 31, 2002
                                               --------------------   ------------------
                                                 AMOUNT     PERCENT    AMOUNT    PERCENT
                                               ----------   -------   --------   -------
HELD FOR INVESTMENT:
Single family mortgages......................  $1,060,288    88.54%   $276,170    90.47%
Mortgage banker finance......................       4,715     0.39          --       --
Residential construction.....................     103,915     8.68       5,789     1.90
Commercial real estate.......................       9,864     0.82       7,935     2.60
Commercial business..........................       9,235     0.77       7,985     2.62
Multi-family.................................       5,568     0.46       3,179     1.04
Consumer.....................................       3,896     0.34       4,193     1.37
                                               ----------   ------    --------   ------
Sub-total....................................   1,197,481   100.00%    305,251   100.00%
Allowance for credit losses..................      (2,637)              (1,143)
Deferred loan fees...........................      12,597                2,296
                                               ----------             --------
Total loans held for investment..............   1,207,441              306,404
                                               ----------             --------
HELD FOR SALE:
Single family mortgages......................      73,907                  757
Deferred loan fees...........................         594                   (1)
                                               ----------             --------
Total loans held for sale....................      74,501                  756
                                               ----------             --------
Total loans..................................   1,281,942             $307,160
                                               ==========             ========

                              FRANKLIN BANK CORP.

     The following tables set forth the geographic distribution loans by state for the periods indicated (dollars in thousands):


                                                                    SEPTEMBER 30, 2003
                                                       --------------------------------------------
                                                                                              % OF
STATE                                                     PRINCIPAL AMOUNT                   TOTAL
-----                                                  ----------------------                ------
California.............................                      $  435,526                       34.26%
Texas..................................                         125,668                        9.88
Arizona................................                          81,489                        6.41
Illinois...............................                          80,186                        6.31
Colorado...............................                          68,722                        5.41
Florida................................                          46,507                        3.66
Georgia................................                          36,760                        2.89
Michigan...............................                          36,708                        2.89
Washington.............................                          35,462                        2.79
Maine..................................                          33,888                        2.67
Virginia...............................                          31,690                        2.49
North Carolina.........................                          30,298                        2.38
Maryland...............................                          20,264                        1.59
Connecticut............................                          19,149                        1.51
New Jersey.............................                          18,538                        1.46
New York...............................                          18,201                        1.43
Ohio...................................                          16,983                        1.34
Nevada.................................                          15,820                        1.24
Minnesota..............................                          15,513                        1.22
Other(1)...............................                         104,016                        8.17
                                                             ----------                      ------
                                                             $1,271,388                      100.00%
                                                             ==========                      ======


                                                                    DECEMBER 31, 2002
                                                       --------------------------------------------
                                                                                              % OF
STATE                                                     PRINCIPAL AMOUNT                   TOTAL
-----                                                  ----------------------                ------
California.............................                       $ 94,257                        30.80%
Texas..................................                         45,361                        14.82
Illinois...............................                         29,240                         9.56
Colorado...............................                         24,172                         7.90
Michigan...............................                         13,422                         4.39
Arizona................................                         11,194                         3.66
Virginia...............................                          9,598                         3.14
Maine..................................                          8,395                         2.74
Maryland...............................                          7,855                         2.57
Florida................................                          6,600                         2.16
Georgia................................                          6,008                         1.96
Montana................................                          5,383                         1.76
Ohio...................................                          5,128                         1.68
Washington.............................                          5,063                         1.65
Oregon.................................                          3,891                         1.27
South Carolina.........................                          3,218                         1.05
Connecticut............................                          3,049                         1.00
Other(1)...............................                         24,174                         7.89
                                                              --------                       ------
                                                              $306,008                       100.00%
                                                              ========                       ======

---------------


(1) Includes states for which aggregate loans were less than 1% of total loans at September 30, 2003 and December 31, 2002.

                              FRANKLIN BANK CORP.

     Loan maturity and interest rate sensitivity of the loan portfolio at September 30, 2003 are as follows (in thousands):



                                            WITHIN      ONE TO       AFTER
                                           ONE YEAR   FIVE YEARS   FIVE YEARS     TOTAL
                                           --------   ----------   ----------   ----------
Loans at fixed rates.....................  $  4,952    $  9,621     $48,258     $   62,831
Loans at adjustable rates................   388,606     819,951          --      1,208,557
                                           --------    --------     -------     ----------
                                           $393,558    $829,572     $48,258     $1,271,388
                                           ========    ========     =======     ==========



     At September 30, 2003 and December 31, 2002, single-family mortgage loans totaling $810.2 million and $76.4 million, respectively, were pledged collateralizing advances from the Federal Home Loan Bank of Dallas.



     There were no impaired loans at September 30, 2003 or December 31, 2002.



     Non-accrual loans, net of related purchase premiums and discounts, totaled $2.0 million and $1.5 million at September 30, 2003 and December 31, 2002, respectively. If the non-accrual loans as of September 30, 2003 and December 31, 2002 had been performing in accordance with their original terms throughout the nine months ended September 30, 2003 and the year ended December 31, 2002, interest recognized on these loans would have been $42,000 and $127,000, respectively. The actual interest income recognized on these loans for the nine months ended September 30, 2003 and the year ended December 31, 2002 was $4,000 and $47,000, respectively. There were no restructured loans at September 30, 2003 or December 31, 2002.



     An analysis of activity in the allowance for credit losses for the periods ended September 30, 2003 and 2002 and December 31, 2002 is as follows (in thousands):



                                                          FOR THE NINE
                                                          MONTHS ENDED     FOR THE YEAR
                                                          SEPTEMBER 30,       ENDED
                                                         ---------------   DECEMBER 31,
                                                          2003     2002        2002
                                                         ------   ------   ------------
Beginning balance......................................  $1,143   $   --      $   --
  Acquisitions.........................................     870    1,189       1,189
  Provision............................................     876       31         152
  Charge-offs..........................................    (255)    (133)       (202)
  Recoveries...........................................       3        4           4
                                                         ------   ------      ------
Ending balance.........................................  $2,637   $1,091      $1,143
                                                         ======   ======      ======


5.  GOODWILL AND INTANGIBLE ASSETS


     At September 30, 2003, goodwill related to the Highland acquisition totaled $10.1 million and goodwill related to the Franklin acquisition totaled $9.0 million. At December 31, 2002, goodwill related to the Franklin acquisition totaled $7.8 million. Intangible assets are comprised of core deposit premiums paid and mortgage servicing rights. Core deposit premiums paid, net of amortization, totaled $521,000 and $150,000 related to the Highland and the Franklin acquisitions respectively, at September 30, 2003 and $1.3 million related to the Franklin acquisition at December 31, 2002. At September 30, 2003 and December 31, 2002, the fair value of mortgage servicing rights retained from single family loan sales totaled $232,000 and $6,000 related to $15.6 million and $371,000, respectively, of principal serviced for others. The bank did not securitize any financial assets during the nine months ended September 30, 2003 or the year ended December 31, 2002.

                              FRANKLIN BANK CORP.

     Subsequent to December 31, 2002, certain estimates regarding goodwill related to the bank's acquisition were finalized. During the first quarter of 2003, the core deposit intangible study based on the actual deposit accounts acquired was finalized. The study valued the core deposit intangible at $204,000 as compared to the estimated valuation of $1.6 million at acquisition, which was based on the asset and liability tables for the first quarter of 2002 as published by the Office of Thrift Supervision. As a result, $237,000 of amortization recorded in 2002 was reversed during 2003.


     In accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and intangible assets with indefinite lives are not amortized for acquisitions initiated after June 2001. Therefore, no goodwill amortization is presented in the consolidated statements of operations. Instead, goodwill will be tested at least annually for impairment. The Company is in the process of performing its impairment test, and does not anticipate any impairment adjustments will be required. The core deposit intangible is subject to amortization and is being amortized over the estimated useful life of the deposit relationships acquired as a charge to operations. Amortization of the core deposit intangible for the nine months ended September 30, 2003 was a credit of $174,000. This includes current amortization of $63,000 and the reversal of $237,000 of 2002 amortization resulting from the final valuation of the bank's core deposit intangible study during the first quarter of 2003. Amortization of the core deposit premium as of September 30, 2003 is scheduled to be $29,000 for the remainder of 2003, $109,000 in 2004, $96,000 in 2005, $85,000 in 2006, $75,000 in 2007 and $276,000
thereafter. See note 2 -- "Acquisitions".


6.  PREMISES AND EQUIPMENT

     Premises and equipment are summarized as follows (in thousands):


                                                      LIFE IN    SEPTEMBER 30,   DECEMBER 31,
                                                       YEARS         2003            2002
                                                      --------   -------------   ------------
Land................................................     N/A        $   342         $  --
Buildings...........................................      40          2,691            --
Furniture and equipment and other...................   5 - 7          2,662           387
Computer equipment..................................   2 - 3            706           406
Leasehold improvements..............................   2 - 5            188           132
                                                       -----        -------         -----
Total...............................................                  6,589           925
Less: Accumulated depreciation......................                 (2,639)         (461)
                                                                    -------         -----
Premises and equipment, net.........................                $ 3,950         $ 464
                                                                    =======         =====



     Depreciation expense was $282,000 and $78,000 for the nine months ended September 30, 2003 and 2002, respectively, and $123,000 for the year ended December 31, 2002.

                              FRANKLIN BANK CORP.

7.  DEPOSITS

     The composition of deposits is as follows (in thousands):


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Non-interest-bearing........................................    $ 14,813        $  6,549
Custodial accounts..........................................       1,536              76
Interest bearing
  Checking..................................................      12,798           4,786
  Savings...................................................      33,595             568
  Money market..............................................      30,828          13,252
  Certificates of deposit...................................      73,665          33,052
                                                                --------        --------
     Subtotal...............................................     150,886          51,658
  Wholesale and brokered....................................     684,426         124,051
                                                                --------        --------
Total interest bearing......................................     835,312         175,709
                                                                --------        --------
Total deposits..............................................    $851,661        $182,334
                                                                ========        ========



     Included in deposits are certificates of deposit in amounts of $100,000 or more. The remaining maturities of these certificates as of September 30, 2003 are summarized as follows (in thousands):



Three months or less........................................  $ 2,777
Four through six months.....................................    2,759
Seven through twelve months.................................    8,014
Thereafter..................................................   12,516
                                                              -------
                                                              $26,066
                                                              =======



     Interest expense for certificates of deposits in excess of $100,000 approximated $486,000 and $185,000 for the nine months ended September 30, 2003 and 2002, respectively, and $289,000 for the year ended December 31, 2002.



     The company had wholesale and brokered deposits of $684.0 million and $123.7 million at September 30, 2003 and December 31, 2002, respectively, that were not greater than $100,000, and $392,000 and $387,000 of wholesale deposits that were greater than $100,000 at September 30, 2003 and December 31, 2002, respectively.

                              FRANKLIN BANK CORP.

8.  FEDERAL HOME LOAN BANK ADVANCES

     Information concerning Federal Home Loan Bank advances is summarized as follows (dollars in thousands):


                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Balance outstanding at period end...........................     $548,850       $62,800
Average interest rate paid at period end....................         1.91%         2.70%
Maximum outstanding at any month end........................     $563,850       $62,800
Daily average balance.......................................     $332,203       $18,658
Average interest rate for the period........................         1.83%         2.89%



     Scheduled maturities for Federal Home Loan Bank advances outstanding at September 30, 2003, were as follows (dollars in thousands):



                                                                           WEIGHTED
                                                               AMOUNT    AVERAGE RATE
                                                              --------   ------------
1 Year......................................................  $ 98,450       1.69%
2 Years.....................................................   325,400       1.89
3 Years or more.............................................   125,000       2.13
                                                              --------       ----
                                                              $548,850       1.91%
                                                              ========       ====


     There are no early call features on our Federal Home Loan Bank advances.

9.  JUNIOR SUBORDINATED NOTES


     In November 2002, the company formed Franklin Bank Capital Trust I (the "Trust"), a wholly owned subsidiary. The Trust issued $20 million of variable rate trust preferred securities and invested the proceeds in variable rate junior subordinated notes (the "junior notes") issued by the company. The company guarantees that payments will be made to the holders of the trust preferred securities, if the Trust has the funds available for payment. The rate on the junior notes resets quarterly, at a base rate of 3-month LIBOR plus 3.35%. The junior notes first call date is in November 2007 and the notes mature in November 2032. The interest rate was 4.48% and 4.75% at September 30, 2003 and December 31, 2002, respectively. The company's investment in the Trust was $619,000 at September 30, 2003 and December 31, 2002.


     The variable rate junior notes expose the company to changes in interest rates. In an effort to reduce the impact of interest rate changes on future income, the company entered into an interest rate swap agreement for a notional amount of $20 million, which has been designated as a cash flow hedge to effectively convert the junior notes to a fixed rate basis. This agreement involves the receipt of floating rate amounts in exchange for fixed rate interest payments at an interest rate of 3.425% over the life of the agreement without an exchange of the underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the junior notes. The reclassification of amounts associated with the interest rate swap into the statement of income is anticipated to occur through the maturity date of the interest rate swap agreement, which expires on November 15, 2007.

                              FRANKLIN BANK CORP.

10.  COMMITMENTS AND CONTINGENCIES

  LEGAL PROCEEDINGS

     The bank is involved in legal proceedings occurring in the normal course of business that management believes, after reviewing such claims with outside counsel, are not material to the financial condition, results of operations or cash flows of the bank or the company.

  FACILITIES OPERATIONS


     A summary as of September 30, 2003, of non-cancelable future operating lease commitments follows (in thousands):



2003........................................................  $185
2004........................................................   664
2005........................................................   431
2006........................................................   163
2007 and thereafter.........................................    78



     Total lease expense for all operating leases approximated $610,000 and $148,000 for the nine months ended September 30, 2003 and 2002 and $224,000 for the year ended December 31, 2002.


11.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The company is party to various financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit, which are not included in the accompanying consolidated financial statements. The company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and letters of credit is represented by the contractual notional amount of the instruments. The company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

     The principal commitments of the company are as follows (in thousands):


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Loan commitments............................................    $123,364        $12,399
Letters of credit...........................................       3,009            192


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

     The company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include single family homes under construction, accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     Letters of credit are conditional commitments issued by the company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to its customers.

                              FRANKLIN BANK CORP.

     At September 30, 2003, the company had $55.0 million of commitments to sell loans. The company had no commitments to purchase loans at September 30, 2003. At December 31, 2002, the company had $48.8 million of commitments to purchase loans. The company had no commitments to sell loans at December 31, 2002.


12.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the company using available market information and appropriate valuation methodologies. Considerable judgment is necessary to develop the fair value estimates, and accordingly, may not necessarily be indicative of the amounts the company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate:

     Cash and Cash Equivalents -- The carrying amount approximates fair value due to the short-term nature of these assets.

     Securities, Other Investments and Mortgage-Backed Securities -- The fair values of securities, other investments and MBS are estimated based on bid quotations received from securities dealers. For FHLB stock, the carrying amount approximates its fair value because it is redeemable at its par value.

     Loans -- Fair values are estimated for portfolios of loans with similar characteristics and include the value of related servicing rights, if appropriate. Loans are segregated by type, by rate, and by performing and nonperforming categories. The fair values of loans held for sale are based on quoted market prices. The fair values of loans held for investment are based on contractual cash flows discounted at secondary market rates, adjusted for prepayments. For adjustable-rate commercial and consumer loans held for investment that reprice frequently, fair values are based on carrying values. The fair value of nonperforming loans is estimated using the book value, which is net of any related allowance for credit losses.

     Deposits -- The estimated value of deposits with no stated maturity, which includes demand deposits, money market, and other savings accounts, is equal to the amount payable on demand or the carrying value. Although market premiums paid for depository institutions include an additional value for these deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits is estimated using a discounted cash flow model with rates currently offered by the company for deposits of similar remaining maturities.

     FHLB Advances -- The fair value of FHLB advances is estimated based on the discounted value of contractual cash flows using rates currently available to the company for borrowings with similar terms and remaining maturities.

     Junior Subordinated Notes -- The carrying amount of these adjustable rate instruments is considered a reasonable estimate of their fair value as the notes reprice at market rates at each reset date.

     Other Assets and Liabilities -- The carrying amount of these instruments is considered a reasonable estimate of their fair value due to their short-term nature.

                              FRANKLIN BANK CORP.

     Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees Written -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.


     The carrying values and estimated fair values of the company's financial instruments at September 30, 2003 and December 31, 2002 are as follows (in thousands):



                                       SEPTEMBER 30, 2003            DECEMBER 31, 2002
                                    -------------------------     -----------------------
                                     CARRYING      ESTIMATED      CARRYING     ESTIMATED
                                      VALUE        FAIR VALUE      VALUE       FAIR VALUE
                                     --------      ----------     --------     ----------
FINANCIAL ASSETS
  Cash and cash equivalents.......  $   40,835     $   40,835     $ 18,675      $ 18,675
  Securities available for sale...      51,785         51,785           --            --
  Federal Home Loan Bank stock and
     other investments............      28,750         28,751        3,163         3,163
  Mortgage-backed securities......      74,793         74,793       22,924        22,924
  Loans, net......................   1,281,942      1,279,315      307,160       309,907
  Other assets....................      28,967         28,967        1,984         1,984
FINANCIAL LIABILITIES
  Deposits........................  $  851,661     $  849,923     $182,334      $183,748
  FHLB advances...................     548,850        547,690       62,800        63,249
  Junior subordinated notes.......      20,091         20,091       20,007        20,007
  Other liabilities...............       5,059          5,059        2,186         2,186
FAIR VALUE OF FINANCIAL
  INSTRUMENTS WITH OFF-BALANCE
  SHEET RISK
  Commitments to extend credit....                 $       --                   $     --
  Letters of credit...............                         --                         --


13.  EMPLOYEE BENEFITS

  SAVINGS PLANS


     The company participates in an employee tax-deferred savings plan sponsored by a third-party administrator. This savings plan is available to all eligible employees and qualifies as a 401(k) plan. The plan allows employees to make contributions to the plan through salary deductions of up to 25% of their gross salary, subject to Internal Revenue Service maximum requirements. Employee contributions vest immediately. The company will match $0.50 for every $1 contributed by the employee, up to 6% of eligible compensation. In accordance with Internal Revenue Codes, the company cannot make matching contributions until there is at least 80% participation of all eligible employees. At September 30, 2003, the company did not meet this requirement, and therefore, no matching contributions are being made. Company matching contributions will become effective when the 80% of eligible employee participation requirement is met, and will not be retroactive.

                              FRANKLIN BANK CORP.

  STOCK OPTION PLAN

     The company has established the 2002 Stock Option Plan which authorizes a committee of not less than two of our non-employee directors to grant options to purchase a maximum of 775,000 shares of common stock. Options are granted to certain employees and directors at exercise prices set by the compensation committee of the company's board of directors and vest over a period of three years from the date of grant. The exercise price of an option cannot be less than the fair market value of a common stock on the date such option is granted and the term of any option granted under the plan cannot exceed ten years. The company had no options outstanding prior to January 1, 2002. A summary of stock option activity was as follows:


                                                         NINE MONTHS ENDED        YEAR ENDED
                                                         SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                         ------------------   ------------------
                                                                   WEIGHTED             WEIGHTED
                                                         NUMBER    AVERAGE    NUMBER    AVERAGE
                                                           OF      EXERCISE     OF      EXERCISE
                                                         OPTIONS    PRICE     OPTIONS    PRICE
                                                         -------   --------   -------   --------
Outstanding at beginning of period.....................  298,748    $10.00         --    $   --
     Granted -- employees..............................  222,700     12.00    303,691     10.00
     Granted -- directors..............................   21,000     12.00         --        --
     Exercised.........................................       --        --         --        --
     Forfeited.........................................   (8,243)    10.73     (4,943)    10.00
     Expired...........................................       --        --         --        --
                                                         -------    ------    -------    ------
Outstanding at end of period...........................  534,205    $10.90    298,748    $10.00
                                                         =======    ======    =======    ======
Exercisable at end of period...........................       --        --         --        --
Weighted average fair value of options granted during
  period...............................................             $ 4.05               $ 3.04
                                                                    ======               ======


     The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:


                                                               NINE MONTHS
                                                                  ENDED        YEAR ENDED
                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Expected life (years).......................................         10              9
Risk free interest rate.....................................       3.96%          3.67%
Expected volatility.........................................      10.00%         10.00%
Dividend yield..............................................       0.00%          0.00%



     The following table presents information relating to the company's stock options at September 30, 2003:



RANGE                                                                       WEIGHTED    WEIGHTED
OF                                                                          AVERAGE     AVERAGE
EXERCISE                                                        NUMBER      EXERCISE   REMAINING
PRICES                                                        OUTSTANDING    PRICE        LIFE
--------                                                      -----------   --------   ----------
$10.00 -- $12.00............................................    534,205      10.90     8.99 Years


14.  RELATED PARTIES

     A majority of the company's Class B common stock, the holders of which control approximately 81.5% of the company's total voting power, is owned by Hyperion BK2 LP ("Hyperion"). Hyperion is controlled by Hyperion BK2 Ventures L.P. The general partner of Hyperion BK2 Ventures LP is Hyperion

                              FRANKLIN BANK CORP.

BK2 LLC, and is controlled by the company's chairman who is its sole managing member. Additionally, certain members of the company's directors and management own a 51.2% limited partnership interest in Hyperion BK2 Ventures L.P.


     On November 12, 2002, the company entered into a three year consulting agreement with Ranieri & Co., Inc. ("Ranieri & Co."), an affiliate of the majority owner of our Class B common stock, pursuant to which Ranieri & Co. will provide, among other services, strategic planning advice and guidance, asset and liability management advice, advice regarding capital market transactions and issues and advice regarding merger and acquisition opportunities in the financial services industry. In exchange for these services, the company is to pay a fee to Ranieri & Co. totaling $500,000 per year and granted Ranieri & Co. an option to purchase 570,000 shares of our Class A Common Stock at an exercise price of $10.00 per share. The option will vest and become exercisable in one-third increments on each anniversary date of the consulting agreement, subject to acceleration of vesting in the event of a change of control as defined in the agreement, and to forfeiture, to the extent not exercised, for failure to satisfy the performance standards set forth in the agreement. If a change of control occurs, the consulting agreement will be cancelled and the company will be obligated to pay Ranieri & Co. all cash fees and expenses due through the date of the change of control. At the date of the grant, the fair value of the option was estimated based on the assumptions of a stock price of $9.00, volatility of 6.1%, risk-free rate of 2.93%, dividend yield of 0.00%, an estimated life of 5 years and a marketability discount of 15.0%. The estimated economic life of the option is shorter than the contractual life of the option due to the effects of the agreements regarding vesting and change of control described above. A marketability discount was applied based on restrictions regarding resale contained in the consulting agreement and the absence of any market for the option instruments. At the date of grant, the fair value of the option was $1.79 per share. Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation", the fair value of the options will be recognized over the life of the consulting agreement. The statement of operations includes $375,000 and $83,000 related to the annual consulting fee for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, and $245,000 and $67,000, respectively, related to the option agreement for those same periods.


     On June 6, 2003, Ranieri & Co. sold most of its options under this agreement to members of Hyperion and members of the company's management at a price of $1.52 per option.

15.  INCOME TAXES


     The components of income taxes for the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002 are as follows (in thousands):



                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,        YEAR ENDED
                                                       -----------------     DECEMBER 31,
                                                        2003       2002          2002
                                                       -------     -----     ------------
Current (federal and state)..........................  $1,575      $ --         $  --
Deferred.............................................     313       (79)         (278)
                                                       ------      ----         -----
                                                       $1,888      $(79)        $(278)
                                                       ======      ====         =====

                              FRANKLIN BANK CORP.

     Significant deferred tax assets and deferred tax liabilities at September 30, 2003 and December 31, 2002 were as follows (in thousands):



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
DEFERRED TAX ASSETS
  Net operating losses......................................      $ --            $325
  Goodwill..................................................        --             189
  Mark-to-market -- securities and loans....................       124              --
  Mark-to-market -- hedges..................................       164             107
  Allowance for credit losses...............................       579              52
  Other.....................................................       131               5
                                                                  ----            ----
                                                                   998             678
DEFERRED TAX LIABILITIES
  Net unrealized gains on MBS available for sale............        12             220
  Acquisition costs and amortization........................        91              76
  FHLB stock dividends......................................       117               9
  Depreciable assets........................................        49              --
  Goodwill..................................................        93              --
  Real estate owned.........................................        92              --
  Originated mortgage servicing rights......................        80              --
  Other.....................................................       158              19
                                                                  ----            ----
                                                                   692             324
                                                                  ----            ----
NET DEFERRED TAX ASSET......................................      $306            $354
                                                                  ====            ====


16.  STOCKHOLDERS' EQUITY


     Issued and outstanding shares of stock at September 30, 2003 include 8,270,000 shares of $.01 par value Class A common stock and 2,353,320 shares of $.01 par value Class B common stock.


     In April 2003, in connection with the acquisition of Highland, 270,000 shares of Class A common stock were issued at a price of $10.00 per share.


     In November 2002, 8,000,000 shares of Class A common stock were issued in a private placement at an offering price of $10.00 per share. Related issuance costs totaling $5.6 million are included as a reduction to paid-in capital on the consolidated statement of stockholders' equity at December 31, 2002. At September 30, 2003, these shares have not been registered under the Securities Act of 1933, or the securities laws of any jurisdiction. Until the shares of Class A common stock are registered, they may be transferred only in transactions that are exempt from registration under the Securities Act and the applicable securities laws of any other jurisdiction. As a condition of the offering, the company agreed to register the Class A common stock with the SEC and cause such registration statement to become effective by November 4, 2003. The company is subject to certain required payments ranging from $0.025 of the per share offering price per year for delays up to 90 days and increases to $0.050 of the per share offering price per year for delays in excess of 90 days.

                              FRANKLIN BANK CORP.

     The Class B common stock was issued in conjunction with the parent company's acquisition of the bank in April 2002. These shares were converted from 2,353,320 shares of Class A common stock to 2,353,320 shares of Class B common stock upon completion of the private placement in November 2002.


     Holders of the Class B common stock are entitled to 15 votes for each share and holders of the Class A common stock are entitled to one vote per share on all matters upon which holders of Class B and Class A common stock vote as a single class. Hyperion, as the majority holder of Class B common stock, has agreed with the company to cause the conversion of the Class B common stock into Class A common stock at the earlier of the effective date of the first registration statement filed by the company or the first anniversary date of the closing of the Class A common stock. See "Subsequent Events."


17.  REGULATORY MATTERS

     The bank is subject to various regulatory capital requirements administered by state and federal banking agencies. Any institution that fails to meet minimum capital requirements is subject to actions by regulators that could have a direct material effect on the institution's financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the bank must meet specific capital guidelines based on its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.


     To meet the capital adequacy requirements, the bank must maintain minimum capital amounts and ratios as defined in the regulations. Management believes that as of September 30, 2003 and December 31, 2002, the bank met all capital adequacy requirements.


     The most recent notification from the Texas Savings & Loan Department and the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth below. There have been no conditions or events since that notification which management believes would have changed the bank's category.

     The following is a summary of the bank's capital ratios for the periods presented (dollars in thousands):


                                                                                  TO BE CATEGORIZED
                                                                                 AS WELL CAPITALIZED
                                                                                     UNDER PROMPT
                                                               FOR CAPITAL        CORRECTIVE ACTION
                                             ACTUAL         ADEQUACY PURPOSES         PROVISIONS
                                        -----------------   ------------------   --------------------
                                         AMOUNT    RATIO     AMOUNT     RATIO     AMOUNT      RATIO
                                        --------   ------   --------   -------   ---------   --------
Franklin Bank, S.S.B. at September
  30, 2003:
Total Capital (to risk weighted
  assets)............................   $100,917   13.16%   $61,364     8.00%     $76,705     10.00%
Tier I Capital (to risk weighted
  assets)............................     98,280   12.81     30,682     4.00       46,023      6.00
Tier I Leverage Capital (to total
  average assets)....................     98,280    7.86     50,001     4.00       62,501      5.00

Franklin Bank, S.S.B. at December 31,
  2002:
Total Capital (to risk weighted
  assets)............................   $ 87,197   49.69%   $14,039     8.00%     $17,548     10.00%
Tier I Capital (to risk weighted
  assets)............................     86,054   49.04      7,019     4.00       10,529      6.00
Tier I Leverage Capital (to total
  average assets)....................     86,054   28.78     11,960     4.00       14,950      5.00

                              FRANKLIN BANK CORP.

18.  SUBSEQUENT EVENTS (UNAUDITED)



     On August 12, 2003, the company entered into a definitive agreement with Jacksonville Bancorp ("Jacksonville") whereby Jacksonville will merge into the company. This transaction is expected to close during the fourth quarter of 2003. Jacksonville operates nine community banking branches in and around the Tyler, Texas area and had approximately $472.2 million in assets and approximately $393.8 million in deposits at September 30, 2003.



     On November 4, 2003, all outstanding shares of Class B common stock were converted into a like number of Class A common stock. The Company intends to file an amended and restated certificate of incorporation eliminating the Class B common stock and renaming the Class A common stock as "common stock."



     On November 13, 2003, we entered into a merger agreement with Lost Bancshares, Inc., a Texas-based bank holding company with approximately $40.6 million in assets, $36.1 million in deposits and $4.2 million in stockholders' equity at September 30, 2003. This transaction is expected to close during the first quarter of 2004.


19.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)


     The following table presents summarized data for each of the quarters during the nine months ended September 30, 2003 and the year ended December 31, 2002 (in thousands):



                                       NINE MONTHS ENDED
                                      SEPTEMBER 30, 2003            YEAR ENDED DECEMBER 31, 2002
                                  ---------------------------   -------------------------------------
                                   FIRST    SECOND     THIRD     FIRST    SECOND     THIRD    FOURTH
                                  QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                                  -------   -------   -------   -------   -------   -------   -------
Interest income.................  $5,807    $9,314    $11,181    $ --     $1,367    $2,353    $2,726
Interest expense................   3,028     4,853      5,756       3        636     1,349     1,565
                                  ------    ------    -------    ----     ------    ------    ------
Net interest income.............   2,779     4,461      5,425      (3)       731     1,004     1,161
Provision for credit losses.....     304       351        221      --         10        20       122
                                  ------    ------    -------    ----     ------    ------    ------
Net interest income after
  provision for credit losses...   2,475     4,110      5,204      (3)       721       984     1,039
Non-interest income.............     585     1,255      1,618      --        141       224        88
Non-interest expense............   2,237     3,599      4,038      45        975     1,279     1,899
                                  ------    ------    -------    ----     ------    ------    ------
Income (loss) before taxes......     823     1,766      2,784     (48)      (113)      (71)     (772)
Income tax expense (benefit)....     290       623        975      --        (54)      (25)     (199)
                                  ------    ------    -------    ----     ------    ------    ------
Net income (loss)...............  $  533    $1,143    $ 1,809    $(48)    $  (59)   $  (46)   $ (573)
                                  ======    ======    =======    ====     ======    ======    ======

                              FRANKLIN BANK CORP.

20.  FINANCIAL STATEMENTS OF THE PARENT COMPANY

                                 PARENT COMPANY

                            CONDENSED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
ASSETS
Cash and cash equivalents...................................    $  3,909        $ 21,462
Investment in Franklin Bank.................................     118,602          87,794
Goodwill....................................................          --           7,790
Premises and equipment, net.................................           6               9
Other assets................................................       1,817           1,061
                                                                --------        --------
          Total assets......................................    $124,334        $118,116
                                                                ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Junior subordinated notes...................................    $ 20,091        $ 20,007
Other liabilities...........................................       1,218             702
                                                                --------        --------
          Total liabilities.................................      21,309          20,709
STOCKHOLDERS' EQUITY
Common stock................................................         107             104
Additional paid-in capital..................................     100,509          97,863
Retained earnings...........................................       2,705            (780)
Accumulated other comprehensive income (loss)
  Unrealized gains on securities available for sale, net....          23             427
  Cash flow hedges, net.....................................        (319)           (207)
                                                                --------        --------
          Total stockholders' equity........................     103,025          97,407
                                                                --------        --------
          Total liabilities and stockholders' equity........    $124,334        $118,116
                                                                ========        ========

                              FRANKLIN BANK CORP.

                                 PARENT COMPANY

                       CONDENSED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,      YEAR ENDED
                                                              -----------------   DECEMBER 31,
                                                                2003      2002        2002
                                                              --------   ------   ------------
INTEREST INCOME -- short-term investments...................  $     1    $   1       $   1
INTEREST EXPENSE
Notes payable...............................................       --        4           4
Junior subordinated notes...................................    1,101       --         193
                                                              -------    -----       -----
     Total interest expense.................................                 4         197
                                                              -------    -----       -----
Net interest income (loss)..................................   (1,100)      (3)       (196)
NON-INTEREST EXPENSE
Occupancy...................................................       --       23          24
Data processing.............................................        3        6           6
Professional fees...........................................       95       25          36
Professional fees -- related parties........................      620       --         150
Other.......................................................      207       34         115
                                                              -------    -----       -----
     Total non-interest expenses............................      925       88         331
                                                              -------    -----       -----
INCOME (LOSS) BEFORE UNDISTRIBUTED INCOME (LOSS) OF BANK AND
  INCOME TAXES..............................................   (2,025)     (91)       (527)
Equity in undistributed income (loss) of the bank...........    4,821      (93)       (378)
                                                              -------    -----       -----
Income (loss) before taxes..................................    2,796     (184)       (905)
INCOME TAX EXPENSE (BENEFIT)................................     (689)     (31)       (179)
                                                              -------    -----       -----
NET INCOME (LOSS)...........................................  $ 3,485    $(153)      $(726)
                                                              =======    =====       =====

                              FRANKLIN BANK CORP.

                                 PARENT COMPANY



                       CONDENSED STATEMENTS OF CASH FLOWS


                             (DOLLARS IN THOUSANDS)



                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          -------------------      YEAR ENDED
                                                            2003       2002     DECEMBER 31, 2002
                                                          --------   --------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).....................................  $  3,485   $   (153)      $   (726)
  Adjustments to reconcile net income (loss) to net cash
     flows provided (used) by operating activities:
     Equity in undistributed income of the bank.........    (4,821)        93            378
     Depreciation and amortization......................        87         --              2
     Change in interest receivable......................         8         (4)           (37)
     Change in other assets.............................      (764)       (22)          (387)
     Change in other liabilities........................       535        135            695
                                                          --------   --------       --------
       Net cash provided (used) by operating
          activities....................................    (1,470)        49            (75)
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Franklin Bank, S.S.B. ....................        --     (1,351)        (1,351)
  Purchase of Highland..................................   (15,290)        --             --
  Capital contributions to subsidiary...................      (723)   (12,334)       (85,282)
  Purchases of premises and equipment...................        --        (11)           (11)
                                                          --------   --------       --------
       Net cash used by investing activities............   (16,013)   (13,696)       (86,644)
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable...............        --        130            130
  Repayment of notes payable............................       (19)      (380)          (380)
  Proceeds from issuance of junior subordinated notes...        --         --         19,374
  Proceeds from issuance of common stock................        --     14,395         88,973
  Payment of common stock issuance costs................       (51)      (309)            --
                                                          --------   --------       --------
       Net cash provided (used) by financing
          activities....................................       (70)    13,836        108,097
                                                          --------   --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....   (17,553)       189         21,378
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........    21,462         84             84
                                                          --------   --------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $  3,909   $    273       $ 21,462
                                                          ========   ========       ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid for interest................................  $  1,017   $      4       $      4
NON-CASH FINANCING ACTIVITIES
  Issuance of common stock for Highland acquisition.....     2,700         --             --

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
of Franklin Bank Corp.
Austin, Texas

     We have audited the accompanying balance sheet of Franklin Bank, S.S.B. (the Bank) as of April 9, 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the period beginning January 1, 2002 through April 9, 2002. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating their overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Bank, S.S.B. at April 9, 2002 and the results of its operations and its cash flows for the period beginning January 1, 2002 through April 9, 2002, in conformity with accounting principles generally accepted in the United States.

LOCKART, ATCHLEY & ASSOCIATES, LLP

Austin, Texas
August 6, 2003

                             FRANKLIN BANK, S.S.B.

                                 BALANCE SHEET
                                 APRIL 9, 2002
                             (DOLLARS IN THOUSANDS)

ASSETS
Cash and cash equivalents...................................  $18,868
Federal Home Loan Bank stock and other investments, at
  cost......................................................      217
Securities available-for-sale...............................    3,787
Loans (net of allowance for credit losses of $1,189)........   38,368
Premises and equipment, net.................................      244
Accrued interest receivable.................................      188
Other assets................................................      627
                                                              -------
TOTAL ASSETS................................................  $62,299
                                                              =======

LIABILITIES
Deposits....................................................  $58,543
Accrued interest payable....................................      103
Other liabilities...........................................      553
                                                              -------
          Total liabilities.................................   59,199

STOCKHOLDERS' EQUITY
Common stock -- $10 par value, 200,000 shares authorized,
  87,949 issued and outstanding.............................      879
Additional paid-in capital..................................    2,832
Retained deficit............................................     (651)
Accumulated other comprehensive income, net of tax of $21...       40
                                                              -------
          Total stockholders' equity........................    3,100
                                                              -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $62,299
                                                              =======

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                            STATEMENT OF OPERATIONS
         FOR THE PERIOD BEGINNING JANUARY 1, 2002 THROUGH APRIL 9, 2002
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

INTEREST INCOME
  Cash equivalents and short-term investments...............  $    37
  Mortgage-backed securities................................       59
  Loans receivable..........................................      699
  Other.....................................................        2
                                                              -------
          Total interest income.............................      797
INTEREST EXPENSE
  Deposits..................................................      309
                                                              -------
Net interest income.........................................      488
PROVISION FOR CREDIT LOSSES.................................      745
                                                              -------
Net interest income after provision for credit losses.......     (257)
                                                              -------

NON-INTEREST INCOME
  Loan fee income...........................................       48
  Deposit fees and charges..................................       29
                                                              -------
          Total non-interest income.........................       77
                                                              -------
NON-INTEREST EXPENSE
  Salaries and benefits.....................................      520
  Occupancy.................................................      112
  Data processing...........................................       61
  Professional fees.........................................      338
  Other.....................................................       90
                                                              -------
          Total non-interest expense........................    1,121
                                                              -------
Net loss before income taxes................................   (1,301)
INCOME TAX BENEFIT..........................................     (440)
                                                              -------
NET LOSS....................................................  $  (861)
                                                              =======
COMMON SHARE DATA:
  Basic and diluted earnings per share......................  $ (9.79)
                                                              =======
  Basic and diluted weighted average number of shares.......   87,949

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE PERIOD BEGINNING JANUARY 1, 2002 THROUGH APRIL 9, 2002
                             (DOLLARS IN THOUSANDS)

                                                                             ACCUMULATED
                                  COMMON STOCK     ADDITIONAL   RETAINED        OTHER           TOTAL
                                 ---------------    PAID-IN     EARNINGS    COMPREHENSIVE   STOCKHOLDERS'
                                 SHARES   AMOUNT    CAPITAL     (DEFICIT)   INCOME (LOSS)      EQUITY
                                 ------   ------   ----------   ---------   -------------   -------------
Balances at January 1, 2002....  87,949    $879      $2,832       $ 210          $48           $3,969
Comprehensive income
  Net loss.....................      --      --          --        (861)          --             (861)
  Other comprehensive income
     net of tax:
     Changes in unrealized gain
       on securities
       available-for-sale, net
       of deferred income tax..      --      --          --          --           (8)              (8)
                                 ------    ----      ------       -----          ---           ------
  Total comprehensive income...      --      --          --        (861)          (8)            (869)
                                 ------    ----      ------       -----          ---           ------
Balances at April 9, 2002......  87,949    $879      $2,832       $(651)         $40           $3,100
                                 ======    ====      ======       =====          ===           ======

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                            STATEMENT OF CASH FLOWS
         FOR THE PERIOD BEGINNING JANUARY 1, 2002 THROUGH APRIL 9, 2002
                             (DOLLARS IN THOUSANDS)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................  $  (861)
  Adjustments to reconcile net income (loss) to net cash
     provided (used) by operating activities:
     Provision for credit losses............................      745
     Loss from sale of available-for-sale securities, net...       10
     Depreciation and amortization..........................       30
     Premium amortization net of discount accretion.........        7
     Deferred income tax benefit............................     (439)
     Decrease in accrued interest receivable................       49
     Decrease in other assets...............................       33
     Decrease in other liabilities..........................      (19)
                                                              -------
          Net cash provided (used) by operating
          activities........................................     (445)
                                                              -------
CASH FLOW FROM INVESTING ACTIVITIES
  Proceeds from sales of available-for-sale securities......    5,044
  Proceeds from maturities of available-for-sale
     securities.............................................      425
  Purchases of available-for-sale securities................      (29)
  Purchases of FHLB stock...................................       (2)
  Net increase in loans.....................................   (4,591)
                                                              -------
          Net cash provided by investing activities.........      847
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..................................   13,794
                                                              -------
          Net cash provided by financing activities.........   13,794
                                                              -------
Net increase in cash and cash equivalents...................   14,196
Cash and cash equivalents at beginning of year..............    4,672
                                                              -------
Cash and cash equivalents at April 9, 2002..................  $18,868
                                                              =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest expense paid.....................................  $   274
  Income taxes paid.........................................       36
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Total decrease in unrealized gain on securities
     available-for-sale.....................................  $    12

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                         NOTES TO FINANCIAL STATEMENTS
                                 APRIL 9, 2002

NOTE A -- NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 NATURE OF ACTIVITIES

     Franklin Bank, S.S.B. (the Bank) provides a full range of banking services to individual and corporate customers through its locations in Austin, Texas. The Bank is subject to competition from other financial institutions. The Bank is subject to regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

 CASH EQUIVALENTS

     The Bank considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and certificates of deposits in other banks with original maturities ninety days or less to be cash equivalents for purposes of the statement of cash flows.

 SECURITIES AVAILABLE-FOR-SALE AND SECURITIES HELD-TO-MATURITY

     Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the investments to maturity. Securities held-to-maturity are recorded at cost and are adjusted for premiums and discounts that are recognized in interest income using the interest rate method over the period of maturity.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value, as determined by quoted market prices, with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. No such write-downs have been included in earnings as realized losses have not occurred.

  LOANS

     Loans for which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan, when material.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     For impairment recognized in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, the entire change in present value of expected cash flows would be reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the borrower may be unable to meet payments as they become due.

                             FRANKLIN BANK, S.S.B.

When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payment are received.

  PREMISES AND EQUIPMENT

     Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method. Depreciation expense for the period was $30,000.

  OTHER REAL ESTATE OWNED

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in loss on foreclosed real estate. Foreclosed assets are not depreciated.

  INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and/or standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, both the carrying amount and fair value, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The determination of the adequacy of the allowance for possible credit losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The estimated market value of investment securities is determined by a third party investment company.

                             FRANKLIN BANK, S.S.B.

NOTE B -- DEBT AND EQUITY SECURITIES

     Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at April 9, 2002 were as follows (in thousands):

  AVAILABLE-FOR-SALE SECURITIES

                                               AMORTIZED   UNREALIZED   UNREALIZED    FAIR
                                                 COST        GAINS        LOSSES     VALUE
                                               ---------   ----------   ----------   ------
Collateralized mortgage obligations..........   $3,726        $61         $  --      $3,787
                                                ------        ---         -----      ------
  Total investment in debt securities........    3,726         61            --       3,787
Federal Home Loan Bank stock.................      207         --            --         207
Other equity securities......................       10         --            --          10
                                                ------        ---         -----      ------
                                                $3,943        $61         $  --      $4,004
                                                ======        ===         =====      ======

  HELD-TO-MATURITY SECURITIES

     There were no securities held-to-maturity at April 9, 2002.

     The amortized cost and estimated market value of debt securities at April 9, 2002, by contractual maturities, are as follows (in thousands):

                                                   HELD-TO-MATURITY    AVAILABLE-FOR-SALE
                                                   -----------------   ------------------
                                                   AMORTIZED   FAIR    AMORTIZED    FAIR
                                                     COST      VALUE     COST      VALUE
                                                   ---------   -----   ---------   ------
Due in one year or less..........................    $  --     $ --     $   --     $   --
Due one to five years............................       --       --        415        426
Due five to ten years............................       --       --        185        189
Due after then years.............................       --       --      3,126      3,172
                                                     -----     -----    ------     ------
                                                        --       --      3,726      3,787
Other securities.................................       --       --        217        217
                                                     -----     -----    ------     ------
                                                     $  --     $ --     $3,943     $4,004
                                                     =====     =====    ======     ======

     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     During the period, the Bank sold available-for-sale securities for total proceeds of $5.044 million resulting in gross realized losses of approximately $10,000.

                             FRANKLIN BANK, S.S.B.

NOTE C -- LOANS

     The components of loans in the balance sheet are as follows (in thousands):

Commercial..................................................  $ 8,033
Real estate.................................................   30,303
Consumer....................................................    1,082
Other.......................................................      101
                                                              -------
     Subtotal...............................................   39,519
Unearned premium, discounts, fees...........................       38
Allowance for credit losses.................................   (1,189)
                                                              -------
     Total loans, net.......................................  $38,368
                                                              =======

     An analysis of the change in the allowance for credit losses is as follows (in thousands):

Balance at beginning of period..............................  $  442
Loans charged off...........................................      --
Recoveries..................................................       2
                                                              ------
Net loans charged off.......................................       2
                                                              ------
Provision for loan losses...................................     745
                                                              ------
Balance at April 9, 2002....................................  $1,189
                                                              ======

     There were no impaired loans at April 9, 2002. Nonaccrual loans, net of related purchase premiums and discounts, approximated $161,000 at April 9, 2002. If the nonaccrual loans as of April 9, 2002 had been performing in accordance with their original terms throughout 2002, interest recognized on these loans would have been approximately $5,000. There was no interest income recognized on these loans for the period ended April 9, 2002. There were no restructured loans at April 9, 2002. The Bank has no commitments to loan additional funds to borrowers whose loans have been modified at April 9, 2002.

     The Bank has entered into transactions with its directors, employees, significant shareholders and their affiliates (Related Parties). In the opinion of management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve more than normal credit risk or present other unfavorable features. The aggregate amounts of loans to related parties at April 9, 2002 was $600,000, a net decrease of $33,000 from December 31, 2001.

NOTE D -- PREMISES AND EQUIPMENT

     Components of premises and equipment included in the statements of financial condition at April 9, 2002 (in thousands):

Furniture and equipment.....................................  $ 456
Leasehold improvements......................................     59
Automobiles.................................................     18
                                                              -----
     Total cost.............................................    533
Less accumulated depreciation...............................   (289)
                                                              -----
     Net book value.........................................  $ 244
                                                              =====

                             FRANKLIN BANK, S.S.B.

NOTE E -- OTHER REAL ESTATE OWNED

     As of and for the period ended April 9, 2002, the Bank had no foreclosed property or recoveries from foreclosed property.

NOTE F -- DEPOSITS

     The composition of deposits at April 9, 2002 is as follows (in thousands):

Non-interest bearing........................................  $18,931
Interest bearing............................................   12,772
Certificates of deposit and other time deposits.............   26,840
                                                              -------
     Total deposits.........................................  $58,543
                                                              =======

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was $10.529 million at April 9, 2002.

     At April 9, 2002, scheduled maturities of certificates of deposit are as follows (in thousands):

Less than one year..........................................  $24,807
Less than three years.......................................    1,981
Less than five years........................................       52
                                                              -------
                                                              $26,840
                                                              =======

     The Bank held deposits of approximately $15.316 million for related parties at April 9, 2002.

NOTE G -- INCOME TAXES

     The provision (benefit) for income taxes consisted of the following for the period ended April 9, 2002 (in thousands):

Current.....................................................  $(190)
Deferred....................................................   (250)
                                                              -----
  Income tax provision (benefit)............................  $(440)
                                                              =====

     The provision (benefit) for federal income taxes differs from that computed by applying the federal statutory rates to earnings before income taxes, as indicated in the following analysis (in thousands):

Tax benefit based on statutory rate of 34%..................  $(442)
Other miscellaneous.........................................      2
                                                              -----
                                                              $(440)
                                                              =====

                             FRANKLIN BANK, S.S.B.

     A cumulative net deferred asset is included in the statement of financial condition as of April 9, 2002. No valuation allowance was considered necessary for the deferred tax asset. The net deferred tax assets (liabilities) includes the following components (in thousands):

Deferred tax assets:
  Differences in accounting for credit losses...............  $373
  Charitable contribution carryforward......................     1
                                                              ----
                                                               374
                                                              ----
Deferred tax liabilities:
  Differences in depreciation methods.......................   (23)
  Federal Home Loan Bank stock dividends....................   (11)
  Net unrealized appreciation on available-for-sale
     securities.............................................   (21)
                                                              ----
                                                               (55)
                                                              ----
     Net deferred tax asset.................................  $319
                                                              ====

     Realization of net deferred tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax assets will be realized. The amount of the net deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

NOTE H -- ADVANCES FROM FEDERAL HOME LOAN BANK

     There were no advances from the Federal Home Loan Bank during the period ended April 9, 2002.

NOTE I -- RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At April 9, 2002, no retained earnings were available for dividend declaration without prior regulatory approval.

NOTE J -- STOCK OPTION PLAN

     During 1998 the Bank adopted the 1998 Stock Option and Incentive Plan (the "Plan") for issuance of up to 30,000 shares of common stock of the Bank. Persons eligible to participate under the plan include all employees, officers, directors and advisory directors of the Bank. During 1998 the Bank granted options for the exercise of 7,640 shares. Additional options totaling 3,655 and 4,350 were granted in 2001 and 2000, respectively. The options vest upon grant and generally expire on the earlier of the employees' termination date or five years from the dates of grant.

     On April 8, 2002, 11,488 options were exercised at a price of $53 with a market valuation of $100. The Bank repurchased and then retired these shares on April 8, 2002. The difference between the market price and exercise price is included in salaries expense for employees and professional fees for directors. The amounts recorded in expense were approximately $230,000 and $310,000 in salaries expense and professional fees, respectively. At April 9, 2002, there were no options outstanding.

NOTE K -- RETIREMENT PLAN

     The Bank has adopted a SIMPLE IRA retirement plan covering qualified employees. Under the plan the Bank is required to match the elective contribution of qualified employees in an amount not exceeding 3% of the employees' compensation. Under the plan the Bank may elect to contribute a smaller percentage

                             FRANKLIN BANK, S.S.B.

of compensation (not less than 1%) in two out of every five years. During the period ended April 9, 2002, the Bank elected to contribute 3% for qualified employees which totaled $5,000.

NOTE L -- OPERATING LEASES

     The Bank has entered into various operating leases for periods of up to sixty months for office space. On certain leases the Bank has the option to renew the leases for additional periods up to sixty months. Future minimum scheduled lease payments under these leases as of April 9, 2002 are as follows (in thousands):

April 10, 2002 through April 9, 2003........................  $161
April 10, 2003 through April 9, 2004........................   167
April 10, 2004 through April 9, 2005........................   139
April 10, 2005 through April 9, 2006........................   119
April 10, 2006 through April 9, 2007........................    30
                                                              ----
                                                              $616
                                                              ====

     Total rental expense for all operating leases was $55,440 for the period ended April 9, 2002.

NOTE M -- SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's business activities are with customers located within Travis County or contiguous counties.

     A substantial portion of the Bank's loans are secured by real estate in Austin, Texas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in Austin, Texas.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

     Loans totaling $39,519,000 were outstanding to its customers at April 9, 2002. The Bank's policy for requiring collateral for certain secured loans is to require deeds of trust or title to personal property securing loans. For certificate-secured or stock-secured loans, the Bank requires that the borrower maintain all such safekeeping with the Bank.

     The Bank had deposits in the amount of $17,034,000 with the Federal Home Loan Bank at April 9, 2002. The balance was in excess of federal insurance. As a result, $16,934,000 of the deposits were not insured. Management believes that due to the status and capitalization of the Federal Home Loan Bank that any risk from the concentration is minimal.

NOTE N -- FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

     In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

                             FRANKLIN BANK, S.S.B.

     The principal commitments of the Bank are approximately as follows:

Loan Commitments............................................  $6,559,000
Letters of Credit...........................................   1,043,000

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     At April 9, 2002, the Bank had no outstanding commitments to sell loans or securities.

NOTE O -- REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institution's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measure of the Bank's assets and liabilities as calculated under regulatory accounting practices.

     The Bank's capital classification is also subject to qualitative judgments by the regulators about the components, risk weightings, and other factors.

     As of March 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation and Texas Savings and Loan Department categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risked based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based ratios, total risk-based ratios. The Bank's actual capital amounts and ratios at March 31, 2002 are as follows (in thousands):

                                                                             TO BE WELL
                                                         FOR CAPITAL         CAPITALIZED
                                                           ADEQUACY       UNDER THE PROMPT
                                          ACTUAL           PURPOSES       ACTION PROVISIONS
                                      --------------    --------------    -----------------
                                      AMOUNT   RATIO    AMOUNT   RATIO    AMOUNT     RATIO
                                      ------   -----    ------   -----    -------    ------
As of March 31, 2002:
  Total Capital
     (to risk weighted assets)......  $4,331   13.8%    $2,499    8.0%    $3,124      10.0%
  Tier I Capital
     (to risk weighted assets)......  $3,941   12.6%    $1,249    4.0%    $1,874       6.0%
  Tier I Capital
     (adjusted average assets)......  $3,941    8.2%    $1,933    4.0%    $2,417       5.0%

                             FRANKLIN BANK, S.S.B.

NOTE P -- MERGER AGREEMENT AND SUBSEQUENT EVENT

     On December 4, 2001, the shareholders of the Bank approved a merger agreement with Franklin Bank Corp., which was consummated effective at the close of business on April 9, 2002. Under the terms of the agreement the Bank would be merged with BK2 Bank, S.S.B., a wholly owned subsidiary of Franklin Bank Corp. Shareholders of Franklin Bank, S.S.B. would receive shares of stock in Franklin Bank Corp. or cash upon surrender of their shares. On April 10, 2002, Franklin Bank Corp. contributed approximately $11,700,000 in additional capital to the Bank, which was on deposit with the Bank on April 9, 2002.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
of Franklin Bank, S.S.B.
Austin, Texas

     We have audited the accompanying statements of financial condition of Franklin Bank, S.S.B. (the Bank) as of December 31, 2001 and 2000, and the related statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating their overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Franklin Bank, S.S.B. at December 31, 2001 and 2000 and the results of its operations and its cash flows for the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

LOCKART, ATCHLEY & ASSOCIATES, LLP

Austin, Texas
February 7, 2002

                             FRANKLIN BANK, S.S.B.

                       STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2001 AND 2000

                                                                 2001          2000
                                                              -----------   -----------
ASSETS
Cash and due from banks.....................................  $ 4,672,219   $ 5,553,700
Securities and other investments............................    5,240,470     6,673,683
Mortgage-backed securities available for sale, at fair value
  (amortized cost of $4,158,728 and $1,091,533 at December
  31, 2001 and 2000, respectively...........................    4,231,353     1,082,019
Loans receivable, net of allowance for credit losses of
  $441,668 and $314,307 in 2001 and 2000....................   34,516,093    28,601,780
Premises and equipment......................................      273,809       302,529
Other assets................................................      398,025       417,205
                                                              -----------   -----------
          Total assets......................................  $49,331,969   $42,630,916
                                                              ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Demand deposits and NOW accounts............................  $12,754,931   $ 8,328,458
Savings and money market deposits...........................    4,996,988     3,059,599
Certificates of deposit.....................................   26,991,102    26,790,021
                                                              -----------   -----------
          Total deposits....................................   44,743,021    38,178,078
Accrued expenses and other liabilities......................      619,964       498,968
                                                              -----------   -----------
          Total liabilities.................................   45,362,985    38,677,046
                                                              -----------   -----------
SHAREHOLDERS' EQUITY
Common stock -- $10 par value, 200,000 shares authorized....      879,490       879,490
Surplus.....................................................    2,831,807     2,831,807
Retained earnings...........................................      209,755       260,117
Accumulated other comprehensive income (loss), net of tax of
  $24,692 and $(8,320) in 2001 and 2000.....................       47,932       (17,544)
                                                              -----------   -----------
          Total shareholders' equity........................    3,968,984     3,953,870
                                                              -----------   -----------
          Total liabilities and shareholders' equity........  $49,331,969   $42,630,916
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                              2001         2000         1999
                                                           ----------   ----------   ----------
Interest income
  Loans receivable.......................................  $2,940,854   $2,607,641   $1,462,748
  Mortgage-backed securities.............................     224,464       75,656       66,654
  Cash equivalents and short-term investments............     398,067      715,352      478,453
                                                           ----------   ----------   ----------
          Total interest income..........................   3,563,385    3,398,649    2,007,855
Interest expense
  Deposits...............................................   1,783,403    1,434,277      939,669
  Borrowed funds.........................................      13,113      251,522          533
                                                           ----------   ----------   ----------
          Total interest expense.........................   1,796,516    1,685,799      940,202
                                                           ----------   ----------   ----------
Net interest income......................................   1,766,869    1,712,850    1,067,653
Provision for credit losses..............................     167,000      132,000       15,000
                                                           ----------   ----------   ----------
Net interest income after provision for credit losses....   1,599,869    1,580,850    1,052,653
                                                           ----------   ----------   ----------
Other income
  Loan fee income........................................     139,450       54,531       13,059
  Deposit fees and charges...............................     137,085       94,873       50,331
  Other income...........................................       3,916        4,263       32,811
                                                           ----------   ----------   ----------
          Total other income.............................     280,451      153,667       96,201
                                                           ----------   ----------   ----------
Other expenses
  Salaries and employee benefits.........................     848,533      657,598      532,833
  Occupancy expense......................................     384,633      348,024      245,515
  Other operating expense................................     250,519      246,806      197,017
  Professional fees......................................     228,411       68,532       42,478
  Data processing........................................     159,072      162,039      120,385
                                                           ----------   ----------   ----------
          Total other expenses...........................   1,871,168    1,482,999    1,138,228
                                                           ----------   ----------   ----------
Income before income taxes...............................       9,152      251,518       10,626
Income tax provision.....................................      59,514       87,483        6,761
                                                           ----------   ----------   ----------
Net income (loss)........................................  $  (50,362)  $  164,035   $    3,865
                                                           ==========   ==========   ==========
COMMON SHARE DATA:
  Basic and diluted earnings per share...................  $    (0.57)  $     2.12   $     0.05
                                                           ==========   ==========   ==========
  Basic and diluted weighted average number of shares....      87,949       77,393       71,185

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                 ACCUMULATED
                                                                                    OTHER
                                     COMMON STOCK                               COMPREHENSIVE       TOTAL
                                   -----------------                RETAINED       INCOME       SHAREHOLDERS'
                                   SHARES    AMOUNT     SURPLUS     EARNINGS       (LOSS)          EQUITY
                                   ------   --------   ----------   ---------   -------------   -------------
Balances at January 1, 1999......  71,185   $711,850   $1,910,955   $ 292,217     $    703       $2,915,725
  Net income.....................      --         --           --       3,865           --            3,865
Transfer to surplus..............      --         --           --          --           --               --
Issuance of common stock.........      --         --           --          --           --               --
Comprehensive income
  Other comprehensive income net
    of tax:
    Changes in unrealized gain on
      securities
      available-for-sale, net of
      deferred income tax........      --         --           --          --      (84,227)         (84,227)
                                                                                                 ----------
                                                                                                     80,362
                                   ------   --------   ----------   ---------     --------       ----------
Balances at December 31, 1999....  71,185   $711,850   $1,910,955   $ 296,082     $(83,524)      $2,835,363
Transfer to surplus..............      --         --      200,000    (200,000)          --               --
Issuance of common stock.........  16,764    167,640      720,852          --           --          888,492
Comprehensive income
  Net income.....................      --         --           --     164,035           --          164,035
  Other comprehensive income net
    of tax:
    Changes in unrealized gain on
      securities
      available-for-sale, net of
      deferred income tax........      --         --           --          --       65,980           65,980
                                                                                                 ----------
                                                                                                    230,015
                                   ------   --------   ----------   ---------     --------       ----------
Balances at December 31, 2000....  87,949    879,490    2,831,807     260,117      (17,544)       3,953,870
Transfer to surplus..............      --         --           --          --           --               --
Issuance of common stock.........      --         --           --          --           --               --
Comprehensive income
  Net income (loss)..............      --         --           --     (50,362)          --          (50,362)
  Other comprehensive income net
    of tax:
    Changes in unrealized gain on
      securities
      available-for-sale, net of
      deferred income tax........      --         --           --          --       65,476           65,476
                                                                                                 ----------
                                                                                                     15,114
                                   ------   --------   ----------   ---------     --------       ----------
Balances at December 31, 2001....  87,949   $879,490   $2,831,807   $ 209,755     $ 47,932       $3,968,984
                                   ======   ========   ==========   =========     ========       ==========

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                         2001           2000           1999
                                                      -----------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).................................  $   (50,362)  $    164,035   $      3,865
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization..................      146,525        135,029         77,680
     Provision for credit losses....................      167,000        132,000         15,000
     Premium amortization net of discount
       accretion....................................       24,301          6,895          5,772
     Loss from sale of available-for-sale
       securities, net..............................           --          1,696          4,122
     (Gain) loss from disposition of assets.........         (508)         6,537             --
     Deferred income tax (benefit) expense..........      (40,617)       (49,092)        16,955
     (Increase) decrease in accrued interest
       receivable...................................       54,476       (131,436)       (95,753)
     Increase in prepaid expenses...................      (51,821)       (20,609)       (11,072)
     Increase (decrease) in accrued expenses and
       liabilities..................................      145,126        450,534       (180,840)
                                                      -----------   ------------   ------------
       Net cash provided by operating activities....      394,120        695,589       (164,271)
                                                      -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of available-for-sale securities........   (9,146,252)       (55,900)    (6,184,393)
  Proceeds from sales of available-for-sale
     securities.....................................           --      2,998,953             --
  Proceeds from maturities of available-for-sale
     securities.....................................    7,504,318        230,723      2,532,270
  Net increase in loans.............................   (6,081,314)   (14,638,564)    (4,851,264)
  Purchases of held-to-maturity securities..........           --             --     (4,997,817)
  Proceeds from sale of other real estate owned.....           --         45,000         37,085
  Purchases of premises and equipment...............     (121,796)       (28,100)      (269,818)
  Proceeds from sale of premises and equipment......        4,500             --             --
  Net decrease in other assets......................           --          9,393        (11,242)
                                                      -----------   ------------   ------------
       Net cash used by investing activities........   (7,840,544)   (11,438,495)   (13,745,179)
                                                      -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..........................    6,564,943     14,505,652     10,769,341
  Decrease (increase) in advances from Federal Home
     Loan Bank......................................           --     (2,000,000)     1,500,000
  Issuance of common stock..........................           --        888,492             --
                                                      -----------   ------------   ------------
       Net cash provided by financing activities....    6,564,943     13,394,144     12,269,341
                                                      -----------   ------------   ------------
Net increase in cash and due from banks.............     (881,481)     2,651,238     (1,640,109)
Cash and due from banks at beginning of year........    5,553,700      2,902,462      4,542,571
                                                      -----------   ------------   ------------
Cash and due from banks at end of year..............  $ 4,672,219   $  5,553,700   $  2,902,462
                                                      ===========   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest expense paid.............................  $ 1,861,375   $  1,550,434   $    900,803
  Income taxes paid.................................       76,000        105,000        185,601
SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:
  Total increase (decrease) in unrealized gain on
     securities available-for-sale..................  $    98,489   $     99,083   $   (125,970)
  Foreclosure of real estate collateral.............           --             --         72,856
  Transfer of securities held-to-maturity to
     securities available-for-sale..................           --      4,997,817             --

   The accompanying notes are an integral part of these financial statements.

                             FRANKLIN BANK, S.S.B.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000

NOTE A -- NATURE OF ACTIVITIES AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF ACTIVITIES

     Franklin Bank, S.S.B. ("the Bank") provides a full range of banking services to individual and corporate customers through its locations in Austin, Texas. The Bank is subject to competition from other financial institutions. The Bank is subject to regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the December 31, 2001, 2000 and 1999 financial statements to conform to current presentation.

  CASH EQUIVALENTS

     The Bank considers all cash and amounts due from depository institutions, interest-bearing deposits in other banks, and certificates of deposit in other banks with original maturities 90 days or less to be cash equivalents for purposes of the statements of cash flows.

  SECURITIES AVAILABLE-FOR-SALE AND SECURITIES HELD-TO-MATURITY

     Debt securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold the investments to maturity. Securities held-to-maturity are recorded at cost and are adjusted for premiums and discounts that are recognized in interest income using the interest rate method over the period of maturity.

     Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available-for-sale are carried at fair value, as determined by quoted market prices, with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available-for-sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method.

     Declines in the fair value of individual available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. No such write-downs have been included in earnings as realized losses have not occurred.

  LOANS RECEIVABLE

     Loans receivable for which management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts.

     Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan, when material.

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

     For impairment recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, the entire change in present value of expected cash flows would be reported as bad

                             FRANKLIN BANK, S.S.B.

debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported. The accrual of interest on impaired loans is discontinued when, in the opinion of management, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

  PREMISES AND EQUIPMENT

     Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method. Depreciation expense for 2001, 2000 and 1999 was $146,525, $135,029 and $77,680, respectively.

  OTHER REAL ESTATE OWNED

     Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of (1) cost or (2) fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in loss on foreclosed real estate. Foreclosed assets are not depreciated.

  INCOME TAXES

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

  FINANCIAL INSTRUMENTS

     In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and/or standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, both the carrying amount and fair value, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The determination of the adequacy of the allowance for possible credit losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. The estimated market value of investment securities is determined by a third-party investment company.

                             FRANKLIN BANK, S.S.B.

NOTE B -- DEBT AND EQUITY SECURITIES

     Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

  AVAILABLE-FOR-SALE SECURITIES

                                                                        2001
                                                  -------------------------------------------------
                                                  AMORTIZED    UNREALIZED   UNREALIZED
                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                  ----------   ----------   ----------   ----------
Collateralized mortgage obligations.............  $4,158,728    $72,625      $     --    $4,231,353
                                                  ----------    -------      --------    ----------
  Total investment in debt securities...........   4,158,728     72,625            --     4,231,353
Federal Home Loan Bank stock....................     205,200         --            --       205,200
Other equity securities.........................   5,035,270         --            --     5,035,270
                                                  ----------    -------      --------    ----------
                                                  $9,399,198    $72,625      $     --    $9,471,823
                                                  ==========    =======      ========    ==========

                                                                        2000
                                                  -------------------------------------------------
                                                  AMORTIZED    UNREALIZED   UNREALIZED
                                                     COST        GAINS        LOSSES     FAIR VALUE
                                                  ----------   ----------   ----------   ----------
Collateralized mortgage obligations.............  $1,091,533    $    --      $ (9,514)   $1,082,019
U.S. Government Agencies........................   6,524,233         --       (16,350)    6,507,883
                                                  ----------    -------      --------    ----------
  Total investment in debt securities...........   7,615,766         --       (25,864)    7,589,902
Federal Home Loan Bank stock....................     155,300         --            --       155,300
Other equity securities.........................      10,500         --            --        10,500
                                                  ----------    -------      --------    ----------
                                                  $7,781,566    $    --      $(25,864)   $7,755,702
                                                  ==========    =======      ========    ==========

  HELD-TO-MATURITY SECURITIES

     There were no securities held-to-maturity at December 31, 2001 or December 31, 2000.

     The amortized cost and estimated market value of debt securities at December 31, 2001, by contractual maturities, are as follows:

                                                      HELD-TO-MATURITY      AVAILABLE-FOR-SALE
                                                      -----------------   -----------------------
                                                      AMORTIZED   FAIR    AMORTIZED       FAIR
                                                        COST      VALUE      COST        VALUE
                                                      ---------   -----   ----------   ----------
Due in one year or less.............................    $  --     $ --    $       --   $       --
Due in one to five years............................       --       --     2,234,344    2,260,423
Due in five to ten years............................       --       --            --           --
Due after ten years.................................       --       --     1,924,384    1,970,930
                                                        -----     -----   ----------   ----------
                                                           --       --     4,158,728    4,231,353
Other securities....................................       --       --     5,240,470    5,240,470
                                                        -----     -----   ----------   ----------
                                                        $  --     $ --    $9,399,198   $9,471,823
                                                        =====     =====   ==========   ==========

     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                             FRANKLIN BANK, S.S.B.

     In 2000, debt securities with an amortized cost of $4,997,817 were transferred from held-to maturity to available-for-sale. The amortized cost of the securities approximated fair value.

     No securities were sold in 2001. During 2000, the Bank sold available-for-sale securities for total proceeds of $2,998,953 resulting in gross realized losses of $1,696.

NOTE C -- LOANS RECEIVABLE

     The components of loans in the statements of condition are as follows:

                                                                2001          2000
                                                             -----------   -----------
Single family..............................................  $ 2,548,317   $ 3,915,890
Residential construction...................................   10,619,095    11,572,455
Commercial real estate.....................................    7,875,935     2,816,230
Commercial business........................................    7,442,239     5,937,668
Multi-family...............................................      517,517       492,576
Consumer...................................................    5,954,664     4,047,579
Other......................................................           --       133,704
                                                             -----------   -----------
Subtotal...................................................   34,957,767    28,916,102
Allowance for credit losses................................     (441,668)     (314,307)
Deferred loan fees.........................................           (6)          (15)
                                                             -----------   -----------
Total loans                                                  $34,516,093   $28,601,780
                                                             ===========   ===========

     An analysis of the change in the allowance for credit losses is as follows:

                                                                2001       2000
                                                              --------   --------
Balance at beginning of year................................  $314,307   $202,239
Loans charged off...........................................   (65,675)   (35,098)
Recoveries..................................................    26,036     15,166
                                                              --------   --------
Net loans charged off.......................................   (39,639)   (19,932)
                                                              --------   --------
Provision for loan losses...................................   167,000    132,000
                                                              --------   --------
Balance at end of year......................................  $441,668   $314,307
                                                              ========   ========

     At December 31, 2001 and 2000, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114 and No. 118, amounted to $208,111 and $149,797, respectively. The average recorded investment in impaired loans amounted to approximately $180,512 and $137,727 for the years ended December 31, 2001 and 2000, respectively. The allowance for loan losses related to impaired loans amounted to $15,553 and $0 at December 31, 2001 and 2000, respectively. Interest on impaired loans in the amount of $578 was recognized in 2001. No interest on impaired loans was paid or recognized in 2000. The Bank has no commitments to loan additional funds to borrowers whose loans have been modified.

     The Bank has entered into transactions with its directors, employees, significant shareholders and their affiliates (Related Parties). In the opinion of management, such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not involve

                             FRANKLIN BANK, S.S.B.

more than normal credit risk or present other unfavorable features. The aggregate amount of loans to related parties at December 31, 2001 and 2000 was $633,068 and $613,017, respectively.

NOTE D -- PREMISES AND EQUIPMENT

     Components of premises and equipment included in the statements of financial condition at December 31,

                                                                2001        2000
                                                              ---------   ---------
Furniture and equipment.....................................  $ 455,843   $ 424,609
Leasehold improvements......................................     59,313      66,308
Automobiles.................................................     17,546      21,770
                                                              ---------   ---------
     Total cost.............................................    532,702     512,687
Less accumulated depreciation...............................   (258,893)   (210,158)
                                                              ---------   ---------
     Net book value.........................................  $ 273,809   $ 302,529
                                                              =========   =========

NOTE E -- OTHER REAL ESTATE OWNED

     Activity in other real estate owned is as follows:

                                                              2001     2000
                                                              ----   --------
Balance at beginning of year................................  $--    $ 51,537
Foreclosed property.........................................   --          --
Net recoveries on sale of property..........................   --     (51,537)
                                                              ---    --------
Balance at end of year......................................  $--    $     --
                                                              ===    ========

NOTE F -- DEPOSITS

     The aggregate amount of jumbo certificates of deposit with minimum denominations of $100,000 was $10,237,845 and $8,473,213 at December 31, 2001
and 2000, respectively.

     At December 31, 2001, scheduled maturities of certificates of deposit are as follows:

                                                                 TOTAL
                                                              -----------
Less than one year..........................................  $25,550,109
Less than three years.......................................    1,438,993
Less than five years........................................        2,000
                                                              -----------
                                                              $26,991,102
                                                              ===========

     The Bank held deposits of approximately $2,523,258 and $1,624,052 for related parties at December 31, 2001 and 2000, respectively.

                             FRANKLIN BANK, S.S.B.

NOTE G -- INCOME TAXES

     The provision for income taxes consisted of the following for the years ended December 31:

                                                         2001       2000       1999
                                                       --------   --------   --------
Current..............................................  $100,131   $126,627   $(18,027)
Deferred.............................................   (40,617)   (39,144)    24,788
                                                       --------   --------   --------
  Income tax provision...............................  $ 59,514   $ 87,483   $  6,761
                                                       ========   ========   ========

     The provision for federal income taxes differs from that computed by applying the federal statutory rates to earnings before income taxes, as indicated in the following analysis.

                                                            2001      2000      1999
                                                           -------   -------   ------
Tax based on statutory rate of 34%.......................  $ 3,112   $85,819   $3,613
Effect of non-deductible merger expenses.................   61,079        --       --
Effect of other non-deductible expenses..................      372       302    3,148
Other....................................................   (5,049)    1,362       --
                                                           -------   -------   ------
                                                           $59,514   $87,483   $6,761
                                                           =======   =======   ======

     A cumulative net deferred asset is included in the statement of financial condition as of December 31, 2001 and 2000. No valuation allowance was considered necessary for the deferred tax asset. The net deferred tax assets (liabilities) includes the following components:

                                                            2001      2000      1999
                                                          --------   -------   -------
Deferred tax assets:
  Differences in accounting for credit losses..........   $120,191   $76,888   $38,785
  Net unrealized depreciation on available-for-sale
     securities........................................         --     8,320    42,482
                                                          --------   -------   -------
                                                           120,191    85,208    81,267
                                                          --------   -------   -------
Deferred tax liabilities:
  Differences in depreciation methods..................     20,146    27,726    37,127
  Federal Home Loan Bank stock dividends...............     10,266        --        --
  Net unrealized appreciation on available-for-sale
     securities........................................     24,692        --        --
  Other................................................         --        --     2,647
                                                          --------   -------   -------
                                                            55,104    27,726    39,774
                                                          --------   -------   -------
     Net deferred tax asset                               $ 65,087   $57,482   $41,493
                                                          ========   =======   =======

NOTE H -- ADVANCES FROM FEDERAL HOME LOAN BANK

     There were no advances from Federal Home Loan Bank at December 31, 2001 or 2000.

     The Bank had a borrowing line from the Federal Home Loan Bank of $17,696,000 at December 31, 2001. Specific mortgage loans, with a balance of approximately $13,888,000, and investment securities of $3,808,000 at December 31, 2001, were held at the Federal Home Loan Bank as collateral in the event the Bank requests future advances.

                             FRANKLIN BANK, S.S.B.

NOTE I -- RESTRICTIONS ON RETAINED EARNINGS

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 2001, approximately $209,755 of retained earnings were available for dividend declaration without prior regulatory approval.

NOTE J -- STOCK OPTION PLAN

     During 1998 the Bank adopted the 1998 Stock Option and Incentive Plan (the "Plan") for issuance of up to 30,000 shares of common stock of the Bank. Persons eligible to participate under the Plan include all employees, officers, directors and advisory directors of the Bank. During 1998 the Bank granted options for the exercise of 5,240 shares. Additional options totaling 3,655 and 4,350 were granted in 2001 and 2000, respectively. The options vest upon grant and generally expire on the earlier of the employees' termination date or five years from the dates of grant. A summary of shares available for grant and option activity is detailed below:

                                                        WEIGHTED
                                                        AVERAGE     AVAILABLE     OPTIONS
                                                       FAIR VALUE   FOR GRANT   OUTSTANDING
                                                       ----------   ---------   -----------
Adoption of the Plan.................................                30,000           --
  Stock options:
     Granted in 1998 and 1999........................                (7,640)       7,640
     Exercised in 1998...............................                    --       (1,185)
                                                                     ------       ------
Balance at December 31, 1999.........................                22,360        6,455
  Stock options:
     Granted in 2000.................................    $53.00      (4,350)       4,350
     Exercised.......................................                    --         (312)
                                                                     ------       ------
Balance at December 31, 2000.........................                18,010       10,493
  Stock options:
     Granted in 2001.................................    $53.00      (3,655)       3,655
     Expired.........................................                    --       (1,435)
                                                                     ------       ------
Balance at December 31, 2001.........................                14,355       12,713
                                                                     ======       ======

     At December 31, 2001, 12,713 options were exercisable at an exercise price of $53. The shareholders of the Bank have approved a merger agreement (see Note
P). Upon completion of the transaction, all outstanding options under this plan will be canceled.

     If the Bank had used the fair value based method of accounting for its stock option plan, as prescribed by SFAS No. 123, compensation cost included in net income for the years ended December 31, 2001 and 2000 would have increased by $0 and $0, respectively, resulting in net income of $(50,362) and $164,035, net of tax.

NOTE K -- RETIREMENT PLAN

     The Bank has adopted a SIMPLE IRA retirement plan covering qualified employees. Under the plan the Bank is required to match the elective contribution of qualified employees in an amount not exceeding 3% of the employees' compensation. Under the plan the Bank may elect to contribute a smaller percentage of compensation (not less than 1%) in two out of every five years. In 2001 and 2000, the Bank elected to contribute 3% and 1%, respectively, for qualified employees which totaled $12,654 and $3,428, respectively.

                             FRANKLIN BANK, S.S.B.

NOTE L -- OPERATING LEASES

     The Bank has entered into various operating leases for periods of up to sixty months for office space. On certain leases the Bank has the option to renew the leases for additional periods up to sixty months. Future minimum scheduled lease payments under these leases as of December 31, 2001 are as follows:

2002........................................................  $159,002
2003........................................................   165,175
2004........................................................   156,942
2005........................................................   117,570
2006........................................................    70,050
                                                              --------
                                                              $668,739
                                                              ========

     Total rental expense for all operating leases was $148,129 for the year ended December 31, 2001.

NOTE M -- SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's business activities are with customers located within Travis County or contiguous counties.

     A substantial portion of the Bank's loans are secured by real estate in Austin, Texas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in Austin, Texas.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

     Loans totaling $34,957,761 were outstanding to its customers at December 31, 2001. The Bank's policy for requiring collateral for certain secured loans is to require deeds of trust or title to personal property securing loans. For certificate-secured or stock-secured loans, the Bank requires that the borrower maintain all such safekeeping with the Bank.

     The Bank has deposits in the amount of $2,149,199 with the Federal Home Loan Bank at December 31, 2001. The balances were in excess of federal insurance. As a result, $2,049,199 of the deposits were not insured. Management believes that due to the status and capitalization of the Federal Home Loan Bank that any risk from the concentration is minimal.

NOTE N -- FINANCIAL INSTRUMENTS WITH OFF BALANCE SHEET RISK

     In the normal course of business, the Bank has outstanding commitments and contingent liabilities, such as commitments to extend credit and letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

     The principal commitments of the Bank are approximately as follows:

                                                                 2001         2000
                                                              ----------   -----------
Loan Commitments............................................  $9,561,097   $20,643,677
Letters of credit...........................................   1,125,483       594,265

                             FRANKLIN BANK, S.S.B.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

     At December 31, 2001, the Bank had no outstanding commitments to sell loans or securities.

NOTE O -- REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institution's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measure of the Bank's assets and liabilities as calculated under regulatory accounting practices.

     The Bank's capital classification is also subject to qualitative judgments by the regulators about the components, risk weightings, and other factors.

     As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

                             FRANKLIN BANK, S.S.B.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based ratios and total risk-based ratios. The Bank's actual capital amounts (in thousands) and ratios are as follows:

                                                                                     TO BE WELL
                                                                                    CAPITALIZED
                                                                                     UNDER THE
                                                                 FOR CAPITAL       PROMPT ACTION
                                                 ACTUAL       ADEQUACY PURPOSES      PROVISIONS
                                             --------------   ------------------   --------------
                                             AMOUNT   RATIO    AMOUNT     RATIO    AMOUNT   RATIO
                                             ------   -----   --------   -------   ------   -----
As of December 31, 2001:
  Total Capital
     (to risk weighted assets).............  $4,425   12.5%    $2,829      8.0%    $3,536   10.0%
  Tier I Capital
     (to risk weighted assets).............  $3,983   11.3%    $1,415      4.0%    $2,122    6.0%
  Tier I Capital
     (adjusted average assets).............  $3,983    8.0%    $1,996      4.0%    $2,495    5.0%
As of December 31, 2000:
  Total Capital
     (to risk weighted assets).............  $4,215   20.2%    $1,668      8.0%    $2,085   10.0%
  Tier I Capital
     (to risk weighted assets).............  $3,954   19.0%    $  834      4.0%    $1,251    6.0%
  Tier I Capital
     (adjusted average assets).............  $3,954    9.6%    $1,646      4.0%    $2,058    5.0%

NOTE P -- MERGER AGREEMENT

     On December 4, 2001, the shareholders of the Bank approved a merger agreement with Franklin Bank Corp. formally known as, BK2, Inc. Under the terms of the agreement the Bank would be merged with BK2 Bank, S.S.B., a wholly owned subsidiary of Franklin Bank Corp. Shareholders of Franklin Bank, S.S.B. will receive shares of stock in Franklin Bank Corp. upon surrender of their shares.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Highland Lakes Bancshares

     We have audited the accompanying consolidated balance sheet of Highland Lakes Bancshares and subsidiaries as of December 31, 2002 and the related consolidated statement of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bancshares' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Highland Lakes Bancshares and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

LOCKART, ATCHLEY & ASSOCIATES, LLP

Austin, Texas
February 20, 2003

                           HIGHLAND LAKES BANCSHARES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                               APRIL 30,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Cash and due from banks.....................................    $   830       $ 1,506
Federal funds sold..........................................     13,275        48,500
                                                                -------       -------
          Total cash and cash equivalents...................     14,105        50,006
                                                                -------       -------
Investment securities:
  U.S. Treasury securities..................................     40,998           998
  Other.....................................................        426           546
                                                                -------       -------
          Total investment securities.......................     41,424         1,544
                                                                -------       -------
Loans (net of allowance for credit losses of $870,000 at
  June 30, 2003 and $375,000 at December 31, 2002)..........     19,149        21,410
Cash surrender value of life insurance......................      4,877         4,830
Bank premises and equipment, net............................      3,400         1,444
Accrued interest receivable on loans........................        140           148
Other assets, at cost.......................................        398           115
                                                                -------       -------
                                                                $83,493       $79,497
                                                                =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
  Demand....................................................    $ 7,146       $ 7,051
  NOW and money market......................................     20,036        21,433
  Savings...................................................     16,530        10,999
  Time......................................................     27,783        25,751
                                                                -------       -------
          Total deposits....................................     71,495        65,234
                                                                -------       -------
Accrued interest payable....................................        267           270
Other liabilities...........................................      2,454         1,052
                                                                -------       -------
          Total liabilities.................................     74,216        66,556
                                                                -------       -------
Stockholders' equity
  Common stock, $10 par value. 100,000 shares authorized
     61,887 issued, and outstanding at June 30, 2003 and
     December 31, 2002......................................        619           619
  Surplus...................................................      1,142         1,142
  Undivided earnings........................................      7,516        11,179
  Unrealized gain on investment securities..................         --             1
                                                                -------       -------
          Total stockholders' equity........................      9,277        12,941
                                                                -------       -------
                                                                $83,493       $79,497
                                                                =======       =======

          See accompanying notes to consolidated financial statements.

                           HIGHLAND LAKES BANCSHARES

                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Interest income:
  Interest and fees on loans................................    $  680         $2,662
  Interest on cash equivalents and short-term investments...       216            800
                                                                ------         ------
          Total interest income.............................       896          3,462
                                                                ------         ------
Interest expense on interest-bearing deposits...............       498          1,651
                                                                ------         ------
          Net interest income...............................       398          1,811
Provision for credit losses.................................       516            625
                                                                ------         ------
          Net interest income after provision for credit
            losses..........................................      (118)         1,186
Other income:
  Loan fee income...........................................        20            127
  Deposit fees and charges..................................        45            147
  Other.....................................................       247            831
                                                                ------         ------
          Total other income................................       312          1,105
                                                                ------         ------
Other expenses:
  Salaries and benefits.....................................       329          1,257
  Professional fees.........................................       187            179
  Occupancy.................................................        70            217
  Data processing...........................................        91            115
  Other.....................................................       193            188
                                                                ------         ------
          Total other expenses..............................       870          1,956
                                                                ------         ------
Income (loss) before taxes..................................      (676)           335
Income taxes................................................        14             75
                                                                ------         ------
Net income (loss)...........................................    $ (690)        $  260
                                                                ======         ======
Basic and diluted earning per share.........................    (11.15)          4.20
Basic and diluted weighted average number of shares.........    61,887         61,887

          See accompanying notes to consolidated financial statements.

                           HIGHLAND LAKES BANCSHARES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
       FOUR MONTHS ENDED APRIL 30, 2003 AND YEAR ENDED DECEMBER 31, 2002

                                         COMMON STOCK                           UNREALIZED
                                      ------------------             RETAINED     GAINS
                                      SHARES   PAR VALUE   SURPLUS   EARNINGS    (LOSSES)     TOTAL
                                      ------   ---------   -------   --------   ----------   -------
Balances at January 1, 2002.........  61,887     $619      $1,142    $10,919       $ 2       $12,682
Comprehensive income (loss)
  Net income (loss).................      --       --          --        260        --           260
  Net change in unrealized gain
     (loss) on investment
     securities.....................      --       --          --         --        (1)           (1)
                                      ------     ----      ------    -------       ---       -------
Total comprehensive income(loss)....      --       --          --        260        (1)          259
                                      ------     ----      ------    -------       ---       -------
Balances at December 31, 2002.......  61,887      619       1,142     11,179         1        12,941
                                      ------     ----      ------    -------       ---       -------
Comprehensive income (loss)
  Net income (loss).................      --       --          --       (690)       --          (690)
  Dividends paid....................      --       --          --     (2,973)       --        (2,973)
  Net change in unrealized gain
     (loss) on investment
     securities.....................      --       --          --         --        (1)           (1)
                                      ------     ----      ------    -------       ---       -------
Total comprehensive income (loss)...      --       --          --     (3,663)       (1)       (3,664)
                                      ------     ----      ------    -------       ---       -------
Balances at April 30, 2003
  (unaudited).......................  61,887     $619      $1,142    $ 7,516       $--       $ 9,277
                                      ======     ====      ======    =======       ===       =======

          See accompanying notes to consolidated financial statements.

                           HIGHLAND LAKES BANCSHARES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).........................................   $   (690)      $   260
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation............................................         44            24
    Provision for credit losses.............................        516           625
    Net accretion on investment securities..................         (1)            1
    Amortization of discount on loans to facilitate sales of
     other real estate......................................         --          (113)
    Gain on sale of other real estate.......................         --           (40)
    Change in accrued interest receivable...................          8            39
    Change in prepaid expenses and other assets.............       (283)         (123)
    Change in accrued interest payable......................         (3)          (49)
    Change in other liabilities.............................       (598)         (216)
                                                               --------       -------
         Net cash provided (used) by operating activities...     (1,007)          408
                                                               --------       -------
Cash flows from investing activities:
  Held-to-maturity investments
    Purchase of investment securities.......................    (40,880)       (2,035)
    Proceeds from maturities of investment securities.......      1,000         2,228
  Proceeds from disposal of other real estate...............         --           199
  Net decrease in loans to customers........................      1,745         1,644
  Acquisition of bank premises and equipment................         --           (10)
  Net increase in cash surrender value of life insurance....        (47)         (152)
                                                               --------       -------
         Net cash provided (used) by investing activities...    (38,182)        1,874
                                                               --------       -------
Cash flows from financing activities:
  Net change in non interest-bearing demand deposits........         95           372
  Net change in interest-bearing NOW, money market and
    savings deposits........................................      4,134          (596)
  Net change in interest-bearing time deposits..............      2,032        (2,303)
  Net change in other borrowed funds........................         --            61
  Payment of dividends......................................     (2,973)           --
                                                               --------       -------
         Net cash provided (used) by financing activities...      3,288        (2,466)
                                                               --------       -------
Net decrease in cash and cash equivalents...................    (35,901)         (184)
Cash and cash equivalents at beginning of year..............     50,006        50,190
                                                               --------       -------
Cash and cash equivalents at end of year....................   $ 14,105       $50,006
                                                               ========       =======
Non-cash investing and financing activities
  The Bank had non-cash transactions related to real estate
    owned during the four months ended April 30, 2003 and
    the year ended December 31, 2002. These transactions are
    summarized as follows:
    Real estate acquired in settlement of loans.............   $     --       $   127
                                                               ========       =======
    Real estate sold........................................   $     --       $   242
    Loans to facilitate sale of real estate.................         --            43
                                                               --------       -------
    Proceeds from sale of other real estate.................   $     --       $   199
                                                               ========       =======
Supplemental cash flow disclosures
  Interest expense paid.....................................   $    501       $ 1,699
  Income taxes paid.........................................   $     --       $    75

          See accompanying notes to consolidated financial statements.

                           HIGHLAND LAKES BANCSHARES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      APRIL 30, 2003 AND DECEMBER 31, 2002

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF CONSOLIDATION

     The consolidated financial statements include Highland Lakes Bancshares Corporation, a Texas corporation, (the Company) and its wholly-owned subsidiary Highland Lakes Delaware Corporation (Delaware Company), a one-bank holding company, and its wholly-owned subsidiary Highland Lakes Bank (the Bank). Delaware Company was formed in 1996. Prior to its formation, the Bank was a wholly-owned subsidiary of the Company.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles, and include the accounts of the Bank, Highland Lakes Delaware, and Highland Lakes Bancshares. All significant intercompany transactions and accounts have been eliminated in consolidation.

  NATURE OF OPERATIONS

     The Bank provides a full range of banking services to individual and corporate customers through its location in Kingsland, Texas. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     In addition, the operations of the Bank include a full-service travel agency. Total income and expenses of the agency included in operations for the four months ended April 30, 2003 totaled $122,000 and $78,000 respectively and $710,000 and $442,000, respectively, for the year ended December 31, 2002.

  INVESTMENT SECURITIES

     The Bank classifies its debt and marketable equity securities in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those debt securities in which the Bank has the ability and intent to hold the securities until maturity. All other securities are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums and discounts. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of comprehensive income on the consolidated statement of stockholders' equity until realized.

     A decline in the market value of any available-for-sale or held-to-maturity security below its carrying value that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

  OTHER INVESTMENTS

     Other investments are comprised of equity investments in other institutions, specifically Texas Independent Bank, that can only be sold back to Texas Independent Bank on a formula basis and is carried at cost.

                           HIGHLAND LAKES BANCSHARES

  LOANS AND ALLOWANCES FOR POSSIBLE LOAN LOSSES

     Interest on loans is calculated by using the simple interest method on the daily balances of the principal amounts outstanding. Loan origination and commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans or commitment period using the interest method.

     Management's policy is to charge off all known loan losses as they are specifically identified. In addition, provisions to the allowance for possible loan losses are based on a continuing review of the loan portfolio, financial condition of the borrowers, current economic conditions and other pertinent factors. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

     Management continually reviews the loan portfolio in order to identify loans which, with respect to principal and interest, have or may become a collection problem. When a loan is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the fair value of the underlying collateral if the loan is collateral dependent. Impairment losses are included in the allowance for credit losses through a provision for credit losses. When a loan, in management's judgment, becomes doubtful as to the collection of accrued interest, the loan is placed on nonaccrual status. Interest payments on impaired and nonaccrual loans are recognized as income on a cash basis.

  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation expense is provided by the straight-line method over the estimated useful lives of the assets, generally 30 years for buildings and 5 to 7 years for furniture and equipment.

  FEDERAL INCOME TAXES

     Effective January 1, 1997, the Company changed its tax status to a Subchapter S Corporation. The Bank, as a subsidiary of the Company, is included in the Subchapter S Corporation return of the Company. As a result of the change in status, the Bank is no longer directly liable for federal income taxes related to earnings.

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, investment securities with maturities less than 90 days at the time of purchase, and federal funds purchased and sold. Generally, federal funds are purchased and sold for one-day periods.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowance for credit losses. In connection with the determination of the allowance for possible loan losses, management obtains independent appraisals for significant properties. Management

                           HIGHLAND LAKES BANCSHARES
believes that the allowance for credit losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in Texas. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

(2)  INVESTMENT SECURITIES

     The available-for-sale securities are carried at estimated market value with the unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity. The amortized cost and estimated market values of investments are as follows (in thousands):

                                                             APRIL 30, 2003
                                           --------------------------------------------------
                                                         GROSS        GROSS
                                           AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                             COST        GAINS        LOSSES     MARKET VALUE
                                           ---------   ----------   ----------   ------------
U.S. Treasury securities.................   $40,998      $  --        $  --        $40,998
Other securities.........................       426         --           --            426
                                            -------      -----        -----        -------
  Total investments......................   $41,424      $  --        $  --        $41,424
                                            =======      =====        =====        =======

                                                           DECEMBER 31, 2002
                                           --------------------------------------------------
                                                         GROSS        GROSS
                                           AMORTIZED   UNREALIZED   UNREALIZED    ESTIMATED
                                             COST        GAINS        LOSSES     MARKET VALUE
                                           ---------   ----------   ----------   ------------
U.S. Treasury security...................   $  997       $   1        $  --         $  998
Other securities.........................      546          --           --            546
                                            ------       -----        -----         ------
  Total investments......................   $1,543       $   1        $  --         $1,544
                                            ======       =====        =====         ======

     The U.S. Treasury securities mature within one year. Other securities, which do not have stated maturities, consist of equity securities in another financial institution.

     Securities with a carrying value of $798,000 and $599,000 were pledged at April 30, 2003 and December 31, 2002, respectively, to secure certain deposits. There were no sales of available-for-sale securities during the four months ended April 30, 2003 or the year ended December 31, 2002.

                           HIGHLAND LAKES BANCSHARES

(3)  LOANS


     The composition of loans was as follows (in thousands):

                                                              APRIL 30,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Real estate loans...........................................   $ 9,539      $ 7,789
Construction loans..........................................     5,129        5,665
Business loans..............................................     4,970        5,084
Personal loans..............................................       800          890
Other loans.................................................        --        2,831
                                                               -------      -------
  Subtotal..................................................    20,438       22,259
Allowance for credit losses.................................      (870)        (375)
Deferred loan fees..........................................      (419)        (474)
                                                               -------      -------
Total loans.................................................   $19,149      $21,410
                                                               =======      =======

     Escrow balances for payment of taxes and insurance of approximately $21,000 and $77,000 at April 30, 2003 and December 31, 2002, respectively, are included in demand deposits in the accompanying consolidated financial statements.

     Transactions in the allowance for possible loan losses are as follows (in thousands):

                                                              FOUR MONTHS
                                                                 ENDED       YEAR ENDED
                                                               APRIL 30,    DECEMBER 31,
                                                                 2003           2002
                                                              -----------   ------------
Balance at beginning of year................................     $375           $310
Provision charged to earnings...............................      516            625
Recoveries..................................................        6             29
                                                                 ----           ----
                                                                  897            964
Less loans charged off......................................       27            589
                                                                 ----           ----
Balances at end of year.....................................     $870           $375
                                                                 ====           ====


     The recorded investment in loans for which an impairment has been recognized consisting of loans for which income is recognized on the cash basis (non-accrual loans) was $378,000 and $751,000 at April 30, 2003 and December 31, 2002, respectively. The related allowance for loan losses on these loans was $65,000 and $34,000 at April 30, 2003 and December 31, 2002, respectively. If interest on these loans had been accrued, income would have been increased by approximately $5,000 and $46,000 during the four months ended April 30, 2003 and the year ended December 31, 2002, respectively. Interest income recognized on impaired loans during the four months ended April 30, 2003 and the year ended December 31, 2002 was zero and $39,000. At April 30, 2003 and December 31, 2002, there were no commitments to lend additional funds to borrowers whose loans are classified non-accrual.



(4)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK


     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest risk in excess of the amounts recognized in the balance sheet. The contract or notional

                           HIGHLAND LAKES BANCSHARES
amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures.


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include real estate, accounts receivable, inventory, certificates of deposit, equipment, and income-producing commercial properties.


     Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


     The Bank had standby letters of credit and unfunded loan commitments aggregating approximately $1.8 million at April 30, 2003 and $2.2 million at December 31, 2002.



(5)  BANK PREMISES AND EQUIPMENT


     A summary of Bank premises and equipment as follows (in thousands):

                                                              APRIL 30,   DECEMBER 31,
                                                                2003          2002
                                                              ---------   ------------
Land........................................................   $  342        $  342
Buildings...................................................    4,154         2,154
Furniture and equipment.....................................    2,035         2,035
                                                               ------        ------
                                                                6,531         4,531
Less accumulated depreciation...............................    3,131         3,087
                                                               ------        ------
                                                               $3,400        $1,444
                                                               ======        ======


     Included in buildings is the Bank premises and at April 30, 2003, the newly constructed building to be leased to the grocery store chain. At April 30, 2003, construction of building was substantially complete. Estimated completion date is expected during the fourth quarter of 2003.


     The Bank recorded rental income of $40,000 and $201,000 during the four months ended April 30, 2003 and the year ended December 31, 2002, respectively, related to leasing activities of retail space in the Bank building and the owned building adjacent to the Bank leased to a grocery store chain. The majority of the retail space in the Bank building is on month-to-month leases. The term of leased building to the grocery store chain is 15 years, with an option to extend for an additional twenty five years in five year increments.

                           HIGHLAND LAKES BANCSHARES

(6)  DEPOSITS


     Included in time deposits are $8.2 million and $7.2 million of deposits in amounts of $100,000 at April 30, 2003 and December 31, 2002, respectively. Interest expense on time deposits in amounts of $100,000 or more for the four months ended April 30, 2003 and the year ended December 31, 002 was approximately $114,000 and $395,000, respectively.

     Scheduled maturities of certificates of deposit are as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2003         2002
                                                              --------   ------------
Less than one year..........................................  $12,024      $13,460
One year through five years.................................   10,227        9,526
Over five years.............................................    5,532        2,765
                                                              -------      -------
                                                              $27,783      $25,751
                                                              =======      =======


(7)  INCOME TAXES


     Effective January 1, 1997, the Company changed its tax status to a Subchapter S Corporation. The Bank, as a subsidiary of the Company, is included in the Subchapter S Corporation income tax return of the Company. As a result, the Bank is not directly liable for Federal income taxes related to earnings in years subsequent to 1996, nor it is liable for or receive benefit from the accumulated deferred revenues and expenses related to 1996 and prior years. The Company assumed any Federal income tax liability resulting from the conversion to Subchapter S status, including the liability resulting from the recognition of built-in gains at the time of conversion.

     The Company was liable for taxes on the recognition of specific built-in gains primarily consisting of the tax basis of the allowance for loan losses. The effect of the change in tax status resulted in a deferred tax liability, pursuant to Internal Revenue Code Section 481(a). Income tax expense of $75,000 consists of the final payment of this deferred tax liability for the year ended December 31, 2002. Income tax expense totaling $14,000 for the four months ended April 30, 2003 relates to deferred built-in gains recorded pursuant to Internal Revenue Code, Section 1374.


(8)  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK


     A substantial portion of the Bank's loans are secured by real estate and construction in the Highland Lakes area of Texas. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in market conditions in the area. The Bank's policy for requiring collateral is based upon management's credit evaluation of each customer's creditworthiness.

     The distribution of commitments to extend credit approximates the distribution of loans outstanding. Letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit.

     The Bank had Federal funds sold in the amount of $2.5 million at a single financial institution at April 30, 2003 and December 31, 2002. The Bank also had Federal funds in the amount of $10.8 million and $46.0 million at April 30, 2003 and December 31, 2002, respectively, with the same financial institution acting as an agent to sell Federal funds to other financial institutions not to exceed $2.5 to any individual financial institution. These amounts are not subject to federal insurance coverage.

                           HIGHLAND LAKES BANCSHARES

(9)  EMPLOYEE BENEFIT PLANS


     The Bank has an Executive Supplemental Income (ESI) plan. This plan provides life insurance benefits and retirement benefits for the Bank president, the plan participant. Benefits from this plan are payable from the Bank's general unpledged assets. In 2002, the Bank discontinued the retirement benefits provided for under the plan and paid the accrued benefit, totaling approximately $333,000, to the plan participant. The Bank recognized the cost of providing benefits under these plans by charging earnings for a periodic accrual for estimated future retirement benefits to be paid. During the year ended December 31, 2002, the aggregate cost of the ESI plan was approximately $61,000.

     The Company is the beneficiary of group whole life insurance policies covering the plan participant. The Company's investment in cash accumulation values on the whole life insurance policies totaled $4.9 million and $4.8 million at April 30, 2003 and December 31, 2002, respectively.


(10)  RELATED PARTY TRANSACTIONS


     The Company's president owns stock of other entities with which the Company and its subsidiaries transact business. The activities of related entities and the related party transactions are described in the following paragraphs. The amounts paid between the entities listed below are discretionary and may vary significantly from year to year.

     The Kingsland Insurance Agency is owned by the president of the Company. The Insurance Agency's employee is provided medical insurance through the Bank with the Insurance Agency reimbursing the Bank for the monthly premium. In addition, the Insurance Agency leases space from the Bank and has paid approximately $1,200 and $3,600 during the four months ended April 30, 2003 and the year ended December 31, 2002, respectively. The Bank also purchased several insurance policies from the agency at a total cost of approximately $2,400 during the four months ended April 30, 2003 and $26,000 during the year ended December 31, 2002.

     From time to time, the Company's president has personally made loans to some of the bank's loan customers. Additionally, subsequent to December 31, 2002, the president committed to purchase a customer's $2.3 million line of credit with the Bank, if the loan falls into default. The balance of the loan was $2.1 million at April 30, 2003 and December 31, 2002. As of April 30, 2003, the loan was not in default.

     Additionally, the Bank has had, in the ordinary course of business, banking loans to employees, officers, and directors. At April 30, 2003 and December 31, 2002, the amount of such loans was approximately $59,000 and $43,500, respectively.


(11)  COMMITMENTS AND CONTINGENCIES


     Management is not aware of any legal actions or threatened legal actions against the Company or the Bank. The Bank has entered into a lawsuit against a loan customer to recover lost funds. The amount of the potential recovery, if any, cannot be determined.


     At December 31, 2002, the bank had a commitment to construct a new building to be leased to a grocery store chain. Upon completion of construction and occupancy by the grocery store chain, the bank is obligated to purchase the building for $2.0 million. At December 31, 2002, construction had not yet commenced.



(12)  REGULATORY MATTERS


     The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory,

                           HIGHLAND LAKES BANCSHARES
and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the institution's financial statements. The regulations require the Bank to meet specific capital adequacy guidelines that involve quantitative measure of the Bank's assets and liabilities as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about the components, risk weightings, and other factors.

     As of March 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation (FDIC) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier I capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier I and total capital (as defined) to risk-weighted assets (as defined). To be considered adequately capitalized (as defined) under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based ratios, and total risk-based ratios. The Bank's actual capital amounts (in thousands) and ratios are as follows:

                                                                                     TO BE WELL
                                                                                  CAPITALIZED UNDER
                                                                FOR CAPITAL       PROMPT CORRECTIVE
                                               ACTUAL        ADEQUACY PURPOSES    ACTION PROVISIONS
                                          ----------------   ------------------   -----------------
                                          AMOUNT    RATIO     AMOUNT     RATIO    AMOUNT     RATIO
                                          -------   ------   --------   -------   -------   -------
As of March 31, 2003
  Total capital
     (to risk weighted assets)..........  $10,895   46.30%    $1,882     8.00%    $2,353    10.00%
  Tier I capital
     (to risk weighted assets)..........  $10,600   45.05%    $  941     4.00%    $1,412     6.00%
  Tier I capital
     (to average assets)................  $10,600   13.64%    $3,107     4.00%    $3,884     5.00%
As of December 31, 2002
  Total capital
     (to risk weighted assets)..........  $10,904   33.28%    $2,621     8.00%    $3,277    10.00%
  Tier I capital
     (to risk weighted assets)..........  $10,529   32.13%    $1,311     4.00%    $1,966     6.00%
  Tier I capital
     (to average assets)................  $10,529   13.65%    $3,086     4.00%    $3,858     5.00%

     As a State bank, the Bank is subject to dividend restrictions as set forth by the Federal Deposit Insurance Corporation (FDIC).


(13)  SUBSEQUENT EVENTS


     In January, 2003, Highland Lakes Bancshares Corporation entered into a merger agreement with Franklin Bank Corp. which was consummated effective the close of business on April 30, 2003. The total purchase price was $18.0 million, which included $15.0 million in cash, $2.7 million in Class A common stock and $261,000 in direct acquisition costs.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Jacksonville Bancorp, Inc.

     We have audited the accompanying consolidated statements of financial condition of Jacksonville Bancorp, Inc. and subsidiaries, as of September 30, 2003 and 2002, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2003.

     These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jacksonville Bancorp, Inc. and subsidiaries, as of September 30, 2003 and 2002, and the results of their operations and cash flows for each of the years in the three year period ended September 30, 2003, in conformity with U. S. generally accepted accounting principles.


                                          HENRY & PETERS, P.C.


Tyler, Texas
November 4, 2003

                           JACKSONVILLE BANCORP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          SEPTEMBER 30, 2003 AND 2002

                                                                  2003           2002
                                                              ------------   ------------
ASSETS
Cash on hand and in banks...................................  $  5,468,206   $  3,957,183
Interest-bearing deposits...................................    13,530,135     11,395,212
Investment securities:
  Held-to-maturity, approximate fair value of $2,587,410 and
     $8,115,888, respectively...............................     2,515,447      8,005,603
  Available-for-sale, carried at fair value.................    45,944,389     29,208,330
Mortgage-backed securities:
  Held-to-maturity, approximate fair value of $7,619,381 and
     $37,735,916, respectively..............................     7,461,074     37,687,649
  Available-for-sale, carried at fair value.................    99,817,919     52,037,400
Loans receivable, net.......................................   279,136,721    265,090,618
Accrued interest receivable.................................     2,882,774      2,928,855
Foreclosed real estate, net.................................       218,171         87,006
Premises and equipment, net.................................     5,616,454      5,361,276
Stock in Federal Home Loan Bank of Dallas, at cost..........     3,254,000      3,168,100
Investment in real estate...................................     1,041,320      1,211,730
Mortgage servicing rights...................................       671,616        652,331
Goodwill and other intangibles, net.........................     3,342,422      3,514,562
Other assets................................................     1,331,175        944,536
                                                              ------------   ------------
          Total assets......................................  $472,231,823   $425,250,391
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits....................................................  $388,894,931   $353,896,248
Advances from Federal Home Loan Bank........................    31,107,711     25,129,010
Advances from borrowers for taxes and insurance.............     4,948,710      4,023,222
Accrued expenses and other liabilities......................     3,623,276      2,993,354
                                                              ------------   ------------
          Total liabilities.................................   428,574,628    386,041,834
STOCKHOLDERS' EQUITY
Preferred stock, no par value, 5,000,000 shares authorized;
  none issued...............................................            --             --
Common stock, $.01 par value, 25,000,000 shares authorized;
  2,777,210 and 2,738,569 shares issued;1,800,465 and
  1,761,824 shares outstanding at 2003 and 2002,
  respectively..............................................        27,772         27,386
Additional paid-in capital..................................    23,942,182     23,427,329
Retained earnings...........................................    37,056,978     32,310,194
Accumulated other comprehensive income (loss), unrealized
  gain (loss) on securities available for sale, net of
  tax.......................................................      (514,649)       376,658
Less:
  Treasury stock, at cost (976,745 shares)..................   (16,015,455)   (16,015,455)
  Shares acquired by Employee Stock Ownership Plan..........      (839,633)      (917,555)
                                                              ------------   ------------
          Total stockholders' equity........................    43,657,195     39,208,557
                                                              ------------   ------------
          Total liabilities and stockholders' equity........  $472,231,823   $425,250,391
                                                              ============   ============

          See accompanying notes to consolidated financial statements

                           JACKSONVILLE BANCORP, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                 YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001



                                                           2003          2002          2001
                                                        -----------   -----------   -----------
INTEREST INCOME
  Loans receivable....................................  $20,842,116   $21,728,116   $19,772,106
  Mortgage-backed securities..........................    3,570,788     4,519,882     2,734,813
  Investment securities...............................    2,070,816     1,528,161     1,257,104
  Other...............................................      220,539       289,784       467,352
                                                        -----------   -----------   -----------
     Total interest income............................   26,704,259    28,065,943    24,231,375
INTEREST EXPENSE
  Deposits............................................   10,433,469    11,984,928    11,535,088
  Interest on borrowings..............................    1,277,025     1,825,706     2,506,155
                                                        -----------   -----------   -----------
     Total interest expense...........................   11,710,494    13,810,634    14,041,243
                                                        -----------   -----------   -----------
     Net interest income..............................   14,993,765    14,255,309    10,190,132
PROVISION FOR LOSSES ON LOANS.........................      162,000       101,688        85,500
                                                        -----------   -----------   -----------
  Net interest income after provision for losses on
     loans............................................   14,831,765    14,153,621    10,104,632
NONINTEREST INCOME
  Fee and deposit service charges.....................    2,695,992     2,329,149     1,949,946
  Real estate operations, net.........................      105,829       (31,333)      215,182
  (Loss) gain on sale of securities...................       (8,932)           --        42,411
  Other...............................................      257,996       269,214       171,377
                                                        -----------   -----------   -----------
     Total noninterest income.........................    3,050,885     2,567,030     2,378,916
NONINTEREST EXPENSE
  Compensation and benefits...........................    5,867,313     4,674,496     4,262,859
  Occupancy and equipment.............................      996,591       940,610       802,974
  Amortization of intangibles.........................      172,140       157,795            --
  Insurance expense...................................      130,209       111,680        96,532
  Other...............................................    1,961,570     1,787,173     1,454,245
                                                        -----------   -----------   -----------
     Total noninterest expense........................    9,127,823     7,671,754     6,616,610
                                                        -----------   -----------   -----------
INCOME BEFORE TAXES ON INCOME
TAXES ON INCOME.......................................    8,754,827     9,048,897     5,866,938
  Current.............................................    2,972,724     2,955,548     1,544,085
  Deferred............................................        1,809       117,680       446,000
                                                        -----------   -----------   -----------
     Total income tax expense.........................    2,974,533     3,073,228     1,990,085
                                                        -----------   -----------   -----------
       Net earnings...................................    5,780,294     5,975,669     3,876,853
                                                        ===========   ===========   ===========
EARNINGS PER COMMON SHARE
  Basic...............................................  $      3.38   $      3.48   $      2.18
                                                        ===========   ===========   ===========
  Diluted.............................................  $      3.16   $      3.30   $      2.06
                                                        ===========   ===========   ===========


          See accompanying notes to consolidated financial statements

                           JACKSONVILLE BANCORP, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001

                                                                            ACCUMULATED
                                                                               OTHER
                                                ADDITIONAL     COMPRE-     COMPREHENSIVE                                  SHARES
                                      COMMON      PAID-IN      HENSIVE        INCOME        RETAINED       TREASURY     ACQUIRED BY
                                      STOCK       CAPITAL       INCOME        (LOSS)        EARNINGS        STOCK          ESOP
                                     --------   -----------   ----------   -------------   -----------   ------------   -----------
BALANCE AT SEPTEMBER 30, 2000......  $26,760    $22,742,784                  $(900,852)    $24,210,956   $(10,753,968)  $(1,055,546)
  Exercise of stock options (29,423
    shares)........................      293        261,072                         --              --             --            --
  ESOP shares released.............       --         42,107                         --              --             --        66,179
  Accrual of management recognition
    plan awards....................       --             --                         --              --             --            --
  Comprehensive income:
    Net earnings...................       --             --   $3,876,853            --       3,876,853             --            --
    Other comprehensive income, net
      of tax, unrealized gain on
      securities
      available-for-sale...........       --             --    1,302,167     1,302,167              --             --            --
                                                              ----------
        Comprehensive income.......                           $5,179,020
                                                              ==========
  Dividends declared...............       --             --                         --        (898,767)            --            --
  Purchase of 161,300 Treasury
    shares.........................       --             --                         --              --     (2,921,652)           --
                                     -------    -----------                  ---------     -----------   ------------   -----------
BALANCE AT SEPTEMBER 30, 2001......   27,053     23,045,963                    401,315      27,189,042    (13,675,620)     (989,367)
  Exercise of stock options (33,174
    shares)........................      333        311,596                         --              --             --            --
  ESOP shares released.............       --         69,770                         --              --             --        71,812
  Accrual of management recognition
    plan awards....................       --             --                         --              --             --            --
  Comprehensive income:
    Net earnings...................       --             --   $5,975,669            --       5,975,669             --            --
    Other comprehensive income, net
      of tax, unrealized (loss) on
      securities
      available-for-sale...........       --             --      (24,657)      (24,657)             --             --            --
                                     -------    -----------   ----------     ---------     -----------   ------------   -----------
        Comprehensive income.......                           $5,951,012
                                                              ==========
  Dividends declared...............       --             --                         --        (854,517)            --            --
  Purchase of 107,185 Treasury
    shares.........................       --             --                         --              --     (2,339,835)           --
                                     -------    -----------                  ---------     -----------   ------------   -----------
BALANCE AT SEPTEMBER 30, 2002......  $27,386    $23,427,329                  $ 376,658     $32,310,194   $(16,015,455)  $  (917,555)
                                     =======    ===========                  =========     ===========   ============   ===========
BALANCE AT SEPTEMBER 30, 2002......  $27,386    $23,427,329                  $ 376,658     $32,310,194   $(16,015,455)  $  (917,555)
  Exercise of stock options (38,641
    shares)........................      386        404,733                         --              --             --            --
  ESOP shares released.............       --        110,120                         --              --             --        77,922
  Comprehensive income:
    Net earnings...................       --             --   $5,780,294            --       5,780,294             --            --
    Other comprehensive income, net
      of tax, unrealized (loss) on
      securities
      available-for-sale...........       --             --     (891,307)     (891,307)             --             --            --
                                                -----------   ----------
        Comprehensive income.......                           $4,888,987
                                                              ==========
  Dividends declared...............       --             --                         --      (1,033,510)            --            --
                                     -------    -----------                  ---------     -----------   ------------   -----------
BALANCE AT SEPTEMBER 30, 2003......  $27,772    $23,942,182                  $(514,649)    $37,056,978   $(16,015,455)  $  (839,633)
                                     =======    ===========                  =========     ===========   ============   ===========


                                      SHARES         TOTAL
                                     ACQUIRED    STOCKHOLDERS'
                                      BY MRP        EQUITY
                                     ---------   -------------
BALANCE AT SEPTEMBER 30, 2000......  $(181,067)   $34,089,067
  Exercise of stock options (29,423
    shares)........................         --        261,365
  ESOP shares released.............         --        108,286
  Accrual of management recognition
    plan awards....................    167,138        167,138
  Comprehensive income:
    Net earnings...................         --      3,876,853
    Other comprehensive income, net
      of tax, unrealized gain on
      securities
      available-for-sale...........         --      1,302,167
                                                  -----------
        Comprehensive income.......
  Dividends declared...............         --       (898,767)
  Purchase of 161,300 Treasury
    shares.........................         --     (2,921,652)
                                     ---------    -----------
BALANCE AT SEPTEMBER 30, 2001......    (13,929)    35,984,457
  Exercise of stock options (33,174
    shares)........................         --        311,929
  ESOP shares released.............         --        141,582
  Accrual of management recognition
    plan awards....................     13,929         13,929
  Comprehensive income:
    Net earnings...................         --      5,975,669
    Other comprehensive income, net
      of tax, unrealized (loss) on
      securities
      available-for-sale...........         --        (24,657)
                                     ---------    -----------
        Comprehensive income.......
  Dividends declared...............         --       (854,517)
  Purchase of 107,185 Treasury
    shares.........................         --     (2,339,835)
                                     ---------    -----------
BALANCE AT SEPTEMBER 30, 2002......  $      --    $39,208,557
                                     =========    ===========
BALANCE AT SEPTEMBER 30, 2002......  $      --    $39,208,557
  Exercise of stock options (38,641
    shares)........................         --        405,119
  ESOP shares released.............         --        188,042
  Comprehensive income:
    Net earnings...................         --      5,780,294
    Other comprehensive income, net
      of tax, unrealized (loss) on
      securities
      available-for-sale...........         --       (891,307)
                                     ---------
        Comprehensive income.......
  Dividends declared...............         --     (1,033,510)
                                     ---------    -----------
BALANCE AT SEPTEMBER 30, 2003......  $      --    $43,657,195
                                     =========    ===========

          See accompanying notes to consolidated financial statements

                           JACKSONVILLE BANCORP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED SEPTEMBER 30, 2003, 2002 AND 2001


                                                                  2003           2002           2001
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  5,780,294   $  5,975,669   $  3,876,853
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation............................................       508,434        484,585        339,770
    Amortization/accretion of securities....................       780,302        135,524        146,516
    Amortization of intangibles.............................       172,140        157,795             --
    Provision for losses on loans...........................       162,000        101,688         85,500
    Loans originated for sale...............................   (40,165,598)   (39,208,136)   (20,932,788)
    Loans sold..............................................    40,165,598     39,208,136     20,932,788
    Net loss (gain) on sale of securities...................         8,932             --        (42,316)
    Net gain on sale of real estate.........................      (213,582)      (106,984)      (346,095)
    Loss on disposal of assets..............................        85,772             --             --
    Accrual of MRP awards...................................            --         13,929        167,138
    Release of ESOP shares..................................       188,042        141,582        108,286
    Change in assets and liabilities:
      Decrease (increase) in other assets...................      (137,429)       389,723     (1,177,451)
      Increase in accrued expenses and other liabilities....       814,336        483,227      1,020,777
      Decrease in deferred income...........................        (6,069)       (15,729)       (20,310)
      Increase (decrease) in mortgage servicing rights......       (19,285)       (54,793)        27,967
      Decrease (increase) in accrued interest receivable....        46,081       (201,999)      (203,107)
                                                              ------------   ------------   ------------
      Net cash provided by operating activities.............     8,169,968      7,504,217      3,983,528
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds on maturity of investment securities.............    31,936,460     33,560,977     18,373,775
  Proceeds from sale of investment securities...............    10,000,000             --      1,021,668
  Proceeds from sale of premises and equipment..............            --        171,140             --
  Purchase of investment securities.........................   (53,375,000)   (52,030,000)   (15,500,000)
  Net principal payments/originations on loans..............   (14,551,210)   (18,812,416)   (19,444,687)
  Proceeds from sale of real estate.........................       601,042        239,408        312,131
  Purchase of mortgage-backed securities....................   (91,253,505)   (67,527,420)   (46,965,170)
  Principal paydowns on mortgage-backed securities..........    71,784,102     36,515,434     22,051,666
  Capital expenditures......................................      (849,384)    (1,222,078)      (276,063)
  Purchase of stock in FHLB Dallas..........................       (85,900)      (554,900)      (456,700)
  Premium on acquisition of Carthage branch.................            --     (3,672,357)            --
  Investment in real estate.................................        (5,108)      (153,352)       (53,946)
                                                              ------------   ------------   ------------
      Net cash used in investing activities.................   (45,798,503)   (73,485,564)   (40,937,326)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..................................    34,998,683     93,592,321     39,537,683
  Increase (decrease) in advance payments by borrowers for
    property taxes and insurance............................       925,488        (36,410)       (14,285)
  Advances from FHLB........................................    15,550,000     31,000,000     43,000,000
  Payment of FHLB advances..................................    (9,571,299)   (53,978,764)   (35,892,226)
  Proceeds from exercise of stock options...................       405,119        311,929        261,365
  Purchase of Treasury stock................................            --     (2,339,835)    (2,921,652)
  Dividends paid............................................    (1,033,510)      (854,517)      (898,767)
                                                              ------------   ------------   ------------
      Net cash provided by financing activities.............    41,274,481     67,694,724     43,072,118
                                                              ------------   ------------   ------------
      Net increase in cash and cash equivalents.............     3,645,946      1,713,377      6,118,320
CASH AND CASH EQUIVALENTS
  Beginning of year.........................................    15,352,395     13,639,018      7,520,698
                                                              ------------   ------------   ------------
  End of year...............................................  $ 18,998,341   $ 15,352,395   $ 13,639,018
                                                              ============   ============   ============

          See accompanying notes to consolidated financial statements

                           JACKSONVILLE BANCORP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002



NOTE 1 -- BASIS OF PRESENTATION


     The accompanying consolidated financial statements include the accounts of Jacksonville Bancorp, Inc. (Company), and its wholly-owned subsidiary Jacksonville IHC, Inc. (IHC), and its wholly-owned subsidiary Jacksonville Savings Bank, SSB (Bank), and its wholly-owned subsidiary JS&L Corporation (JS&L). The Company, through its principal subsidiary, the Bank, is primarily engaged in attracting deposits from the general public and using those and other available sources of funds to originate loans secured by single-family residences located in the East Texas area. To a lesser extent, the Bank also originates construction loans, land loans, and consumer loans. IHC's main activity is holding an intercompany loan receivable from the Bank in connection with the Bank's employee stock ownership plan. JS&L's main activity is the servicing of purchased residential mortgage notes receivable and investment in, and development of real estate. All significant intercompany transactions and balances are eliminated in consolidation.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



  INVESTMENT AND MORTGAGE-BACKED SECURITIES


     The Association classifies and accounts for debt and equity securities as follows:


  Held-To-Maturity


     Debt and equity securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the level interest yield method over the estimated remaining term of the underlying security.


  Available-for-Sale



     Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available-for-sale. These assets are carried at market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of retained earnings until realized.



     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value and be included in the consolidated statement of earnings as realized losses. No such write-downs have been included in earnings as realized losses have not occurred.



  Trading Securities



     Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at market value, with unrealized gains and losses included in earnings.



  PREMISES AND EQUIPMENT



     Land is carried at cost. Buildings, leasehold improvements, and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The

                           JACKSONVILLE BANCORP, INC.

cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases.


 FEDERAL INCOME TAXES



     The Company and its subsidiaries file a consolidated Federal income tax return. The tax provision or benefit is based on income or loss reported for financial statement purposes, and differs from amounts currently payable or refundable because certain revenues and expenses are recognized for financial reporting purposes differently than they are recognized for tax reporting purposes. The cumulative effects of any temporary differences are reflected as deferred income taxes using the liability method (see Note 11).



 LOANS RECEIVABLE



     Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. Discounts on loans are recognized over the lives of the loans using the interest method.


     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions. Currently, the allowance for loan losses is formally reevaluated on a quarterly basis. While management uses available information to recognize losses on loans, further additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies as an integral part of their examinations, periodically review the allowance for loan losses. Uncollectible interest on loans that are contractually past due is charged-off or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.


 LOANS HELD-FOR-SALE


     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized by charges to earnings.


 LOAN ORIGINATION AND COMMITMENT FEES AND RELATED COSTS


     Loan fees received are accounted for substantially in accordance with FASB Statement No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized as an adjustment to interest income over the contractual life of the loans. Commitment fees and costs relating to commitments whose likelihood of exercise is remote are recognized over the commitment period on a straight-line basis. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

                           JACKSONVILLE BANCORP, INC.

 REAL ESTATE


     Real estate properties acquired through loan foreclosure are initially recorded at the lower of cost (loan balance) or fair value, less estimated costs of disposition, at the date of foreclosure. Investment in real estate is recorded at cost. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed.

     Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value. Currently, all major foreclosed real estate properties are formally reevaluated on a quarterly basis to determine the adequacy of the allowance for losses.

     Gains on sale of real estate are accounted for in accordance with Statement of Financial Accounting Standards No. 66. When the borrower's initial cash down payment does not meet the minimum requirements, the gain on sale is deferred and recorded on the installment basis until such time as sufficient principal payments are received to meet the minimum down payment requirements. Losses on sale of real estate are recognized at the date of sale.


 ESTIMATES


     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.


 MORTGAGE SERVICING RIGHTS


     The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the estimated fair value of those rights. Fair values are estimated using discounted cash flows based on current market interest rates and market data regarding sales of mortgage servicing rights. The Bank sells predominately single-family first mortgage loans with simple risk characteristics and uses a single stratum for purposes of measuring impairment. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights exceed their fair value.


 EARNINGS PER SHARE



     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). This statement provides for a "basic" EPS computation based upon weighted-average shares outstanding. Shares issued to its Employee Stock Ownership Plan (ESOP) are accounted for in accordance with AICPA Statement of Position 93-6. Diluted earnings per share considers the dilutive effect of stock options.

                           JACKSONVILLE BANCORP, INC.

     Earnings per share on a basic and diluted basis is calculated as follows:

                                                        YEARS ENDED SEPTEMBER 30,
                                                   ------------------------------------
                                                      2003         2002         2001
                                                   ----------   ----------   ----------
Basic net earnings per share
     Net income..................................  $5,780,294   $5,975,669   $3,876,853
     Weighted-average shares outstanding.........   1,712,441    1,717,933    1,777,226
                                                   ----------   ----------   ----------
          Per share..............................  $     3.38   $     3.48   $     2.18
                                                   ==========   ==========   ==========
Diluted net earnings per share
     Net income..................................  $5,780,294   $5,975,669   $3,876,853
     Weighted-average shares outstanding plus
       assumed conversions.......................   1,831,702    1,813,391    1,879,008
                                                   ----------   ----------   ----------
          Per share..............................  $     3.16   $     3.30   $     2.06
                                                   ==========   ==========   ==========
Calculation of weighted average shares
  outstanding plus assumed conversions
  Weighted-average shares outstanding............   1,712,441    1,717,933    1,777,226
  Effect of dilutive stock options...............     119,260       95,458      101,782
                                                   ----------   ----------   ----------
                                                    1,831,702    1,813,391    1,879,008
                                                   ==========   ==========   ==========


  STOCK-BASED COMPENSATION


     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and as amended by Statement of Financial Accounting Standards No. 148 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

  GOODWILL AND OTHER INTANGIBLES

     Other intangible assets (core base deposits) are being amortized on the straight-line method over a period of 8 years. Goodwill is not being amortized. On a periodic basis, management performs an evaluations to determine whether any impairment of the goodwill and intangibles has occurred; if any such impairment is determined, a write-down of the intangibles and goodwill is recorded. Intangible assets are comprised of the following at September 30:

                                                                 2003         2002
                                                              ----------   ----------
Goodwill....................................................  $2,295,223   $2,295,223
Other intangibles, net of amortization......................   1,047,199    1,219,339
                                                              ----------   ----------
                                                              $3,342,422   $3,514,562
                                                              ==========   ==========

  COMPREHENSIVE INCOME

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130), establishes standards for reporting and display of comprehensive income and its components in a full

                           JACKSONVILLE BANCORP, INC.

set of general-purpose financial statements. The standard requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

  CASH FLOWS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. A summary of cash and cash equivalents follows at September 30:

                                                   2003          2002          2001
                                                -----------   -----------   -----------
Cash on hand and in banks.....................  $ 5,468,206   $ 3,957,183   $ 2,803,804
Interest bearing deposits.....................   13,530,135    11,395,212    10,835,214
                                                -----------   -----------   -----------
       Cash and cash equivalents..............  $18,998,341   $15,352,395   $13,639,018
                                                ===========   ===========   ===========
Supplemental disclosure:
     Cash paid for:
       Interest...............................  $11,716,923   $13,874,452   $14,003,149
                                                ===========   ===========   ===========
       Income taxes...........................  $ 2,550,000   $ 2,355,000   $ 2,073,261
                                                ===========   ===========   ===========
Non-cash operating activities:
     Change in deferred taxes on net
       unrealized gains and losses on
       securities available-for-sale..........  $   427,555   $    12,702   $  (670,813)
                                                ===========   ===========   ===========
Non-cash investing activities:
     Change in net unrealized gains and losses
       on securities available-for-sale.......  $(1,318,862)  $   (37,359)  $ 1,972,980
                                                ===========   ===========   ===========
     Transfer from loans to real estate
       acquired through foreclosure...........  $   903,000   $   127,000   $   178,000
                                                ===========   ===========   ===========
     Loans made relating to sale of foreclosed
       real estate............................  $   560,000   $    75,500   $   307,000
                                                ===========   ===========   ===========


NOTE 3 -- INVESTMENT SECURITIES


     The amortized cost and estimated market values of investments in debt securities are as follows as of September 30, 2003:

                                                         AVAILABLE-FOR-SALE
                                        ----------------------------------------------------
                                         AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                           COST         GAINS        LOSSES     MARKET VALUE
                                        -----------   ----------   ----------   ------------
U.S. Agency securities................  $45,959,592    $186,921     $202,124    $45,944,389
                                        ===========    ========     ========    ===========

                                                          HELD-TO-MATURITY
                                          -------------------------------------------------
                                                                                 ESTIMATED
                                          AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                             COST        GAINS        LOSSES       VALUE
                                          ----------   ----------   ----------   ----------
U. S. Agency securities.................  $2,515,447    $72,588        $625      $2,587,410
                                          ==========    =======        ====      ==========

                           JACKSONVILLE BANCORP, INC.

     The amortized cost and estimated market values of investments in debt securities are as follows as of September 30, 2002:

                                                         AVAILABLE-FOR-SALE
                                        ----------------------------------------------------
                                         AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                           COST         GAINS        LOSSES     MARKET VALUE
                                        -----------   ----------   ----------   ------------
U.S. Agency securities................  $28,971,697    $241,648      $5,015     $29,208,330
                                        ===========    ========      ======     ===========

                                                          HELD-TO-MATURITY
                                          -------------------------------------------------
                                                                                 ESTIMATED
                                          AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                             COST        GAINS        LOSSES       VALUE
                                          ----------   ----------   ----------   ----------
U. S. Agency securities.................  $8,005,603    $117,785      $7,500     $8,115,888
                                          ==========    ========      ======     ==========

     The scheduled maturities of securities at September 30, 2003 were as follows:

                                     HELD-TO-MATURITY SECURITIES
                                     ---------------------------   AVAILABLE-FOR-SALE SECURITIES
                                                     ESTIMATED     -----------------------------
                                      AMORTIZED        MARKET        AMORTIZED       ESTIMATED
                                         COST          VALUE           COST        MARKET VALUE
                                     ------------   ------------   -------------   -------------
Due in one year or less............   $       --     $       --     $ 9,991,068     $ 9,929,729
Due from one to five years.........    1,015,447      1,074,910       3,997,600       4,060,630
Due from five to ten years.........    1,500,000      1,512,500      28,981,714      28,947,150
Due after ten years................           --             --       2,989,210       3,006,880
                                      ----------     ----------     -----------     -----------
                                      $2,515,447     $2,587,410     $45,959,592     $45,944,389
                                      ==========     ==========     ===========     ===========

     The scheduled maturities of securities at September 30, 2002 were as follows:

                                     HELD-TO-MATURITY SECURITIES
                                     ---------------------------   AVAILABLE-FOR-SALE SECURITIES
                                                     ESTIMATED     -----------------------------
                                      AMORTIZED        MARKET        AMORTIZED       ESTIMATED
                                         COST          VALUE           COST        MARKET VALUE
                                     ------------   ------------   -------------   -------------
Due in one year or less............   $       --     $       --     $10,499,722     $10,502,010
Due from one to five years.........    4,452,933      4,528,750       3,497,715       3,553,060
Due from five to ten years.........    3,552,670      3,587,138      12,974,260      13,153,260
Due after ten years................           --             --       2,000,000       2,000,000
                                      ----------     ----------     -----------     -----------
                                      $8,005,603     $8,115,888     $28,971,697     $29,208,330
                                      ==========     ==========     ===========     ===========

NOTE 4 -- MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market values of mortgage-backed securities are summarized as follows:

                                                          HELD-TO-MATURITY
                                       -------------------------------------------------------
                                                        UNREALIZED   UNREALIZED    ESTIMATED
SEPTEMBER 30, 2003                     AMORTIZED COST     GAINS        LOSSES     MARKET VALUE
------------------                     --------------   ----------   ----------   ------------
GNMA certificates....................   $    181,184     $  7,439     $      8    $   188,615
FHLMC certificates...................      2,455,534       38,436        5,746      2,488,224
FNMA certificates....................      4,824,356      120,402        2,216      4,942,542
CMO certificates.....................             --           --           --             --
                                        ------------     --------     --------    -----------
                                        $  7,461,074     $166,277     $  7,970    $ 7,619,381
                                        ============     ========     ========    ===========

                           JACKSONVILLE BANCORP, INC.

                                                         AVAILABLE-FOR-SALE
                                       -------------------------------------------------------
                                                        UNREALIZED   UNREALIZED    ESTIMATED
SEPTEMBER 30, 2003                     AMORTIZED COST     GAINS        LOSSES     MARKET VALUE
------------------                     --------------   ----------   ----------   ------------
GNMA certificates....................   $    704,225     $  6,513     $     --    $   710,738
FHLMC certificates...................     31,214,836       20,795      427,901     30,807,730
FNMA certificates....................      2,972,047        3,750       14,604      2,961,193
CMO certificates.....................     65,659,781      185,872      507,395     65,338,258
                                        ------------     --------     --------    -----------
                                        $100,550,889     $216,930     $949,900    $99,817,919
                                        ============     ========     ========    ===========

                                                          HELD-TO-MATURITY
                                       -------------------------------------------------------
                                                        UNREALIZED   UNREALIZED    ESTIMATED
SEPTEMBER 30, 2002                     AMORTIZED COST     GAINS        LOSSES     MARKET VALUE
------------------                     --------------   ----------   ----------   ------------
GNMA certificates....................   $    282,656     $  8,168     $     --    $   290,824
FHLMC certificates...................      4,627,287       34,692        4,010      4,657,969
FNMA certificates....................     10,141,953       78,901        4,361     10,216,493
CMO certificates.....................     22,635,753       51,660      116,783     22,570,630
                                        ------------     --------     --------    -----------
                                        $ 37,687,649     $173,421     $125,154    $37,735,916
                                        ============     ========     ========    ===========

                                                         AVAILABLE-FOR-SALE
                                       -------------------------------------------------------
                                                        UNREALIZED   UNREALIZED    ESTIMATED
SEPTEMBER 30, 2002                     AMORTIZED COST     GAINS        LOSSES     MARKET VALUE
------------------                     --------------   ----------   ----------   ------------
GNMA certificates....................   $  1,680,675     $ 28,615     $     --    $ 1,709,290
FHLMC certificates...................      9,533,640       57,580        7,107      9,584,113
FNMA certificates....................     29,764,912      214,286       43,536     29,935,662
CMO certificates.....................     10,724,118       93,254        9,037     10,808,335
                                        ------------     --------     --------    -----------
                                        $ 51,703,345     $393,735     $ 59,680    $52,037,400
                                        ============     ========     ========    ===========

     The scheduled maturities of mortgage-backed securities at September 30, 2003 were as follows:


                                       HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                          SECURITIES                   SECURITIES
                                   -------------------------   ---------------------------
                                   AMORTIZED     ESTIMATED      AMORTIZED      ESTIMATED
                                      COST      MARKET VALUE       COST       MARKET VALUE
                                   ----------   ------------   ------------   ------------
Due in one year or less..........  $       --    $       --    $         --   $        --
Due from one to five years.......   1,073,755     1,100,562       1,581,445     1,618,728
Due from five to ten years.......   1,663,288     1,698,742       6,596,254     6,622,932
Due after ten years..............   4,724,031     4,820,078      92,373,190    91,576,259
                                   ----------    ----------    ------------   -----------
                                   $7,461,074    $7,619,382    $100,550,889   $99,817,919
                                   ==========    ==========    ============   ===========

                           JACKSONVILLE BANCORP, INC.

     The scheduled maturities of mortgage-backed securities at September 30, 2002 were as follows:


                                        HELD-TO-MATURITY            AVAILABLE-FOR-SALE
                                           SECURITIES                   SECURITIES
                                   --------------------------   --------------------------
                                    AMORTIZED     ESTIMATED      AMORTIZED     ESTIMATED
                                      COST       MARKET VALUE      COST       MARKET VALUE
                                   -----------   ------------   -----------   ------------
Due in one year or less..........  $12,588,317   $12,523,250    $ 5,430,080   $ 5,437,177
Due from one to five years.......   10,553,568    10,575,445      5,831,498     5,939,448
Due from five to ten years.......    5,199,937     5,242,318      9,423,762     9,530,633
Due after ten years..............    9,345,827     9,394,903     31,018,005    31,130,142
                                   -----------   -----------    -----------   -----------
                                   $37,687,649   $37,735,916    $51,703,345   $52,037,400
                                   ===========   ===========    ===========   ===========



NOTE 5 -- LOANS RECEIVABLE


     Loans receivable at September 30 are summarized as follows:


                                                               2003           2002
                                                           ------------   ------------
Mortgage loans (principally conventional):
  Single family residential..............................  $196,972,497   $189,458,924
  Multi-family residential...............................       665,652      1,041,913
  Commercial.............................................    26,448,333     22,885,698
  Construction and land development......................    49,991,567     40,889,543
  Land...................................................     6,131,962      3,287,387
                                                           ------------   ------------
                                                            280,210,011    257,563,465
Business and Consumer loans:
  Commercial business....................................       786,429        411,046
  Consumer:
     Secured by deposits.................................     2,889,701      2,727,024
     Secured by vehicles.................................     9,123,718     10,497,495
     Personal real estate loans..........................     3,490,223      4,186,920
     Other...............................................     3,185,532      4,044,167
                                                           ------------   ------------
                                                             19,475,603     21,866,652
                                                           ------------   ------------
     Total loans.........................................   299,685,614    279,430,117
  Less:
     Undisbursed portion of loans in process.............   (18,811,206)   (12,585,628)
     Unearned discounts..................................       (11,628)       (19,462)
     Net deferred loan-origination fees..................      (431,969)      (442,708)
     Allowance for loan losses...........................    (1,294,090)    (1,291,701)
                                                           ------------   ------------
       Net loans.........................................  $279,136,721   $265,090,618
                                                           ============   ============

                           JACKSONVILLE BANCORP, INC.

     The Bank at September 30 had mortgage loan commitments outstanding substantially all of which are at rates to be determined at closing (rates range from 4.5% to 9.5%) as follows:

                                                                 2003          2002
                                                              -----------   ----------
Variable-rate...............................................  $ 2,977,475   $1,073,570
Fixed-rate..................................................    8,552,148    7,282,131
                                                              -----------   ----------
                                                              $11,529,623   $8,355,701
                                                              ===========   ==========

     The Bank had committed to sell a substantial portion of fixed-rate loans when funded.

     Activity in the allowance for loan losses is summarized as follows as of September 30:

                                                      2003         2002         2001
                                                   ----------   ----------   ----------
Balance at beginning of period...................  $1,291,701   $1,257,171   $1,227,480
  Provision charged to income....................     162,000      101,688       85,500
  Charge-offs....................................    (160,392)     (70,009)     (58,309)
  Recoveries.....................................         781        2,851        2,500
                                                   ----------   ----------   ----------
Balance at end of period.........................  $1,294,090   $1,291,701   $1,257,171
                                                   ==========   ==========   ==========

     At September 30, 2003 and 2002, in management's opinion, there were no material loans which were impaired as defined by FASB Statement No. 114, as amended by FASB Statement No. 118. However, the Bank did have non-accrual loans, for which FASB Statement No. 114 does not apply, of $882,000 and $694,000 at September 30, 2003 and 2002, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

     Loans to executive officers and directors totaled $697,000 and $680,000 at September 30, 2003 and 2002, respectively.

     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows as of September 30:

                                                   2003          2002          2001
                                                -----------   -----------   -----------
Mortgage loans underlying FHLMC pass-through
  securities..................................  $91,169,750   $91,865,674   $85,822,482
                                                ===========   ===========   ===========


     Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $1,998,000 and $1,773,000, at September 30, 2003 and 2002, respectively.



NOTE 6 -- REAL ESTATE


     An analysis of the activity in the allowance for losses in real estate acquired in settlement of loans at September 30 is as follows:

                                                              2003      2002
                                                              ----   -----------
Balance at beginning of period..............................  $ --   $ 1,210,523
Provisions for losses
  Charge-offs...............................................    --    (1,210,523)
  Recoveries................................................    --            --
                                                              ----   -----------
Balance at end of period....................................  $ --   $        --
                                                              ====   ===========

                           JACKSONVILLE BANCORP, INC.

NOTE 7 -- ACCRUED INTEREST RECEIVABLE


     Accrued interest receivable at September 30 is summarized as follows:

                                                                 2003         2002
                                                              ----------   ----------
Investment securities.......................................  $  319,317   $  289,955
Mortgage-backed securities..................................     505,306      517,997
Loans receivable............................................   2,058,151    2,120,903
                                                              ----------   ----------
                                                              $2,882,774   $2,928,855
                                                              ==========   ==========


NOTE 8 -- PREMISES AND EQUIPMENT


     Premises and equipment at September 30 consist of the following:

                                                                             ESTIMATED
                                                    2003         2002      USEFUL LIVES
                                                 ----------   ----------   -------------
Land...........................................  $1,040,614   $1,040,614        --
Building and improvements......................   5,390,159    4,806,351   5 to 40 years
Furniture, fixtures and equipment..............   3,526,317    3,458,836   3 to 15 years
                                                 ----------   ----------
                                                  9,957,091    9,305,801
Less accumulated depreciation..................   4,340,637    3,944,525
                                                 ----------   ----------
                                                 $5,616,454   $5,361,276
                                                 ==========   ==========


NOTE 9 -- DEPOSITS


     Deposits at September 30 are summarized as follows:

                                                   2003                     2002
                                          ----------------------   ----------------------
                                             AMOUNT      PERCENT      AMOUNT      PERCENT
                                          ------------   -------   ------------   -------
Transaction accounts:
  Demand and NOW........................  $ 60,786,678    15.63    $ 54,911,883    15.52
  Money market..........................    58,798,235    15.12      37,600,130    10.62
  Passbook savings......................    17,828,971     4.59      16,864,434     4.77
                                          ------------   ------    ------------   ------
                                           137,413,884    35.34     109,376,447    30.91
                                          ------------   ------    ------------   ------
Certificates of deposit:
  1% to 2%..............................    64,177,793    16.50              --       --
  2% to 3%..............................    68,902,814    17.72      57,122,233    16.14
  3% to 4%..............................    66,546,521    17.11      92,725,673    26.20
  4% to 5%..............................    24,335,283     6.26      41,020,600    11.59
  5% to 6%..............................    15,554,158     4.00      30,782,798     8.70
  6% to 7%..............................    11,210,647     2.88      22,091,110     6.24
  7% to 8%..............................       753,831      .19         700,570      .20
  8% to 9%..............................            --       --          76,817      .02
                                          ------------   ------    ------------   ------
                                           251,481,047    64.66     244,519,801    69.09
                                          ------------   ------    ------------   ------
                                          $388,894,931   100.00    $353,896,248   100.00
                                          ============   ======    ============   ======

                           JACKSONVILLE BANCORP, INC.

     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $71,056,000 and $63,765,000 at September 30, 2003 and 2002, respectively.

     Scheduled maturities of certificates of deposit at September 30, 2003 were as follows:

TERM TO MATURITY                                                 AMOUNT      PERCENT
----------------                                              ------------   -------
Within 12 months............................................  $155,585,217    61.87
12 to 24 months.............................................    37,767,285    15.02
24 to 36 months.............................................    16,349,697     6.50
Greater than 36 months......................................    41,778,848    16.61
                                                              ------------   ------
                                                              $251,481,047   100.00
                                                              ============   ======

     Interest expense on deposits for the years ended September 30 is summarized as follows:

                                                   2003          2002          2001
                                                -----------   -----------   -----------
Money Market..................................  $ 1,299,229   $ 1,308,552   $   837,343
Passbook savings..............................      241,029       351,751       373,322
NOW...........................................       89,293       131,318       173,798
Certificates of deposit.......................    8,803,918    10,193,307    10,150,625
                                                -----------   -----------   -----------
                                                $10,433,469   $11,984,928   $11,535,088
                                                ===========   ===========   ===========

     The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank.


NOTE 10 -- BORROWINGS


     Information related to Federal Home Loan Bank borrowings for the years ended September 30 is provided in the table below:

                                                              2003            2002
                                                          -------------   -------------
Balance at end of period................................  $  31,107,711   $  25,129,010
Average amount outstanding during the period............     27,052,591      36,730,317
Maximum amount outstanding during the period............     34,500,000      62,000,000
Weighted average interest rate during the period........           4.72%           4.97%
Interest rates at end of period.........................   1.01% - 6.20%   2.16% - 6.20%

     These borrowings are payable at maturity and may be subject to earlier call by Federal Home Loan Bank.

                           JACKSONVILLE BANCORP, INC.

     Scheduled repayments and potential calls of Federal Home Loan Bank borrowings at September 30, 2003 were as follows:


                                                               MATURING     CALLABLE
                                                              -----------   --------
Under 1 year................................................  $13,700,000    $  --
1 to 5 years................................................   17,407,711
6 to 10 years...............................................           --       --
Over 10 years...............................................           --       --
                                                              -----------    -----
                                                              $31,107,711    $  --
                                                              ===========    =====

     The advances are collateralized by a blanket lien on first mortgage loans.


NOTE 11 -- FEDERAL INCOME TAXES


     The Company and its subsidiaries file a consolidated federal income tax return.

     The provision for Federal income taxes differs from that computed at the statutory corporate tax rate as follows:

                                                      2003         2002         2001
                                                   ----------   ----------   ----------
Computed "expected" tax expense..................  $2,976,641   $3,076,625   $1,994,759
Adjustments:
  Other, principally increase in cash value of
     insurance net of nondeductible expenses.....      (2,108)      (3,397)      (4,674)
                                                   ----------   ----------   ----------
                                                   $2,974,533   $3,073,228   $1,990,085
                                                   ==========   ==========   ==========

     Deferred taxes are provided for timing differences in the recognition of income and expense for tax and financial statement purposes. The sources and effects of these differences are as follows:

                                                        2003        2002       2001
                                                      ---------   --------   --------
Deferred loan fees..................................  $   6,095   $ (5,678)  $  5,472
FHLB stock dividends................................     26,710     29,975     46,751
Deferred compensation and other employee benefits...   (187,555)    25,762    (30,966)
Deferred loan costs.................................     22,517     33,952      7,362
Allowance for loan losses...........................     25,928    (16,132)   405,637
Amortization of intangibles.........................     24,720     22,659         --
Book tax depreciation...............................     83,394     27,142     11,744
                                                      ---------   --------   --------
     Deferred tax expense...........................  $   1,809   $117,680   $446,000
                                                      =========   ========   ========

                           JACKSONVILLE BANCORP, INC.

     The components of the net deferred tax assets/liabilities (included in accrued expenses and other liabilities) at September 30 were comprised of the following:


                                                                 2003         2002
                                                              ----------   ----------
Deferred income tax assets:
  Deferred loan fees........................................  $  165,467   $  171,562
  Deferred compensation and other employee benefits.........     560,638      373,083
  Deferred loan costs.......................................          --       22,517
  Net unrealized loss on available-for-sale securities......     233,524           --
                                                              ----------   ----------
     Total deferred income tax assets.......................     959,629      567,162
Deferred income tax liabilities:
  Net unrealized gain on available-for-sale securities......          --      194,031
  Allowance for loan losses.................................     513,177      487,249
  FHLB stock dividends......................................     354,823      328,113
  Book/tax depreciation difference..........................     297,535      214,141
  Intangible assets.........................................      47,379       22,659
                                                              ----------   ----------
     Total deferred income tax liabilities..................   1,212,914    1,246,193
                                                              ----------   ----------
  Net deferred income tax liabilities.......................  $ (253,285)  $ (679,031)
                                                              ==========   ==========


     Stockholders' equity at September 30, 2003 and 2002, includes approximately $3,000,000, for which deferred Federal income tax liability has not been fully recognized. This amount represents an allocation of bad-debt deductions for tax purposes only (base year bad debt reserve). Reduction of amounts so allocated for purposes other than tax bad-debt losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate.

NOTE 12 -- PENSION PLAN, THRIFT PLAN, DEFERRED COMPENSATION AND RETIREE MEDICAL INSURANCE

     The Bank has a qualified defined benefit retirement plan covering substantially all of its employees. The benefits are based on each employee's years of service and the average of the highest compensation for sixty consecutive completed calendar months. The benefits are reduced by a specified percentage of the employee's social security benefit. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Bank to fund an amount between the minimum and the maximum amount that can be deducted for Federal income tax purposes.

                           JACKSONVILLE BANCORP, INC.

     The following table sets forth the plan's funded status and amounts recognized in the Bank's consolidated statements of financial condition at September 30:

     Actuarial present value of benefit obligations:


                                                                 2003         2002
                                                              ----------   ----------
  Accumulated benefit obligation:
     Vested.................................................  $1,714,754   $1,580,315
     Nonvested..............................................      28,386       42,915
                                                              ----------   ----------
                                                               1,743,140    1,623,230
  Effect of projected future compensation...................     423,767      346,481
                                                              ----------   ----------
Projected benefit obligation for service rendered to date...   2,166,907    1,969,711
Plan assets at fair value; primarily cash and short-term
  investments...............................................   2,773,885    2,466,352
                                                              ----------   ----------
Plan assets in excess of projected benefit obligation.......  $  336,586   $  496,641
                                                              ==========   ==========


     The components of computed net pension expense for the years ended September 30 are as follows:

                                                      2003        2002        2001
                                                    ---------   ---------   ---------
Service cost -- benefits earned during the year...  $ 129,543   $ 117,539   $ 104,574
Interest cost on projected benefit obligation.....    140,849     112,213     101,612
Actual return on plan assets......................   (103,678)   (139,637)   (124,893)
Net amortization and deferral.....................    (60,778)     (9,725)     (8,443)
                                                    ---------   ---------   ---------
       Net pension expense........................  $ 105,936   $  80,390   $  72,850
                                                    =========   =========   =========
Assumptions used to develop the net periodic
  pension cost were:
     Discount rate................................       6.50%       6.50%       6.50%
     Expected long-term rate of return on
       assets.....................................       6.00%       6.00%       6.00%
     Rate on increase in compensation levels......       6.00%       5.00%       5.00%

     The Bank has a defined contribution thrift plan in effect for substantially all employees. Compensation and benefits expense includes $66,019 in 2003, $58,233 in 2002, and $53,697 in 2001 for such plan. The thrift plan permits employee contributions in the amount of 1% to 6% of compensation. The Bank contributes for each thrift plan participant a matching contribution equal to 50% of the participant's contribution. In addition to the required matching contributions, the Bank may contribute an additional amount of matching contributions determined by the Board of Directors at its discretion.


     In addition to the aforementioned benefit plans, the Bank has deferred compensation arrangements with key officers and certain directors. The deferred compensation is funded through life insurance contracts and calls for annual payments for a period of ten years. The Bank funds the cost of the insurance for the officers while the cost of directors' insurance is funded through a reduction in their normal directors' fees. Vesting occurs after specified years of service and payments begin upon retirement. Expense reported in the statement of earnings under these arrangements totaled approximately $101,000 in 2003 and 2002, and $112,000 in 2001. At September 30, 2003 and 2002, the Bank had a liability of $1,034,000, related to such arrangements. Additionally, other assets include $851,000 and $793,000 at September 30, 2003 and 2002, respectively, in cash surrender value of life insurance contracts.



     In November, 2002, the board of directors of the Bank adopted a resolution whereby all employees who retire after at least twenty-five years of continuous full-time service prior to their sixty-fifth birthday

                           JACKSONVILLE BANCORP, INC.

will continue to be provided group medical insurance until the earliest of (1) the day the retiree becomes eligible for any other group medical insurance as an employee, or (2) the first day of the calendar month immediately following their sixty-fifth birthday. Upon attainment of age 65, the Bank will continue to provide the retiree medical insurance under either (1) the Bank's group medical insurance policy, or (2) through an individual Medicare supplement policy until the day the retiree becomes eligible for any other group medical insurance as an employee. The choice of using the Bank's group medical insurance policy or a Medicare supplement policy will be at the sole discretion of the Bank's board of directors. Furthermore, if, in the sole judgement of the Bank's board of directors, continuing to provide retiree medical insurance creates economic hardship for the Bank, the board of directors has full authority to terminate the medical insurance of retirees. In the event medical insurance for retirees is terminated, the Bank will give retirees as much notice as possible.



     In connection with the adoption of the above resolution, the Bank, after consultation with its actuaries, recorded a liability for retiree insurance of approximately $633,000 and included this amount in compensation and benefits expense in the accompanying statement of earnings for the year ended September 30, 2003.



     The above mentioned resolution related to retiree health insurance was adopted in November, 2002; however, the Bank did not record the liability until the fourth quarter of the fiscal year after consultation with and upon receipt of information from its actuaries. Had this liability been recorded in the quarter ended December 31, 2002, the amounts originally reported for that quarter would be revised as follows (dollars in thousands except per share amounts):



                                                                 AS         AS
                                                              REPORTED   REVISED
                                                              --------   --------
Total liabilities...........................................  $389,704   $390,121
Total stockholders' equity..................................    40,640     40,223
Compensation and benefits...................................     1,296      1,929
Earnings before tax.........................................     2,379      1,746
Federal income tax..........................................       814        598
Net earnings................................................     1,565      1,148
Earnings per share:
  Basic.....................................................       .93        .68
  Diluted...................................................       .86        .63



     If the entire $633,000 charge would have been recorded in the three months ended December 31, 2002, it would have had a similar impact on the financial condition at March 31, 2003, and June 30, 2003, and on the cumulative results of operations for the six and nine months ended March 31, 2003 and June 30, 2003.



NOTE 13 -- EMPLOYEE STOCK OWNERSHIP PLAN



     The Bank has established an Employee Stock Ownership Plan (ESOP) for employees age 21 or older who have at least one year of credited service with the Bank. The ESOP will be funded by the Bank's contributions made in cash (which primarily will be invested in Company common stock) or common stock. Benefits may be paid either in shares of common stock or in cash. The Bank accounts for its ESOP in accordance with the AICPA's Statement of Position 93-6.



     In prior years the ESOP acquired 202,048 shares of Company stock through borrowings from IHC. The Bank makes annual contributions to the ESOP equal to the debt service, less dividends received on the unallocated shares. The ESOP shares have been pledged as collateral for the loan. As the loan is

                           JACKSONVILLE BANCORP, INC.

repaid, shares are released from collateral and committed for allocation to active employees, based on the proportion of debt service paid in the year. The shares pledged as collateral are reported as stock acquired by the ESOP plan in the statement of financial condition. As shares are released from collateral, the Bank reports compensation expense equal to the average fair value of the shares over the period in which the shares were earned. Also, the shares become outstanding for earnings per share computations. Dividends on allocated shares are recorded as a reduction of retained earnings, and dividends on unallocated shares are recorded as a reduction of the loan and accrued interest. ESOP compensation expense was $119,966, $85,900, and $53,878, for the years ended September 30, 2003, 2002, and 2001, respectively. At September 30, 2003 and 2002, 137,315 and 128,683 ESOP shares, respectively, have been released for allocation, of which 130,838 and 122,206 were allocated to participants at September 30, 2003 and 2002, respectively. Of the 130,838 allocated to participants at September 30, 2003, 16,163 shares have been distributed to participants who have withdrawn from the plan. The fair value of the unallocated shares of 71,210 and 79,842 at September 30, 2003 and 2002, was approximately $2,653,285 and $1,981,000, respectively.


NOTE 14 -- MANAGEMENT RECOGNITION PLAN



     In prior years, the Bank adopted a Management Recognition Plan (MRP) to provide officers and employees with a proprietary interest in the Association as incentive to contribute to its success. Compensation expense in the amount of the fair market value of the common stock at the date of the grant to the officer or employee was recognized pro rata over the period during which the shares are earned and payable. MRP expense included in compensation and benefits in the accompanying consolidated statements of earnings totaled $-0-, $13,929, and $167,000 for the years ended September 30, 2003, 2002, and 2001, respectively.



NOTE 15 -- STOCK OPTION PLANS


     Certain directors and officers have options to purchase shares of the Company's common stock under its 1994, 1996 and 2001 Stock Incentive Plans. The option price is the fair market value at the date of grant and all shares have been granted and the options maximum term is ten years. The option price ranges from $7.05 to $21.87 per share and the options expire between March 2004 and March 2012. All available options under the 1994 and 1996 plans have been granted and are fully vested. Under the 2001 plan, 81,000 options have been granted and 9,000 remain available for future awards.

                           JACKSONVILLE BANCORP, INC.

     A summary of activity in the Company's stock incentive plans follows:

                                                  NUMBER
                                                    OF       AGGREGATE     WEIGHTED AVERAGE
                                                  SHARES    OPTION PRICE   PRICE PER SHARE
                                                  -------   ------------   ----------------
Options outstanding at September 30, 2001.......  215,188    $2,366,094         $11.00
     Options granted............................   81,000     1,771,470          21.87
     Options exercised..........................  (33,174)     (311,929)          9.40
                                                  -------    ----------         ------
  Options outstanding at September 30, 2002.....  263,014     3,825,635          14.54
     Options granted............................       --            --             --
     Options exercised..........................  (38,641)     (405,119)         10.48
                                                  -------    ----------         ------
  Options outstanding at September 30, 2003
     (exercise price of $7.05 to $21.87 per
       share)...................................  224,373    $3,420,516         $15.24
                                                  =======    ==========         ======
  1994 option plan..............................   20,767    $  146,436         $ 7.05
  1996 option plan..............................  127,574     1,611,260          12.63
  2001 option plan..............................   76,032     1,662,820          21.87
                                                  -------    ----------         ------
                                                  224,373    $3,420,516         $15.24
                                                  =======    ==========         ======
  Exercisable at September 30, 2003.............  169,170    $2,213,226         $13.08
                                                  =======    ==========         ======

     No compensation cost has been recognized in the accompanying statements of operations for the Company's stock option plans. Had compensation cost for the Company's stock options plans been determined based on fair values at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have been reduced on a proforma basis by approximately $60,000 in 2003; $60,000 in 2002; and $83,000 in 2001. Earning per
share would have been reduced by $.04 basic and $.03 diluted in 2003; $.03 basic and diluted in 2002; and $.05 basic and $.04 diluted in 2001. The foregoing proforma amounts have been calculated using a binomial model and allocating compensation cost and a straight-line basis over the vesting period of the grant. The fair value of each option grant for the 1996 (fully vested in 2001) plan was estimated with the following weighted-average assumptions: dividend yield of 3%; expected volatility of 20%; risk-free interest rate of 6.6%; and expected life of 8 years. The fair value of each option grant for the 2001 (fully vested in 2006) plan was estimated with the following weighted average assumptions; dividend yield of 2.2%; expected volatility of 25%; risk-free interest rate of 3.4%; and expected life of 6 years.


NOTE 16 -- COMMITMENTS AND CONTINGENCIES


     In the ordinary course of business, the Company and subsidiaries have various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company and subsidiaries are defendants in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company and subsidiaries.

     The Bank is obligated under noncancelable operating leases for certain computer equipment. Leases are generally short-term and the remaining commitment at September 30, 2003, is not significant to the Company's operations or financial condition.

     The Bank leases office space for a branch location under an operating lease expiring August 2007. Rent expense was $30,000 for the years ended September 30, 2003 and 2002. The Bank has the option to

                           JACKSONVILLE BANCORP, INC.

extend the term of this lease for up to two consecutive terms of five years. In the normal course of business, operating leases are generally renewed or replaced by other leases.


NOTE 17 -- REGULATORY MATTERS


     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes that, as of September 30, 2003 and 2002, the Bank met all capital adequacy requirements to which it is subject.

                                                                               TO BE WELL CAPITALIZED
                                                            FOR CAPITAL       UNDER PROMPT CORRECTIVE
                                        ACTUAL:         ADEQUACY PURPOSES:       ACTION PROVISIONS:
                                  -------------------   -------------------   ------------------------
AS OF SEPTEMBER 30, 2003:           AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT         RATIO
-------------------------         -----------   -----   -----------   -----   -------------    -------
  Risk-based capital
     (to risk-weighted
     assets)....................  $39,605,000   16.7%   $18,958,000    8.0%    $23,697,500      10.0%
  Tier I capital
     (to risk-weighted
     assets)....................  $38,311,000   16.2%   $ 9,479,000    4.0%    $14,218,500       6.0%
  Tier I capital
     (to average assets)........  $38,311,000    8.1%   $18,891,280    4.0%    $23,614,100       5.0%

AS OF SEPTEMBER 30, 2002:
  Risk-based capital
    (to risk-weighted assets)...  $33,167,000   13.8%   $19,273,520    8.0%    $24,091,900      10.0%
  Tier I capital
     (to risk-weighted
     assets)....................  $31,875,000   13.2%   $ 9,636,760    4.0%    $14,455,140       6.0%
  Tier I capital
     (to average assets)........  $31,875,000    7.6%   $16,754,960    4.0%    $20,943,700       5.0%


NOTE 18 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK


     The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. The contractual amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. Unless noted otherwise, the Company generally requires collateral to support financial instruments with credit risk.

                           JACKSONVILLE BANCORP, INC.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the majority of the commitments are expected to be funded, the total commitment amounts represent future expected cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based in part on management's credit evaluation of the counter-part. Collateral held varies, but consists principally of residential real estate and deposits.

NOTE 19 -- SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     Although the Bank has a diversified loan portfolio, a significant portion of its loans are secured by real estate. Repayment of these loans is in part dependent upon the economic conditions in the market area. Part of the risk associated with real estate loans has been mitigated, since much of this group represents loans secured by residential dwellings that are primarily owner-occupied. Losses on this type of loan have historically been less than those on speculative and commercial properties. The Bank's loan policy requires appraisal prior to funding any real estate loans and outlines the appraisal requirements on those renewing.

NOTE 20 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  CASH AND INTEREST-BEARING DEPOSITS

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

  INVESTMENT AND MORTGAGE-BACKED SECURITIES

     For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

  ACCRUED INTEREST

     The carrying amounts of accrued interest approximates their fair values.

  LOANS RECEIVABLE

     For certain homogeneous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

  DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                           JACKSONVILLE BANCORP, INC.

  BORROWINGS

     Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

  COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS-OF-CREDIT

     At September 30, 2003 and 2002, the Bank had not issued any standby letters-of-credit. Commitments to extend credit totaled $11,529,623 and $8,355,701, at September 30, 2003 and 2002, respectively, and consisted primarily of agreements to fund mortgage loans at the prevailing rates based upon acceptable collateral. Fees charged for these commitments are not significant to the operations or financial position of the Bank and primarily represent a recovery of underwriting costs. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in the last three years.

     The estimated fair values of the Company's financial instruments at September 30 are as follows:

                                          2003                          2002
                               ---------------------------   ---------------------------
                                 CARRYING                      CARRYING
                                  AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                               ------------   ------------   ------------   ------------
Financial assets:
     Cash and
       interest-bearing
       deposits..............  $ 18,998,341   $ 18,998,341   $ 15,352,395   $ 15,352,395
                               ============   ============   ============   ============
     Investment securities...  $ 48,459,836   $ 48,531,799   $ 37,213,933   $ 37,324,218
                               ============   ============   ============   ============
     Mortgage-backed
       securities............  $107,278,993   $107,437,300   $ 89,725,049   $ 89,773,316
                               ============   ============   ============   ============
     Accrued interest
       receivable............  $  2,882,774   $  2,882,774   $  2,928,855   $  2,928,855
                               ============   ============   ============   ============
     Loans...................  $280,430,811                  $266,382,319
     Less: Allowance for loan
       losses................     1,294,090                     1,291,701
                               ------------                  ------------
                               $279,136,721   $285,517,745   $265,090,618   $274,550,684
                               ============   ============   ============   ============
  Financial liabilities:
     Deposits................  $388,894,931   $384,868,768   $353,896,248   $352,258,000
                               ============   ============   ============   ============
     Borrowings..............  $ 31,107,711   $ 31,911,274   $ 25,129,010   $ 27,070,000
                               ============   ============   ============   ============

                           JACKSONVILLE BANCORP, INC.

NOTE 21 -- CONDENSED FINANCIAL STATEMENTS OF JACKSONVILLE BANCORP, INC. (PARENT
           COMPANY ONLY)

     Jacksonville Bancorp, Inc., was organized in December 1995, and began operations on March 29, 1996, effective with the Reorganization. The Company's condensed balance sheets as of September 30 and related condensed statements of earnings for the years ended September 30 are as follows:

                                 BALANCE SHEETS

                                                                2003          2002
                                                             -----------   -----------
ASSETS
  Cash in Bank.............................................  $   797,193   $ 1,722,535
  Investment in subsidiary.................................   42,837,131    37,700,643
  Other assets.............................................      312,691        20,007
                                                             -----------   -----------
     Total assets..........................................  $43,947,015   $39,443,185
                                                             ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Other liabilities........................................  $    19,750   $    14,400
  Dividends payable........................................      270,070       220,228
  Stockholders' equity.....................................   43,657,195    39,208,557
                                                             -----------   -----------
       Total liabilities and stockholders' equity..........  $43,947,015   $39,443,185
                                                             ===========   ===========

                                STATEMENTS OF EARNINGS
General and administrative expenses........................  $   204,670   $   205,312
                                                             -----------   -----------
  Loss before income taxes and equity in undistributed
     earnings of subsidiaries..............................      204,670       205,312
Income tax (benefit).......................................      (69,589)      (69,805)
                                                             -----------   -----------
  Loss before equity in earnings of subsidiaries...........      135,081       135,507
Dividends from subsidiaries................................       75,625     4,436,250
Equity in undistributed earnings of subsidiaries...........    5,839,750     1,674,926
                                                             -----------   -----------
       Net earnings........................................  $ 5,780,294   $ 5,975,669
                                                             ===========   ===========

NOTE 22 -- BRANCH ACQUISITION

     Effective November 9, 2001, the Bank purchased a branch location in Carthage, Texas, for a premium of approximately $3,672,000 including acquisition costs. In connection with the acquisition, the Bank assumed deposit liabilities of approximately $44,900,000, recorded loans of approximately $636,000 and recorded premises and equipment of approximately $238,000.

NOTE 23 -- MERGER

     On August 12, 2003, the Company entered into a definitive agreement with Franklin Bank Corp. (Franklin) whereby Franklin would acquire all of the common stock of the Company. Under the terms of the merger agreement, Company shareholders will receive $37.50 cash for each share of stock they own. Additionally, all outstanding Company stock options will be canceled in exchange for a payment equal to the difference between the per share option exercise price and $37.50. The total cash consideration to be paid to Company shareholders is expected to be approximately $72,500,000.

                           JACKSONVILLE BANCORP, INC.

     The merger is subject to a number of conditions, including approval by shareholders and various regulatory authorities, as well as other closing conditions. Both the Company and Franklin have the right to terminate the merger under limited circumstances. At September 30, 2003, the Company had incurred approximately $300,000 in costs (principally legal and professional) related to the proposed merger which have been deferred and included in other assets pending completion of the merger.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Through and including           , 2003 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.


                                7,450,000 SHARES


                           (FRANKLIN BANK CORP. LOGO)

                              FRANKLIN BANK CORP.

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS
                           -------------------------

FRIEDMAN BILLINGS RAMSEY
                        RBC CAPITAL MARKETS
                                             SANDLER O'NEILL & PARTNERS, L.P.
                                                            STEPHENS INC.

                                          , 2003

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered, all of which will be paid by the Registrant:


                                                              AMOUNT
                                                              -------
SEC registration fee........................................  $10,398
Nasdaq listing fee..........................................   95,000
Printing expenses...........................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Blue sky and NASD fees and expenses.........................   12,000
Transfer agent and registrar fees and expenses..............
Miscellaneous...............................................
                                                              -------
  Total.....................................................  $
                                                              =======


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


     As permitted by the DGCL, the Registrant has included in its certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Registrant's certificate of incorporation provide that the Registrant is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Registrant is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant, and the selling stockholders and their respective controlling persons, against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Registrant maintains directors and officers liability insurance for the benefit of its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of the transactions by the Registrant, since the Registrant was formed in August 2001, involving sales of the Registrant's securities that were not registered under the Securities Act.

     Pursuant to its 2002 Stock Option Plan, the Registrant granted an aggregate of: 303,691 options in April 2002 entitling their holders to purchase one share of its common stock at an exercise price of $10.00 per share (subject to adjustments); and 243,700 options in April 2003 entitling their holders to purchase one share of its common stock at an exercise price of $12.00 per share (subject to adjustments).


     In November, 2002, the Registrant issued 8,000,000 shares of its $0.01 par value Class A Common Stock at $10 per share in an offering exempt from the registration requirements of the Securities Act. In the offering, Friedman, Billings, Ramsey & Co., Inc. was the initial purchaser from the Registrant at a net price of $9.30 per share of 6,340,530 shares of Class A Common Stock, which Friedman Billings Ramsey resold to investors at the price of $10 per share in transactions not requiring registration under the Securities Act or applicable state securities laws, including pursuant to Rule 144A under the Securities Act. In addition, the Registrant sold 1,659,470 additional shares of its Class A Common Stock directly to individual accredited investors in a concurrent private placement at the offering price of $10, including 643,470 shares to the Registrant's directors, officers, employees and other persons with whom the Registrant, such directors and officers or the Registrant's stockholders had a pre-existing relationship. Friedman Billings Ramsey acted as placement agent for the shares that the Registrant offered in this concurrent private placement to accredited investors. Certain affiliates of Friedman Billings Ramsey also purchased shares of Class A Common Stock in the offering or received a portion of the compensation earned by Friedman Billings Ramsey for the offering.


     In connection with its acquisition of Highland Lakes Bank in April 2003, the Registrant issued 270,000 shares of its common stock to one Highland stockholder at a price of $10.00 per share.

     In connection with entering into a consulting agreement with Ranieri & Co., Inc. (which is described in the prospectus forming part of this registration statement), in November 2002, the Registrant issued to Ranieri & Co. an option to purchase 570,000 shares of the Registrant's common stock, at an exercise price of $10.00 per share.

     Except as described above, none of the transactions described in this Item 15 involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof or, in the case of the Registrant's 2002 Stock Option Plan, Rule 701 thereunder pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and acknowledged that the securities were issued in a transaction nor registered under the Securities Act, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  1.1     Form of Underwriting Agreement***
  2.1     Agreement and Plan of Merger, dated as of August 12, 2003, by and between Franklin Bank Corp., FBC Merger Corporation and Jacksonville Bancorp, Inc.**
  3.1     Form of Amended and Restated Certificate of Incorporation
  3.2     Form of Amended and Restated Bylaws
  4.1     Specimen of Common Stock Certificate***
  5.1     Form of Opinion of Wachtell, Lipton, Rosen & Katz (including consent)
 10.1     BK2 Inc. 2002 Stock Option Plan**
 10.2     Form of Franklin Bank Corp. 2004 Long-Term Incentive Plan
 10.3     Stock Option Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Ranieri & Co., Inc.**
 10.4     Consulting Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Ranieri & Co., Inc.**
 10.5     Franklin Bank Corp. Class B Stockholders Agreement dated as of August 21, 2002**
 10.6     Form of Change of Control Employment Agreement between
          Franklin Bank Corp. and Messrs. Cooper, Davitt, Mealey,
          McCann and Nocella
 10.7     Form of Restricted Stock Agreement between Franklin Bank
          Corp. and Messrs. Cooper, Davitt, Mealey, McCann and Nocella
          and Ms. Scofield
 10.8     Letter Agreement dated April 10, 2002 between Franklin Bank
          Corp. and Anthony J. Nocella**
 10.9     Letter Agreement dated April 8, 2002 between Franklin Bank
          Corp. and Daniel E. Cooper**
 10.10    Letter Agreement dated March 15, 2002 between Franklin Bank
          Corp. and Glenn Mealey**
 10.11    Letter Agreement dated April 9, 2002 between Franklin Bank
          Corp. and Russell McCann**
 10.12    Letter Agreement dated April 24, 2002 between Franklin Bank
          Corp. and Michael Davitt**
 10.13    Letter Agreement dated March 7, 2002 between Franklin Bank
          Corp. and Jan Scofield**
 10.14    Registration Rights Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Friedman, Billings,
          Ramsey & Co., Inc.**
 10.15    Client Services Agreement, dated October 31, 2002, between
          Franklin Bank, S.S.B. and Administaff Companies II, L.P.**
 10.16    Agreement, dated February 28, 1999, by and between Franklin
          Bank, S.S.B., and FiServ Solutions, Inc.**
 10.17    Commercial Lease Agreement, dated August 1, 2001 and April
          15, 2002, by and between Franklin Bank, S.S.B. and A.S.C.
          Management, Inc.**
 10.18    Commercial Sub-Lease Agreement, dated June 7, 2002 and
          August 26, 2003, by and between Franklin Bank, S.S.B. and
          Candle Corporation.**
 21.1     Subsidiaries of the Registrant**
 23.1     Consent of Deloitte & Touche LLP
 23.2     Consent of Lockart, Atchley & Associates, LLP
 23.3     Consent of Lockart, Atchley & Associates, LLP
 23.4     Consent of Henry & Peters, P.C.
 23.5     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit No. 5)
 24.1     Powers of Attorney*

---------------

*   Previously filed on August 15, 2003.


**  Previously filed on October 14, 2003.



*** To be filed by amendment


     (b) Financial Statement Schedules


     Not Applicable


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on November 14, 2003.


                                          FRANKLIN BANK CORP.

                                          By:    /s/ ANTHONY J. NOCELLA
                                            ------------------------------------
                                                  Name: Anthony J. Nocella
                                            Title: President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 14, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----

        /s/ ANTHONY J. NOCELLA             Director, President and Chief Executive Offer
--------------------------------------             (Principal Executive Officer)
          Anthony J. Nocella


         /s/ RUSSELL MCCANN*              Chief Financial Officer and Treasurer (Principal
--------------------------------------       Financial Officer and Principal Accounting
            Russell McCann                                    Officer)


        /s/ LEWIS S. RANIERI*                    Chairman of the Board of Directors
--------------------------------------
           Lewis S. Ranieri


    /s/ LAWRENCE CHIMERINE, PH.D*                             Director
--------------------------------------
       Lawrence Chimerine, Ph.D


         /s/ DAVID M. GOLUSH*                                 Director
--------------------------------------
           David M. Golush


         /s/ ALAN E. MASTER*                                  Director
--------------------------------------
            Alan E. Master


         /s/ ROBERT A. PERRO*                                 Director
--------------------------------------
           Robert A. Perro


        /s/ WILLIAM B. RHODES*                                Director
--------------------------------------
          William B. Rhodes


         /s/ JOHN B. SELMAN*                                  Director
--------------------------------------
            John B. Selman


 *By:       /s/ ANTHONY J. NOCELLA
        ------------------------------
              Anthony J. Nocella
        (as Attorney-in-Fact pursuant
             to Power of Attorney
              previously filed)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  1.1     Form of Underwriting Agreement***
  2.1     Agreement and Plan of Merger, dated as of August 12, 2003, by and between Franklin Bank Corp., FBC Merger Corporation and Jacksonville Bancorp, Inc.**
  3.1     Form of Amended and Restated Certificate of Incorporation
  3.2     Form of Amended and Restated Bylaws
  4.1     Specimen of Common Stock Certificate***
  5.1     Form of Opinion of Wachtell, Lipton, Rosen & Katz (including consent)
 10.1     BK2 Inc. 2002 Stock Option Plan**
 10.2     Form of Franklin Bank Corp. 2004 Long-Term Incentive Plan
 10.3     Stock Option Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Ranieri & Co., Inc.**
 10.4     Consulting Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Ranieri & Co., Inc.**
 10.5     Franklin Bank Corp. Class B Stockholders Agreement dated as of August 21, 2002**
 10.6     Form of Change of Control Employment Agreement between
          Franklin Bank Corp. and Messrs. Cooper, Davitt, Mealey,
          McCann and Nocella
 10.7     Form of Restricted Stock Agreement between Franklin Bank
          Corp. and Messrs. Cooper, Davitt, Mealey, McCann and Nocella
          and Ms. Scofield
 10.8     Letter Agreement dated April 10, 2002 between Franklin Bank
          Corp. and Anthony J. Nocella**
 10.9     Letter Agreement dated April 8, 2002 between Franklin Bank
          Corp. and Daniel E. Cooper**
 10.10    Letter Agreement dated March 15, 2002 between Franklin Bank
          Corp. and Glenn Mealey**
 10.11    Letter Agreement dated April 9, 2002 between Franklin Bank
          Corp. and Russell McCann**
 10.12    Letter Agreement dated April 24, 2002 between Franklin Bank
          Corp. and Michael Davitt**
 10.13    Letter Agreement dated March 7, 2002 between Franklin Bank
          Corp. and Jan Scofield**
 10.14    Registration Rights Agreement, dated as of November 4, 2002, by and between Franklin Bank Corp. and Friedman, Billings,
          Ramsey & Co., Inc.**
 10.15    Client Services Agreement, dated October 31, 2002, between
          Franklin Bank, S.S.B. and Administaff Companies II, L.P.**
 10.16    Agreement, dated February 28, 1999, by and between Franklin
          Bank, S.S.B., and FiServ Solutions, Inc.**
 10.17    Commercial Lease Agreement, dated August 1, 2001 and April
          15, 2002, by and between Franklin Bank, S.S.B. and A.S.C.
          Management, Inc.**
 10.18    Commercial Sub-Lease Agreement, dated June 7, 2002 and
          August 26, 2003, by and between Franklin Bank, S.S.B. and
          Candle Corporation.**
 21.1     Subsidiaries of the Registrant**
 23.1     Consent of Deloitte & Touche LLP
 23.2     Consent of Lockart, Atchley & Associates, LLP
 23.3     Consent of Lockart, Atchley & Associates, LLP
 23.4     Consent of Henry & Peters, P.C.
 23.5     Consent of Wachtell, Lipton, Rosen & Katz (included in
          Exhibit No. 5)
 24.1     Powers of Attorney*


---------------

*   Previously filed on August 15, 2003.


**  Previously filed on October 14, 2003.



*** To be filed by amendment